As filed with the Securities and Exchange Commission on January 11, 2021

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

INNOVIZ TECHNOLOGIES LTD.

(Exact name of registrant as specified in its charter)

State of Israel	3714	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Innoviz Technologies Ltd.

2 Amal Street

Afek Industrial Park

Rosh HaAin, Israel

4809202

+972-74-700-3692

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Ryan J. Maierson Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 Tel: (713) 546-5400	Joshua G. Kiernan Latham & Watkins LLP 99 Bishopsgate London EC2M 3XF United Kingdom Tel: (+44) (20) 7710-1000	Raanan Lerner David S. Glatt David Fruchtman Elad Ziv Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: (+972) (3) 610-3100	David A. Miller Jeffrey M. Gallant Graubard Miller The Chrysler Building 405 Lexington Avenue 11th Floor New York, New York 10174 Tel: (212) 818-8800

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the proposed Business Combination described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(7)	Proposed Maximum Offering Price per Security(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Ordinary shares, no par value per share(4)	25,935,901	$13.70	$355,321,843.70	$38,765.61
Warrants to purchase ordinary shares(5)	18,373,078	—	—	—
Ordinary shares underlying warrants(6)	18,373,078	$15.035	$276,239,226.02	$30,137.70
Total			$631,561,069.72	$68,903.31

(1)

The number of ordinary shares, no par value per share (“Innoviz ordinary shares”), of Innoviz Technologies Ltd. (“Innoviz”) and warrants (“Innoviz warrants”) to purchase Innoviz ordinary shares being registered is based upon an estimate of the sum of (a) the maximum number of shares of Class A Common Stock (“Class A Stock”) of Collective Growth Corporation (“Collective Growth”) that will be outstanding immediately prior to the Business Combination (as defined herein) and exchanged for Innoviz ordinary shares, multiplied by the exchange ratio of 1.13897422 Innoviz ordinary shares for each such share of Class A Stock; (b) the maximum number of shares of Class B Common Stock (“Class B Stock” and, together with the Class A Stock, the “Collective Growth Common Stock”) of Collective Growth that will be outstanding immediately prior to the Business Combination, after giving effect to the Forfeiture (as defined herein), and exchanged for Innoviz ordinary shares, multiplied by the exchange ratio of 1.13897422 Innoviz ordinary shares for each such share of Class B Stock; (c) the maximum number of Innoviz ordinary shares and Innoviz warrants issuable to Perception Capital Partners LLC (“Perception”) pursuant to the Business Combination; and (d) the maximum number of Innoviz ordinary shares and Innoviz warrants issuable to Antara Capital Master LP (“Antara Capital Master”) pursuant to the Business Combination. Includes 10,000 Innoviz ordinary shares that may be issuable as a result of the provision of the Business Combination Agreement (as defined herein) that rounds up to the nearest share in lieu of issuing fractional share.

(2)

In accordance with Rule 457(f)(1) and Rule 457(c), as applicable, based on (i) in respect of Innoviz ordinary shares issued to Collective Growth security holders, the average of the high ($14.00) and low ($13.40) prices of the shares of Class A Stock on the Nasdaq Capital Market (“Nasdaq”) on January 5, 2021, and (ii) in respect of Innoviz warrants issued to Collective Growth security holders, the sum of (a) the average of the high ($3.68) and low ($3.39) prices for the warrants of Collective Growth (the “Collective Growth warrants”) on Nasdaq on January 5, 2021 and (b) $11.50, the exercise price of the Collective Crowth warrants, resulting in a combined maximum offering price per warrant of $15.035. The maximum number of Innoviz warrants and Innoviz ordinary shares issuable upon exercise of the Innoviz warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Innoviz warrants has been allocated to the underlying Innoviz ordinary shares and those Innoviz ordinary shares are included in the registration fee.

(3)	Calculated by multiplying the proposed maximum aggregate offering price by .0001091.
(4)

Represents Innoviz ordinary shares issuable in exchange for outstanding Collective Growth Common Stock upon the merger of Merger Sub with and into Collective Growth and to Perception and Antara Capital Master pursuant to the Business Combination.

(5)

Represents warrants of Innoviz, each whole warrant entitling the holder to purchase one Innoviz ordinary share, to be issued in exchange for warrants of Collective Growth and to Perception and Antara Capital Master pursuant to the Business Combination.

(6)	Represents Innoviz ordinary shares underlying warrants of Innoviz.
(7)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Innoviz Technologies Ltd. may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is effective. This proxy statement/prospectus is neither an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted. Any representation to the contrary is a criminal offense.

PRELIMINARY COPY—SUBJECT TO COMPLETION DATED JANUARY 11, 2021

PROXY STATEMENT/PROSPECTUS

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

OF

COLLECTIVE GROWTH CORPORATION

PROSPECTUS FOR UP TO 25,925,901 ORDINARY SHARES,

18,373,078 WARRANTS,

AND 18,373,078 ORDINARY SHARES UNDERLYING WARRANTS

OF

INNOVIZ TECHNOLOGIES LTD.

The board of directors of Collective Growth Corporation, a Delaware corporation (“Collective Growth”) has unanimously approved the business combination agreement (“Business Combination Agreement”), dated as of December 10, 2020, by and among Collective Growth, Innoviz Technologies Ltd., a company organized under the laws of the State of Israel (the “Company” or “Innoviz”), Hatzata Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), Perception Capital Partners LLC, a Delaware limited liability company (“Perception”) (solely for purposes of Sections 2.2(d), 2.3(a), 2.8, 2.9, 5.2, 5.5, 7.2 and Article VIII of the Business Combination Agreement) and Antara Capital LP, a Delaware limited partnership and investment manager acting on behalf of certain funds it manages and/or designees (“Antara Capital”) (solely for purposes of Sections 5.2, 5.5, 7.2 and Article VIII of the Business Combination Agreement). Pursuant to the Business Combination Agreement, Merger Sub will merge with and into Collective Growth, with Collective Growth surviving the merger (the “Business Combination”). As a result of the Business Combination, and upon consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement (the “Transactions”), Collective Growth will become a wholly owned subsidiary of the Company, with the securityholders of Collective Growth becoming securityholders of the Company.

Pursuant to the Business Combination Agreement, at the effective time of the Business Combination (the “Effective Time”), (a) each share of Class A Common Stock of Collective Growth, par value $0.0001 per share (“Class A Stock”), outstanding immediately prior to the Effective Time will be exchanged for 1.13897422 Innoviz ordinary shares (the “Exchange Ratio”), (b) each share of Class B Common Stock of Collective Growth, par value $0.0001 per share (“Class B Stock” and, together with the Class A Stock, the “Collective Growth Common Stock”), outstanding immediately prior to the Effective Time, after giving effect to the forfeiture of 1,875,000 shares of Class B Stock pursuant to that certain letter agreement dated December 10, 2020, by and among Collective Growth and certain holders of Class B Stock (the “Forfeiture Agreement”), will be exchanged for 1.13897422 Innoviz ordinary shares, (c) each warrant of Collective Growth entitling the holder to purchase one share of Class A Stock per warrant at a price of $11.50 per share (each, a “Collective Growth warrant”) outstanding immediately prior to the Effective Time, after giving effect to the forfeiture of 187,500 Collective Growth warrants pursuant to the Forfeiture Agreement, will be assumed by Innoviz and will become a warrant of Innoviz (“Innoviz warrant”), with the number of Innoviz ordinary shares underlying the Innoviz warrants and the exercise price of such Innoviz warrants subject to adjustment in accordance with the Business Combination Agreement, (d) Innoviz will issue to Perception 3,448,526 Innoviz warrants, (e) each outstanding Innoviz preferred share will be converted into one Innoviz ordinary share and (f) Innoviz will issue to certain members of the Company’s management (“Company Management”) 2,847,436 Innoviz ordinary shares and 3,986,410 Innoviz warrants, in each case less any applicable withholding taxes.

In addition, pursuant to the Business Combination Agreement, if the trading price of the Innoviz ordinary shares on the Nasdaq Capital Market (“Nasdaq”) is greater than $10.97 (the “Earnout Target”) for any period of ten (10) trading days out of a twenty (20) consecutive trading-days at any time after the closing of the Transactions until the fourth anniversary of the date of the closing of the Transactions, (i) Innoviz will issue to Perception up to 2,477,269 Innoviz ordinary shares (“Perception Earnout Shares”) as additional consideration for services provided by Perception to Innoviz, with the number of Innoviz ordinary shares to be issued to Perception to be calculated based on the amount of aggregate cash proceeds available for release to Collective Growth from Collective Growth’s trust account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all redemptions but before release of any other funds, as described in more detail herein) (the “Initial Transaction Proceeds”), and (ii) Innoviz will issue to Company Management 1,423,718 Innoviz ordinary shares, in each case less any applicable withholding taxes.

Concurrently with the execution of the Business Combination Agreement, Innoviz and Antara Capital, on behalf of the funds it manages and/or its designees, entered into a put option agreement (“Put Option Agreement”), pursuant to which Innoviz caused certain funds and/or designees of Antara Capital (“Antara”) to subscribe for a number of Innoviz ordinary shares in the PIPE with an aggregate equity value equal to $70,000,000 pursuant to a Put Share Subscription

Agreement. In consideration for entering into the Put Option Agreement, Innoviz agreed to issue to Antara Capital Master Fund LP (“Antara Capital Master”) 4,310,736 Innoviz warrants and up to 3,559,294 Innoviz ordinary shares, with the number of Innoviz ordinary shares to be issued to Antara Capital Master to be calculated based on the amount of Initial Transaction Proceeds. If Innoviz issues to Perception the Perception Earnout Shares, then Innoviz will also issue to Antara Capital Master up to an additional 370,167 Innoviz ordinary shares, with the number of Innoviz ordinary shares to be issued to Antara Capital Master to be calculated based on the amount of Initial Transaction Proceeds (the “Antara Earnout Shares”).

Prior to the Effective Time, Innoviz intends to effect a reverse stock split to cause the value of the outstanding Innoviz ordinary shares immediately prior to the Effective Time to equal $10.00 per share (the “Stock Split”). Upon consummation of the Stock Split, the Earnout Target and the consideration to be issued to securityholders of Collective Growth, Company Management, Antara Capital Master and Perception shall be adjusted appropriately to reflect the effect of the Stock Split.

Concurrently with and following the execution of the Business Combination Agreement, Innoviz and certain accredited investors (“PIPE Investors”) entered into a series of subscription agreements (“Subscription Agreements”), including the Put Share Subscription Agreement providing for the purchase by the PIPE Investors at the Effective Time of an aggregate of 23,000,000 Innoviz ordinary shares (“PIPE Shares”) at a price per share of $10.00 (assuming the Stock Split has been effected), for gross proceeds to Innoviz of $230,000,000 (collectively, the “PIPE”). The closing of the PIPE is conditioned upon the consummation of the Transactions.

This proxy statement/prospectus covers the Innoviz ordinary shares and Innoviz warrants issuable to the securityholders of Collective Growth, Perception, and Antara Capital Master as described above. Accordingly, we are registering up to an aggregate of 25,925,901 Innoviz ordinary shares, 18,373,078 Innoviz warrants, and 18,373,078 Innoviz ordinary shares issuable upon the exercise of the warrants. We are not registering the Innoviz ordinary shares and Innoviz warrants issuable to the Innoviz securityholders, Company Management, or the PIPE Investors.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the special meeting of Collective Growth stockholders scheduled to be held on                , 2021 in virtual format.

Although Innoviz is not currently a public reporting company, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the closing of the Business Combination, Innoviz will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Innoviz intends to apply for listing of the Innoviz ordinary shares and Innoviz warrants on Nasdaq under the proposed symbols “INVZ” and “INVZW”, respectively, to be effective at the consummation of the Business Combination. It is a condition of the consummation of the Transactions that the Innoviz ordinary shares are approved for listing on Nasdaq (subject only to official notice of issuance thereof and round lot holder requirements). While trading on Nasdaq is expected to begin on the first business day following the date of completion of the Business Combination, there can be no assurance that Innoviz’s securities will be listed on Nasdaq or that a viable and active trading market will develop. See “Risk Factors” beginning on page 15 for more information.

Innoviz will be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

Innoviz will also be a “foreign private issuer” as defined in the Exchange Act and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Innoviz’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, Innoviz will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

The accompanying proxy statement/prospectus provides Collective Growth stockholders with detailed information about the Business Combination and other matters to be considered at the special meeting of Collective Growth. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 15 of the accompanying proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Business Combination, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                , 2021, and is first being mailed to Collective Growth stockholders on or about                 , 2021.

Notice of Special Meeting of Stockholders

of Collective Growth Corporation

To Be Held on                    , 2021

TO THE STOCKHOLDERS OF COLLECTIVE GROWTH CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Collective Growth Corporation (“Collective Growth”), a Delaware corporation, will be held at 9:00 a.m. eastern time, on                    , 2021. Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our stockholders, the special meeting will be a virtual meeting. You are cordially invited to attend and participate in the special meeting online by visiting https://                     . The special meeting will be held for the following purposes:

1.

Proposal No. 1—The Business Combination Proposal—to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the Business Combination whereby Merger Sub will merge with and into Collective Growth, with Collective Growth surviving the merger as a wholly owned subsidiary of Innoviz—we refer to this proposal as the “business combination proposal”;

2.

Proposal No. 2—The Charter Proposals—to approve the following material differences between Collective Growth’s amended and restated certificate of incorporation (“SPAC Charter”) and Innoviz’s amended and restated articles of association (“Innoviz Articles”) to be effective upon the consummation of the Business Combination: (i) the name of the new public entity will be “Innoviz Technologies Ltd.” as opposed to “Collective Growth Corporation”; (ii) the Innoviz Articles will provide for one class of ordinary shares as opposed to the two classes of Collective Growth Common Stock provided for in the SPAC Charter; (iii) Innoviz’s corporate existence is perpetual as opposed to Collective Growth’s corporate existence terminating if a business combination is not consummated within a specified period of time; and (iv) the Innoviz Articles will not include the various provisions applicable only to special purpose acquisition corporations that the SPAC Charter contains—we refer to these proposals as the “charter proposals”;

3.

Proposal No. 3—The Adjournment Proposal—to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, if the parties are not able to consummate the Business Combination—we refer to this proposal as the “adjournment proposal”.

We also will transact any other business as may properly come before the special meeting or any adjournment or postponement thereof.

The items of business listed above are more fully described elsewhere in the proxy statement/prospectus. Whether or not you intend to attend the special meeting, we urge you to read the attached proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION IN THE PROXY STATEMENT/PROSPECTUS ENTITLED “RISK FACTORS.”

Only holders of record of Collective Growth Common Stock at the close of business on                    , 2021 (the “record date”) are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.

After careful consideration, Collective Growth’s board of directors has determined that each of the proposals listed is fair to and in the best interests of Collective Growth and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of the proposals set forth above. When you consider the recommendations of Collective Growth’s board of directors, you should keep in mind that Collective Growth’s directors and officers may have interests in the Business Combination that conflict with, or are different from, your interests as a stockholder of Collective Growth. See the section entitled “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

The closing of the Business Combination is conditioned on approval of the business combination proposal and the charter proposals. If either of these proposals is not approved or the nine nominees identified in this proxy statement/prospectus to serve as directors of Collective Growth after the closing of the Business Combination are not elected, and the applicable closing condition in the Business Combination Agreement is not waived, the remaining proposals will not be presented to stockholders for a vote. The adjournment proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

All Collective Growth stockholders are cordially invited to attend the special meeting, which will be held virtually over the Internet at https://                     . To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of Collective Growth Common Stock on the record date, you may also cast your vote at the special meeting. If your Collective Growth Common Stock is held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting, obtain a proxy from your broker or bank.

A complete list of Collective Growth stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the principal executive offices of Collective Growth for inspection by stockholders during business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting virtually or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted and counted.

If you have any questions or need assistance voting your Collective Growth Common Stock, please contact             . Questions can also be sent by email to             . This notice of special meeting is and the proxy statement/prospectus relating to the Business Combination will be available at https://                    .

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Bruce Linton

Chairman of the Board of Directors and

Chief Executive Officer

                    , 2021

IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

ALL HOLDERS (THE “PUBLIC STOCKHOLDERS”) OF SHARES OF CLASS A STOCK ISSUED IN COLLECTIVE GROWTH’S INITIAL PUBLIC OFFERING (THE “PUBLIC SHARES”) HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC STOCKHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH.

THIS MEANS THAT ANY PUBLIC STOCKHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE REDEMPTION RIGHTS, HOLDERS MUST TENDER THEIR STOCK TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, COLLECTIVE GROWTH’S TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE SPECIAL MEETING. YOU MAY TENDER YOUR STOCK BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF COLLECTIVE GROWTH STOCKHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms a part of a registration statement on Form F-4 filed with the Securities and Exchange Commission, or SEC, by Innoviz, constitutes a prospectus of Innoviz under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, with respect to the Innoviz ordinary shares to be issued to Collective Growth stockholders, Perception and Antara Capital Master in connection with the Business Combination, as well as the warrants to acquire Innoviz ordinary shares to be issued to Collective Growth warrant holders, Perception and Antara Capital Master and the Innoviz ordinary shares underlying such warrants. This document also constitutes a proxy statement of Collective Growth under Section 14(a) of the Securities Exchange Act, and the rules thereunder, and a notice of meeting with respect to the special meeting of Collective Growth stockholders to consider and vote upon the proposals to adopt the Business Combination Agreement and to adjourn the meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to adopt the Business Combination Agreement.

Unless otherwise indicated or the context otherwise requires, all references in this proxy statement/prospectus to the terms “Innoviz” and the “Company” refer to Innoviz Technologies Ltd., together with its subsidiaries. All references in this proxy statement/prospectus to “Collective Growth” refer to Collective Growth Corporation.

i

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this proxy statement/prospectus concerning Innoviz’s industry and the regions in which it operates, including Innoviz’s general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and reports provided to us (including reports from IHS Markit (Dec-2020) and Frost and Sullivan (August-2020), and other industry publications, surveys and forecasts). Innoviz has not independently verified the accuracy or completeness of any third-party information. Similarly, internal surveys, industry forecasts and market research, which Innoviz believes to be reliable based upon its management’s knowledge of the industry, have not been independently verified. While Innoviz believes that the market data, industry forecasts and similar information included in this proxy statement/prospectus are generally reliable, such information is inherently imprecise. In addition, assumptions and estimates of Innoviz’s future performance and growth objectives and the future performance of its industry and the markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data” and “Innoviz’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

The IHS Markit reports, data and information referenced herein (the “IHS Markit Materials”) are the copyrighted property of IHS Markit Ltd. and its subsidiaries (“IHS Markit”) and represent data, research, opinions or viewpoints published by IHS Markit, and are not representations of fact. The IHS Markit Materials speak as of the original publication date thereof and not as of the date of this document. The information and opinions expressed in the IHS Markit Materials are subject to change without notice and IHS Markit has no duty or responsibility to update the IHS Markit Materials. Moreover, while the IHS Markit Materials reproduced herein are from sources considered reliable, the accuracy and completeness thereof are not warranted, nor are the opinions and analyses which are based upon it. IHS Markit is a trademark of IHS Markit. Other trademarks appearing in the IHS Markit Materials are the property of IHS Markit or their respective owners.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

“Ancillary Documents”	means the Sponsor Letter Agreement, the Subscription Agreements, the Forfeiture Agreement, the Support Agreements, the Registration Rights Agreement, the Confidentiality and Lockup Agreement, the Warrant Agreement Amendment, the Put Option Agreement, the Put Share Subscription Agreement and each other agreement, document, instrument and/or certificate contemplated by Business Combination Agreement executed or to be executed in connection with the transactions contemplated thereby.

“Antara Top-up Amount”	means the aggregate purchase price of the additional Innoviz ordinary shares subscribed for by Antara, at a price per Innoviz ordinary share equal to the Put Share Price (as defined in the Put Option Agreement), following the special meeting, if any, to replace the cash released from Collective Growth’s trust account in satisfaction of SPAC Redemptions, if any.

“Company Equity Award”	means, as of any determination time, each option to purchase Innoviz ordinary shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise, and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of Innoviz or its subsidiaries of rights of any kind to receive any equity security of Innoviz or its subsidiaries under any Company Equity Plan or otherwise that is outstanding.

“Company Equity Plan”	means (a) Innoviz’s Share Option Plan and (b) each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of Innoviz or its subsidiaries of rights of any kind to receive equity securities of Innoviz or any subsidiary or benefits measured in whole or in part by reference to equity securities of Innoviz or any subsidiary.

“DGCL”	means the Delaware General Corporation Law, as amended.

“Exchange Act”	means the Securities Exchange Act of 1934, as amended.

“GAAP”	means accounting principles generally accepted in the United States of America.

“Initial Transaction Proceeds”	means an amount equal to the aggregate cash proceeds available for release to Collective Growth from Collective Growth’s trust account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the SPAC Redemptions but before release of any other funds).

“Innoviz preferred shares”

means collectively the series A convertible preferred shares of the Innoviz, no par value (“Series A Preferred Shares”), series B convertible preferred shares of Innoviz, no par value (“Series B Preferred Shares”), series B-1 convertible preferred shares of Innoviz, no par value (“Series B-1 Preferred Shares”), series C convertible preferred shares of Innoviz, no par value (“Series C Preferred Shares”) and series C-1 convertible preferred shares of Innoviz, no par value (“Series C-1 Preferred Shares”).

“LiDAR”	means Light Detection and Ranging, a remote sensing method that uses light in the form of a pulsed laser to measure ranges (variable distances).

“Perception Earnout Calculation”	means the difference of (i) 4,271,153 and (ii) the product of (x) 4,271,153 and (y) the quotient of the sum of the Initial Transaction Proceeds and the Antara Top-up Amount divided by 150,000,000.

“PCAOB”	means the Public Company Accounting Oversight Board.

“Securities Act”	means the Securities Act of 1933, as amended.

“Sponsor”	means Shipwright SPAC I, LLC.

“sponsor shares”	means the 3,750,000 shares of Class B Stock held by the Sponsor and Collective Growth’s officers and directors, which were acquired for an aggregate purchase price of $25,000 prior to the Collective Growth IPO.

“Transactions ”	means the transactions contemplated by the Business Combination Agreement and the Ancillary Documents.

v

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND

THE SPECIAL MEETING

The questions and answers below highlight only selected information set forth elsewhere in this proxy statement/prospectus and only briefly address some commonly asked questions about the special meeting and the proposals to be presented at the special meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to Collective Growth stockholders. Stockholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the special meeting.

Q: Why am I receiving this proxy statement/prospectus?

A: Collective Growth and Innoviz have agreed to a business combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and Collective Growth encourages its stockholders to read it in its entirety. Collective Growth’s stockholders are being asked to consider and vote upon a proposal to approve the Business Combination Agreement, which, among other things, provides for Merger Sub to be merged with and into Collective Growth with Collective Growth being the surviving corporation in the Business Combination and becoming a wholly owned subsidiary of Innoviz, and the other Transactions contemplated by the Business Combination Agreement. See “Proposal One—The Business Combination Proposal.”

Q: Are there any other matters being presented to stockholders at the meeting?

A: In addition to voting on the business combination proposal, the stockholders of Collective Growth will vote on the following proposals:

•

to approve the following material differences between the SPAC Charter and the Innoviz Articles to be effective upon the consummation of the Business Combination: (i) the name of the new public entity will be “Innoviz Technologies Ltd.” as opposed to “Collective Growth Corporation”; (ii) the Innoviz Articles will provide for one class of ordinary shares as opposed to the two classes of Collective Growth Common Stock provided for in the SPAC Charter; (iii) Innoviz’s corporate existence is perpetual as opposed to Collective Growth’s corporate existence terminating if a business combination is not consummated within a specified period of time; and (iv) the Innoviz Articles will not include the various provisions applicable only to special purpose acquisition corporations that the SPAC Charter contains. See the section of this proxy statement/prospectus titled “Proposal Two—The Charter Proposals.”

•

to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, if the parties are not able to consummate the Business Combination for any reason. See the section of this proxy statement/prospectus titled “Proposal Three—The Adjournment Proposal.”

Collective Growth will hold the special meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.

The vote of stockholders is important. Regardless of how many shares you own, you are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q: Why is Collective Growth providing stockholders with the opportunity to vote on the Business Combination?

A: Pursuant to the SPAC Charter, Collective Growth is required to provide stockholders with an opportunity to have their shares of Collective Growth Common Stock redeemed for cash, either through a stockholder meeting or tender offer. Due to the structure of the Transactions, Collective Growth is providing this opportunity through a stockholder vote.

Q: I am a Collective Growth warrant holder. Why am I receiving this proxy statement/prospectus?

A: The Collective Growth warrants will become exercisable following the Business Combination and will entitle holders to purchase Innoviz ordinary shares, with the number of shares and the exercise price adjusted in accordance with the Exchange Ratio, as described in more detail herein. This proxy statement/prospectus includes important information about Innoviz and the business of Innoviz and its subsidiaries following the closing of the Business Combination. Because holders of Collective Growth warrants will be entitled to purchase Innoviz ordinary shares after the closing of the Business Combination, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q: What will happen to Collective Growth’s securities upon consummation of the Business Combination?

A: Collective Growth’s units, Class A Stock and the Collective Growth warrants are currently listed on Nasdaq under the symbols CGROU, CGRO and CGROW, respectively. Collective Growth’s securities will cease trading upon consummation of the Business Combination. Innoviz intends to apply for listing of the Innoviz ordinary shares and Innoviz warrants on Nasdaq under the proposed symbols “INVZ” and “INVZW,” respectively, to be effective upon the consummation of the Business Combination. While trading on Nasdaq is expected to begin on the first business day following the consummation of the Business Combination, there can be no assurance that Innoviz’s securities will be listed on Nasdaq or that a viable and active trading market will develop. See “Risk Factors—Risks Related to the Combined Company Following the Business Combination” for more information.

Q: Why is Collective Growth proposing the Business Combination?

A: Collective Growth was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

On May 5, 2020, Collective Growth completed its initial public offering of units (the “Collective Growth IPO”), with each unit consisting of one share of its Class A Stock and one-half of one Collective Growth warrant, raising total gross proceeds of approximately $150,000,000. Since the Collective Growth IPO, Collective Growth’s activity has been limited to the evaluation of business combination candidates.

Collective Growth’s management believes Innoviz is an exciting company with an appealing market opportunity and growth profile, a strong position in its industry and a compelling valuation. As a result, Collective Growth believes that the Business Combination will provide Collective Growth stockholders with an opportunity to participate in the ownership of a company with significant growth potential. See the section entitled “Proposal One—The Business Combination Proposal—Collective Growth’s Reasons for the Business Combination and Recommendation of the Board of Directors.”

Q: Did Collective Growth’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A: No. Collective Growth’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Accordingly, investors will be relying solely on the judgment of Collective Growth’s board of directors and its advisors in valuing Innoviz and will be assuming the risk that the Collective Growth board may not have properly valued the business. However, Collective Growth’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and have substantial experience with mergers and acquisitions. Furthermore, in analyzing the Business Combination, Collective Growth’s board of directors conducted significant due diligence on Innoviz. Collective Growth also received advice from the underwriters of the Collective Growth IPO as to the valuation of Innoviz. Based on the foregoing, Collective Growth’s board of directors concluded that its members’ collective experience and backgrounds, together with the experience and sector expertise of Collective Growth’s advisors, enabled it to make the necessary analyses and determinations regarding the Business Combination, including that the Business Combination was fair from a financial perspective to its stockholders and that Innoviz’s fair market value was at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on interest earned on the trust account) at the time of the agreement to enter into the Business Combination. There can be no assurance, however, that Collective Growth’s board of directors was correct in its assessment of the Business Combination. For a complete discussion of the factors utilized by Collective Growth’s board of directors in approving the Business Combination, see the section entitled “Proposal One—The Business Combination Proposal.”

Q: Do I have redemption rights?

A: If you are a holder of public shares, you have the right to demand that Collective Growth redeem such shares for a pro rata portion of the cash held in Collective Growth’s trust account, calculated as of two business days prior to the consummation of the Business Combination. We sometimes refer to these rights to demand redemption of the public shares as “redemption rights.”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 15% or more of the public shares. Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be converted.

Under the SPAC Charter, the Business Combination may not be consummated if Collective Growth has net tangible assets of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all public shares properly demanded to be redeemed by holders of public shares.

Q: How do I exercise my redemption rights?

A: A holder of public shares may exercise redemption rights regardless of whether it votes for or against the business combination proposal or does not vote on such proposal at all, or if it is a holder of public shares on the record date. If you are a holder of public shares and wish to exercise your redemption rights, you must demand that Collective Growth convert your public shares into cash and deliver your public shares to Collective Growth’s transfer agent physically or electronically using The Depository Trust Company’s Deposit/Withdrawal at Custodian (“DWAC”) System no later than two (2) business days prior to the special meeting. Any holder of public shares seeking redemption will be entitled to a full pro rata portion of the amount then in the trust account (which, for illustrative purposes, was $            , or $             per share, as of the record date), less any owed but unpaid taxes on the funds in the trust account. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the trust account.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time prior to the time the vote is taken with respect to the business combination proposal at the special meeting. If you deliver your shares for redemption to Collective Growth’s transfer agent and later decide prior to the special meeting not to elect redemption, you may request that Collective Growth’s transfer agent return the shares (physically or electronically). You may make such request by contacting Collective Growth’s transfer agent at the address listed at the end of this section.

Any written demand of redemption rights must be received by Collective Growth’s transfer agent at least two (2) business days prior to the vote taken on the business combination proposal at the special meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent.

If you are a holder of public shares (including through the ownership of Collective Growth units) and you exercise your redemption rights, it will not result in the loss of any Collective Growth warrants that you may hold (including those contained in any units you hold). Your whole warrants will become exercisable to purchase one Innoviz ordinary share following consummation of the Business Combination.

Q: Do I have appraisal rights if I object to the proposed Business Combination?

A: Under Section 262 of the General Corporation Law of the State of Delaware, the holders of Collective Growth Common Stock and Collective Growth warrants will not have appraisal rights in connection with the Business Combination.

Q: What happens to the funds deposited in the trust account after consummation of the Business Combination?

A: The net proceeds of the Collective Growth IPO, together with a portion of the amount raised from the simultaneous private placement of Collective Growth warrants for a total of $150,000,000, was placed in the trust account immediately following the Collective Growth IPO. After consummation of the Business Combination, the funds in the trust account will be used to pay, on a pro rata basis, holders of the public shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of approximately $5.25 million to the underwriters of the Collective Growth IPO as deferred underwriting commissions) and to develop new technology, products and services, expand internationally and for working capital and general corporate purposes.

Q: What happens if a substantial number of public stockholders vote in favor of the business combination proposal and exercise their redemption rights?

A: Collective Growth’s public stockholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote in any way to exercise such redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders. To the extent that there are fewer public shares and public stockholders, the trading market for Innoviz’s ordinary shares may be less liquid than the market was for Collective Growth prior to the Transactions and Innoviz may not be able to meet the listing standards of a national securities exchange. In addition, to the extent of any redemptions, fewer funds from the trust account would be available to Innoviz to be used in its business following the consummation of the Business Combination.

Q: What happens if the Business Combination is not consummated?

A: If Collective Growth does not complete the Business Combination with Innoviz for whatever reason, Collective Growth would search for another target business with which to complete a business combination. If Collective Growth does not complete the Business Combination with Innoviz or another business combination by November 5, 2021 (or such later date as may be approved by Collective Growth stockholders in an amendment to the SPAC Charter), Collective Growth must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount then held in the trust account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses) divided by the number of outstanding public shares. The Sponsor and Collective Growth’s officers and directors have waived their redemption rights with respect to their sponsor shares in the event a business combination is not effected in the required time period, and, accordingly, their sponsor shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to our outstanding warrants. Accordingly, the warrants will expire worthless.

How do the Sponsor and the officers and directors of Collective Growth intend to vote on the proposals?

The Sponsor, as well as Collective Growth’s officers and directors, beneficially own and are entitled to vote an aggregate of approximately 21.1% of the outstanding Collective Growth Common Stock. These holders have agreed to vote their shares in favor of the business combination proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the meeting. In addition to the shares of Collective Growth Common Stock held by the Sponsor and Collective Growth’s officers and directors, Collective Growth would need 5,493,751 shares, or approximately 36.6%, of the 15,000,000 public shares sold in the Collective Growth IPO to be voted in favor of the business combination proposal and other proposals in order for them to be approved (assuming all outstanding shares are voted on each proposal).

Q: What interests do the Sponsor and the current officers and directors of Collective Growth have in the Business Combination?

A: In considering the recommendation of our board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, the Sponsor and certain of our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to stockholders that they approve the Business Combination and in agreeing to vote their shares in favor of the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the fact that:

•

If the Business Combination with Innoviz or another business combination is not consummated by November 5, 2021 (or such later date as may be approved by Collective Growth’s stockholders), Collective Growth will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the sponsor shares held by the Sponsor and Collective Growth’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to the Collective Growth IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $             based upon the closing price of $             per share on Nasdaq on                 , 2021. On the other hand, if the Business Combination is consummated, each outstanding share of Collective Growth Common Stock (other than the shares forfeited pursuant to the Forfeiture Agreement) will be converted into Innoviz ordinary shares at the Exchange Ratio.

•

The Sponsor purchased 1,875,000 private warrants from Collective Growth for $1.00 per private warrant and the Sponsor and certain of Collective Growth’s directors and officers purchased 262,500 private units from Collective Growth for $10.00 per private unit. These purchases took place on a private placement basis simultaneously with the consummation of the Collective Growth IPO. All of the proceeds Collective Growth received from these purchases were placed in the trust account. Such private warrants (including the warrants included in the private units) had an aggregate market value of $             based upon the closing price of $             per warrant on Nasdaq on                     , 2021. The Class A Stock underlying the private units had an aggregate market value of $             based upon the closing price of $             per share on Nasdaq on                     , 2021. The private warrants (including the warrants included in the private units) and the Class A Stock underlying the private units will become worthless if Collective Growth does not consummate a business combination by November 5, 2021 (or such later date as may be approved by Collective Growth stockholders in an amendment to the SPAC Charter). On the other hand, if the Business Combination is consummated, each outstanding

x

whole warrant will become an Innoviz warrant exercisable to purchase one Innoviz ordinary share following consummation of the Business Combination and each outstanding share of Collective Growth Common Stock (other than the shares forfeited pursuant to the Forfeiture Agreement) will be converted into Innoviz ordinary shares at the Exchange Ratio

•

If Collective Growth is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Collective Growth for services rendered or contracted for or products sold to Collective Growth. If Collective Growth consummates a business combination, on the other hand, Collective Growth will be liable for all such claims.

•

The Sponsor and Collective Growth’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Collective Growth’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Collective Growth fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, Collective Growth may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by November 5, 2021 (or such later date as may be approved by Collective Growth stockholders in an amendment to the SPAC Charter). As of the record date, the Sponsor and Collective Growth’s officers and directors and their affiliates had incurred approximately $             of unpaid reimbursable expenses.

•

The Business Combination Agreement provides for the continued indemnification of Collective Growth’s current directors and officers and the continuation of directors and officers liability insurance covering Collective Growth’s current directors and officers.

•

Collective Growth’s officers and directors (or their affiliates) may make loans from time to time to Collective Growth to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Collective Growth outside of the trust account.

Q: When do you expect the Business Combination to be completed?

A: It is currently anticipated that the Business Combination will be consummated promptly following the Collective Growth special meeting, which is set for                     , 2021; however, such meeting could be adjourned or postponed to a later date, as described above. The closing of the Transactions is also subject to the approval of the holders of Innoviz ordinary shares and Innoviz preferred shares, as well as other customary closing conditions. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination Agreement—Conditions to Closing of the Transactions.”

Q: What do I need to do now?

A: Collective Growth urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or warrantholder of Collective Growth. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q: When and where will the special meeting take place?

A: The special meeting will be held on                     , 2021, at 9:00 a.m., Eastern time, solely over the Internet by means of a live audio webcast. You may attend the special meeting webcast by accessing the web portal located

at https://                and following the instructions set forth below. Stockholders participating in the special meeting will be able to listen only and will not be able to speak during the webcast. However, in order to maintain the interactive nature of the special meeting, virtual attendees will be able to:

•	vote via the web portal during the special meeting webcast; and

•	submit questions or comments to Collective Growth’s directors and officers during the special meeting via the special meeting webcast.

Stockholders may submit questions or comments during the meeting through the special meeting webcast by typing in the “Submit a question” box.

Q: How do I attend the Special Meeting?

A: Due to health concerns stemming from the COVID-19 pandemic and to support the health and well-being of our stockholders, the special meeting will be held virtually. Any stockholder wishing to attend the special meeting must register in advance. To register for and attend the special meeting, please follow these instructions as applicable to the nature of your ownership of Collective Growth Common Stock:

•

Shares Held of Record. If you are a record holder, and you wish to attend the virtual special meeting, go to https://                , enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Immediately prior to the start of the special meeting, you will need to log back into the meeting site using your control number. You must register before the meeting starts.

•

Shares Held in Street Name. If you hold your shares in “street” name, which means your shares are held of record by a broker, bank or nominee, and you who wish to attend the virtual special meeting, you must obtain a legal proxy from the stockholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the special meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the special meeting. “Street” name holders should contact Continental Stock Transfer on or before                     , 2021.

Stockholders will also have the option to listen to the special meeting by telephone by calling:

•	Within the U.S. and Canada: (888) 965-8995 (toll-free)

•	Outside of the U.S. and Canada: (415) 655-0243 (standard rates apply)

The passcode for telephone access:             #. You will not be able to vote or submit questions unless you register for and log in to the special meeting webcast as described above.

Q: How do I vote?

A: If you are a holder of record of Collective Growth Common Stock on the record date, you may vote by virtually attending the special meeting and submitting a ballot via the special meeting webcast or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the virtual special meeting and vote through the web portal, obtain a legal proxy from your broker, bank or nominee.

Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A: Your broker, bank or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank or nominee cannot vote your shares with respect to “non-routine” proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

The adjournment proposals and the charter proposal to approve the name of the public company being “Innoviz Technologies Ltd.” are each considered a routine proposal. Accordingly, your broker, bank or nominee may vote your shares with respect to such proposals without receiving voting instructions.

The business combination proposal and each other charter proposal are non-routine proposals. Accordingly, your broker, bank or nominee may not vote your shares with respect to these proposals unless you provide voting instructions.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. Stockholders of record may send a later-dated, signed proxy card to Collective Growth’s transfer agent at the address set forth below so that it is received prior to the vote at the special meeting or virtually attend the special meeting and submit a ballot through the web portal during the special meeting webcast. Stockholders of record also may revoke their proxy by sending a notice of revocation to Collective Growth’s transfer agent, which must be received prior to the vote at the special meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. If you hold your shares in “street name” and wish to virtually attend the special meeting and vote through the web portal, you must obtain a legal proxy from your broker, bank or nominee.

Q: What constitutes a quorum for the special meeting?

A: A quorum is the minimum number of shares of Collective Growth Common Stock that must be present to hold a valid meeting. A quorum will be present at the Collective Growth special meeting if a majority of all the outstanding shares of Collective Growth Common Stock entitled to vote at the meeting are represented at the virtual special meeting or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The Class A Stock and Class B Stock are entitled vote together as a single class on all matters to be considered at the special meeting.

Q: What stockholder vote thresholds are required for the approval of each proposal brought before the special meeting?

•

Business Combination Proposal—The approval of the business combination proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Collective Growth Common Stock present and entitled to vote at the special meeting. Abstentions will have the same effect as a vote “against” the business combination proposal. Brokers are not entitled to vote on the business combination proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the business combination proposal. The Transactions will not be consummated if Collective Growth has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act) either immediately prior to or upon consummation of the Transactions.

•

Charter Proposals—The approval of each of the charter proposals will require the affirmative vote of the holders of a majority of the Collective Growth Common Stock present and entitled to vote at the special meeting. Abstentions will have the same effect as a vote “against” the charter proposals. The charter proposal to approve “Innoviz Technologies Ltd.” as the name of the new public entity is a routine proposal and, accordingly, your broker, bank or nominee may vote your shares with respect to such proposal without receiving voting instructions. Consequently, there should be no broker non-votes with respect to such proposal. Each other charter proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on those proposals without receiving voting instructions, and broker non-votes will have no effect with respect to such proposals.

•

Adjournment Proposal—The approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the shares of Collective Growth Common Stock present and entitled to vote at the special meeting. Abstentions will have the same effect as a vote “against” the adjournment proposal. Brokers are entitled to vote on the adjournment proposal absent voting instructions from the beneficial holder because the proposal is considered “routine”. Consequently, there should be no broker non-votes with respect to the adjournment proposal.

Q: What happens if I fail to take any action with respect to the special meeting?

A: If you fail to take any action with respect to the meeting and the Business Combination is approved by the Collective Growth stockholders and consummated, you will become a shareholder or warrant holder of Innoviz.

If you fail to take any action with respect to the special meeting and the Business Combination is not approved, you will continue to be a stockholder and/or warrant holder of Collective Growth, as applicable, and Collective Growth will continue to search for another target business with which to complete an initial business combination. If Collective Growth does not complete an initial business combination by November 5, 2021 (or such later date as may be approved by Collective Growth stockholders in an amendment to the SPAC Charter), Collective Growth must cease all operations except for the purpose of winding up, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount then held in the trust account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), and as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate.

Q: What should I do with my share and/or warrant certificates?

A: Warrant holders and those stockholders who do not elect to have their shares of Collective Growth Common Stock redeemed for a pro rata share of the trust account should wait for instructions from Collective Growth’s transfer agent regarding what to do with their certificates. Collective Growth stockholders who exercise their redemption rights must deliver their share certificates to Collective Growth’s transfer agent (either physically or electronically) no later than two (2) business days prior to the special meeting as described above.

Upon consummation of the Transactions, the Collective Growth warrants, by their terms, will entitle holders to purchase shares of Innoviz. Therefore, warrantholders need not deliver their warrants to Collective Growth or Innoviz at that time.

Q: What should I do if I receive more than one set of voting materials?

A: Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of Collective Growth Common Stock.

Q: Who can help answer my questions?

A: If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact:

Collective Growth Corporation

1805 West Avenue

Austin, TX 78701

Tel: 613-799-1110

Attn: Wilson Kello, Chief Marketing Officer

Email: wilson@collectivegrowthcorp.com

or the proxy solicitor at:

You may also obtain additional information about Collective Growth from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your shares (either physically or electronically) to Collective Growth’s transfer agent at the address below at least two (2) business days prior to the vote at the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mr. Mark Zimkind

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

E-mail: mzimkind@continentalstock.com

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus, including the annexes and exhibits, to fully understand the Business Combination Agreement, the Business Combination and the other matters being considered at the special meeting of Collective Growth stockholders. For additional information, see “Where You Can Find More Information” beginning on page 225. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Information About the Companies

Innoviz Technologies Ltd.

Innoviz is a leading provider of high-performance, solid-state LiDAR and perception solutions that bring enhanced vision and superior performance to enable safe autonomous driving at a mass scale. We believe that Innoviz provides a complete and comprehensive solution for automotive original equipment manufacturers (“OEMs”) and Tier-1 partners that are developing and marketing autonomous driving vehicles to the passenger car and other relevant markets, such as robotaxis, shuttles and trucking. Innoviz’s unique LiDAR and perception solutions, which feature technological breakthroughs across core components, have propelled Innoviz to the first Level 3 LiDAR Automotive series production contract in its industry. In addition, Innoviz’s solutions can enable safe autonomy for other industries, including drones, robotics and mapping.

Innoviz was founded in 2016 by veterans of Unit 81, the elite technology unit of Israel’s Intelligence Corps, one of the most prestigious multidisciplinary technological units in the Israeli Defense Forces. From its founding, Innoviz’s culture drew from Unit 81’s core values of solving sophisticated technological problems through creativity and agile thinking in order to address the needs of autonomous vehicles in a manner that strikes the desired balance between performance and cost. Innoviz created a new type of LiDAR sensor from the chip-level up, including a suite of powerful and sophisticated software applications for high-performance computer vision to allow superior perception. Innoviz’s multidisciplinary team developed an operational MEMS-based (Micro-Electro Mechanical System) LiDAR prototype in less than a year, which then attracted the attention of leading Tier-1 companies such as Magna and Aptiv already in 2017. This was followed by a rigorous further development and qualification stage, culminating in Innoviz achieving a design win with BMW in 2018 to power BMW’s Level 3 autonomous platform. BMW is a leader and a pioneer in deploying new technologies into the automotive industry and it is the first OEM worldwide to incorporate a LiDAR for a Level 3 autonomous driving configuration in mass commercialization program. Innoviz therefore believes that its close cooperation with BMW and its Tier-1 partner Magna uniquely positions Innoviz to make Level 3 autonomous driving a commercial reality.

The mailing address of Innoviz’s principal executive office is 2 Amal Street, Afek Industrial Park, Rosh HaAin, Israel 4809202 and its telephone number is +972-74-700-3692.

Collective Growth Corporation

Collective Growth Corporation was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. Collective Growth was incorporated under the laws of the State of Delaware on December 10, 2019.

On May 5, 2020, Collective Growth closed its initial public offering of 15,000,000 units, with each unit consisting of one share of Class A Stock and one-half of one redeemable warrant, with each whole warrant entitling the holder to purchase one share of Class A Stock at a price of $11.50 commencing 30 days after the consummation of an initial business combination.

Collective Growth’s units, the Class A Stock and the Collective Growth warrants are listed on the Nasdaq under the symbols CGROU, CGRO and CGROW, respectively.

The mailing address of Collective Growth’s principal executive office is 1805 West Avenue, Austin, Texas 78701, and its telephone number is (613) 799-1110. After the consummation of the Business Combination, Collective Growth’s principal executive office will be that of Innoviz.

Hatzata Merger Sub, Inc.

Hatzata Merger Sub, Inc. (“Merger Sub”) is a newly formed Delaware corporation and a wholly owned subsidiary of Innoviz. Merger Sub was formed solely for the purpose of effecting the Transactions and has not carried on any activities other than those in connection with the Transactions. The address and telephone number for Merger Sub’s principal executive offices are the same as those for Innoviz.

The Business Combination Agreement (page 82)

The terms and conditions of the merger of Merger Sub with and into Collective Growth, with Collective Growth surviving the merger as a wholly owned subsidiary of Innoviz (the “Business Combination”) are contained in the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Business Combination Agreement carefully, as it is the legal document that governs the Business Combination.

Merger Consideration

The pro forma equity valuation of the Company upon consummation of the Transactions is estimated to approximate $1,405,000,000. We estimate that, upon consummation of the Transactions (the “Effective Time”), without giving effect to the issuance of Earnout Shares (defined below) and assuming none of Collective Growth’s public stockholders demand redemption (“SPAC Redemptions”) pursuant to the SPAC Charter, the securityholders of Innoviz and certain members of Innoviz management receiving shares in the Transactions (“Company Management”) will own more than 75% of the outstanding Innoviz ordinary shares and the securityholders of Collective Growth, Perception, Antara, and certain accredited investors purchasing PIPE Shares will own the remaining Innoviz ordinary shares.

Pursuant to the Business Combination Agreement, at the Effective Time (a) each share of Class A Common Stock of Collective Growth, par value $0.0001 per share (“Class A Stock”), outstanding immediately prior to the Effective Time will be exchanged for 1.13897422 Innoviz ordinary shares (the “Exchange Ratio”), (b) each share of Class B Common Stock of Collective Growth, par value $0.0001 per share (“Class B Stock” and, together with the Class A Stock, the “Collective Growth Common Stock”), outstanding immediately prior to the Effective Time, after giving effect to the forfeiture of 1,875,000 shares of Class B Stock pursuant to that certain letter agreement dated December 10, 2020, by and among Collective Growth and certain holders of Class B Stock (the “Forfeiture Agreement”), will be exchanged for 1.13897422 Innoviz ordinary shares, (c) each warrant of Collective Growth entitling the holder to purchase one share of Class A Stock per warrant at a price of $11.50 per share (each, a “Collective Growth warrant”) outstanding immediately prior to the Effective Time, after giving effect to the forfeiture of 187,500 Collective Growth warrants pursuant to the Forfeiture Agreement, will be assumed by Innoviz and will become a warrant of Innoviz (“Innoviz warrant”), with the number of Innoviz ordinary shares underlying the Innoviz warrants and the exercise price of such Innoviz warrants subject to adjustment in accordance with the Business Combination Agreement, (d) Innoviz will issue to Perception Capital

Partners LLC (“Perception”) 3,448,526 Innoviz warrants, (e) each outstanding Innoviz preferred share will be converted into one Innoviz ordinary share and (f) Innoviz will issue to certain members of the Company’s management (“Company Management”) 2,847,436 Innoviz ordinary shares and 3,986,410 Innoviz warrants, in each case less any applicable withholding taxes.

In addition, pursuant to the Business Combination Agreement, if the trading price of the Innoviz ordinary shares on the Nasdaq Capital Market (“Nasdaq”) is greater than $10.97 (the “Earnout Target”) for any period of ten (10) trading days out of a twenty (20) consecutive trading-days at any time after the closing of the Transactions until the fourth anniversary of the date of the closing of the Transactions, (i) Innoviz will issue to Perception up to 2,477,269 Innoviz ordinary shares (“Perception Earnout Shares”) as additional consideration for services provided by Perception to Innoviz, with the number of Innoviz ordinary shares to be issued to Perception to be calculated based on the amount of Initial Transaction Proceeds (as defined herein), and (ii) Innoviz will issue to Company Management 1,423,718 Innoviz ordinary shares, in each case less any applicable withholding taxes.

Concurrently with the execution of the Business Combination Agreement, Innoviz and Antara Capital entered into a put option agreement (“Put Option Agreement”) pursuant to which Innoviz caused Antara Capital to subscribe for a number of Innoviz ordinary shares in the PIPE with an aggregate equity value equal to $70,000,000 pursuant to the Put Share Subscription Agreement. In consideration for entering into the Put Option Agreement, Innoviz agreed to issue to Antara Capital Master 4,310,736 Innoviz warrants and up to 3,559,294 Innoviz ordinary shares, with the number of Innoviz ordinary shares to be issued to Antara Capital Master to be calculated based on the amount of Initial Transaction Proceeds. If Innoviz issues to Perception the Perception Earnout Shares, then Innoviz will also issue to Antara Capital Master up to an additional 370,167 Innoviz ordinary shares, with the number of Innoviz ordinary shares to be issued to Antara Capital Master to be calculated based on the amount of Initial Transaction Proceeds (the “Antara Earnout Shares”).

Adjustments to Merger Consideration

Prior to the Effective Time, Innoviz intends to effect a reverse stock split to cause the value of the outstanding Innoviz ordinary shares immediately prior to the Effective Time to equal $10.00 per share (the “Stock Split”). Upon consummation of the Stock Split, the Earnout Target and the consideration to be issued to securityholders of Collective Growth, Company Management, Antara and Perception shall be adjusted appropriately to reflect the effect of the Stock Split.

The Collective Growth Board’s Reasons for the Business Combination

In evaluating the Business Combination, Collective Growth’s board of directors consulted with Collective Growth’s management and legal and financial advisors. Collective Growth’s board of directors reviewed various industry and financial data in order to determine that the consideration to be paid was reasonable and that the Business Combination was in the best interests of Collective Growth’s stockholders. The financial data reviewed included the historical and projected consolidated financial statements of Innoviz, comparable publicly traded company analyses and an analysis of pro forma capital structure and trading multiples prepared by management and Collective Growth’s advisors.

Collective Growth’s management conducted a due diligence review of Innoviz that included an industry analysis, an analysis of the existing business model of Innoviz and historical and projected financial results. Collective Growth’s management, including its directors and advisors, have many years of experience in both operational management and investment and financial management and analysis and, in the opinion of Collective Growth’s board of directors, was suitably qualified to conduct the due diligence and other investigations and analyses required in connection with the search for a business combination partner. A detailed description of the experience of Collective Growth’s executive officers and directors is included in the section of this proxy statement/prospectus entitled “Collective Growth’s Business—Directors and Executive Officers.”

In reaching its unanimous resolution (i) that the terms and conditions of the Business Combination Agreement, including the proposed Business Combination, are advisable, fair to and in the best interests of Collective Growth and its stockholders and (ii) to recommend that its stockholders adopt and approve the Business Combination Agreement and approve the Business Combination contemplated therein, Collective Growth’s board of directors considered a range of factors, including but not limited to, the factors discussed below. In light of the number and wide variety of factors, Collective Growth’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. Collective Growth’s board of directors viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Collective Growth’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data.”

In considering the Business Combination, Collective Growth’s board of directors gave considerable weight to the following factors:

•

Unique Market Position. Innoviz is well-positioned to take advantage of the dramatic adoption of its next generation, cost-effective LiDAR-based perception software and solid-state systems over the next five to ten years with the only current certified automotive-grade higher performance LiDAR system on the market today, and is expected to deliver meaningful revenue in the next twelve to twenty-four months compared to its competitors in an emerging industry;

•

Existing Customer and Supplier Relationships. Innoviz has established key strategic relationships with Tier-1 customers and suppliers to validate Innoviz’s position and potential for early, mass commercial adoption of its high quality and safe Level 3 LiDAR while developing next-generation Level 2+ with Innoviz’s Tier-1 partners across U.S., Europe and China;

•	Experienced Leadership Team with a Proven Track Record. Innoviz is led by an experienced management team in Innoviz’s industry;

•

Platform for Future Development and Expansion. A public company status, combined with the capital to be provided from the PIPE and expected to be provided from Collective Growth’s trust, is expected to provide Innoviz with an optimal platform for further developing and expanding its current programs of Level 2+ and Level 3, and even Level 4 LiDAR systems and software;

•

Attractive Valuation. Collective Growth’s board of directors believes Innoviz’s implied valuation following the Business Combination relative to the current valuations experienced by comparable publicly traded companies in the LiDAR sector is favorable for Collective Growth;

•	Due Diligence. Collective Growth’s due diligence examinations of Innoviz and discussions with Innoviz’s management, strategic investor, financial and legal advisors;

•

Other Alternatives. Collective Growth’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to Collective Growth, that the Business Combination represents the best potential business combination for Collective Growth and the most attractive opportunity for Collective Growth based upon the process utilized to evaluate and assess other potential combination targets, and Collective Growth’s board of directors’ belief that such process has not presented a better alternative; and

•

Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Collective Growth and Innoviz.

Collective Growth’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Market Adoption. Whether the adoption of autonomous cars will occur and be widespread, and whether such adoption will rely on LiDAR rather than another technology;

•	Systems Update. The need to update Innoviz’s financial systems and operations necessary for a public company;

•	Competition. Competition in Innoviz’s industry is intense, which may cause reductions in the price Innoviz can charge for its products and services, thereby potentially lowering Innoviz’s profits;

•	Loss of Key Personnel. Key personnel in Innoviz’s industry is vital and competition for such personnel is intense. The loss of any key personnel could be detrimental to Innoviz’s operations;

•	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

•	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•	Collective Growth Stockholders Receiving Minority Position. The fact that existing Collective Growth stockholders will hold a minority position in the combined company; and

•	Other Risks. Various other risks associated with Innoviz’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Collective Growth’s board of directors concluded that the potential benefits that it expected Collective Growth and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, Collective Growth’s board of directors unanimously determined that the Business Combination Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of Collective Growth and its stockholders.

Interests of Collective Growth’s Officers and Directors in the Transactions (page 61)

In considering the recommendation of Collective Growth’s board of directors to vote in favor of approval of the business combination proposal and the charter proposals, stockholders should keep in mind that the Sponsor and Collective Growth’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of Collective Growth’s stockholders generally. In particular:

•

If the Business Combination with Innoviz or another business combination is not consummated by November 5, 2021 (or such later date as may be approved by Collective Growth’s stockholders), Collective Growth will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the sponsor shares held by the Sponsor and Collective Growth’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to the Collective Growth IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $             based upon the closing price of $             per share on Nasdaq on                 , 2021. On the other hand, if the Business Combination is consummated, each outstanding share of Collective Growth Common Stock (other than the shares forfeited pursuant to the Forfeiture Agreement) will be converted into Innoviz ordinary shares at the Exchange Ratio.

•	The Sponsor purchased 1,875,000 private warrants from Collective Growth for $1.00 per private warrant and the Sponsor and certain of Collective Growth’s directors and officers purchased 262,500 private units from Collective Growth for $10.00 per private unit. These purchases took place on a private placement basis simultaneously with the consummation of the Collective Growth IPO. All of the proceeds Collective Growth received from these purchases were placed in the trust account. Such private warrants (including the warrants included in the private units) had an aggregate market value of $             based upon the closing price of $             per warrant on Nasdaq on                     , 2021 and the Class A Stock underlying the private units had an aggregate market value of $             based upon the closing price of $             per share on Nasdaq on                     , 2021. The private warrants (including the warrants included in the private units) and the Class A Stock underlying the private units will become worthless if Collective Growth does not consummate a business combination by November 5, 2021 (or such later date as may be approved by Collective Growth stockholders in an amendment to the SPAC Charter). On the other hand, if the Business Combination is consummated, each outstanding whole warrant will become an Innoviz warrant exercisable to purchase one Innoviz ordinary share following consummation of the Business Combination and each outstanding share of Collective Growth Common Stock (other than the shares forfeited pursuant to the Forfeiture Agreement) will be converted into Innoviz ordinary shares at the Exchange Ratio.

•

If Collective Growth is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Collective Growth for services rendered or contracted for or products sold to Collective Growth. If Collective Growth consummates a business combination, on the other hand, Collective Growth will be liable for all such claims.

•

The Sponsor and Collective Growth’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Collective Growth’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Collective Growth fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, Collective Growth may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by November 5, 2021 (or such later date as may be approved by Collective Growth stockholders in an amendment to the SPAC Charter). As of the record date, the Sponsor and Collective Growth’s officers and directors and their affiliates had incurred approximately $             of unpaid reimbursable expenses.

•

The Business Combination Agreement provides for the continued indemnification of Collective Growth’s current directors and officers and the continuation of directors and officers liability insurance covering Collective Growth’s current directors and officers.

•

Collective Growth’s officers and directors (or their affiliates) may make loans from time to time to Collective Growth to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Collective Growth outside of the trust account.

Agreements entered into in connection with the Business Combination Agreement (page 93)

Subscription Agreements

Concurrently with and following the execution of the Business Combination Agreement, Innoviz entered into subscription agreements, including the Put Share Subscription Agreement (each, a “Subscription Agreement” and collectively, the “Subscription Agreements”) with certain parties subscribing for Innoviz ordinary shares (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to purchase, and Innoviz has agreed to sell the PIPE

Investors, an aggregate of 23,000,000 Innoviz ordinary shares, for a purchase price of $10.00 per share and at an aggregate purchase price of $230,000,000, which price per share and aggregate purchase price assume that Innoviz has effected the Stock Split prior to the Effective Time. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement. The Subscription Agreements include customary resale registration rights provisions.

Support Agreements

Concurrently with the execution of the Business Combination Agreement, Innoviz and Collective Growth entered into a support agreement (each, a “Support Agreement” and collectively, the “Support Agreements”) with certain shareholders of Innoviz (each, a “Supporting Innoviz Shareholder” and collectively, the “Supporting Innoviz Shareholders”) that collectively hold Innoviz ordinary shares and Innoviz preferred shares representing the majority of the voting power of the Innoviz ordinary shares and 60% of the voting power of the Innoviz preferred shares, including more than 50% of the Series C Preferred Shares and 50% of the Series C-1 Preferred Shares (voting together). Each Support Agreement provides, among other things, that each Supporting Innoviz Shareholder will (i) vote all Innoviz ordinary shares and Innoviz preferred shares beneficially owned by them in favor of the Business Combination and each other proposal related to the Business Combination on the agenda at the meeting of Innoviz shareholders called to approve the Business Combination, (ii) appear at such shareholder meeting for the purpose of establishing a quorum, (iii) vote all such shares against any action that would reasonably be expected to materially impede, interfere with, delay, postpone, or adversely affect the Transactions and (iv) not transfer, assign, or sell such shares, except to certain permitted transferees, prior to the consummation of the Transactions.

Registration Rights Agreement

Concurrently with the execution of the Business Combination Agreement, Innoviz, certain equityholders of Innoviz, certain equityholders of Collective Growth, Perception and Antara Capital entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which Innoviz agreed to file a shelf registration statement with respect to the registrable securities defined therein within sixty (60) days of the closing of the Transactions. Certain holders of registrable securities under the Registration Rights Agreement may request to sell all or any portion of their registrable securities in an underwritten offering up to twice in any 12-month period so long as the total offering price is reasonably expected to exceed $75,000,000. Innoviz also agreed to provide customary “piggyback” registration rights. The Registration Rights Agreement also provides that Innoviz will pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities.

Confidentiality and Lockup Agreement

Concurrently with the execution of the Business Combination Agreement, Innoviz certain equityholders of Innoviz, certain equityholders of Collective Growth, Perception and Antara Capital entered into a confidentiality and lockup agreement (the “Confidentiality and Lockup Agreement”). Pursuant to the Confidentiality and Lockup Agreement, such shareholders have agreed that they will not, during the period beginning at the Effective Time and continuing to and including the date that is one hundred eighty (180) days after the date of closing of the Business Combination, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares, or any options or warrants to purchase any shares, or any securities convertible into, exchangeable for or that represent the right to receive shares, or any interest in any of the foregoing, whether now owned or hereinafter acquired, owned directly by such shareholder (including holding as a custodian) or with respect to which such shareholder has beneficial ownership within the rules and regulations of the SEC (in each case, subject to certain exceptions set forth in the Confidentiality and Lockup Agreement).

In connection with the Confidentiality and Lockup Agreement, at the Effective Time, the transfer restrictions set forth in certain letter agreements among Collective Growth and the Sponsor and officers and directors of Collective Growth will terminate.

Assignment, Assumption and Amendment Agreement

Upon the closing of the Business Combination, Innoviz, Collective Growth and Continental Stock Transfer & Trust Company (“Continental”) will enter into an assignment, assumption and amendment agreement (the “Warrant Agreement Amendment”). Such agreement will amend that certain Warrant Agreement, dated as of April 30, 2020, between Collective Growth and Continental (the “Existing Warrant Agreement”), to provide for the assignment by Collective Growth of all its rights, title and interest in the outstanding warrants of Collective Growth to Innoviz. Pursuant to the Warrant Agreement Amendment, all Collective Growth warrants under the Existing Warrant Agreement will no longer be exercisable for shares of Class A Stock, but instead will be exercisable for Innoviz ordinary shares.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsors and officers and directors of Collective Growth entered into a letter agreement (“Sponsor Letter Agreement”) in favor of Innoviz and Collective Growth, pursuant to which they agreed to (i) vote all shares of Collective Growth Common Stock beneficially owned by them in favor of the Business Combination and each other proposal related to the Business Combination on the agenda at the meeting of Collective Growth stockholders called to approve the Business Combination, (ii) appear at such stockholder meeting for the purpose of establishing a quorum, (iii) vote all such shares against any action that would reasonably be expected to materially impede, interfere with, delay, postpone, or adversely affect the Transactions and (iv) not transfer, assign, or sell such shares, except to certain permitted transferees, prior to the consummation of the Transactions.

Forfeiture Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor and officers and directors of Collective Growth entered into a Forfeiture Agreement in favor of Innoviz and Collective Growth, pursuant to which they agreed to forfeit an aggregate of 1,875,000 shares of Class B Stock and 187,500 Collective Growth warrants for cancellation in exchange for no consideration at the Effective Time (the “Forfeiture”).

Put Option Agreement

Concurrently with the execution of the Business Combination Agreement, Innoviz and Antara Capital entered into the Put Option Agreement, pursuant to which Innoviz caused Antara to subscribe for a number of Innoviz ordinary shares in the PIPE with an aggregate equity value equal to $70,000,000 pursuant to the Put Share Subscription Agreement. In consideration for entering into the Put Option Agreement, at the Effective Time, Innoviz agreed to issue to Antara Capital Master 4,310,736 Innoviz warrants and up to 3,559,294 Innoviz ordinary shares, with the number of Innoviz ordinary shares to be issued to Antara Capital Master to be calculated based on the amount of Initial Transaction Proceeds. If Innoviz issues to Perception the Perception Earnout Shares, then Innoviz will also issue to Antara Capital Master the Antara Earnout Shares, with the number of Innoviz ordinary shares to be issued to Antara to be calculated based on the amount of Initial Transaction Proceeds .

Certain Material U.S. Federal Income Tax Considerations (page 95)

For a description of certain U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of shares of Collective Growth Common Stock and the ownership and disposition of Innoviz ordinary shares and/or Innoviz warrants, please see the information set forth in “Certain Material U.S. Federal Income Tax Considerations” beginning on page 95.

Certain Material Israeli Tax Considerations (page 110)

For a description of certain Israeli tax consequences of the ownership and disposition of Innoviz ordinary shares and/or Innoviz warrants, please see the information set forth in “Certain Material Israeli Tax Considerations” beginning on page 110.

Conversion Rights

Pursuant to the SPAC Charter, a holder of public shares may demand that Collective Growth convert such shares into cash if the business combination is consummated; provided that Collective Growth may not consummate the business combination if it has less than $5,000,001 of net tangible assets either immediately prior to or upon consummation of the business combination. Holders of public shares will be entitled to receive cash for these shares only if they deliver their shares to Collective Growth’s transfer agent no later than two (2) business days prior to the special meeting. Holders of public shares do not need to affirmatively vote on the business combination proposal or be a holder of such public shares as of the record date to exercise conversion rights. If the Business Combination is not consummated, these shares will not be converted into cash. If a holder of public shares properly demands conversion, delivers his, her or its shares to Collective Growth’s transfer agent as described above, and the Business Combination is consummated, Collective Growth will convert each public share into a full pro rata portion of the trust account, calculated as of two (2) business days prior to the date of the special meeting. It is anticipated that this would amount to approximately $                per share. If a holder of public shares exercises his, her or its conversion rights, then it will be exchanging its shares of Collective Growth Common Stock for cash and will not become a shareholder of Innoviz. See the section of this proxy statement/prospectus titled “Special Meeting of Collective Growth Stockholders—Conversion Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.

Holders of Collective Growth warrants do not have conversion rights with respect to such securities.

Appraisal Rights

Collective Growth stockholders and holders of Collective Growth warrants do not have appraisal rights in connection with the Transactions under the DGCL. See the section of this proxy statement/prospectus titled “Special Meeting of Collective Growth Stockholders—Appraisal Rights.”

Voting Power; Record Date

Collective Growth stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned Class A Stock at the close of business on             , 2021, which is the record date for the special meeting. Collective Growth stockholders will have one vote for each share of Class A Stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Collective Growth warrants do not have voting rights. On the record date, there were             shares of Class A Stock outstanding, of which              were public shares with the rest being held by the Collective Growth board of directors, Collective Growth’s officers and other initial stockholders and their respective affiliates (including the Sponsor).

The Charter Proposals

The Collective Growth stockholders will vote on separate proposals to approve the following material differences between the SPAC Charter and Innoviz Articles to be effective upon the consummation of the Business Combination: (i) the name of the new public entity will be “Innoviz Technologies Ltd.” as opposed to “Collective Growth Corporation”; (ii) the Innoviz Articles provide for one class of ordinary shares as opposed to the two classes of Collective Growth Common Stock provided for in the SPAC Charter; (iii) Innoviz’s corporate existence is perpetual as opposed to Collective Growth’s corporate existence terminating if a business combination is not consummated within a specified period of time; and (iv) the Innoviz Articles do not include the various provisions applicable only to special purpose acquisition corporations that the SPAC Charter contains. The Innoviz Articles to be in effect upon consummation of the Business Combination is attached as Annex          to this proxy statement/prospectus. See the section of this proxy statement/prospectus titled “Proposal Two—The Charter Proposals.”

The Adjournment Proposal

If Collective Growth is unable to consummate the Business Combination at the time of the special meeting for any reason, the chairman presiding over the special meeting may submit a proposal to adjourn the special meeting to a later date or dates, if necessary. See the section of this proxy statement/prospectus titled “Proposal Three—The Adjournment Proposal.”

Recommendation to Collective Growth Stockholders

Collective Growth’s board of directors has determined that each of the proposals outlined above is fair to and in the best interests of Collective Growth and its stockholders and recommended that Collective Growth stockholders vote “FOR” the business combination proposal, “FOR” each of the charter proposals, and “FOR” the adjournment proposal, if presented.

Comparison of Rights of Stockholders of Collective Growth and Shareholders of Innoviz (page 210)

If the Business Combination is successfully completed, holders of Collective Growth Common Stock will become holders of Innoviz ordinary shares, and their rights as shareholders will be governed by Innoviz’s organizational documents. There are also differences between the laws governing Collective Growth, a Delaware corporation, and Innoviz, an Israeli company. Please see “Comparison of Rights of Innoviz Shareholders and Collective Growth Stockholders” on page 210 for more information.

Emerging Growth Company

Each of Collective Growth and Innoviz is, and consequently, following the Business Combination, the combined company will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, the combined company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find the combined company’s securities less attractive as a result, there may be a less active trading market for the combined company’s securities and the prices of the combined company’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The combined company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the combined company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the combined company’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

The combined company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the combined company’s initial public offering, (b) in which Innoviz has total annual gross revenue of at least $1.07 billion, or (c) in which the combined company is deemed to be a large accelerated filer, which means the market value of the combined company’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which the combined company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Regulatory Matters

The Business Combination is not subject to any federal or state regulatory requirement or approval, except for the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act and filings with the State of Delaware necessary to effectuate the Business Combination.

Summary Risk Factors (page 15)

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 15. Such risks include, but are not limited to:

•	Innoviz is an early stage company with a history of losses, and expects to incur significant expenses and continuing losses for the foreseeable future;

•	Innoviz’s limited operating history and evolving business model makes evaluating its business and future prospects difficult and may increase the risk of your investment;

•

Innoviz is creating innovative technology by designing and developing unique components. The high price of or low yield in these components may affect Innoviz’s ability to sell at competitive prices, or may lead to losses;

•

Innoviz expects to invest substantially in research and development for the purpose of developing and commercializing new products, and these investments could significantly reduce its profitability or increase its losses and may not generate revenue for Innoviz;

•

Innoviz may experience significant delays in the design, production and launch of its LiDAR products for autonomous driving systems, which could harm its business, prospects, financial condition and operating results;

•	Innoviz is substantially dependent on its design win with BMW and its relationship with Magna, and its business could be materially and adversely affected if the BMW L3 Program was terminated

•

The period of time from a design win to implementation is long and Innoviz is subject to the risks of not achieving design wins, cancellation or postponement of contracts or unsuccessful implementation;

•

Innoviz may need to raise additional funds in the future in order to execute its business plan and these funds may not be available to Innoviz when it needs them. If Innoviz cannot raise additional funds when it needs them, its business, prospects, financial condition and operating results could be negatively affected;

•	If market adoption of LiDAR for autonomous vehicles does not continue to develop, or develops more slowly than Innoviz expects, its business will be adversely affected;

•

Innoviz targets many customers that are large companies with substantial negotiating power, exacting product standards and potentially competitive internal solutions. If Innoviz is unable to sell its products to these customers, its prospects and results of operations will be adversely affected;

•

Innoviz continues to implement strategic initiatives designed to grow its business. These initiatives may prove more costly than it currently anticipates and Innoviz may not succeed in increasing its revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability;

•

The markets in which Innoviz competes are characterized by rapid technological change, which requires Innoviz to continue to develop new products and product innovations, and could adversely affect market adoption of its products;

•	Certain of Innoviz’s strategic, development and supply arrangements could be terminated or may not materialize into long-term contract partnership arrangements;

•	Innoviz may experience difficulties in managing its growth and expanding its operations;

•

Continued pricing pressures, automotive OEM cost reduction initiatives and the ability of automotive OEMs to re-source or cancel vehicle or technology programs may result in lower than anticipated margins, or losses, which may adversely affect Innoviz’s business;

•

If Collective Growth’s stockholders fail to properly demand conversion rights, they will not be entitled to convert their Collective Growth Common Stock into a pro rata portion of Collective Growth’s trust account;

•	The Collective Growth board of directors did not obtain a third-party fairness opinion in determining whether or not to proceed with the Business Combination;

•	The financial and other interests of the Collective Growth board of directors may have influenced the board’s decision to approve the Business Combination;

•

The Innoviz securities to be received by Collective Growth’s securityholders as a result of the Business Combination will have different rights from Collective Growth securities and Collective Growth’s stockholders will have a reduced ownership and voting interest of the combined company after consummation of the Business Combination; and

•	The other matters described in the section titled “Risk Factors” beginning on page 15.

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED PER SHARE DATA OF COLLECTIVE GROWTH AND INNOVIZ

The following table sets forth summary historical comparative share and unit information for Collective Growth and Innoviz and unaudited pro forma condensed combined per share information of Collective Growth after giving effect to the Transactions (as defined in the section titled “Unaudited Pro Forma Condensed Combined Financial Information”), assuming two redemption scenarios as follows:

•	Assuming No Redemptions: This presentation assumes that no Collective Growth stockholders exercise redemption rights with respect to their Public Shares.

•

Assuming Maximum Redemptions: This presentation assumes that all Collective Growth stockholders holding approximately 14,019,139 shares of Class A Stock will exercise their redemption rights for the $140.2 million of funds in Collective Growth Corporation’s trust account. Innoviz’s obligations under the Business Combination Agreement are subject to having at least $200 million Aggregate Transaction Proceeds (as such term is defined in the Business Combination Agreement). Furthermore, Collective Growth Corporation will only proceed with the Business Combination if it will have net tangible assets of at least $5.0 million either immediately prior to or upon consummation of the Business Combination.

The unaudited pro forma book value information reflects the Transactions as if they had occurred on September 30, 2020. The weighted average shares outstanding and net earnings per share information reflect the Transactions as if they had occurred on January 1, 2019.

This information is only a summary and should be read together with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Collective Growth Corporation and Innoviz Technologies and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Collective Growth Corporation and Innoviz Technologies is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/consent solicitation statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Collective Growth Corporation and Innoviz Technologies would have been had the companies been combined during the periods presented.

			Combined Pro Forma
	Collective Growth Corporation	Innoviz Technologies	Assuming No Redemptions	Assuming Maximum Redemptions(4)
As of and For the Nine Months Ended September 30, 2020(2,3)
Book value per share(1)	$1.14	$(11.71)	$3.14	$2.35
Weighted average shares outstanding—basic and diluted	4,398,294	16,420,146	129,755,843	113,653,204
Net loss per share—basic and diluted	$(0.14)	$(3.77)	$(0.38)	$(0.44)
As of and for the Year Ended December 31, 2019(2,3)
Book value per share(1)	$0.01	$(9.39)	N/A (2)	N/A (2)
Weighted average shares outstanding—basic and diluted	3,750,000	15,524,845	121,734,802	105,632,163
Net loss per share—basic and diluted	$(0.00)	$(5.22)	$(0.55)	$(0.64)

(1)

Book value per share equals total equity excluding convertible preferred shares divided by total shares outstanding. The Collective Growth Corporation historical weighted average shares outstanding excludes 14,019,139 shares subject to redemption for Collective Growth Corporation at September 30, 2020.

(2)

There is no Unaudited Pro Forma Condensed Combined Balance Sheet required for December 31, 2019. Because of this, there is no Innoviz Technologies equivalent pro forma book value per share for December 31, 2019.

(3)	No cash dividends were declared under the periods presented.
(4)	Assuming that no Antara Top-up Amount (as defined in the Business Combination Agreement) was subscribed for.

RISK FACTORS

If the Business Combination is completed, the combined company will operate in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond its control. You should carefully consider the risks described below before voting your shares. Additional risks and uncertainties not presently known to Innoviz and Collective Growth or that they do not currently believe are important to an investor, if they materialize, also may adversely affect the Business Combination. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, the combined company’s business, financial condition or results of operations could be seriously harmed. If that happens, the trading price of Innoviz ordinary shares or, if the Business Combination is not consummated, Collective Growth Common Stock could decline, and you may lose part or all of the value of any Innoviz ordinary shares or, if the Business Combination is not consummated, shares of Collective Growth Common Stock that you hold.

Risks Related to the Business Combination

Collective Growth may not have sufficient funds to consummate the Business Combination.

As of September 30, 2020, Collective Growth had approximately $390,234 available to it outside the trust account to fund its working capital requirements. If Collective Growth is required to seek additional capital, it would need to borrow funds from the Sponsor, its management team or other third parties to operate or it may be forced to liquidate. None of such persons is under any obligation to advance funds to Collective Growth in such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to Collective Growth upon completion of the Business Combination. If Collective Growth is unable to consummate the Business Combination because it does not have sufficient funds available, Collective Growth will be forced to cease operations and liquidate the trust account. Consequently, Collective Growth’s public stockholders may receive less than $10 per share and their warrants will expire worthless.

If Collective Growth’s stockholders fail to properly demand conversion rights, they will not be entitled to convert their Collective Growth Common Stock into a pro rata portion of the trust account.

Collective Growth stockholders holding public shares may demand that Collective Growth convert their public shares into a pro rata portion of the trust account, calculated as of two (2) business days prior to the special meeting. To demand conversion rights, Collective Growth stockholders must deliver their shares (either physically or electronically) to Collective Growth’s transfer agent no later than two (2) business days prior to the special meeting. Any stockholder who fails to properly demand conversion rights by delivering his, her or its shares will not be entitled to convert his, her or its shares into a pro rata portion of the trust account. See the section of this proxy statement/prospectus titled “Special Meeting of Collective Growth Stockholders—Conversion Rights” for the procedures to be followed if you wish to convert your shares to cash.

The Business Combination remains subject to conditions that Collective Growth cannot control and if such conditions are not satisfied or waived, the Business Combination may not be consummated.

The Business Combination is subject to a number of conditions, including the condition that Collective Growth have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-5(g)(1) of the Exchange Act) either immediately prior to or upon consummation of the Business Combination, the condition that there is no legal prohibition against consummation of the business combination, that the Innoviz ordinary shares be approved for listing on Nasdaq subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders, receipt of securityholder approvals, continued effectiveness of the registration statement of which this proxy statement/prospectus is a part, the truth and accuracy of Collective Growth’s and Innoviz’s representations and warranties made in the Business Combination Agreement, the non-termination of the Business Combination Agreement and consummation of certain ancillary agreements. There are no assurances that all conditions to the business combination will be satisfied or that the conditions will be satisfied in the time frame expected.

If the conditions to the Business Combination are not met (and are not waived, to the extent waivable), either Collective Growth or Innoviz may, subject to the terms and conditions of the Business Combination Agreement, terminate the Business Combination Agreement. See the section of this proxy statement/prospectus titled “The Business Combination Agreement—Termination.”

The exercise of Collective Growth’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Collective Growth’s stockholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require Collective Growth to agree to amend the Business Combination Agreement, to consent to certain actions taken by Innoviz or to waive rights that Collective Growth is entitled to under the Business Combination Agreement. Waivers may arise because of changes in the course of Innoviz’s business, a request by Innoviz to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Innoviz’s business and would entitle Collective Growth to terminate the Business Combination Agreement. In any of such circumstances, it would be at Collective Growth’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors and officers described in the following risk factors may result in a conflict of interest on the part of one or more of the directors or officers between what he or they may believe is best for Collective Growth and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Collective Growth does not believe there will be any changes or waivers that Collective Growth’s directors and officers would be likely to make after stockholder approval of the business combination proposal has been obtained. While certain changes could be made without further stockholder approval, Collective Growth will circulate a new or amended proxy statement/prospectus and resolicit Collective Growth’s stockholders if changes to the terms of the Business Combination that would have a material impact on its stockholders or represent a fundamental change in the proposals being voted upon.

Innoviz may issue additional Innoviz ordinary shares or other equity securities without seeking approval of the Innoviz shareholders, which would dilute your ownership interests and may depress the market price of the Innoviz ordinary shares.

Upon consummation of the Business Combination, Innoviz will have warrants outstanding to purchase up to an aggregate of 22,359,488 Innoviz ordinary shares. Assuming the earnout targets are satisfied, Innoviz will be required to issue an additional 4,271,154 Innoviz ordinary shares to the Company Management, Perception and Antara Capital Master. Further, Innoviz may choose to seek third party financing to provide additional working capital for the Innoviz business, in which event Innoviz may issue additional equity securities. Following the consummation of the Business Combination, Innoviz may also issue additional Innoviz ordinary shares or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding warrants or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

The issuance of additional Innoviz ordinary shares or other equity securities of equal or senior rank would have the following effects:

•	Innoviz’s existing shareholders’ proportionate ownership interest in Innoviz will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding Innoviz ordinary share may be diminished; and

•	the market price of the Innoviz ordinary shares may decline.

Future resales of the Innoviz ordinary shares issued in connection with the Business Combination may cause the market price of the Innoviz to drop significantly, even if Innoviz’s business is doing well.

Certain equityholders of Innoviz, certain equityholders of Collective Growth, Perception and Antara Capital entered into the Confidentiality and Lockup Agreement with Innoviz. Pursuant to the Confidentiality and Lockup Agreement, such shareholders have agreed that they will not, during the period beginning at the Effective Time and continuing to and including the date that is one hundred eighty (180) days after the date of closing of the Business Combination, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares, or any options or warrants to purchase any shares, or any securities convertible into, exchangeable for or that represent the right to receive shares, or any interest in any of the foregoing, whether now owned or hereinafter acquired, owned directly by such shareholder (including holding as a custodian) or with respect to which such shareholder has beneficial ownership within the rules and regulations of the SEC (in each case, subject to certain exceptions set forth in the Confidentiality and Lockup Agreement). See the section of this proxy statement/prospectus titled “Agreements Entered into in connection with the Business Combination—Confidentiality and Lockup Agreement.”

Further, concurrently with the execution of the Business Combination Agreement, Innoviz, certain equityholders of Innoviz, certain equityholders of Collective Growth, Perception and Antara Capital entered into the Registration Rights Agreement, providing such stockholders with customary demand registration rights and piggy-back registration rights with respect to registration statements filed by Innoviz after the closing. See the section of this proxy statement/prospectus titled “Agreements Entered into in connection with the Business Combination—Registration Rights Agreement.”

Upon expiration of the applicable lock-up periods and upon the effectiveness of any registration statement Innoviz files pursuant to the above-referenced Registration Rights Agreement, in a registered offering of securities pursuant to the Securities Act or otherwise in accordance with Rule 144 under the Securities Act, the Innoviz shareholders may sell large amounts of Innoviz ordinary shares and warrants in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of the Innoviz ordinary shares or the Innoviz warrants or putting significant downward pressure on the price of the Innoviz ordinary shares or warrants. Additionally, downward pressure on the market price of the Innoviz ordinary shares or Innoviz warrants likely will result from sales of Innoviz ordinary shares issued in connection with the exercise of warrants. Further, sales of Innoviz ordinary shares or warrants upon expiration of any applicable lockup periods could encourage short sales by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. Short sales of Innoviz ordinary shares or warrants could have a tendency to depress the price of the Innoviz ordinary shares or the Innoviz warrants, respectively, which could increase the potential for short sales.

Additionally, through the Subscription Agreements Innoviz has agreed with the PIPE Investors to register the PIPE shares on a resale registration statement following the closing of the Transactions. These shares will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as such term is defined in Rule 144 under the Securities Act. This additional liquidity in the market for Innoviz ordinary shares may lead to downward pressure on the market price of the Innoviz ordinary shares.

We cannot predict the size of future issuances of Innoviz ordinary shares or warrants or the effect, if any, that future issuances and sales of shares of Innoviz ordinary shares or warrants will have on the market price of the Innoviz ordinary shares or warrants. Sales of substantial amounts of Innoviz ordinary shares (including those shares issued in connection with the Business Combination), or the perception that such sales could occur, may adversely affect prevailing market prices of Innoviz ordinary shares or warrants.

The Collective Growth board of directors did not obtain a third-party fairness opinion in determining whether or not to proceed with the Business Combination.

Collective Growth’s board of directors did not obtain a third-party fairness opinion in connection with their determination to approve the Business Combination. In analyzing the Business Combination, Collective Growth’s board of directors and management conducted due diligence on Innoviz and researched the industry in which Innoviz operates and concluded that the business combination was fair to and in the best interest of Collective Growth and its stockholders. Accordingly, investors will be relying solely on the judgment of Collective Growth’s board of directors and management in valuing Innoviz’s business, and the board of directors and management may not have properly valued such business. The lack of a third-party fairness opinion may lead an increased number of stockholders to vote against the proposed Business Combination or demand redemption of their shares for cash, which could potentially impact Collective Growth’s ability to consummate the Business Combination or adversely affect Innoviz’s liquidity following the consummation of the Business Combination.

Collective Growth and Innoviz will incur significant transaction and transition costs in connection with the Business Combination.

Collective Growth and Innoviz have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Transactions and operating as a public company following the consummation of the Transactions. Innoviz may also incur additional costs to retain key employees. All expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or paid by Innoviz following the closing of the Transactions.

Subsequent to the completion of the Business Combination, the combined company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the combined company’s ordinary share price, which could cause you to lose some or all of your investment.

Although Collective Growth has conducted extensive due diligence on Innoviz, Collective Growth cannot assure you that this diligence will surface all material issues that may be present in Innoviz’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Innoviz’s business and outside of its control will not later arise. As a result of these factors, the combined company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in its reporting losses. Even if Collective Growth’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Collective Growth’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on the combined company’s liquidity, the fact that the combined company reports charges of this nature could contribute to negative market perceptions of the combined company or its securities. In addition, charges of this nature may cause the combined company to violate net worth or other covenants to which the combined company may be subject as a result of assuming pre-existing debt held by Innoviz’s business or by virtue of the combined company obtaining post-combination debt financing. Accordingly, any stockholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value.

The Innoviz securities to be received by Collective Growth’s securityholders as a result of the Business Combination will have different rights from Collective Growth securities.

Following completion of the Business Combination, Collective Growth’s securityholders will no longer be securityholders of Collective Growth but will instead be securityholders of Innoviz. There will be important differences between your current rights as a Collective Growth securityholder and your rights as an Innoviz securityholder. See “Description of Share Capital—Comparison of Shareholder Rights” for a discussion of the different rights associated with the Innoviz securities.

Collective Growth’s stockholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

After the completion of the Business Combination, Collective Growth’s stockholders will own a smaller percentage of the combined company than they currently own of Collective Growth. At the closing of the Transactions, existing Innoviz shareholders would hold approximately 97,500,000 of the issued and outstanding Innoviz ordinary shares (including Innoviz ordinary shares acquired pursuant to certain earnout conditions under the Business Combination Agreement) and current stockholders of Collective Growth would hold approximately 15,262,500 of the issued and outstanding Innoviz ordinary shares (assuming no holder of Collective Growth Common Stock exercises redemption rights as described in this proxy statement/prospectus, and based on current estimates of transaction expenses). Consequently, Collective Growth’s stockholders, as a group, will have reduced ownership and voting power in the combined company compared to their ownership and voting power in Collective Growth.

Even if we consummate the Business Combination, there is no guarantee that the Innoviz warrants will ever be in the money, and they may expire worthless and the terms of our warrants may be amended.

The exercise price for the Innoviz warrants will be $11.50 per ordinary share, assuming the Stock Split has occurred. Upon consummation of the Business Combination, the Collective Growth warrants will become Innoviz warrants, and the exercise price and number of shares issuable upon exercise of such warrants will change in accordance with the Exchange Ratio. There is no guarantee that the Innoviz warrants, following the Business Combination, will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

Collective Growth’s current directors and executive officers and their affiliates own shares of Collective Growth Common Stock, and private placement units, and private placement warrants that will be worthless if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination.

If the Business Combination or another business combination is not consummated by November 5, 2021 (or such later date as may be approved by Collective Growth’s stockholders), Collective Growth will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 3,750,000 shares of Class B Stock held by the Sponsor and Collective Growth’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to the Collective Growth IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Further, the Sponsor, which is affiliated with certain of Collective Growth’s directors and officers, other certain officers, and Cantor Fitzgerald & Co., purchased an aggregate of 262,500 private placement units at a price of $10.00 per unit and an aggregate of 1,875,000 private placement warrants at a price of $1.00 per warrant, concurrently with the Collective Growth IPO, for an aggregate purchase price of $4,500,000. The Class B Stock, Class A Stock, warrants underlying the private units, and the private warrants will become worthless if Collective Growth does not consummate a business combination by November 5, 2021 (or such later date as may be approved by Collective Growth stockholders in an amendment to the SPAC Charter). On the other hand, if the Business Combination is consummated, each outstanding share of Class B Stock (other than the shares forfeited pursuant to the Forfeiture Agreement) and each outstanding share of Class A Stock underlying the private units will convert into Innoviz ordinary shares in accordance with the Exchange Ratio at the closing and each outstanding Collective Growth warrant (including the Collective Growth warrants underlying the private units) will become an Innoviz warrant. Such shares and warrants had an aggregate market value of $        and $        , respectively, based upon the closing price of $        per share and $         per warrant on Nasdaq on                    , 2021.

These financial interests may have influenced the decision of Collective Growth’s directors and officers to approve the Business Combination and to continue to pursue the Business Combination. In considering the recommendations of Collective Growth’s board of directors to vote for the business combination proposals and other proposals, its stockholders should consider these interests. See the section of this proxy statement/prospectus titled “The Business Combination Proposals—Interests of Certain Persons in the Transactions.”

The Sponsor, an affiliate of a director of Collective Growth, is liable to ensure that proceeds of the trust account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced the board’s decision to pursue the Business Combination and the board’s decision to approve it.

If the Business Combination or another business combination is not consummated by Collective Growth on or before November 5, 2021, the Sponsor, an affiliate of a director of Collective Growth, will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Collective Growth for services rendered or contracted for or for products sold to Collective Growth, but only if such a vendor or target business has not executed a waiver agreement. If Collective Growth consummates a business combination, on the other hand, Collective Growth will be liable for all such claims. Collective Growth has no reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to Collective Growth.

These obligations of the Sponsor may have influenced the board’s decision to pursue the business combination with Innoviz or the board of director’s decision to approve the Business Combination. In considering the recommendations of Collective Growth’s board of directors to vote for the business combination proposals and other proposals, stockholders should consider these interests. See the section of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposals—Interests of Certain Persons in the Transactions.”

Collective Growth’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to Collective Growth’s public stockholders in the event a business combination is not consummated.

If proceeds in the trust account are reduced below $10.00 per public share and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Collective Growth’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Collective Growth currently expects that its independent directors would take legal action on Collective Growth’s behalf against the Sponsor to enforce the Sponsor’s indemnification obligations, it is possible that Collective Growth’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Collective Growth’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to Collective Growth’s public stockholders may be reduced below $10.00 per share.

Activities taken by existing Collective Growth stockholders to increase the likelihood of approval of the business combination proposal and other proposals could have a depressive effect on the Collective Growth Common Stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Collective Growth or its securities, Collective Growth, the Sponsor, Collective Growth’s officers and directors, Innoviz, the Innoviz officers and directors and/or their respective affiliates may purchase Collective Growth Common Stock from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Collective Growth Common Stock or vote their shares of Collective Growth Common Stock in favor of the business combination proposal. The purpose of such purchases and other transactions would be to increase the likelihood of approval of the business combination proposals by the holders of a majority of the outstanding shares of Collective Growth Common Stock and ensure that Collective Growth has in excess of $5,000,001 of net assets to consummate the Business Combination where it appears that such requirement would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the Sponsor for nominal value. Entering into any such arrangements may have a depressive effect on the Collective Growth Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares of Collective Growth Common Stock at a price lower than market and may therefore be more likely to sell the Collective Growth Common Stock he owns, either prior to or immediately after the special meeting.

In addition, if such purchases are made, the public “float” of the Innoviz ordinary shares following the Business Combination and the number of beneficial holders of Innoviz securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of Innoviz securities on Nasdaq or another national securities exchange or reducing the liquidity of the trading market for the Innoviz ordinary shares.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either Collective Growth or Innoviz may refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Business Combination Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to consummate the Business Combination, even if such change could be said to have a material adverse effect on Innoviz or Collective Growth, including the following events (except, in certain cases where the change has a disproportionate effect on a party):

•	changes generally affecting the economy and the financial or securities markets, including the COVID-19 pandemic;

•	the outbreak or escalation of war or any act of terrorism, civil unrest or natural disasters;

•	changes (including changes in law) or general conditions in the industry in which the party operates;

•	changes in GAAP, or the authoritative interpretation of GAAP; or

•	changes attributable to the public announcement or pendency of the Transactions or the execution or performance of the Business Combination Agreement.

Furthermore, Collective Growth or Innoviz may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still consummate the Business Combination, the market trading price of Innoviz’s ordinary shares and Innoviz warrants may suffer.

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, Collective Growth expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that Collective Growth expects to achieve from the Business Combination.

Collective Growth and Innoviz have no history operating as a combined company. The unaudited pro forma condensed combined financial information may not be an indication of Innoviz’s financial condition or results of operations following the business combination, and accordingly, you have limited financial information on which to evaluate Innoviz and your investment decision.

Innoviz has a limited operating history and Innoviz and Collective Growth have no prior history as a combined entity and their operations have not been previously managed on a combined basis. The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus has been prepared using the consolidated historical financial statements of Collective Growth and Innoviz, and is presented for illustrative purposes only and should not be considered to be an indication of the results of operations including, without limitation, future revenue, or financial condition of Collective Growth following the Business Combination. Certain adjustments and assumptions have been made regarding Collective Growth after giving effect to the Business Combination. Innoviz and Collective Growth believe these assumptions are reasonable, however, the information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments are difficult to make with accuracy. These assumptions may not prove to be accurate, and other factors may affect Collective Growth’s results of operations or financial condition following the consummation of the Business Combination. For these and other reasons, the historical and pro forma condensed combined financial information included in this proxy statement/prospectus does not necessarily reflect Innoviz’s results of operations and financial condition and the actual financial condition and results of operations of Innoviz following the Business Combination may not be consistent with, or evident from, this pro forma financial information.

The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or Innoviz’s future results.

This proxy statement/prospectus contains projections and forecasts prepared by Innoviz. None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the Business Combination or toward complying with SEC guidelines or GAAP. The projections and forecasts were prepared based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of Innoviz and Collective Growth and exclude, among other things, transaction-related expenses. Important factors that may affect actual results and results of Innoviz’s operations following the Business Combination, or could lead to such projections and forecasts not being achieved include, but are not limited to: client demand for Innoviz’s products, an evolving competitive landscape, rapid technological change, margin shifts in the industry, regulation changes in a highly regulated environment, successful management and retention of key personnel, unexpected expenses and general economic conditions. As such, these projections and forecasts may be inaccurate and should not be relied upon as an indicator of actual past or future results.

If Collective Growth is unable to complete the Business Combination or another business combination by November 5, 2021 (or such other date as approved by Collective Growth stockholders through approval of an amendment to the SPAC Charter), Collective Growth will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, Collective Growth public stockholders may only receive $10 per share (or less than such amount in certain circumstances) and Collective Growth warrants will expire worthless.

If Collective Growth is unable to complete the Business Combination or another business combination within the required time period, Collective Growth will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any amounts representing interest earned on the trust account, less any interest released to Collective Growth to pay Collective Growth’s income taxes and dissolution expenses, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, Collective Growth public stockholders may only receive $10 per share, and Collective Growth warrants will expire worthless. In certain circumstances, Collective Growth public stockholders may receive less than $10 per share on the redemption of their shares.

In the event of liquidation by Collective Growth, third parties may bring claims against Collective Growth and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by stockholders could be less than $10 per share.

Under the terms of the SPAC Charter, Collective Growth must complete the Business Combination or another business combination by November 5, 2021 (unless such date is extended by Collective Growth’s stockholders) or Collective Growth must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Collective Growth. Although Collective Growth has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of Collective Growth’s public stockholders. If Collective Growth is unable to complete a business combination within the required time period, the Sponsor has agreed that it will be liable to Collective Growth if and to the extent any claims by a vendor for services rendered or products sold to it, or a prospective target business with which it has discussed entering into a transaction agreement, reduces the amount of funds in the trust account to below $10.00 per public share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under Collective Growth’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. Furthermore, the Sponsor will not be liable to public stockholders and instead will only have liability to Collective Growth. Collective Growth has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and, therefore, the Sponsor may not be able to satisfy those obligations. Collective Growth has not asked the Sponsor to reserve for such eventuality. Therefore, the per-share distribution from the trust account in such a situation may be less than the approximately $         estimated to be in the trust account as of two business days prior to the special meeting date, due to such claims.

Additionally, if Collective Growth is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Collective Growth otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law and may be included in its bankruptcy

Collective Growth’s stockholders may be held liable for claims by third parties against Collective Growth to the extent of distributions received by them.

If Collective Growth is unable to complete the Business Combination or another business combination within the required time period, Collective Growth will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any amounts representing interest earned on the trust account, less any interest released to Collective Growth to pay Collective Growth’s income taxes and dissolution expenses, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Collective Growth cannot assure you that it will properly assess all claims that may be potentially brought against Collective Growth. As such, Collective Growth’s stockholders could potentially be liable for any claims to the extent of distributions received by them

(but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Collective Growth cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by Collective Growth.

Additionally, if Collective Growth is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Collective Growth’s stockholders. Because Collective Growth intends to distribute the proceeds held in the trust account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Collective Growth’s board may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and Collective Growth to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. Collective Growth cannot assure you that claims will not be brought against it for these reasons.

Collective Growth may be a target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into business combination agreements or similar agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Collective Growth’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Transactions, then that injunction may delay or prevent the Transactions from being completed. Currently, Collective Growth is not aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Transactions.

The Sponsor and Collective Growth’s officers and directors have agreed to vote in favor of the Business Combination, regardless of how Collective Growth’s public stockholders vote.

The Sponsor, as well as Collective Growth’s officers and directors, beneficially own and are entitled to vote an aggregate of approximately 21.1% of the outstanding Collective Growth Common Stock. These holders have agreed to vote their shares in favor of the business combination proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the meeting. Accordingly, it is more likely that the necessary stockholder approval for the business combination proposal and the other proposals will be received than would be the case if these holders agreed to vote their founder shares in accordance with the majority of the votes cast by Collective Growth’s public stockholders.

The ongoing COVID-19 pandemic may adversely affect Collective Growth’s and Innoviz’s ability to consummate the Transactions.

The COVID-19 pandemic has resulted in governmental authorities worldwide implementing numerous measures to contain the virus, including travel restrictions, quarantines, shelter-in-place orders and business limitations and shutdowns. More generally, the pandemic raises the possibility of an extended global economic downturn and has caused volatility in financial markets. The pandemic may also amplify many of the other risks described in this proxy statement/prospectus.

Collective Growth and Innoviz may be unable to complete the Transactions if continued concerns relating to COVID-19 restrict travel and limit the ability to have meetings with potential investors or the Innoviz personnel. The extent to which COVID-19 impacts Collective Growth’s and Innoviz’s ability to consummate the

Transactions will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extended period of time, Collective Growth’s and Innoviz’s ability to consummate the Transactions may be materially adversely affected.

If the Business Combination does not qualify as a reorganization under Section 368(a) of the Code, is taxable under Section 367(a) of the Code, or is otherwise taxable to U.S. Holders of Collective Growth common stock and/or Collective Growth warrants, then the Business Combination would be taxable with respect to such U.S. Holders.

The Business Combination (i) is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code (a “reorganization”), and (ii) is not expected to result in gain being recognized by U.S. Holders (as defined in “Certain Material U.S. Federal Income Tax Considerations”) of Collective Growth common stock and Collective Growth warrants immediately prior to the Effective Time under Section 367(a) of the Code (other than with respect to any such holder that would own, actually or constructively, 5% or more (by vote or value) of the outstanding shares of Innoviz stock immediately after the Business Combination) (together, the “Intended Tax Treatment”). The parties intend to report the Business Combination in a manner consistent with the Intended Tax Treatment. However, there are significant factual and legal uncertainties as to whether the Business Combination will qualify for the Intended Tax Treatment. For example, under Section 368(a) of the Code, the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Business Combination, its corporate parent) must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance directly on point as to how the provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with no active business and only investment-type assets, such as Collective Growth. Moreover, Section 367(a) of the Code and the applicable Treasury regulations promulgated thereunder provide that where a U.S. shareholder exchanges stock in a U.S. corporation for stock in a non-U.S. corporation in a transaction that would otherwise qualify as a reorganization within the meaning of Section 368(a) of the Code, the U.S. shareholder is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met. There are significant factual and legal uncertainties concerning the determination of certain of these requirements. Moreover, the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify for the Intended Tax Treatment, and neither Collective Growth nor Innoviz intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court will not sustain a challenge by the IRS.

If, at the Effective Time, any requirement for Section 368(a) of the Code is not met, then a U.S. Holder of Collective Growth common stock and/or Collective Growth warrants would recognize gain or loss in an amount equal to the difference, if any, between the fair market value (as of the closing date of the Business Combination) of Innoviz ordinary shares and/or Innoviz warrants received in the Business Combination, over such holder’s aggregate tax basis in the corresponding Collective Growth common stock and/or Collective Growth warrants surrendered by such holder in the Business Combination.

If, at the Effective Time, any requirement for Section 367(a) of the Code is not satisfied, then a U.S. Holder of Collective Growth common stock would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value as of the closing date of the Business Combination of Innoviz ordinary shares received in the Business Combination, over such holder’s aggregate tax basis in the Collective Growth common stock surrendered by such holder in the Business Combination.

The IRS may not agree that Innoviz should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Although Innoviz is incorporated and tax resident in Israel, the IRS may assert that it should be treated as a U.S. corporation (and therefore a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally considered a U.S. “domestic” corporation (or U.S. tax resident) if it is organized in the United States, and a corporation is generally considered a “foreign” corporation (or non-U.S. tax resident) if it is not a U.S. corporation. Because Innoviz is an entity incorporated and tax resident in Israel, it would generally be classified as a foreign corporation (or non-U.S. tax resident) under these rules. Section 7874 of the Code provides an exception under which a foreign incorporated and foreign tax resident entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

As more fully described in the section titled “Certain Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of Innoviz—Tax Residence of Innoviz for U.S. Federal Income Tax Purposes,” based on the terms of the Business Combination and certain factual assumptions, Innoviz is not currently expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Code Section 7874 after the Business Combination. However, the application of Section 7874 of the Code is complex and is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such U.S. Treasury regulations with possible retroactive effect) and is subject to certain factual uncertainties. Accordingly, there can be no assurance that the IRS will not challenge the status of Innoviz as a foreign corporation under Code Section 7874 or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Code Section 7874 Innoviz’s status as a foreign corporation for U.S. federal income tax purposes, Innoviz and certain Innoviz shareholders would be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Innoviz and future withholding taxes on certain Innoviz shareholders, depending on the application of any income tax treaty that might apply to reduce such withholding taxes.

See “Certain Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of Innoviz—Tax Residence of Innoviz for U.S. Federal Income Tax Purposes” for a more detailed discussion of the application of Code Section 7874 to the Business Combination. Investors in Innoviz should consult their own advisors regarding the application of Code Section 7874 to the Business Combination.

Code Section 7874 may limit the ability of Collective Growth to use certain tax attributes following the Business Combination, increase Innoviz’s U.S. affiliates’ U.S. taxable income or have other adverse consequences to Innoviz and Innoviz’s shareholders.

Following the acquisition of a U.S. corporation by a foreign corporation, Code Section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the acquiring foreign corporation is respected as a foreign corporation for purposes of Code Section 7874. In general, if a foreign corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation and after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 60% (by either vote or value) but less than 80% (by vote and value) of the shares of the foreign acquiring corporation by reason of holding shares in the acquired U.S. corporation, subject to other requirements, certain adverse tax consequences under Section 7874 of the Code may apply.

If these rules apply to the Business Combination, Innoviz and certain of Innoviz’s shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates and the requirement that any U.S. corporation owned by Innoviz include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation held thereby at a rate of 20%.

As more fully described in the section titled “Certain Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of Innoviz—Utilization of Collective Growth’s Tax Attributes and Certain Other Adverse Tax Consequences to Innoviz and Innoviz’s Shareholders,” based on the terms of the Business Combination and certain factual assumptions, Innoviz is not currently expected to be subject to these rules under Code Section 7874 after the Business Combination.

However, even if Innoviz is not subject to the above adverse consequences under Section 7874, Innoviz may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following the Business Combination. If Innoviz were to be treated as acquiring substantially all of the assets of a U.S. corporation within a 36-month period after the Business Combination, the Section 7874 Regulations would exclude certain shares of Innoviz attributable to the Business Combination for purposes of determining the Section 7874 Percentage of that subsequent acquisition, making it more likely that Code Section 7874 will apply to such subsequent acquisition.

See “Certain Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of Innoviz—Utilization of Collective Growth’s Tax Attributes and Certain Other Adverse Tax Consequences to Innoviz and Innoviz’s Shareholders” for a more detailed discussion of the application of Code Section 7874 to the Business Combination. Investors in Innoviz should consult their own advisors regarding the application of Code Section 7874 to the Business Combination.

Risks Related to the Adjournment Proposal

If the adjournment proposal is not approved, Collective Growth’s board of directors will not have the ability to adjourn the special meeting to a later date.

If, at the special meeting, the chairman presiding over the special meeting determines that it would be in the best interests of Collective Growth to adjourn the special meeting to give Collective Growth more time to consummate the Business Combination for whatever reason (such as if the Business Combination Proposal is not approved, or if Collective Growth would have net tangible assets of less than $5,000,001 either immediately prior to or upon the consummation of the Transactions, or if additional time is needed to fulfil other closing conditions), the chairman presiding over the special meeting will seek approval to adjourn the special meeting to a later date or dates. If the adjournment proposal is not approved, the chairman will not have the ability to adjourn the special meeting to a later date in order to solicit further votes. In such event, the Business Combination would not be completed.

Risks Related to the Combined Company Following the Business Combination

Any of the following risk factors could cause the combined company’s actual results to differ materially from anticipated results. These risks and uncertainties are not the only ones that the combined company faces.

Risks Related to Innoviz’s Business and Industry

Innoviz is an early stage company with a history of losses, and expects to incur significant expenses and continuing losses for the foreseeable future.

Innoviz has incurred net losses on an annual basis since its inception. Innoviz incurred a net loss of approximately $49.3 million for the nine months ended September 30, 2020 and net losses of approximately

$67.7 million and $56.4 million for the years ended December 31, 2019 and 2018, respectively. Innoviz believes that it will continue to incur operating and net losses each quarter until at least the time it begins commercial deliveries of its LiDAR-based products. Even if Innoviz is able to successfully develop and sell its LiDAR solutions, there can be no assurance that they will be commercially successful.

Innoviz expects the rate at which it will incur losses to be significantly higher in future periods as Innoviz:

•	expands its production capabilities to produce its LiDAR solutions, including costs associated with outsourcing the production of its LiDAR solutions;

•	expands its design, development, installation and servicing capabilities;

•	increases its investment in research and development;

•	produces an inventory of its LiDAR solutions;

•	supports additional design wins of serial production of OEM consumer vehicle programs; and

•	increases its sales and marketing activities and develops its distribution infrastructure.

Innoviz will incur the costs and expenses from these efforts before it receives incremental revenues with respect thereto, and therefore Innoviz’s losses in future periods may be significant. In addition, Innoviz may find that these efforts are more expensive than it currently anticipates or that these efforts may not result in revenues, which would further increase Innoviz’s losses.

Innoviz’s limited operating history and evolving business model makes evaluating its business and future prospects difficult and may increase the risk of your investment.

Innoviz has been focused on developing LiDAR products for autonomous driving systems since its inception in 2016. This relatively limited operating history makes it difficult to evaluate Innoviz’s future prospects and the risks and challenges it may encounter. Further, because Innoviz has limited historical financial data and operates in a rapidly evolving market, any predictions about its future revenue and expenses may not be as accurate as they would be if it had a longer operating history or operated in a more predictable market.

In addition, Innoviz’s business model may undergo changes or differ with respect to certain Tier-1 partners such that instead of manufacturing and selling a full-blown LiDAR solution, it may sell a chip-set containing certain components to the Tier-1 partner(s), which will then assemble the LiDAR solution in accordance with Innoviz’s design and sell the solution to the OEMs. To the extent that its business model does change, this will also render its historical operating history and financial data less useful in assessing its future prospects.

If Innoviz fails to address the risks and difficulties that it faces, including those described elsewhere in this “Risk Factors” section, its business, financial condition and results of operations could be adversely affected. Innoviz has encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If Innoviz’s assumptions regarding these risks and uncertainties, which it uses to plan and operate its business, are incorrect or change, or if it does not address these risks successfully, its results of operations could differ materially from its expectations and its business, financial condition and results of operations could be adversely affected.

Innoviz is creating innovative technology by designing and developing unique components. The high price of or low yield in these components may affect Innoviz’s ability to sell at competitive prices, or may lead to losses.

Part of Innoviz’s technological approach to providing cost-efficient LiDAR-based autonomous driving solutions featuring superior performance involves using a multi-disciplinary approach to design some of its components. Many of these components are complex and contain multiple sophisticated elements. Volume production of these elements may require extreme precision and present challenges to their manufacturers. This can lead to increased costs of production of the components which the manufacturers may pass on to Innoviz or a production run may yield fewer usable components than what was desired or anticipated. Any such increased components cost or suboptimal yield in production of Innoviz’s components may significantly increase Innoviz’s production costs and thereby decrease its margins and potentially increase or cause losses for Innoviz.

Innoviz expects to invest substantially in research and development for the purpose of developing and commercializing new products, and these investments could significantly reduce its profitability or increase its losses and may not generate revenue for Innoviz.

Innoviz’s future growth depends on maintaining its technological leadership in order to introduce new products that achieve market acceptance and penetrate new markets. Therefore Innoviz plans to incur substantial research and development costs as part of its efforts to design, develop, manufacture and commercialize new products and enhance existing products. Innoviz’s research and development expenses were approximately $42.1 million during the nine months ended September 30, 2020, and approximately $59.3 million and $58.3 million during the years ended December 31, 2019 and 2018, respectively and are likely to grow in the future. Future research and development expenses will adversely affect Innoviz’s future results of operations. In addition, Innoviz’s research and development program may not produce successful results, and even if it does successfully produce new products, those products may not achieve market acceptance, create additional revenue or become profitable.

Innoviz may experience significant delays in the design, production and launch of its LiDAR products for autonomous driving systems, which could harm its business, prospects, financial condition and operating results.

Innoviz’s recently announced product, InnovizTwo, which is still in the development and testing phase. Any delay in the financing, design, production and launch of InnovizTwo or of any other future products, could materially damage Innoviz’s brand, business, prospects, financial condition and operating results. There are often delays in the design, production and commercial release of new products, and Innoviz has limited experience in managing the process of introducing a new product and managing its launch. To the extent Innoviz delays the launch of InnovizTwo or any future product, its growth prospects could be adversely affected as it may fail to grow its market share.

Innoviz is substantially dependent on its design win with BMW and its relationship with Magna, and its business could be materially and adversely affected if the BMW L3 Program was terminated.

Innoviz’s business is substantially dependent on its design win with BMW. Innoviz is the supplier of LiDAR to the BMW Level 3 program (“BMW L3 Program”), through its Tier-1 partner, Magna. For the nine months ended September 30, 2020, sales to Magna accounted for approximately $2.3 million and for the years ended December 31, 2019 and December 31, 2018, sales to Magna accounted for approximately $1.0 million, and $0.5 million, respectively, representing 50% or more of total revenues during each respective period. There can be no assurance that Innoviz will be able to maintain its relationship with BMW or Magna and secure orders from Magna for BMW’s program. If BMW terminates or significantly alters or delays its L3 Program and/or alters its relationship with Innoviz in a manner that is adverse to Innoviz, Innoviz’s business would be materially adversely affected. Similarly, if Innoviz is unable to maintain its relationship with Magna, or if its arrangement with Magna is modified so that the economic terms become less favorable to Innoviz, then Innoviz’s business would be materially adversely affected.

The period of time from a design win to implementation is long and Innoviz is subject to the risks of not achieving design wins, cancellation or postponement of contracts or unsuccessful implementation.

Prospective customers, including those in the automotive industry, generally must make significant commitments of resources to test and validate Innoviz’s products and confirm that they can integrate with other technologies before including them in any particular system, product or model. The development cycles of Innoviz’s products with new customers varies widely depending on the application, market, customer and the complexity of the product. In the automotive market, for example, this development cycle can be five to seven years. As a result of these lengthy development cycles, Innoviz spends significant time and resources to have its products selected by automotive OEMs and their suppliers for use in a particular vehicle model, which is known as a design win. If Innoviz does not achieve a design win with respect to a particular vehicle model, it may not have an opportunity to supply its products to the automotive OEM for that vehicle model for a period of many years. If Innoviz’s products are not selected by an automotive OEM or its suppliers for one vehicle model or if Innoviz’s products are not successful in that vehicle model, it is unlikely that its product will be deployed in other vehicle models of that OEM. Further, Innoviz is subject to the risk that customers cancel or postpone implementation of its technology, as well as that it will not be able to integrate its technology successfully into a larger system with other sensing modalities. If Innoviz fails to win a significant number of vehicle models from one or more of automotive OEMs or their suppliers, or its customers cancel or postpone implementation, its business, results of operations and financial condition will be materially and adversely affected.

Innoviz may need to raise additional funds in the future in order to execute its business plan and these funds may not be available to Innoviz when it needs them. If Innoviz cannot raise additional funds when it needs them, its business, prospects, financial condition and operating results could be negatively affected.

Innoviz may require additional capital in the future in order to fund its growth strategy or to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions or unforeseen circumstances. It may also determine to raise equity or debt financing for other reasons. For example, in order to further enhance business relationships with current or potential customers or partners, Innoviz may issue equity or equity-linked securities to such current or potential customers or partners.

Innoviz may not be able to timely secure additional debt or equity financing on favorable terms, or at all. If Innoviz raises additional funds through the issuance of equity or convertible debt or other equity-linked securities, its existing shareholders could experience significant dilution. In addition, any debt financing obtained by Innoviz in the future, whether in the form of a credit facility or otherwise, could involve restrictive covenants relating to its capital raising activities and other financial and operational matters, which may make it more difficult for Innoviz to obtain additional capital and to pursue business opportunities, including potential acquisitions. If Innoviz is unable to obtain adequate financing or financing on terms satisfactory to Innoviz when Innoviz requires it, Innoviz’s ability to continue to grow or support its business and to respond to business challenges could be significantly limited. In addition, because Innoviz’s decision to issue debt or equity in the future will depend on market conditions and other factors beyond its control, it cannot predict or estimate the amount, timing, nature or success of its future capital raising efforts.

If market adoption of LiDAR for autonomous vehicles does not continue to develop, or develops more slowly than Innoviz expects, its business will be adversely affected.

While Innoviz’s LiDAR-based solutions can be applied to different use cases across end markets, Innoviz has been and expects to continue to be significantly focused on automotive applications. Despite the fact that the automotive industry has engaged in considerable effort to research and test LiDAR products for advanced driver-assistance systems (“ADAS”) and autonomous driving applications, there is no guaranty that the automotive industry will introduce LiDAR products in commercially available vehicles. LiDAR products are still relatively new in the market and it is possible that other sensor technologies and devices, based on new or existing technology or a combination of technologies, will achieve acceptance or leadership in the ADAS and autonomous driving industries. Even if LiDAR products are used in initial generations of autonomous driving technology and certain ADAS products, Innoviz cannot guarantee that LiDAR products will be designed into or included in subsequent generations of such commercialized technology. In addition, Innoviz expects that initial generations of autonomous vehicles will be focused on limited applications, such as robo-taxis, and that mass market adoption of autonomous technology may lag behind these initial applications significantly. The speed of market growth for ADAS or autonomous vehicles is difficult if not impossible to predict, and it is more difficult to predict this market’s future growth in light of the economic consequences of the COVID-19 pandemic. In addition, to the extent that the market for autonomous vehicle develops successfully, Innoviz expects that there will be increasing competition from providers of sensing technology based on LiDAR and other modalities. If commercialization of LiDAR products is not successful, or not as successful as Innoviz or the market expects, or if other sensing modalities gain acceptance by developers of autonomous driving systems or ADAS, automotive OEMs, regulators and safety organizations or other market participants by the time autonomous vehicle technology achieves mass market adoption, Innoviz’s business, results of operations and financial condition will be materially and adversely affected.

Innoviz targets many customers that are large companies with substantial negotiating power, exacting product standards and potentially competitive internal solutions. If Innoviz is unable to sell its products to these customers, its prospects and results of operations will be adversely affected.

Many of Innoviz’s customers and potential customers are large, multinational companies with substantial negotiating power relative to Innoviz and, in some instances, may have internal solutions that are competitive to Innoviz’s products. These large, multinational companies also have significant resources, which may allow them to acquire or develop competitive technologies either independently or in partnership with others. Accordingly, even after investing significant resources to develop a product, Innoviz may not secure a design win or may not be able to commercialize a product on profitable terms. If Innoviz’s products are not selected by these large companies or if these companies develop or acquire competitive technology or negotiate terms that are disadvantageous to Innoviz, it will have an adverse effect on Innoviz’s business.

Innoviz continues to implement strategic initiatives designed to grow its business. These initiatives may prove more costly than it currently anticipates, and Innoviz may not succeed in increasing its revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability.

Innoviz continues to make investments and implement initiatives designed to grow its business, including:

•	investing in research and development;

•	expanding its sales and marketing efforts to attract new customers across industries;

•	investing in new applications and markets for its products;

•	further enhancing its manufacturing processes and partnerships; and

•	investing in legal, accounting, and other administrative functions necessary to support its operations as a public company.

These initiatives may prove more expensive than it currently anticipates, and Innoviz may not succeed in increasing its revenue, if at all, in an amount sufficient to offset these higher expenses and to achieve and maintain profitability. The market opportunities Innoviz is pursuing are at an early stage of development, and it may be many years before the end markets Innoviz expects to serve generate significant demand for its products at scale, if at all.

In addition, Innoviz’s revenue may be adversely affected for a number of reasons, including the development and/or market acceptance of new technology that competes with its LiDAR products, changes by OEMs or other market participants to their autonomous vehicle technology, failure of Innoviz’s customers to commercialize autonomous systems that include Innoviz’s LiDAR solutions, Innoviz’s inability to effectively manage its inventory or manufacture products at scale, Innoviz’s failure to enter new markets or to attract new customers or expand orders from existing customers or due to increasing competition. Furthermore, it is difficult to predict the size and growth rate of Innoviz’s target markets, customer demand for its products, commercialization timelines, developments in autonomous sensing and related technology, the entry of competitive products, or the success of existing competitive products and services. Accordingly, Innoviz does not expect to achieve profitability over the near term. If Innoviz’s revenue does not grow over the long term, its ability to achieve and maintain profitability may be adversely affected, and the value of its business may significantly decrease.

The markets in which Innoviz competes are characterized by rapid technological change, which requires Innoviz to continue to develop new products and product innovations, and could adversely affect market adoption of its products.

While Innoviz intends to invest substantial amounts on research and development, continuing technological changes in sensing technology, as well as changes in the ADAS and autonomous driving industries, could adversely affect adoption of LiDAR and/or Innoviz’s products. Innoviz’s future success will depend upon its ability to develop and introduce a variety of new capabilities and innovations to its existing product offerings, as well as to introduce a variety of new product offerings to address the changing needs of the markets in which Innoviz offers its products. For example, Innoviz is currently working on its InnovizTwo product, as well as several other new LiDAR products. Innoviz cannot guarantee that its new products will be released in a timely manner, or at all, or achieve market acceptance. Delays in delivering new products that meet customer requirements could damage Innoviz’s relationships with customers and lead them to seek alternative sources of supply.

If Innoviz is unable to devote adequate resources to develop products or cannot otherwise successfully develop products or system configurations that meet customer requirements, including pricing, on a timely basis or that remain competitive with other technological alternatives, its products could lose market share, its revenue will decline, it may experience operating losses and its business and prospects will be adversely affected.

Certain of Innoviz’s strategic, development and supply arrangements could be terminated or may not materialize into long-term contract partnership arrangements.

Innoviz has arrangements with strategic, development and supply partners and collaborators. Some of these arrangements are evidenced by memorandums of understandings, early stage agreements that are used for design and development purposes but that will require renegotiation at later stages of development or replacement by production or master agreements that have yet to be implemented under separately negotiated statements of work, each of which could be terminated or may not materialize into next-stage contracts or long-term contract partnership arrangements. If these arrangements are terminated or if Innoviz is unable to enter into next-stage contracts or long-term operational contracts, its business, prospects, financial condition and operating results may be materially adversely affected.

Innoviz may experience difficulties in managing its growth and expanding its operations.

Innoviz expects to experience significant growth in the scope and nature of its operations. Innoviz’s ability to manage its operations and future growth will require Innoviz to continue to improve its operational, financial and management controls, compliance programs and reporting systems. Innoviz is currently in the process of strengthening its compliance programs, including its compliance programs related to export controls, privacy and cybersecurity and anti-corruption. Innoviz may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems and procedures, which could have an adverse effect on its business, reputation and financial results.

Continued pricing pressures, automotive OEM cost reduction initiatives and the ability of automotive OEMs to re-source or cancel vehicle or technology programs may result in lower than anticipated margins or losses, which may adversely affect Innoviz’s business.

Cost-cutting initiatives adopted by Innoviz’s customers often result in increased downward pressure on pricing. Innoviz expects that its agreements with automotive OEMs may require step-downs in pricing over the term of the agreements or, if commercialized, over the periods of production. In addition, Innoviz’s automotive OEM customers often reserve the right to terminate their supply contracts for convenience, which enhances their ability to obtain price reductions. Automotive OEMs also possess significant leverage over their suppliers, including Innoviz, because the automotive component supply industry is highly competitive, serves a limited number of customers and has a high fixed cost base. Accordingly, Innoviz expects to be subject to substantial continuing pressure from automotive OEMs and Tier-1 suppliers to reduce the price of its products. It is possible that pricing pressures beyond Innoviz’s expectations could intensify as automotive OEMs pursue restructuring, consolidation and cost-cutting initiatives. If Innoviz is unable to generate sufficient production cost savings in the future to offset price reductions, its gross margin and profitability would be adversely affected.

Adverse conditions in the automotive industry or the global economy more generally could have adverse effects on Innoviz’s results of operations.

Innoviz’s business is directly affected by and significantly dependent on business cycles and other factors affecting the global automobile industry and global economy generally. Automotive production and sales are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences, changes in interest rates and credit availability, consumer confidence, fuel costs, fuel availability, environmental impact, governmental incentives and regulatory requirements and political volatility, especially in energy-producing countries and growth markets. In addition, automotive production and sales can be affected by Innoviz’s automotive OEM customers’ ability to continue operating in response to challenging economic conditions and in response to regulatory requirements and other factors. The volume of automotive production in North America, Europe and the rest of the world has fluctuated, sometimes significantly, from year to year, and Innoviz expects any such fluctuations to give rise to fluctuations in the demand for its products. Any significant adverse change in any of these factors may result in a reduction in automotive sales and production by Innoviz’s automotive OEM customers and could have a material adverse effect on its business, results of operations and financial condition.

Adoption of LiDAR for other emerging markets may not occur or may occur much more slowly than Innoviz anticipates, which would adversely affect Innoviz’s business and prospects.

Innoviz is investing in and pursuing market opportunities outside of the automotive markets, including in industrial, delivery, surveillance and security robots, mapping applications for topography and smart city initiatives. Innoviz believes that its future revenue growth, if any, will depend in part on its ability to expand within new markets such as these and to enter new markets as they emerge. Each of these markets presents distinct risks and, in many cases, requires Innoviz to address the particular requirements of that market.

Addressing these requirements can be time-consuming and costly. The market for LiDAR technology outside of automotive applications is relatively new, rapidly developing and unproven in many markets or industries. Many of the participants in the markets for LiDAR technology outside of the automotive industry are still in testing and developing their technologies and products and may not succeed to commercialize products or systems with LiDAR products or at all. Innoviz cannot be certain that LiDAR will be sold into these markets, or any market outside of automotive market, at scale. Adoption of LiDAR products, including Innoviz’s products, outside of the automotive industry will depend on numerous factors, including: whether the technological capabilities of LiDAR and LiDAR-based products meet users’ current or anticipated needs, whether the benefits of designing LiDAR into larger sensing systems outweigh the costs, complexity and time needed to deploy such technology or replace or modify existing systems that may have used other modalities such as cameras and radar, whether users in other applications can move beyond the testing and development phases and proceed to commercializing systems supported by LiDAR technology and whether LiDAR developers such as Innoviz can keep pace with rapid technological change in certain developing markets and the global response to the COVID-19 pandemic and the length of any associated work stoppages. If LiDAR technology does not achieve commercial success outside of the automotive industry, or if the market develops at a pace slower than Innoviz expects, Innoviz’s business, results of operation and financial condition may be materially and adversely affected.

As part of growing its business, Innoviz may make acquisitions. If Innoviz fails to successfully select, execute or integrate its acquisitions, then its business, results of operations and financial condition could be materially adversely affected and the stock price of the combined company could decline.

From time to time, Innoviz may undertake acquisitions to add new products and technologies, acquire talent, gain new sales channels or enter into new markets or sales territories. Acquisitions involve numerous risks and challenges, including relating to the successful integration of the acquired business and its key personnel, entering into new territories or markets with which Innoviz has limited or no prior experience, establishing or maintaining business relationships with new customers, channel partners, vendors and suppliers, unexpected liabilities and potential post-closing disputes.

To date, Innoviz has no experience with acquisitions and the integration of acquired technology and personnel. Further, the ability to successfully identify an acquisition candidate, negotiate and close an acquisition and then integrate the acquired company may be made more difficult by travel limitations and difficulties resulting from the COVID-19 pandemic. Failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect its business, financial condition and results of operations and could cause the combined company’s share price to decline.

The complexity of Innoviz’s products could result in unforeseen delays or expenses from undetected defects, errors or bugs in hardware or software which could reduce the market adoption of its new products, damage its reputation with current or prospective customers, expose Innoviz to product liability, warranty and other claims and adversely affect its operating costs.

Innoviz’s products are technologically complex and require high standards to manufacture. Innoviz has experienced in the past and will likely also experience in the future defects, errors or bugs at various stages of development and manufacturing. Innoviz may be unable to timely release new products, manufacture existing products, correct problems that have arisen or correct such problems to its customers’ satisfaction. Additionally, undetected errors, defects, especially as new products are introduced or as new versions are released, could result in serious injury, including fatalities, to the end users of technology incorporating Innoviz’s products, or those in the surrounding area, its customers never being able to commercialize technology incorporating our products, litigation against Innoviz, negative publicity and other consequences. These risks are particularly prevalent in the highly competitive autonomous driving and ADAS markets. Some errors or defects in Innoviz’s products may only be discovered after they have been tested, commercialized and deployed by customers. In accordance with customary practice in the automotive industry, Innoviz provides its customer with a time-limited warranty to its products. If such errors or defects occur within the respective warranty period, Innoviz may incur significant additional development costs and product recall, repair or replacement costs. These problems may also result in claims against Innoviz by its customers or by third parties. Innoviz’s reputation or brand may be damaged as a result of these problems and customers may be reluctant to buy its products, which could adversely affect its ability to retain existing customers and attract new customers, and could adversely affect its financial results.

In addition, Innoviz could face material legal claims for breach of contract, product liability, tort or breach of warranty as a result of these problems. Defending a lawsuit, regardless of its merit, could be costly and may divert management’s attention and adversely affect the market’s perception of Innoviz and its products. In addition, Innoviz’s business liability insurance coverage could prove inadequate with respect to a claim and future coverage may be unavailable on acceptable terms or at all. These product-related issues could result in claims against Innoviz and its business could be adversely affected.

Moreover, legislation and regulations may be adopted or changed over time to increase Innoviz’s liability associated with the use of its products, which may make Innoviz’s liability insurance coverage inadequate to fully mitigate such risks or rather make it significantly more costly, which could adversely affect its operating results and financial condition.

Innoviz operates in a highly competitive market against a large number of both established competitors and new market entrants, and some market participants have substantially greater resources than Innoviz.

The markets for sensing technology applicable to autonomous solutions across numerous industries are highly competitive. Innoviz’s future success will depend on its ability to maintain its lead by continuing to develop and protect from infringement advanced LiDAR technology in a timely manner and to stay ahead of existing and new competitors. Innoviz’s competitors are numerous and they compete with it directly by offering LiDAR products and indirectly by attempting to solve some of the same challenges with different technology. Innoviz faces competition from camera and radar companies, other developers of LiDAR products, Tier-1 suppliers and other technology and automotive supply companies, some of which have significantly greater resources than it does. Some examples of Innoviz’s competitors include Hesai, Ibeo Automotive Systems, LeddarTech, Velodyne, Luminar, Valeo SA, Bosch and Continental. In the automotive market, Innoviz’s competitors have commercialized non-LiDAR-based ADAS technology which has achieved market adoption, strong brand recognition and may continue to improve. Other competitors are working towards commercializing autonomous driving technology and either by themselves, or with a publicly announced partner, have substantial financial, marketing, research and development and other resources. Some of Innoviz’s customers in the autonomous vehicle and ADAS markets have announced development efforts or made acquisitions directed at creating their own LiDAR-based or other sensing technologies, which would compete with Innoviz’s solutions. Innoviz does not know how close these competitors are to commercializing autonomous driving systems or novel ADAS applications. In markets outside of the automotive industry, its competitors, like Velodyne, seek to develop new sensing applications across industries. Even in these emerging markets, Innoviz faces substantial competition from numerous competitors seeking to prove the value of their technology. Additionally, increased competition may result in pricing pressure and reduced margins and may impede Innoviz’s ability to increase the sales of its products or cause it to lose market share, any of which will adversely affect its business, results of operations and financial condition.

Innoviz expects its results of operations to fluctuate on a quarterly and annual basis, which could cause the share price of the combined company to fluctuate or decline.

Innoviz’s quarterly results of operations have fluctuated in the past and may vary significantly in the future. For example, its revenues for the nine months ended September 20, 2020 and the years ended December 31, 2019 and 2018, respectively, were approximately $3,680,000, $1,575,000 and $62,000. As such, historical comparisons of its operating results may not be meaningful. In particular, because Innoviz’s sales to date have primarily been to customers making purchases for research and development projects, sales in any given quarter can fluctuate based on the timing and success of its customers’ development projects. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Innoviz’s quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of its control and may not fully reflect the underlying performance of Innoviz’s business. These fluctuations could adversely affect Innoviz’s ability to meet its expectations or those of securities analysts or investors. If Innoviz does not meet these expectations for any period, the value of its business and its securities, or those of the combined company, could decline significantly. Factors that may cause these quarterly fluctuations include, without limitation, those listed below:

•	The timing and magnitude of orders and shipments of Innoviz’s products in any quarter;

•	Pricing changes Innoviz may adopt to drive market adoption or in response to competitive pressure;

•	Innoviz’s ability to retain its existing customers and attract new customers;

•	Innoviz’s ability to develop, introduce, manufacture and ship in a timely manner products that meet customer requirements;

•	Disruptions in Innoviz’s sales channels or termination of its relationship with important channel partners;

•	Delays in customers’ purchasing cycles or deferments of customers’ purchases in anticipation of new products or updates from Innoviz or its competitors;

•	Fluctuations in demand pressures for Innoviz’s products;

•	The mix of products sold in any quarter;

•	The duration of the global COVID-19 pandemic and the time it takes for economic recovery;

•	The timing and rate of broader market adoption of autonomous systems utilizing Innoviz’s smart vision solutions across the automotive and other market sectors;

•	Market acceptance of LiDAR and further technological advancements by Innoviz’s competitors and other market participants;

•	The ability of Innoviz’s customers to commercialize systems that incorporate its products;

•	Any change in the competitive dynamics of Innoviz’s markets, including consolidation of competitors, regulatory developments and new market entrants;

•	Innoviz’s ability to effectively manage its inventory;

•	Changes in the source, cost, availability of and regulations pertaining to materials Innoviz uses;

•	Adverse litigation, judgments, settlements or other litigation-related costs, or claims that may give rise to such costs; and

•	General economic, industry and market conditions, including trade disputes.

Changes in tax laws or exposure to additional income tax liabilities could affect Innoviz’s future profitability.

Factors that could materially affect Innoviz’s future effective tax rates include but are not limited to:

•	Changes in tax laws or the regulatory environment;

•	Changes in accounting and tax standards or practices;

•	Changes in the composition of operating income by tax jurisdiction; and

•	Innoviz’s operating results before taxes.

Because Innoviz does not have a long history of operating at its present scale and it has significant expansion plans, Innoviz’s effective tax rate may fluctuate in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. GAAP, changes in the composition of earnings in countries with differing tax rates, changes in deferred tax assets and liabilities, or changes in tax laws.

Changes in Innoviz’s product mix may impact its financial performance.

Innoviz’s financial performance can be affected by the mix of products it sells during a given period. If Innoviz’s sales include more of the lower gross margin products than higher gross margin products, its results of operations and financial condition may be adversely affected. There can be no guarantees that Innoviz will be able to successfully alter its product mix so that it is selling more of its high gross margin products. In addition, Innoviz’s earnings forecasts and guidance after the Business Combination are expected to include assumptions about product sales mixes. If actual results vary from this projected product mix of sales, Innoviz’s results of operations and financial condition could be adversely affected.

Innoviz is highly dependent on the services of its co-founders, Omer Keilaf, Oren Rosenzweig and Oren Buskila.

Innoviz is highly dependent on its co-founders, Omer Keilaf, Oren Rosenzweig and Oren Buskila. Messrs. Keilaf, Rosenzweig and Buskila have acted as Innoviz’s Chief Executive Officer, Chief Business Officer and Chief R&D Officer, respectively, since its inception, and as such, are deeply involved in all aspects of Innoviz’s business, including product development. The loss of any of them would adversely affect Innoviz’s business because this could make it more difficult to, among other things, compete with other market participants, manage Innoviz’s R&D activities and retain existing customers or cultivate new ones. Negative public perception of, or negative news related to, any of Messrs. Keilaf, Rosenzweig or Buskila may adversely affect Innoviz’s brand, relationship with customers or standing in the industry.

Innoviz’s management team has limited experience managing a public company.

Innoviz’s management team has limited experience managing a publicly-traded company, interacting with public company investors and complying with the increasingly-complex laws pertaining to public companies. Innoviz’s management team may not successfully or efficiently manage their new roles and responsibilities, Innoviz’s transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from Innoviz’s senior management and could divert their attention away from the day-to-day management of Innoviz’s business, which could adversely affect Innoviz’s business, financial condition and operating results.

Innoviz’s business depends on its ability to attract and retain highly skilled personnel and senior management. Failure to effectively retain, attract and motivate key employees could diminish the anticipated benefits of the Business Combination.

Competition for highly-skilled personnel is often intense, especially in Israel, where Innoviz’s principal office is located, and it may incur significant costs to attract them. Innoviz may face challenges in attracting or retaining qualified personnel to fulfill its current or future needs. Innoviz has, from time to time, experienced, and it expects to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of Innoviz’s equity or equity awards declines, including after Closing, it may adversely affect Innoviz’s ability to retain highly skilled employees. The success of the Business Combination will depend in part on the attraction, retention and motivation of executive personnel critical to the business and operations of Innoviz. If Innoviz fails to attract new personnel or fails to retain and motivate its current personnel, Innoviz could face disruptions in its operations, strategic relationships, key information, expertise or know-how and unanticipated recruitment and onboarding costs, and its business and future growth prospects could be adversely affected.

Innoviz relies on third-party suppliers and, because some of the key components in its products come from limited or sole sources of supply, Innoviz is susceptible to supply shortages, long lead times for components and supply changes, any of which could disrupt its supply chain and could delay deliveries of its products to customers.

Some of the components that go into the manufacture of Innoviz’s solutions are sourced from third-party suppliers. Some of the key components used to manufacture Innoviz’s products come from limited or single source suppliers. Innoviz is therefore subject to the risk of shortages and long lead times in the supply of these components and the risk that its suppliers discontinue or modify components used in its products. This risk may be amplified by the effects of the COVID-19 pandemic and other health epidemics and outbreaks due to, among other things, work stoppages or interruptions. For example, Innoviz’s products depend on external semi-conductor foundries. Any disruptions to those foundries could materially and adversely affect Innoviz’s ability to manufacture its solutions. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in quantities and delivery schedules. Innoviz has in the past experienced and may in the future experience component shortages and price fluctuations of certain key components and materials, and the predictability of the availability and pricing of these components may be limited. In the event of a component shortage, supply interruption or material pricing change from suppliers of these components, Innoviz may not be able to develop alternate sources in a timely manner or at all in the case of sole or limited sources. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, could adversely affect Innoviz’s relationships with its customers and could cause delays in shipment of its products and adversely affect its operating results. In addition, increased component costs could result in lower gross margins. Even where Innoviz is able to pass increased component costs along to its customers, there may be a lapse of time before it is able to do so such that Innoviz must absorb the increased cost. If Innoviz is unable to buy these components in quantities sufficient to meet its requirements on a timely basis, it will not be able to deliver products to its customers, which may result in such customers using competitive products instead of Innoviz’s products.

Innoviz’s sales and operations in international markets expose it to operational, financial and regulatory risks.

International sales comprise a significant amount of Innoviz’s overall revenue. Sales to international customers accounted for 100%, 82% and 93% of Innoviz’s revenue in 2018 and 2019 and the nine months ended September 30, 2020, respectively. Innoviz is committed to growing its international sales, and while it has committed resources to expanding its international operations and sales channels, these efforts may not be successful. International operations are subject to a number of other risks, including:

•	Exchange rate fluctuations;

•	Political and economic instability, international terrorism and anti-American sentiment, particularly in emerging markets;

•	Global or regional health crises, such as the COVID-19 pandemic;

•	Potential for violations of anti-corruption laws and regulations, such as those related to bribery and fraud;

•	Preference for locally branded products, and laws and business practices favoring local competition;

•	Potential consequences of, and uncertainty related to, the “Brexit” process in the United Kingdom, which could lead to additional expense and complexity in doing business there;

•	Increased difficulty in managing inventory;

•	Delayed revenue recognition;

•	Less effective protection of intellectual property;

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Stringent regulation of the autonomous or other systems or products using Innoviz’s products and stringent consumer protection and product compliance regulations, including but not limited to General Data Protection Regulation in the European Union, European competition law, the Restriction of Hazardous Substances directive, the Waste Electrical and Electronic Equipment directive and the European Ecodesign directive that are costly to comply with and may vary from country to country;

•	Difficulties and costs of staffing and managing foreign operations;

•	Import and export laws and the impact of tariffs; and

•	Changes in local tax and customs duty laws or changes in the enforcement, application or interpretation of such laws.

The occurrence of any of these risks could negatively affect Innoviz’s international business and consequently its business, operating results and financial condition.

Unforeseen eye safety issues could result in injuries to people which could result in adverse effects on Innoviz’s business and reputation.

Innoviz’s LiDAR utilizes lasers for performing 3D sensing. While Innoviz has developed system components designed to prevent its LiDAR lasers from harming human eyes, in the event that an unforeseen issue arises that results in serious injury, Innoviz’s reputation or brand may be damaged and Innoviz could face material legal claims for breach of contract, product liability, tort or breach of warranty as a result of these problems. Defending a lawsuit, regardless of its merit, could be costly and may divert management’s attention and adversely affect the market’s perception of Innoviz and its products. In addition, Innoviz’s business liability insurance coverage could prove inadequate with respect to a claim and future coverage may be unavailable on acceptable terms or at all.

Innoviz’s business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, global pandemics, and interruptions by man-made problems, such as network security breaches, computer viruses or terrorism. Material disruptions of Innoviz’s business or information systems resulting from these events could adversely affect its operating results.

A significant natural disaster, such as an earthquake, fire, flood or significant power outage or other similar events, such as infectious disease outbreaks or pandemic events, including the COVID-19 pandemic, could have an adverse effect on Innoviz’s business and operating results. The COVID-19 pandemic has produced meaningful operational challenges and Innoviz expects to continue to experience disruptions in its business during the second half of 2020. COVID-19 has heightened many of the other risks described herein, such as the demand for Innoviz’s products, its ability to achieve or maintain profitability and its ability to raise additional capital in the future. Despite the implementation of network security measures, Innoviz’s networks and LiDAR products also may be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with its solutions. In addition, natural disasters, acts of terrorism or war could cause disruptions in Innoviz’s remaining manufacturing operations, Innoviz’s or its customers’ or channel partners’ businesses, Innoviz’s suppliers’ or the economy as a whole. Innoviz also relies on information technology systems to communicate among its workforce and with third parties. Any disruption to Innoviz’s communications, whether caused by a natural disaster or by manmade problems, such as power disruptions, could adversely affect its business. Innoviz does not have a formal disaster recovery plan or policy in place and does not currently require that its suppliers’ partners have such plans or policies in place. To the extent that any such disruptions result in delays or cancellations of orders or impede its suppliers’ ability to timely deliver product components, or the deployment of its products, Innoviz’s business, operating results and financial condition would be adversely affected.

Innoviz has been, and may in the future be, adversely affected by the global COVID-19 pandemic, the duration and economic, governmental and social impact of which is difficult to predict, which may significantly harm Innoviz’s business, prospects, financial condition and operating results.

The ongoing COVID-19 pandemic as well as other possible health epidemics and outbreaks could result in a material adverse impact on Innoviz’s or its customers’ business operations including reduction or suspension of operations in the U.S. or certain parts of the world. Innoviz’s engineering and manufacturing operations, among others, cannot all be conducted in a remote working structure and often require on-site access to materials and equipment. Innoviz has customers with international operations in varying industries. It also depends on suppliers and manufacturers worldwide. Depending upon the duration of the ongoing COVID-19 pandemic and the associated business interruptions, its customers, suppliers, manufacturers and partners may suspend or delay their engagement with Innoviz, which could result in a material adverse effect on its financial condition. Innoviz’s response to the ongoing COVID-19 pandemic may prove to be inadequate and it may be unable to continue its operations in the manner it had prior to the outbreak, and may endure interruptions, reputational harm, delays in its product development and shipments, all of which could have an adverse effect on its business, operating results, and financial condition. In addition, when the pandemic subsides, Innoviz cannot assure you as to the timing of any economic recovery, which could continue to have a material adverse effect on its target markets and its business.

Risks Related to Innoviz’s Intellectual Property

Innoviz may not be able to adequately protect or enforce its intellectual property rights or prevent unauthorized parties from copying or reverse engineering its solutions. Innoviz’s efforts to protect and enforce its intellectual property rights and prevent third parties from violating its rights may be costly.

The success of Innoviz’s products and its business depends in part on Innoviz’s ability to obtain patents and other intellectual property rights and maintain adequate legal protection for its products in the United States and other international jurisdictions. Innoviz relies on a combination of patent, copyright, service mark, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect its proprietary rights, all of which provide only limited protection. Innoviz cannot assure you that any patents will be issued with respect to its currently pending patent applications or that any trademarks will be registered with respect to its currently pending applications in a manner that gives Innoviz adequate defensive protection or competitive advantages, if at all, or that any patents issued to Innoviz or any trademarks registered by it will not be challenged, invalidated or circumvented. Innoviz has filed for patents and trademarks in the United States and in certain international jurisdictions, but such protections may not be available in all countries in which it operates or in which Innoviz seeks to enforce its intellectual property rights, or may be difficult to enforce in practice. Innoviz’s currently issued patents and trademarks and any patents and trademarks that may be issued or registered, as applicable, in the future with respect to pending or future applications may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. Innoviz cannot be certain that the steps it has taken will prevent unauthorized use of its technology or the reverse engineering of its technology. Moreover, others may independently develop technologies that are competitive to Innoviz or infringe Innoviz’s intellectual property.

Protecting against the unauthorized use of Innoviz’s intellectual property, products and other proprietary rights is expensive and difficult, particularly internationally. Innoviz believes that its patents relating to the use of 905nm lasers in LiDAR products for the autonomous vehicle market are foundational and it intends to enforce the intellectual property portfolio it has built. Unauthorized parties may attempt to copy or reverse engineer Innoviz’s solutions or certain aspects of Innoviz’s solutions that it considers proprietary. Litigation may be necessary in the future to enforce or defend Innoviz’s intellectual property rights, to prevent unauthorized parties from copying or reverse engineering its solutions, to determine the validity and scope of the proprietary rights of others or to block the importation of infringing products into the U.S.

Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which Innoviz’s products are available and competitors based in other countries may sell infringing products in one or more markets. An inability to adequately protect and enforce Innoviz’s intellectual property and other proprietary rights or an inability to prevent authorized parties from copying or reverse engineering its smart vision solutions or certain aspects of its solutions that Innoviz considers proprietary could seriously adversely affect its business, operating results, financial condition and prospects.

In addition to patented technology, Innoviz relies on its unpatented proprietary technology, trade secrets, processes and know-how.

Innoviz relies on proprietary information (such as trade secrets, know-how and confidential information) to protect intellectual property that may not be patentable or subject to copyright, trademark, trade dress or service mark protection, or that Innoviz believes is best protected by means that do not require public disclosure.

Innoviz generally seeks to protect this proprietary information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non-disclosure and non-use provisions with its employees, consultants, contractors and third parties. However, Innoviz may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of its proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. Innoviz has limited control over the protection of trade secrets used by its current or future manufacturing partners and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, Innoviz’s proprietary information may otherwise become known or be independently developed by its competitors or other third parties. To the extent that its employees, consultants, contractors, advisors and other third parties use intellectual property owned by others in their work for Innoviz, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of Innoviz’s proprietary rights, and failure to obtain or maintain protection for its proprietary information could adversely affect its competitive business position. Furthermore, laws regarding trade secret rights in certain markets where Innoviz operates may afford little or no protection to its trade secrets.

Innoviz also relies on physical and electronic security measures to protect its proprietary information, but it cannot provide assurance that these security measures will not be breached or provide adequate protection for its property. There is a risk that third parties may obtain and improperly utilize Innoviz’s proprietary information to its competitive disadvantage. Innoviz may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce its intellectual property rights.

Third-party claims that Innoviz is infringing intellectual property, whether successful or not, could subject it too costly and time-consuming litigation or expensive licenses, and its business could be adversely affected.

Although Innoviz holds patents related to its products, a number of companies, both within and outside of the LiDAR industry, hold other patents covering aspects of LiDAR products. In addition to these patents, participants in this industry typically also protect their technology, especially embedded software, through copyrights and trade secrets. As a result, there is frequent litigation based on allegations of infringement, misappropriation or other violations of intellectual property rights. Innoviz may receive in the future inquiries from other intellectual property holders and may become subject to claims that it infringes their intellectual property rights, particularly as Innoviz expands its presence in the market. In addition, parties may claim that the names and branding of Innoviz’s products infringe their trademark rights in certain countries or territories. If such a claim were to prevail, Innoviz may have to change the names and branding of its products in the affected territories and it could incur other costs.

Innoviz currently has a number of agreements in effect pursuant to which it has agreed to defend, indemnify and hold harmless its customers, suppliers, and partners from damages and costs which may arise from the infringement by Innoviz’s products of third-party patents or other intellectual property rights. The scope of these indemnity obligations varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Innoviz’s insurance may not cover all intellectual property infringement claims. A claim that its products infringe a third party’s intellectual property rights, even if untrue, could adversely affect Innoviz’s relationships with its customers, may deter future customers from purchasing its products and could expose Innoviz to costly litigation and settlement expenses. Even if Innoviz is not a party to any litigation between a customer and a third party relating to infringement by its products, an adverse outcome in any such litigation could make it more difficult for Innoviz to defend its products against intellectual property infringement claims in any subsequent litigation in which it is a named party. Any of these results could adversely affect Innoviz’s brand and operating results.

Innoviz’s defense of intellectual property rights claims brought against it or its customers, suppliers and channel partners, with or without merit, could be time-consuming, expensive to litigate or settle, divert management resources and attention and force Innoviz to acquire intellectual property rights and licenses, which may involve substantial royalty or other payments and may not be available on acceptable terms or at all. Further, a party making such a claim, if successful, could secure a judgment that requires Innoviz to pay substantial damages or obtain an injunction. An adverse determination also could invalidate Innoviz’s intellectual property rights and adversely affect its ability to offer its products to its customers and may require that Innoviz procure or develop substitute products that do not infringe, which could require significant effort and expense. Any of these events could adversely affect Innoviz’s business, operating results, financial condition and prospects.

Legal and Regulatory Risks Related to Innoviz’s Business

Innoviz is subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, use, distribution and sale of its products. Some of Innoviz’s customers also require that it comply with their own unique requirements relating to these matters.

Innoviz manufactures and sells products that contain electronic components, and such components may contain materials that are subject to government regulation in both the locations where Innoviz manufactures and assembles its products, as well as the locations where Innoviz sells its products. For example, in the United States, laser-emitting products, including Innoviz’s LiDAR systems, are subject to regulation by the U.S. Food and Drug Administration, or FDA, under the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act and its implementing regulations. Among other things, these laws and regulations require the submission of annual reports to the FDA certifying that such products comply with applicable performance standards, the maintenance of manufacturing, testing, and distribution records, and the reporting of certain product defects to the FDA and/or consumers. If Innoviz’s products fail to comply with applicable FDA regulations, Innoviz and/or its products could be subjected to a variety of enforcement actions or sanctions, such as product recalls, repairs or replacements, warning letters, untitled letters, safety alerts, injunctions, import alerts, administrative product detentions or seizures, or civil penalties. The occurrence of any of the foregoing could harm Innoviz’s business, results of operations, and financial condition.

Since Innoviz operates on a global basis, it must continually monitor applicable laws and regulations, and engage in an ongoing compliance process to ensure that Innoviz and its suppliers are in compliance with all existing laws and regulations. If there is an unanticipated or onerous new legislation or regulation that significantly impacts Innoviz’s use of various components or requires more expensive components, such legislation or regulation could materially adversely affect its business, results of operations and financial condition.

Innoviz’s products are also used for autonomous driving and ADAS applications, which are subject to complicated and rapidly evolving laws and regulatory schemes that vary from jurisdiction to jurisdiction at the state, federal and international levels, including requirements related to safety, data privacy and security, and product liability, among other areas. These are rapidly evolving areas in which new or changed requirements could impose limitations on the use of LiDAR generally or Innoviz’s products specifically. If Innoviz fails to adhere to these new laws and regulations or fails to continually monitor emerging developments, it may be subject to litigation, loss of customers or negative publicity and its business, results of operations and financial condition will be adversely affected.

Concerns over environmental pollution and climate change have produced significant legislative and regulatory efforts on a global basis, and Innoviz believes this will continue both in scope and in the number of countries participating. These changes could directly increase the cost of energy, which may have an effect on the way Innoviz manufactures products or utilizes energy to produce its products. In addition, any new regulations or laws in the environmental area might increase the cost of raw materials or key components Innoviz uses in its products. Environmental regulations require Innoviz to reduce product energy usage, monitor and exclude an expanding list of restricted substances and to participate in required recovery and recycling of its products. Innoviz is unable to predict how any future changes will impact it and if such impacts will be material to its business.

Innoviz’s business may be adversely affected by changes in automotive safety regulations or concerns that drive further regulation of the automobile safety market.

Government vehicle safety regulations are an important factor for Innoviz’s business. Historically, these regulations have imposed ever-more stringent safety regulations for vehicles. These safety regulations often require, or customers demand that, vehicles have more safety features per vehicle and more advanced safety products.

While Innoviz believes increasing automotive safety standards will present a market opportunity for its products, government safety regulations are subject to change based on a number of factors that are not within Innoviz’s control, including new scientific or technological data, adverse publicity regarding industry recalls and safety risks of autonomous driving and ADAS, accidents involving its products, domestic and foreign political developments or considerations, and litigation relating to its products and its competitors’ products. Changes in government regulations, as well as changes or evolution in court doctrines in interpreting those regulations, especially in the autonomous driving and ADAS industries could adversely affect Innoviz’s business. If government priorities shift and Innoviz is unable to adapt to changing regulations or to court interpretations of those regulations, its business may be materially and adversely affected.

Federal and local regulators impose more stringent compliance and reporting requirements in response to product recalls and safety issues in the automotive industry. As the cars that carry Innoviz’s sensors go into production, it is subject to existing stringent requirements under the National Traffic and Motor Vehicle Safety Act of 1966, or the Vehicle Safety Act, including a duty to report, subject to strict timing requirements, safety defects with its products. The Vehicle Safety Act imposes potentially significant civil penalties for violations including the failure to comply with such reporting actions. Innoviz is also subject to the existing U.S. Transportation Recall Enhancement, Accountability and Documentation Act, or TREAD, which requires equipment manufacturers, such as Innoviz, to comply with “Early Warning” requirements by reporting certain information to the NHTSA, such as information related to defects or reports of injury related to its products. TREAD imposes criminal liability for violating such requirements if a defect subsequently causes death or bodily injury. In addition, the National Traffic and Motor Vehicle Safety Act authorizes NHTSA to require a manufacturer to recall and repair vehicles that contain safety defects or fail to comply with U.S. federal motor vehicle safety standards. Sales into foreign countries may be subject to similar regulations. If Innoviz cannot rapidly address any safety concerns or defects with its products, its business, results of operations and financial condition may be adversely affected.

The U.S. Department of Transportation has issued regulations that require manufacturers of certain autonomous vehicles to provide documentation covering specific topics to regulators, such as how automated systems detect objects on the road, how information is displayed to drivers, what cybersecurity measures are in place and the methods used to test the design and validation of autonomous driving systems. As cars that carry Innoviz’s sensors go into production, the obligations of complying with safety regulations could increase and it could require increased resources and adversely affect Innoviz’s business.

Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which Innoviz operates may adversely impact its business, and such legal requirements are evolving, uncertain and may require improvements in, or changes to, Innoviz’s policies and operations.

Innoviz’s current and potential future operations and sales subject it to laws and regulations addressing privacy and the collection, use, storage, disclosure, transfer and protection of a variety of types of data. For example, the European Commission has adopted the General Data Protection Regulation and California recently enacted the California Consumer Privacy Act of 2018, both of which provide for potentially material penalties for non-compliance. These regimes may, among other things, impose data security requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact Innoviz’s operations and the development of its business. While, generally, Innoviz does not have access to, collect, store, process, or share information collected by its solutions unless its customers choose to proactively provide such information to us, Innoviz’s products may evolve both to address potential customer requirements or to add new features and functionality. Therefore, the full impact of these privacy regimes on Innoviz’s business is rapidly evolving across jurisdictions and remains uncertain at this time.

Innoviz may also be affected by cyber attacks and other means of gaining unauthorized access to its products, systems, and data. For instance, cyber criminals or insiders may target Innoviz or third-parties with which it has business relationships in an effort to obtain data, or in a manner that disrupts Innoviz’s operations or compromises its products or the systems into which its products are integrated. Cyber criminals could also target accessing Innoviz systems in a manner which could impact its sensor data.

Innoviz is assessing the continually evolving privacy and data security regimes and measures it believes are appropriate in response. Since these data security regimes are evolving, uncertain and complex, especially for a global business like Innoviz’s, it may need to update or enhance its compliance measures as its products, markets and customer demands further develop and these updates or enhancements may require implementation costs. The compliance measures Innoviz does adopt may prove ineffective. Any failure, or perceived failure, by Innoviz to comply with current and future regulatory or customer-driven privacy, data protection, and information security requirements, or to prevent or mitigate security breaches, cyber attacks, or improper access to, use of, or disclosure of data, or any security issues or cyber attacks affecting Innoviz, could result in significant liability, costs (including the costs of mitigation and recovery), and a material loss of revenue resulting from the adverse impact on its reputation and brand, loss of proprietary information and data, disruption to its business and relationships, and diminished ability to retain or attract customers and business partners. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and could cause customers and business partners to lose trust in Innoviz, which could have an adverse effect on its reputation and business.

Innoviz may be exposed to liabilities under the U.S. Foreign Corrupt Practices Act and other U.S. and foreign anti-corruption anti-money laundering, export control, sanctions, and other trade laws and regulations, and any determination that we violated these laws could have a material adverse effect on our business.

Innoviz is subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Innoviz is also subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the United Kingdom Bribery Act 2010, the Proceeds of Crime Act 2002, and possibly other anti-bribery and anti-money laundering laws in countries outside of the United States in which Innoviz conducts its activities. Compliance with these laws has been the subject of increasing focus and activity by regulatory authorities, both in the United States and elsewhere, in recent years. Anti-corruption laws are interpreted broadly and prohibit companies and their employees and third-party intermediaries from authorizing, promising, offering, providing, soliciting, or accepting, directly or indirectly, improper payments or benefits to or from any person whether in the public or private sector. Innoviz’s activities outside the United States may create the risk of unauthorized payments or offers of payments by employees, consultants, sales agents or distributors, even though they may not always be subject to Innoviz’s control. It is Innoviz’s policy to implement safeguards to discourage these practices by its employees, consultants, sales agents and distributors. However, Innoviz’s existing safeguards and any future improvements may prove to be less than effective, and its employees, consultants, sales agents, or distributors may engage in conduct for which Innoviz might be held responsible, even if it does not explicitly authorize such activities.

Noncompliance with anti-corruption, anti-money laundering, export control, sanctions, and other trade laws could subject Innoviz to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if Innoviz does not prevail in any possible civil or criminal litigation, its business, results of operations and financial condition could be materially harmed. Responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense and compliance costs and other professional fees. In addition, the U.S. government may seek to hold Innoviz liable for successor liability for FCPA violations committed by companies in which it invests or that it acquires. As a general matter, enforcement actions and sanctions could harm Innoviz’s business, results of operations, and financial condition.

Regulations related to conflict minerals may cause Innoviz to incur additional expenses and could limit the supply and increase the costs of certain metals used in the manufacturing of its products.

Innoviz is subject to the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, that will require it to determine, disclose and report whether its products contain conflict minerals. The implementation of these requirements could adversely affect the sourcing, availability and pricing of the materials used in the manufacture of components used in Innoviz’s products. In addition, Innoviz will incur additional costs to comply with the disclosure requirements, including costs related to conducting diligence procedures to determine the sources of conflict minerals that may be used in or necessary to the production of its products and, if applicable, potential changes to products, processes or sources of supply as a consequence of such verification activities. It is also possible that its reputation may be adversely affected if Innoviz determines that certain of its products contain minerals not determined to be conflict-free or if Innoviz is unable to alter its products, processes or sources of supply to avoid use of such materials.

Risks Related to Being a Public Company

Innoviz will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.

Upon the completion of the Business Combination, Innoviz will become a public company subject to reporting requirements in the United States, and it will incur significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may increase even more after Innoviz is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, Innoviz will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Innoviz’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, Innoviz expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase Innoviz’s net loss. For example, Innoviz expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and it may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. Innoviz cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for Innoviz to attract and retain qualified persons to serve on its board of directors, its board committees or as executive officers.

A market for Innoviz’s securities may not develop or be sustained, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of Innoviz’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for Innoviz’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of Innoviz’s securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if Innoviz’s securities become delisted from Nasdaq and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange) or the combined company’s securities are not listed on Nasdaq and are quoted on the OTC Bulletin Board, the liquidity and price of Innoviz’s securities may be more limited than if Innoviz was quoted or listed on the NYSE, Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Innoviz’s internal controls over financial reporting may not be effective and its independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on Innoviz’s business and reputation.

After the Business Combination, the combined company will carry out Innoviz’s business and will be subject to the reporting requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq. Innoviz expects that the requirements of these rules and regulations will continue to increase its legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on its personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that Innoviz maintain effective disclosure controls and procedures and internal control over financial reporting. Innoviz is continuing to develop and refine its disclosure controls, internal control over financial reporting and other procedures that are designed to ensure that information required to be disclosed by it in the reports that it will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to Innoviz’s principal executive and financial officers.

Innoviz’s current controls and any new controls that it develops may become inadequate because of changes in conditions in its business. Further, weaknesses in Innoviz’s internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect Innoviz’s operating results or cause it to fail to meet its reporting obligations and may result in a restatement of Innoviz’s financial statements for prior periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of Innoviz’s internal control over financial reporting that it is required to include in its periodic reports Innoviz will file with the SEC under Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in Innoviz’s reported financial and other information.

In order to maintain and improve the effectiveness of its disclosure controls and procedures and internal control over financial reporting, Innoviz has expended and anticipates that it will continue to expend significant resources, including accounting-related costs, and provide significant management oversight. Any failure to maintain the adequacy of its internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase Innoviz’s operating costs and could materially and adversely affect its ability to operate its business. In the event that Innoviz’s internal controls are perceived as inadequate or that it is unable to produce timely or accurate financial statements, investors may lose confidence in Innoviz’s operating results and the stock price of the combined company could decline. In addition, if Innoviz is unable to continue to meet these requirements, the combined company may not be able to obtain or maintain listing on Nasdaq.

The combined company’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after the combined company is no longer an emerging growth company. At such time, the combined company’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which Innoviz’s controls are documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on the combined company’s business and operating results.

Risks Related to Ownership of the Combined Company’s Shares

The Innoviz Articles and Israeli law could prevent a takeover that shareholders consider favorable and could also reduce the market price of Innoviz ordinary shares.

Certain provisions of Israeli law and the Innoviz Articles could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire Innoviz or for Innoviz’s shareholders to elect different individuals to its board of directors, even if doing so would be beneficial to its shareholders, and may limit the price that investors may be willing to pay in the future for the Innoviz ordinary shares. For example, Israeli corporate law regulates mergers and requires that a tender offer be effected when certain thresholds of percentage ownership of voting power in a company are exceeded (subject to certain conditions). Further, Israeli tax considerations may make potential transactions undesirable to Innoviz or to some of its shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. See the section titled “Certain Material Israeli Tax Considerations—Taxation of our shareholders.”

Innoviz does not intend to pay dividends for the foreseeable future. Accordingly, you may not receive any return on investment unless you sell your Innoviz ordinary shares for a price greater than the price you paid for the Collective Growth Common Stock.

Innoviz has never declared or paid any cash dividends on its shares. It currently intends to retain all available funds and any future earnings for use in the operation of its business and does not anticipate paying any dividends on the Innoviz ordinary shares in the foreseeable future. Consequently, you may be unable to realize a gain on your investment except by selling sell such shares after price appreciation, which may never occur.

Innoviz’s board of directors has sole discretion whether to pay dividends. If Innoviz’s board of directors decides to pay dividends, the form, frequency, and amount will depend upon its future, operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that its directors may deem relevant. The Israeli Companies Law, 5759-1999 (the “Companies Law”) imposes restrictions on Innoviz’s ability to declare and pay dividends. See the section titled “Description of Innoviz ordinary shares—Dividend and Liquidation rights” for additional information. Payment of dividends may also be subject to Israeli withholding taxes. See the section titled “Certain Material Israeli Tax Considerations” for additional information.

The Innoviz ordinary shares and Innoviz warrants may not be listed on a national securities exchange after the Business Combination, which could limit investors’ ability to make transactions in such securities and subject Innoviz to additional trading restrictions.

Innoviz intends to apply to have the Innoviz ordinary shares and Innoviz warrants approved for listing on Nasdaq after the consummation of the business combination. Innoviz will be required to meet certain initial listing requirements to be listed, including having a minimum number of round lot shareholders. Innoviz may not be able to meet the initial listing requirements in connection with the Business Combination. Further, even if the Innoviz ordinary shares and Innoviz warrants are so listed, Innoviz may be unable to maintain the listing of such securities in the future. If Innoviz fails to meet the initial listing requirements and Nasdaq does not list the Innoviz ordinary shares and Innoviz warrants (and the related closing condition with respect to the listing of the Innoviz ordinary shares is waived by the parties), Innoviz could face significant material adverse consequences, including:

•	a limited availability of market quotations for the Innoviz ordinary shares and Innoviz warrants;

•	a reduced level of trading activity in the secondary trading market for the Innoviz ordinary shares and Innoviz warrants;

•	a limited amount of news and analyst coverage for Innoviz;

•	a decreased ability to issue additional securities or obtain additional financing in the future; and

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Innoviz’s securities would not be “covered securities” under the National Securities Markets Improvement Act of 1996, which is a federal statute that prevents or pre-empts the states from regulating the sale of certain securities, including securities listed on Nasdaq, in which case Innoviz’s securities would be subject to regulation in each state where Innoviz offers and sells securities.

The market price and trading volume of the Innoviz ordinary shares may be volatile and could decline significantly following the Business Combination.

The stock markets, including Nasdaq on which Innoviz intends to list the Innoviz ordinary shares and Innoviz warrants to be issued in the Business Combination under the symbol “INVZ,” and “INVZW,” respectively, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for the Innoviz ordinary shares and Innoviz warrants following the Business Combination, the market price of the Innoviz ordinary shares and Innoviz warrants Ordinary Shares may be volatile and could decline significantly. In addition, the trading volume in the Innoviz ordinary shares and Innoviz warrants may fluctuate and cause significant price variations to occur. If the market price of the Innoviz ordinary shares and Innoviz warrants Ordinary Shares declines significantly, you may be unable to resell your shares or warrants at or above the market price of the Ordinary Shares Innoviz ordinary shares and Innoviz warrants as of the date immediately following the consummation of the Business Combination. Innoviz and Collective Growth cannot assure you that the market price of the Innoviz ordinary shares and Innoviz warrants Ordinary Shares will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this proxy statement/prospectus;

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actual or anticipated differences in Innoviz’s estimates, or in the estimates of analysts, for Innoviz’s revenues, Adjusted EBITDA, results of operations, level of indebtedness, liquidity or financial condition;

•	additions and departures of key personnel;

•	failure to comply with the requirements of Nasdaq;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of our securities including due to the expiration of contractual lock-up agreements;

•	publication of research reports about Innoviz;

•	the performance and market valuations of other similar companies;

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failure of securities analysts to initiate or maintain coverage of Innoviz, changes in financial estimates by any securities analysts who follow Innoviz or Innoviz’s failure to meet these estimates or the expectations of investors;

•	new laws, regulations, subsidies, or credits or new interpretations of existing laws applicable to Innoviz;

•	commencement of, or involvement in, litigation involving Innoviz;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	speculation in the press or investment community;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines; and

•

other events or factors, including those resulting from infectious diseases, health epidemics and pandemics (including the ongoing COVID-19 public health emergency), natural disasters, war, acts of terrorism or responses to these events.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.

Innoviz’s quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond its control, resulting in a decline in its stock price.

Innoviz’s quarterly operating results may fluctuate significantly because of several factors, including:

•	labor availability and costs for hourly and management personnel;

•	profitability of Innoviz’s products, especially in new markets and due to seasonal fluctuations;

•	changes in interest rates;

•	impairment of long-lived assets;

•	macroeconomic conditions, both nationally and locally;

•	changes in consumer preferences and competitive conditions;

•	expansion to new markets; and

•	fluctuations in commodity prices.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about Innoviz, its business, or its market, or if they change their recommendations regarding the Innoviz ordinary shares adversely, then the price and trading volume of the Innoviz ordinary shares could decline.

The trading market for the Innoviz ordinary shares is influenced by the research and reports that industry or financial analysts publish about us or our business. Innoviz does not control these analysts, or the content and opinions included in their reports. As a new public company, Innoviz may be slow to attract research coverage and the analysts who publish information about the Innoviz ordinary shares will have had relatively little experience with Innoviz, which could affect their ability to accurately forecast Innoviz’s results and make it more likely that Innoviz fails to meet their estimates. In the event Innoviz obtains industry or financial analyst coverage, if any of the analysts who cover Innoviz issues an inaccurate or unfavorable opinion regarding it, Innoviz’s share price would likely decline. In addition, the share prices of many companies in the technology industry have declined significantly after those companies have failed to meet, or significantly exceed, the financial guidance publicly announced by the companies or the expectations of analysts. If Innoviz’s financial results fail to meet, or significantly exceed, its announced guidance or the expectations of analysts or public investors, analysts could downgrade the Innoviz ordinary shares or publish unfavorable research about it. If one or more of these analysts cease coverage of Innoviz or fail to publish reports on it regularly, Innoviz’s visibility in the financial markets could decrease, which in turn could cause its share price or trading volume to decline.

Innoviz’s failure to meet the continued listing requirements of Nasdaq could result in a delisting of its Securities.

If, after listing, Innoviz fails to satisfy the continued listing requirements of Nasdaq such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist its securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, Innoviz can provide no assurance that any action taken by it to restore compliance with listing requirements would allow its securities to become listed again, stabilize the market price or improve the liquidity of its securities, prevent its securities from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements. Additionally, if Innoviz’s securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of Innoviz’s securities may be more limited than if it were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Innoviz will qualify as an emerging growth company within the meaning of the Securities Act, and if Innoviz takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make Innoviz’s securities less attractive to investors and may make it more difficult to compare Innoviz’s performance with other public companies.

Innoviz is eligible to be treated as an emerging growth company, as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised financial accounting standards until such time as those standards apply to private companies. Innoviz intends to take advantage of this extended transition period under the JOBS Act for adopting new or revised financial accounting standards.

For as long as Innoviz continues to be an emerging growth company, it may also take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including presenting only limited selected financial data and not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result, its shareholders may not have access to certain information that they may deem important. Innoviz could be an emerging growth company for up to five years, although circumstances could cause it to lose that status earlier, including if its total annual gross revenue exceeds $1.07 billion, if it issues more than $1.0 billion in non-convertible debt securities during any three-year period, or if before that time it is a “large accelerated filer” under U.S. securities laws.

Innoviz cannot predict if investors will find Innoviz ordinary shares less attractive because it may rely on these exemptions. If some investors find Innoviz ordinary shares less attractive as a result, there may be a less active trading market for Innoviz ordinary shares and Innoviz’s share price may be more volatile. Further, there is no guarantee that the exemptions available to Innoviz under the JOBS Act will result in significant savings. To the extent that Innoviz chooses not to use exemptions from various reporting requirements under the JOBS Act, it will incur additional compliance costs, which may impact Innoviz’s financial condition.

Innoviz will be a foreign private issuer and, as a result, it will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

Upon the closing of the Business Combination, Innoviz will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because Innoviz qualifies as a foreign private issuer under the Exchange Act, it is exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, although it is subject to Israeli laws and regulations with regard to certain of these matters and intend to furnish comparable quarterly information on Form 6-K. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, which is intended to prevent issuers from making selective disclosures of material information. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

Innoviz may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, Innoviz is a foreign private issuer, and therefore is not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to Innoviz on June 30, 2021. In the future, Innoviz would lose its foreign private issuer status if (1) more than 50% of its outstanding voting securities are owned by U.S. residents and (2) a majority of its directors or executive officers are U.S. citizens or residents, or it fails to meet additional requirements necessary to avoid loss of foreign private issuer status. If Innoviz loses its foreign private issuer status, it will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. Innoviz would also have to mandatorily comply with U.S. federal proxy requirements, and its officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, it would lose its ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, Innoviz would incur significant additional legal, accounting and other expenses that it will not incur as a foreign private issuer.

As Innoviz is a “foreign private issuer” and intends to follow certain home country corporate governance practices, its shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

As a foreign private issuer, Innoviz has the option to follow certain home country corporate governance practices rather than those of Nasdaq, provided that it discloses the requirements it is not following and describes the home country practices it is following. Innoviz intends to rely on this “foreign private issuer exemption” with respect to the Nasdaq rules for shareholder meeting quorums and Nasdaq rules requiring shareholder approval. Innoviz may in the future elect to follow home country practices with regard to other matters. As a result, its shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

Risks Related to Innoviz’s Incorporation and Location in Israel

Conditions in Israel could materially and adversely affect our business.

Many of Innoviz’s employees, including certain management members operate from its offices that are located in Rosh Ah-Ay’in, Israel. In addition, a number of Innoviz’s officers and directors are residents of Israel. Accordingly, political, economic, and military conditions in Israel and the surrounding region may directly affect Innoviz’s business and operations. In recent years, Israel has been engaged in sporadic armed conflicts with Hamas, an Islamist terrorist group that controls the Gaza Strip, with Hezbollah, an Islamist terrorist group that controls large portions of southern Lebanon, and with Iranian-backed military forces in Syria. In addition, Iran has threatened to attack Israel and may be developing nuclear weapons. Some of these hostilities were accompanied by missiles being fired from the Gaza Strip against civilian targets in various parts of Israel, including areas in which Innoviz’s employees are located, and negatively affected business conditions in Israel. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations.

Innoviz’s commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, Innoviz cannot assure you that this government coverage will be maintained or that it will sufficiently cover Innoviz’s potential damages. Any losses or damages incurred by Innoviz could have a material adverse effect on its business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on Innoviz’s results of operations, financial condition or the expansion of its business. A campaign of boycotts, divestment, and sanctions has been undertaken against Israel, which could also adversely affect Innoviz’s business. Actual or perceived political instability in Israel or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, Innoviz’s business, financial condition, results of operations, and prospects.

In addition, many Israeli citizens are obligated to perform several weeks of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Innoviz’s operations could be disrupted by such call-ups, which may include the call-up of members of its management. Such disruption could materially adversely affect its business, prospects, financial condition, and results of operations.

Innoviz may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

A significant portion of Innoviz’s intellectual property has been developed by its employees in the course of their employment by Innoviz. Under the Israeli Patent Law, 5727-1967 (the “Patent Law”), inventions conceived by an employee in the course and as a result of or arising from his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee (the “Committee”), a body constituted under the Patent Law, shall determine whether the employee is entitled to remuneration for his or her inventions. Case law clarifies that the right to receive consideration for “service inventions” can be waived by the employee and that in certain circumstances, such waiver does not necessarily have to be explicit. The Committee will examine, on a case-by-case basis, the general contractual framework between the parties, using interpretation rules of the general Israeli contract laws. Further, the Committee has not yet determined one specific formula for calculating this remuneration, but rather uses the criteria specified in the Patent Law. Although Innoviz generally enters into assignment-of-invention agreements with its employees pursuant to which such individuals assign to it all rights to any inventions created in the scope of their employment or engagement with Innoviz, Innoviz may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, Innoviz could be required to pay additional remuneration or royalties to its current and/or former employees, or be forced to litigate such claims, which could negatively affect its business.

The tax benefits that are available to Innoviz require it to continue to meet various conditions and may be terminated or reduced in the future, which could increase Innoviz’s costs and taxes.

Innoviz may be eligible for certain tax benefits provided to “Preferred Technology Enterprises” under the Israeli Law for the Encouragement of Capital Investments, 1959, referred to as the Investment Law. In order to remain eligible for the tax benefits for “Preferred Technology Enterprises” it must continue to meet certain conditions stipulated in the Investment Law and its regulations, as amended. If these tax benefits are reduced, cancelled or discontinued, Innoviz’s Israeli taxable income from the approved enterprise would be subject to regular Israeli corporate tax rates. The standard corporate tax rate for Israeli companies in 2016 was 25% of their taxable income and was reduced to 24% in 2017 and 23% in 2018 and thereafter. Additionally, if Innoviz increase its activities outside of Israel through acquisitions, for example, its expanded activities might not be eligible for inclusion in future Israeli tax benefit programs. See “Certain Material Israeli Tax Considerations.”

It may be difficult to enforce a U.S. judgment against Innoviz, its officers and directors and the Israeli experts named in this prospectus in Israel or the United States, or to assert U.S. securities laws claims in Israel or serve process on Innoviz’s officers and directors and these experts.

Most of Innoviz’s directors or officers are not residents of the United States and most of their and Innoviz’s assets are located outside the United States. Service of process upon Innoviz or its non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against Innoviz or its non-U.S. our directors and executive officers may be difficult to obtain within the United States. Innoviz have been informed by its legal counsel in Israel that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against Innoviz or its non-U.S. officers and directors because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against Innoviz or its non-U.S. officers and directors.

Moreover, among other reasons, including but not limited to, fraud or absence of due process, or the existence of a judgment which is at variance with another judgment that was given in the same matter if a suit in the same matter between the same parties was pending before a court or tribunal in Israel, an Israeli court will not enforce a non-Israeli judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel. For more information, see “Enforceability of Civil Liabilities.”

Your rights and responsibilities as a shareholder of Innoviz will be governed by Israeli law, which may differ in some respects from the rights and responsibilities of shareholders of U.S. corporations.

Innoviz is incorporated under Israeli law. The rights and responsibilities of holders of the Innoviz ordinary shares are governed by the Innoviz Articles and the Israeli Companies Law, 5759-1999 (the “Companies Law”). These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, pursuant to the Companies Law each shareholder of an Israeli company has to act in good faith in exercising his or her rights and fulfilling his or her obligations toward the company and other shareholders and to refrain from abusing his or her power in the company, including, among other things, in voting at the general meeting of shareholders and class meetings, on amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers, and transactions requiring shareholders’ approval under the Companies Law. In addition, a controlling shareholder of an Israeli company or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or who has the power to appoint or prevent the appointment of a director or officer in the Company, or has other powers toward the Company has a duty of fairness toward the Company. However, Israeli law does not define the substance of this duty of fairness. Because Israeli corporate law has undergone extensive revision in recent years, there is limited case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

U.S. holders of Innoviz ordinary shares and/or Innoviz warrants may suffer adverse tax consequences if Innoviz is treated as a passive foreign investment company.

A non-U.S. corporation generally will be treated as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income (such as interest income) or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Based on the current and anticipated composition of the income, assets and operations of Innoviz and its subsidiaries, there is a significant risk that Innoviz will be a PFIC for U.S. federal income tax purposes for the taxable year that includes the Business Combination or in future taxable years. This is a factual determination that depends on, among other things, the composition of Innoviz’s income and assets, and the market value of its shares and assets, including the composition of income and assets and the market value of shares and assets of its subsidiaries, from time to time, and thus a complete determination can only be made annually after the close of each taxable year. If Innoviz is a PFIC for any taxable year, a U.S. Holder of Innoviz ordinary shares may be subject to adverse tax consequences and may incur certain information reporting obligations. Under the PFIC rules, unless such U.S. Holder makes an election available under the Code (which election could itself have adverse consequences for such U.S. Holder), such U.S. Holder may be subject to U.S. federal income tax at the then prevailing maximum rates on ordinary income and possibly an “interest” charge, in respect of “excess distributions” and upon any gain from the disposition of Innoviz ordinary shares, as if the excess distribution or gain had been recognized ratably over such U.S. Holder’s holding period of the Innoviz ordinary shares. Certain elections (including a qualified electing fund or a mark-to-market election) available to U.S. Holders of Innoviz ordinary shares to mitigate some of the adverse tax consequences resulting from PFIC treatment, however, are not available with respect to the Innoviz warrants. For a further discussion, see “Certain Material U.S. Federal Income Tax Considerations—U.S. Holders—Passive Foreign Investment Company Rules.” U.S. Holders of Innoviz ordinary shares and Innoviz warrants are strongly encouraged to consult their own advisors regarding the potential application of these rules to Innoviz and the ownership of Innoviz ordinary shares and/or Innoviz warrants.

If a United States person is treated as owning at least 10% of Innoviz’s shares, such person may be subject to adverse U.S. federal income tax consequences.

If a United States person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of Innoviz’s shares, such person may be treated as a “United States shareholder” with respect to each of Innoviz and any of its direct and indirect foreign affiliates (“Innoviz Group”) that is a “controlled foreign corporation.” If the Innoviz Group includes one or more U.S. subsidiaries, certain of Innoviz’s non-U.S. subsidiaries could be treated as controlled foreign corporations regardless of whether Innoviz is treated as a controlled foreign corporation (although there are recently issued final and currently proposed Treasury Regulations that may limit the application of these rules in certain circumstances).

A United States shareholder of a controlled foreign corporation may be required to report annually and include in its U.S. taxable income its pro rata share of the controlled foreign corporation’s “Subpart F income” and, in computing its “global intangible low-taxed income,” “tested income” and a pro rata share of the amount of U.S. property (including certain stock in U.S. corporations and certain tangible assets located in the United States) held by the controlled foreign corporation regardless of whether such controlled foreign corporation makes any distributions. The amount includable by a United States shareholder under these rules is based on a number of factors, including potentially, but not limited to, the controlled foreign corporation’s current earnings and profits (if any), tax basis in the controlled foreign corporation’s assets, and foreign taxes paid by the controlled foreign corporation on its underlying income. Failure to comply with these reporting obligations (or related tax payment obligations) may subject such United States shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such United States shareholder’s U.S. federal income tax return for the year for which reporting (or payment of tax) was due from starting. An individual that is a United States shareholder with respect to a controlled foreign corporation generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a United States shareholder that is a U.S. corporation. Innoviz cannot provide any assurances that it will assist holders in determining whether any of its non-U.S. subsidiaries are treated as a controlled foreign corporation or whether any holder is treated as a United States shareholder with respect to any of such controlled foreign corporations or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS; MARKET, RANKING AND OTHER INDUSTRY DATA

This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding Innoviz’s, Collective Growth’s or the combined company’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, Innoviz’s or Collective Growth’s expectations concerning the outlook for their or the combined company’s business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of the combined company as set forth in the sections of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal—Collective Growth’s Reasons for the Business Combination.” Forward-looking statements also include statements regarding the expected benefits of the proposed Business Combination between Innoviz and Collective Growth.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	Innoviz is an early stage company with a history of losses, and expects to incur significant expenses and continuing losses for the foreseeable future;

•	Innoviz’s limited operating history and evolving business model makes evaluating its business and future prospects difficult and may increase the risk of your investment;

•

Innoviz is creating innovative technology by designing and developing unique components. The high price of or low yield in these components may affect Innoviz’s ability to sell at competitive prices, or may lead to losses;

•

Innoviz expects to invest substantially in research and development for the purpose of developing and commercializing new products, and these investments could significantly reduce its profitability or increase its losses and may not generate revenue for Innoviz;

•

Innoviz may experience significant delays in the design, production and launch of its LiDAR products for autonomous driving systems, which could harm its business, prospects, financial condition and operating results;

•	Innoviz is substantially dependent on its design win with BMW and its relationship with Magna, and its business could be materially and adversely affected if the BMW L3 Program was terminated

•

The period of time from a design win to implementation is long and Innoviz is subject to the risks of not achieving design wins, cancellation or postponement of contracts or unsuccessful implementation;

•

Innoviz may need to raise additional funds in the future in order to execute its business plan and these funds may not be available to Innoviz when it needs them. If Innoviz cannot raise additional funds when it needs them, its business, prospects, financial condition and operating results could be negatively affected;

•	If market adoption of LiDAR for autonomous vehicles does not continue to develop, or develops more slowly than Innoviz expects, its business will be adversely affected;

•

Innoviz targets many customers that are large companies with substantial negotiating power, exacting product standards and potentially competitive internal solutions. If Innoviz is unable to sell its products to these customers, its prospects and results of operations will be adversely affected;

•

Innoviz continues to implement strategic initiatives designed to grow its business. These initiatives may prove more costly than it currently anticipates and Innoviz may not succeed in increasing its revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability;

•

The markets in which Innoviz competes are characterized by rapid technological change, which requires Innoviz to continue to develop new products and product innovations, and could adversely affect market adoption of its products;

•	Certain of Innoviz’s strategic, development and supply arrangements could be terminated or may not materialize into long-term contract partnership arrangements;

•	Innoviz may experience difficulties in managing its growth and expanding its operations;

•

Continued pricing pressures, automotive OEM cost reduction initiatives and the ability of automotive OEMs to re-source or cancel vehicle or technology programs may result in lower than anticipated margins, or losses, which may adversely affect Innoviz’s business; and

•	The other matters described in the section titled “Risk Factors” beginning on page 15.

In addition, the Business Combination is subject to the satisfaction of the conditions to the completion of the Business Combination set forth in the Business Combination Agreement and the absence of events that could give rise to the termination of the Business Combination Agreement, the possibility that the Business Combination does not close, and risks that the proposed Business Combination disrupts current plans and operations and business relationships, or poses difficulties in attracting or retaining employees for Innoviz.

Innoviz and Collective Growth caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus. Neither Innoviz nor Collective Growth undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that Innoviz or Collective Growth will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Business Combination, in Collective Growth’s public filings with the SEC or, upon and following the consummation of the Business Combination, in Innoviz’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information” beginning on page 225.

Market, ranking and industry data used throughout this proxy statement/prospectus, including statements regarding market size and technology adoption rates, is based on the good faith estimates of Innoviz’s management, which in turn are based upon Innoviz’s Management’s review of internal surveys, independent industry surveys and publications, including reports by Frost and Sullivan, IHS Markit, Wall-Street Research and other third party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Innoviz is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Innoviz’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

SPECIAL MEETING OF COLLECTIVE GROWTH STOCKHOLDERS

General

Collective Growth is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its board of directors for use at the special meeting of Collective Growth stockholders and at any adjournment or postponement thereof. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place of Special Meeting of Collective Growth’s Stockholders

The special meeting will be held on                     , 2021, at 9:00 a.m., Eastern time, solely over the Internet by means of a live audio webcast. You may attend the special meeting webcast by accessing the web portal located at https://                 and following the instructions set forth on your proxy card.

Purpose of the Collective Growth Special Meeting

At the special meeting, Collective Growth is asking its stockholders:

1.

Proposal No. 1—The Business Combination Proposal—to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the Business Combination;

2.

Proposal No. 2—The Charter Proposals—to approve the following material differences between the SPAC Charter and Innoviz Articles to be effective upon the consummation of the Business Combination: (i) the name of the new public entity will be “Innoviz Technologies Ltd.” as opposed to “Collective Growth Corporation”; (ii) the Innoviz Articles will provide for one class of ordinary shares as opposed to the two classes of Collective Growth Common Stock provided for in the SPAC Charter; (iii) Innoviz’s corporate existence is perpetual as opposed to Collective Growth’s corporate existence terminating if a business combination is not consummated within a specified period of time; and (iv) the Innoviz Articles will not include the various provisions applicable only to special purpose acquisition corporations that the SPAC Charter contains;

3.

Proposal No. 3—The Adjournment Proposal—to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, if the parties are not able to consummate the Business Combination.

Recommendation of Collective Growth Board of Directors

Collective Growth’s board of directors has determined that each of the proposals outlined above is fair to and in the best interests of Collective Growth and its stockholders and recommended that Collective Growth stockholders vote “FOR” the business combination proposal, “FOR” each of the charter proposals, and “FOR” the adjournment proposal, if presented.

Record Date; Persons Entitled to Vote

Collective Growth Stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of Collective Growth Common Stock at the close of business on                 , 2021, which is the record date for the special meeting. Stockholders will have one vote for each share of Collective Growth Common Stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. Collective Growth’s Warrants do not have voting rights. On the record date, there were 19,012,500 shares of Collective Growth Common Stock outstanding, of which 15,000,000 were public shares.

Quorum

A quorum is the minimum number of shares of Collective Growth Common Stock that must be present to hold a valid meeting. A quorum will be present at the Collective Growth special meeting if a majority of all the outstanding shares of Collective Growth Common Stock entitled to vote at the meeting are represented at the virtual special meeting or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The Class A Stock and Class B Stock are entitled vote together as a single class on all matters to be considered at the special meeting

Vote Required

The proposals to be presented at the special meeting will require the following votes:

Business Combination Proposal —The approval of the business combination proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Collective Growth Common Stock present and entitled to vote at the special meeting. Abstentions will have the same effect as a vote “against” the business combination proposal. Brokers are not entitled to vote on the business combination proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the business combination proposal. The Transactions will not be consummated if Collective Growth has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to or upon consummation of the Transactions.

Charter Proposals —The approval of each of the charter proposals will require the affirmative vote of the holders of a majority of the Collective Growth Common Stock present and entitled to vote at the special meeting. Abstentions will have the same effect as a vote “against” the charter proposals. The charter proposal to approve “Innoviz Technologies Ltd.” as the name of the new public entity is a routine proposal and, accordingly, your broker, bank or nominee may vote your shares with respect to such proposal without receiving voting instructions. Consequently, there should be no broker non-votes with respect to such proposal. Each other charter proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on those proposals without receiving voting instructions, and broker non-votes will have no effect with respect to such proposals.

Adjournment Proposal —The approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the shares of Collective Growth Common Stock present and entitled to vote at the special meeting. Abstentions will have the same effect as a vote “against” the adjournment proposal. Brokers are entitled to vote on the adjournment proposal absent voting instructions from the beneficial holder because the proposal is considered “routine”. Consequently, there should be no broker non-votes with respect to the adjournment proposal.

Voting Your Shares

If you are a holder of record of Collective Growth Common Stock, there are two ways to vote your shares of Collective Growth Common Stock at the special meeting:

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By Mail. You may vote by proxy by completing the enclosed proxy card and returning it in the postage-paid return envelope. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” all of the proposals in accordance with the recommendation of the Collective Growth board of directors. Proxy cards received after a matter has been voted upon at the special meeting will not be counted.

•	In Person. You may attend the special meeting webcast and vote electronically using the ballot provided to you during the webcast. You may attend the special meeting webcast by accessing the web

portal located at https://                and following the instructions set forth on your proxy card. See “Questions and Answers about the Business Combination and the Special Meeting—How do I attend the special meeting?” for more information.

Revoking Your Proxy

If you are a holder of record of Collective Growth Common Stock and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

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you may send another proxy card to Collective Growth’s secretary with a later date so that it is received prior to the vote at the special meeting or attend the live webcast of the special meeting and vote electronically;

•	you may notify Collective Growth’s secretary in writing, prior to the vote at the special meeting, that you have revoked your proxy; or

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you may attend the live webcast of the special meeting and vote electronically or revoke your proxy electronically, although your attendance alone will not revoke any proxy that you have previously given.

If you hold your Collective Growth Common Stock in “street name,” you may submit new instructions on how to vote your shares by contacting your broker, bank or other nominee.

Who Can Answer Your Questions About Voting Your Shares

If you are a Collective Growth stockholder and have any questions about how to vote or direct a vote in respect of your shares of Collective Growth Common Stock, you may call                , Collective Growth’s proxy solicitor, at                .

Conversion Rights

Pursuant to the SPAC Charter, a holder of public shares may demand that Collective Growth convert such shares into cash if the Business Combination is consummated; provided that Collective Growth may not consummate the Business Combination if it has less than $5,000,001 of net tangible assets either immediately prior to or upon consummation of the Business Combination. Holders of public shares will be entitled to receive cash for these shares only if they deliver their shares to Collective Growth’s transfer agent no later than two (2) business days prior to the special meeting. Holders of public shares do not need to affirmatively vote on the Business Combination proposal or be a holder of such public shares as of the record date to exercise conversion rights. If the Business Combination is not consummated, these shares will not be converted into cash. If a holder of public shares properly demands conversion, delivers his, her or its shares to Collective Growth’s transfer agent as described above, and the Business Combination is consummated, Collective Growth will convert each public share into a full pro rata portion of the trust account, calculated as of two (2) business days prior to the date of the special meeting. It is anticipated that this would amount to approximately $        per share. If a holder of public shares exercises his, her or its conversion rights, then it will be exchanging its shares of Collective Growth Common Stock for cash and will not become a shareholder of Innoviz.

Collective Growth’s Sponsor, officers and directors do not have conversion rights with respect to any Innoviz ordinary shares owned by them, directly or indirectly.

Collective Growth requires public stockholders, whether they are a record holder or hold their shares in “street name,” to either tender their certificates to Collective Growth’s transfer agent no later than two (2) business days prior to the vote on the Business Combination or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the

holder’s option. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a nominal amount and it would be up to the broker whether or not to pass this cost on to the converting holder.

Any request to convert such shares once made, may be withdrawn at any time up to the vote on the proposed Business Combination. Furthermore, if a holder of a public share delivered his certificate in connection with an election of their conversion and subsequently decides prior to the vote on the Business Combination not to elect to exercise such rights, he may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then public shareholders who elected to exercise their conversion rights would not be entitled to convert their shares for the applicable pro rata share of the trust account. In such case, Collective Growth will promptly return any shares delivered by public holders.

Appraisal Rights

Collective Growth stockholders and holders of Collective Growth warrants do not have appraisal rights in connection with the Transactions under the DGCL.

Proxy Solicitation Costs

Proxies may be solicited by mail, telephone or in person. Collective Growth has engaged                 to assist in the solicitation of proxies, and it will pay such firm $                 for such services.

Other Matters

As of the date of this proxy statement/prospectus, the Collective Growth board of directors does not know of any business to be presented at the special meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Interests of Collective Growth’s Officers and Directors in the Transactions

In considering the recommendation of Collective Growth’s board of directors to vote in favor of approval of the business combination proposal and the charter proposals, stockholders should keep in mind that the Sponsor and Collective Growth’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of Collective Growth’s stockholders generally. In particular:

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If the Business Combination with Innoviz or another business combination is not consummated by November 5, 2021 (or such later date as may be approved by Collective Growth’s stockholders), Collective Growth will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 3,750,000 shares of Class B Stock held by the Sponsor and Collective Growth’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Collective Growth’s initial public offering, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. On the other hand, if the Business Combination is consummated, each outstanding share of Class B Stock (other than the shares forfeited pursuant to the Forfeiture Agreement) will convert into Innoviz ordinary shares in accordance with the Exchange Ratio at the closing. Such shares had an aggregate market value of $        based upon the closing price of $        per share on Nasdaq on                , 2021.

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The Sponsor purchased 1,875,000 private warrants from Collective Growth for $1.00 per private warrant and the Sponsor and certain of Collective Growth’s directors and officers purchased 262,500 private units from Collective Growth for $10.00 per private unit. These purchases took place on a private placement basis simultaneously with the consummation of the Collective Growth IPO. All of the proceeds Collective Growth received from these purchases were placed in the trust account. Such private warrants (including the warrants included in the private units) had an aggregate market value of $         based upon the closing price of $         per warrant on Nasdaq on                     , 2021 and the Class A Stock underlying the private units had an aggregate market value of $         based upon the closing price of $         per share on Nasdaq on                     , 2021. The private warrants (including the warrants included in the private units) and the Class A Stock underlying the private units will become worthless if Collective Growth does not consummate a business combination by November 5, 2021 (or such later date as may be approved by Collective Growth stockholders in an amendment to the SPAC Charter). On the other hand, if the Business Combination is consummated, each outstanding whole warrant will become an Innoviz warrant exercisable to purchase one Innoviz ordinary share following consummation of the Business Combination and each outstanding share of Collective Growth Common Stock (other than the shares forfeited pursuant to the Forfeiture Agreement) will be converted into Innoviz ordinary shares at the Exchange Ratio.

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If Collective Growth is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Collective Growth for services rendered or contracted for or products sold to Collective Growth. If Collective Growth consummates a business combination, on the other hand, Collective Growth will be liable for all such claims.

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The Sponsor and Collective Growth’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Collective Growth’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Collective Growth fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, Collective Growth may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by November 5, 2021 (or such later date as may be approved by Collective Growth stockholders in an amendment to the SPAC Charter). As of the record date, the Sponsor and Collective Growth’s officers and directors and their affiliates had incurred approximately $        of unpaid reimbursable expenses.

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The Business Combination Agreement provides for the continued indemnification of Collective Growth’s current directors and officers and the continuation of directors and officers liability insurance covering Collective Growth’s current directors and officers.

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Collective Growth’s officers and directors (or their affiliates) may make loans from time to time to Collective Growth to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Collective Growth outside of the trust account.

Purchases of Collective Growth Shares

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Collective Growth or its securities, the Sponsor, Collective Growth’s officers and directors, Innoviz, Innoviz shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Collective Growth Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with Innoviz’s consent, the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on Collective Growth Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the business combination proposal and other proposals and would likely increase the chances that such proposals would be approved. No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor, Collective Growth officers and directors, Innoviz, Innoviz shareholders or any of their respective affiliates. Desktop Metal will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons

PROPOSAL ONE—THE BUSINESS COMBINATION PROPOSAL

The following is a discussion of the proposed Business Combination and the Business Combination Agreement. This is a summary only and may not contain all of the information that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. Collective Growth stockholders are urged to read this entire proxy statement/prospectus carefully, including the Business Combination Agreement, for a more complete understanding of the Business Combination.

General

Transaction Structure

The Business Combination Agreement provides for the merger of Collective Growth with and into Merger Sub, with Collective Growth surviving the Business Combination as a wholly owned subsidiary of Innoviz.

Pro Forma Capitalization

The pro forma equity valuation of Innoviz upon consummation of the Transactions is estimated to approximate $1,405,000,000. We estimate that at the Effective Time without giving effect to the issuance of Earnout Shares and assuming none of Collective Growth’s public stockholders demand of their public shares pursuant to the SPAC Charter, the securityholders of Innoviz and Company Management will own more than 75% of the outstanding Innoviz ordinary shares and the securityholders of Collective Growth, Perception, Antara, and certain accredited investors purchasing PIPE Shares will own the remaining Innoviz ordinary shares.

Merger Consideration

Pursuant to the Business Combination Agreement, at the Effective Time, (a) each share of Class A Stock outstanding immediately prior to the Effective Time will be exchanged for 1.13897422 Innoviz ordinary shares, (b) each share of Class B Stock outstanding immediately prior to the Effective Time, after giving effect to the forfeiture of 1,875,000 shares of Class B Stock pursuant to the Forfeiture Agreement, will be exchanged for 1.13897422 Innoviz ordinary shares, (c) each Collective Growth warrant outstanding immediately prior to the Effective Time, after giving effect to the forfeiture of 187,500 Collective Growth warrants pursuant to the Forfeiture Agreement, will be assumed by Innoviz and will become an Innoviz warrant, with the number of Innoviz ordinary shares underlying the Innoviz warrants and the exercise price of such Innoviz warrants subject to adjustment in accordance with the Business Combination Agreement, (d) Innoviz will issue to Perception 3,448,526 Innoviz warrants, (e) each outstanding Innoviz preferred share will be converted into one Innoviz ordinary share and (f) Innoviz will issue to Company Management 2,847,436 Innoviz ordinary shares and 3,986,410 Innoviz warrants, in each case less any applicable withholding taxes.

In addition, pursuant to the Business Combination Agreement, if the trading price of the Innoviz ordinary shares on Nasdaq is greater than $10.97 for any period of ten (10) trading days out of a twenty (20) consecutive trading-days at any time after the closing of the Transactions until the fourth anniversary of the date of the closing of the Transactions, (i) Innoviz will issue to Perception the Perception Earnout Shares as additional consideration for services provided by Perception to Innoviz, with the number of Innoviz ordinary shares to be issued to Perception to be calculated based on the amount of Initial Transaction Proceeds (as defined herein), and (ii) Innoviz will issue to Company Management 1,423,718 Innoviz ordinary shares, in each case less any applicable withholding taxes.

Concurrently with the execution of the Business Combination Agreement, Innoviz and Antara entered into the Put Option Agreement, pursuant to which Innoviz caused Antara Capital to subscribe for a number of Innoviz ordinary shares in the PIPE with an aggregate equity value equal to $70,000,000 pursuant to the Put Share

Subscription Agreement. In consideration for entering into the Put Option Agreement, Innoviz agreed to issue to Antara Capital Master 4,310,736 Innoviz warrants and up to 3,559,294 Innoviz ordinary shares, with the number of Innoviz ordinary shares to be issued to Antara Capital Master to be calculated based on the amount of Initial Transaction Proceeds. If Innoviz issues to Perception the Perception Earnout Shares, then Innoviz will also issue to Antara Capital Master the Antara Earnout Shares, with the number of Innoviz ordinary shares to be issued to Antara to be calculated based on the amount of Initial Transaction Proceeds.

Prior to the Effective Time, Innoviz intends to effect the Stock Split, which will cause the value of the outstanding Innoviz ordinary shares immediately prior to the Effective Time to equal $10.00 per share. Upon consummation of the Stock Split, the Earnout Target and the consideration to be issued to securityholders of Collective Growth, Company Management, Antara, and Perception shall be adjusted appropriately to reflect the effect of the Stock Split.

Background of the Business Combination

The Business Combination with Innoviz is the result of an extensive search for a potential transaction utilizing the network and investing and transaction experience of Collective Growth’s management team and board of directors. The terms of the Business Combination Agreement are the result of arm’s-length negotiations between representatives of Collective Growth and Innoviz. The following is a brief discussion of the background of these negotiations, the Business Combination Agreement and the Business Combination.

The following chronology summarizes the key meetings and events that led to the signing of the Business Combination Agreement, but it does not purport to catalogue every conversation and correspondence among representatives of Collective Growth, Innoviz and their respective advisors.

On May 5, 2020, Collective Growth consummated its initial public offering of 15,000,000 units. Each unit consisted of one share of Class A Stock and one-half of one redeemable warrant to purchase one share of Class A Stock. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $150,000,000. Simultaneously with the closing of the initial public offering, the Collective Growth consummated the sale of 262,500 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit and the sale of 1,875,000 warrants (the “Private Placement Warrants” and, together with the Private Placement Units, the “Private Placement Securities”) at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, certain other stockholders of the Collective Growth and the representative of the underwriters, generating gross proceeds of $4,500,000. Following the closing of the initial public offering on May 5, 2020, an amount of $150,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the initial public offering and the sale of the Private Placement Securities was placed in the Trust Account.

Prior to the consummation of its initial public offering, neither Collective Growth, nor anyone on its behalf, contacted any prospective target businesses or had any substantive discussions, formal or otherwise, with respect to a transaction with Collective Growth.

From the date of Collective Growth’s initial public offering through the signing of the Business Combination Agreement with Innoviz on December 10, 2020, representatives of Collective Growth, including Bruce Linton, the chief executive officer and chairman of the board of directors of Collective Growth, Geoff Whaling, the President of Collective Growth, and Wilson Kello, the Chief Marketing Officer of Collective Growth, commenced an active search for prospective acquisition targets. During this period, these representatives of Collective Growth reviewed self-generated ideas, initiated contact and were contacted by a number of individuals and entities with respect to business combination opportunities. Collective Growth’s officers and directors ultimately identified and evaluated over 170 potential target businesses from a wide range of industry segments during this period. In connection with such evaluation, representatives of Collective Growth had discussions regarding potential transactions with members of management and/or the boards of directors of certain potential acquisition targets. From the date of the initial public offering through December 10, 2020, representatives of Collective Growth met with and engaged in substantive discussions with a number of potential acquisition targets with respect to a potential business combination and discussed potential valuations and structures. These discussions resulted in the execution of five non-binding letters of intent, other than the discussions with Innoviz. The decision not to pursue any particular target business that Collective Growth evaluated generally was the result of one or more of: (i) Collective Growth’s determination that such business or combination of businesses did not represent an attractive target due to a combination of business and growth prospects, strategic direction, management teams, structure and/or valuation; (ii) a difference in initial valuation expectations between Collective Growth, on the one hand, and the target and/or its owners, on the other hand; (iii) a potential target’s unwillingness to engage in substantive discussions with Collective Growth given the timing and uncertainty of closing due to the requirement for Collective Growth to obtain stockholder approval as a condition to consummating any business combination; (iv) a potential target’s desire to remain a privately held company; or (v) a potential target’s unwillingness to engage in substantive discussions with Collective Growth in light of conflicting business objectives on the target’s side.

Collective Growth decided to pursue a combination with Innoviz because it determined that Innoviz represented a compelling opportunity based upon, among other things: Collective Growth’s and its advisors’ assessment of Innoviz’s business and growth prospects; the fact that, unlike many of Innoviz’s competitors, Innoviz is ready to deploy its technology, and has established key strategic partnerships and customer accounts; Innoviz’s experienced management team in Innoviz’s industry; the retention by Company equity holders of 100% of their equity interests in the Business Combination; and the favorable implied valuation of Innoviz compared to its peers in the Business Combination. Compared to Innoviz, Collective Growth and its advisors did not consider the other alternative combination targets to be as compelling when taking the foregoing into consideration.

On September 29, 2020, a telephone call was held with three representatives from Cantor Fitzgerald introducing Collective Growth management to partners with Northern Pacific Group (“NPG”), a private equity firm affiliated with Perception Capital Partners (“Perception”), and Antara Capital. Perception was acting as the lead sponsor of the potential transaction with Innoviz and Antara Capital was committing to participate in the PIPE. Collective Growth management was represented by Mr. Linton and Mr. Kello. Mr. Scott Honour represented NPG, where he is the Managing Director, and Perception, where he is the Chairman, and Mr. Chetan Bansal represented Antara Capital. Perception introduced Innoviz as a potential target along with the potential economics and proposed structure of the Innoviz business combination. That meeting was followed up with an email on the same day from Mr. Honour with a draft Letter of Intent (“LOI” or “Letter Agreement”) and a draft non-disclosure agreement. Mr. Linton immediately advised the Collective Growth Board of Directors of the call and the Innoviz business combination proposal by Perception and Antara Capital.

On September 30, 2020, following the meeting on September 29th, an initial draft of the LOI, or Letter Agreement, setting forth the proposed terms of a transaction between Collective Growth and Innoviz was sent by Perception, on behalf of Innoviz, to Collective Growth

On October 1, 2020, Innoviz sent a draft non-disclosure agreement to Collective Growth in order to allow Innoviz to begin sharing due diligence materials with Collective Growth to assist Collective Growth in evaluating a potential transaction with Innoviz. Following review and revision by Collective Growth’s legal counsel, Graubard Miller (“Graubard”), Collective Growth and Innoviz entered into a customary non-disclosure agreement dated October 1, 2020. Soon thereafter, beginning on October 6, 2020, Innoviz began providing financial projections and other due diligence materials to Collective Growth, including through an electronic data room on Intralinks maintained by Innoviz’s financial advisor, Goldman Sachs & Co. LLC (“Goldman Sachs”).

On a video call on October 1, 2020 requested by Mr. Linton, Perception partners Mr. Honour, Ms. Marcy Haymaker, and Mr. Patrick Williams, along with Mr. Jim Sheridan, CEO of Perception, and Mr. Eldar Cegla, CFO of Innoviz, provided a presentation on Innoviz to Collective Growth management. Collective Growth management was represented by Mr. Linton, Mr. Kello, and Mr. Whaling. The Perception partners described recent developments at Innoviz and plans for the future. Mr. Linton updated Perception regarding the special purpose acquisition company market and its participants. During that video conversation, Mr. Honour and Mr. Linton then discussed the possibility of a potential transaction between Collective Growth and Innoviz. Following this conversation, Mr. Honour and Mr. Linton made arrangements to further discuss their activities and to determine whether a transaction between Collective Growth and Innoviz would be in the best interests of Collective Growth, Innoviz and their respective shareholders. Mr. Linton then requested a formal introduction to Innoviz management to further explore the potential business combination.

On October 3, 2020, a video call was held between Collective Growth and Perception to gain a deeper understanding of Innoviz. Mr. Linton, Mr. Whaling, Mr. Kello, and Mr. Tim Saunders, Chief Financial Officer, represented Collective Growth management. In addition, Mr. Andrew Townsend, a Collective Growth director and Managing Director of Shipwright Partners, the Sponsor, also attended. Mr. Sheridan and Ms. Haymaker represented Perception where Mr. Sheridan shared his overview of the LiDAR sector and Innoviz’s competitive positioning.

On October 5, 2020, following the meeting on October 3rd, a revised draft of the Letter Agreement was sent by Perception, on behalf of Innoviz, to Collective Growth based on the discussions held between the parties up to such date. The draft of the Letter Agreement contemplated Innoviz issuing to the stockholders of Collective Growth an aggregate of 130,000,000 Innoviz ordinary shares based on $10.00 per share, being a specific reference to the $1,300,000,000 implied valuation of Innoviz based on the number of Innoviz ordinary shares to be issued to the shareholders of Collective Growth and Innoviz’s and its financial advisor’s view of the valuations of similarly situated companies. The Letter Agreement also included certain other provisions relating to restrictions on the sale of shares of Innoviz ordinary shares following consummation of the Business Combination and a contemplated $150,000,000 private placement at $10.00 per share that would close concurrently with the closing of the Business Combination for the purpose of providing additional cash to the combined company to provide working capital to execute Innoviz’s business plan and fund the combined company’s growth following the closing of the Business Combination. Matters pertaining to the number and composition of the board of directors was deferred to the definitive agreements to be settled. The draft LOI contemplated that the executed LOI, if any, would be non-binding other than with respect to certain provisions related to a 28-day mutually renewable exclusivity period, representations and warranties, a back-stop commitment by Antara Capital, fees and expenses (with each party to bear its own expenses) and confidentiality.

Preliminary business diligence requests were agreed between Innoviz by Collective Growth in early October 2020. Throughout the period from October 6, 2020 until the signing of the Business Combination Agreement, representatives of Collective Growth and its advisors conducted further analysis and held conference calls with representatives of Innoviz regarding Innoviz’s business plan, financial projections, technology and addressable market and continued their extensive business, financial, accounting, tax and legal due diligence investigations of Innoviz.

Commencing on October 6, 2020, the date on which Collective Growth and its advisors were granted access to materials in accordance with the non-disclosure agreement and continuing through the signing of the Business Combination Agreement, representatives of Collective Growth and its legal counsel, Graubard, conducted due diligence of Innoviz through document review and numerous telephone conference calls with representatives of Innoviz and Perception. Collective Growth’s diligence covered various areas, including, among others, commercial operations and contracts, financial results, litigation, legal compliance, intellectual property, tax and general corporate matters, with additional legal diligence conducted by Goldfarb, Seligman & Co., who also addressed legal matters particular to Israel. In addition, Collective Growth conducted further diligence, including calls with Innoviz key suppliers, key customers, and investors, as well as competitors and industry experts, which diligence focused on, among other things, Innoviz’s products, market share, and future prospects, as well as the outlook for the sector more generally. Based on such diligence, and after internal discussions as well as feedback from its advisors, Collective Growth decided to pursue further diligence, discussions, and negotiations.

Over October 6 and October 7, 2020, management of Collective Growth and Innoviz, including Mr. Omer Keilaf, CEO, and Mr. Eldar Cegla, CFO, met by video call to discuss the final details of the LOI, including the proposed structure of the business combination, capitalization, the PIPE, exclusivity and the forfeiture of Class B Stock and warrants by the Sponsor. Also in attendance were Innoviz’s legal counsel, Latham & Watkins LLP (“Latham”), Meitar | Law Offices (“Meitar”). Goldman Sachs, financial advisors to Innoviz, and Mr. Honour.

On October 7, 2020, Collective Growth convened a special meeting of its board of directors via video conference call to discuss the proposed transaction and the draft Letter Agreement, including the implied valuation of Innoviz, and the underlying rationale for such implied valuation (which was consistent with Collective Growth’s evaluation of the business, comparable companies in analogous markets), and the number of Innoviz ordinary shares to be issued to the shareholders of Collective Growth. During the board meeting, Mr. Linton and Mr. Saunders updated Collective Growth’s board of directors on the status of discussions with Innoviz, including the principal terms of the transaction and timing considerations. Following discussion and deliberation, Collective Growth’s board of directors approved and directed the representatives of Collective Growth to continue discussions with Innoviz and enter into the Letter Agreement, subject to the changes proposed by Collective Growth that had been discussed with Innoviz earlier.

On October 7, 2020, following discussion of the changes to the Letter Agreement described above by representatives of Collective Growth, including the Board of Directors, and Innoviz and their respective financial and legal advisors, Collective Growth and Innoviz signed the revised Letter Agreement. The exclusivity period was subsequently extended by amending the Letter Agreement on November 4, 2020. The executed Letter Agreement was a necessary precursor to launching the PIPE investment process led by Goldman Sachs engaged by and on behalf of Innoviz.

At Mr. Linton’s request, Mr. Linton was introduced to the recently promoted CEO of a key strategic partner and investor of Innoviz on October 10, 2020. At the time of the call, the incoming CEO held the title of President and was responsible for the LiDAR integration program at this Tier-1 company. The President and incoming CEO provided an overview of the 27 potential LiDAR companies they looked at and the basis for ultimately selecting Innoviz as a strategic partner. The incoming CEO reaffirmed his satisfaction with the choice of Innoviz and its team, products and the opportunity presented.

As part of the ongoing due diligence review, a video call was arranged on November 9, 2020 with a T 1 automobile manufacturing customer for Innoviz who was represented by the Vice President responsible for autonomous driving sensors and integration thereof, along with the company’s head of digital cooperations strategy. Mr. Linton, Mr. Saunders, and Mr. Whaling represented Collective Growth management and were joined by Mr. Eugene Dozortsev, a Collective Growth board director. Mr. Sheridan and Mr. Honour from Perception joined the call which was hosted by Goldman Sachs. The video call provided the opportunity for the Vice President to speak to the relationship with Innoviz, how they came to select Innoviz over the field of competitors, its technology and competitive advantages, remaining challenges, and the expected market for LiDAR systems over the next five years. The Vice President also reaffirmed the company’s choice and validation of Innoviz and near-term plans for the partnership.

During the period from October 7 to December 10, 2020, over ten special board meetings, Collective Growth’s board of directors met through video and telephone calls with Mr. Linton, Mr. Whaling and Mr. Saunders to discuss a variety of matters including the LOI, an extension of the LOI exclusivity on November 4, 2020, ongoing due diligence and market intelligence, the evolution of the definitive agreements, and engaging Cantor Fitzgerald as a financial advisor to provide financial analysis and commentary in management’s and the board’s determination that the value of Innoviz was fair, from a financial point of view, along with Cantor Fitzgerald’s diligence on Innoviz. At the October 22, 2020 board meeting, Mr. Honour and Mr. Sheridan were invited as guests to present their views of Innoviz and the opportunity over the course of a two-hour video call and respond to questions by the Collective Growth board of directors.

On October 19, 2020, Innoviz circulated an initial draft of the Business Combination Agreement prepared by Latham, which reflected the terms of the signed Letter Agreement, to Collective Growth and Graubard.

On November 11, 2020, Graubard circulated a revised draft of the Business Combination Agreement to Innoviz. The revised draft provided for, among other things, the conversion of Innoviz preferred shares into common shares immediately prior to the Business Combination, with the treatment of other Company securities to be determined, including the forfeited Sponsor shares, minimum cash to be maintained on closing, an exception to the interim operating covenants for actions reasonably necessary to protect the health and safety of employees and other individuals with whom Innoviz had business dealings and respond to supply or service disruptions caused by COVID-19 during any period of full or partial suspension of operations related to COVID-19, a requirement and closing condition for Collective Growth’s initial stockholders to amend their existing lock-up restrictions to be the same the lock-up restrictions applicable to Innoviz’s shareholders and certain other closing conditions.

On December 3, 2020 and December 8, 2020, representatives of Latham, Meitar and Graubard held telephone and video conference calls to discuss the revised draft Business Combination Agreement, including, among other things, the treatment of Innoviz’s different classes of equity securities, the terms and structure of the proposed transaction and certain of the additional closing conditions proposed in the revised draft Business Combination Agreement. In addition, as described further below, following feedback from PIPE investors and market analysis, the implied pre-money equity valuation of Innoviz was reduced to $975.0 million, but the PIPE was increased to $200.0 million with these changes reflected in the evolving business combination agreement.

On October 14, 2020, representatives of Collective Growth, Innoviz, Perception, and Goldman Sachs commenced the discussion and preparation of wall crossing procedures to allow potential interested investors to consider participation in the proposed Innoviz PIPE in connection with the Business Combination.

During the week of October 19, 2020, representatives of Collective Growth, Innoviz and Goldman Sachs held telephone conference calls to discuss and revise marketing materials, timing and investor targeting for the proposed Innoviz PIPE Transaction. Representatives of Collective Growth and Innoviz also began to hold telephone conference calls to discuss the proposed PIPE Transaction with a certain selected group of wall-crossed investors who agreed to be subject to certain confidentiality and other restrictions in order to gain access to information related to the proposed PIPE Transaction.

During the period from October 19, 2020 to November 12, 2020 and over the course of 28 meetings hosted by Goldman Sachs, Mr. Linton joined Innoviz management and the Perception partners to present and discuss the Innoviz opportunity. The meetings with potential PIPE investors covered, among other things, Innoviz’s business model, technology and intellectual property, projections, key relationships and market positioning and provided Mr. Linton and Collective Growth with valuable insights into the third-party investors views on the opportunity and valuation thereof.

During this time, representatives of Innoviz continued to negotiate the terms of the contemplated PIPE with potential PIPE investors, including, among other things, the conditions to the closing, the registration rights granted to the investors pursuant to the proposed Subscription Agreements, representations of the investors in the PIPE and the rights of the investors in the PIPE to terminate the Subscription Agreement under certain circumstances. During this period, Innoviz’s advisors exchanged revised drafts of the Subscription Agreements with certain potential investors and their respective advisors until the Subscription Agreements were finalized with each investor on December 10, 2020. In light of increased demand by investors interested in participating in the PIPE, representatives of Innoviz, Perception and Goldman Sachs discussed and agreed to increase the size of the PIPE to an aggregate amount of $200.0 million from the originally anticipated size of $150.0 million, and to reduce the pre-money equity valuation to $975.0 million from $1.3 billion.

On December 8, 2020, the board of directors of Innoviz met by video conference and approved the Business Combination Agreement and the transactions contemplated thereby, subject to final negotiations and modifications.

On December 9, 2020, the board of directors of Collective Growth met by video conference and approved the Business Combination Agreement and the transactions contemplated thereby, subject to final negotiations and modifications and a presentation by Cantor Fitzgerald on the afternoon of December 10, 2020.

On December 10, 2020, Collective Growth’s board of directors met via video conference. The entire Collective Growth board of directors was present at the meeting. Also participating by invitation were Mr. Saunders, Mr. Whaling, representatives of Graubard, and Mr. David Batalion of Cantor Fitzgerald, who was present only when making a presentation to the Collective Growth board of directors relating to Innoviz’s business. The meeting began with such presentation, after which Mr. Batalion was excused from the meeting and the Collective Growth board of directors began its deliberations. At the meeting, with the entire board of directors present, Mr. Linton and Mr. Saunders gave an extensive presentation about the proposed transaction, including potential risks relevant to Innoviz’s business, the implied valuation of Innoviz, the pro forma ownership of the post-closing combined company, the fairness to Collective Growth and its stockholders of the consideration to be paid by Collective Growth in the transaction and the value of Innoviz as a whole being at least equal to 80% of the amount held in Collective Growth’s trust account (excluding deferred underwriting commissions). Following such presentation, Collective Growth’s board of directors engaged in considerable review and discussion of the transaction. Representatives of Graubard then provided an overview to Collective Growth’s board of the directors with respect to their fiduciary duties under Delaware law and the terms of the Business Combination Agreement and the Ancillary Documents and responded to questions from the directors on the terms of the Business Combination Agreement and the Ancillary Documents.

On December 10, 2020, in consideration of all the factors discussed at various meetings and discussions, Collective Growth’s board of directors unanimously declared the Business Combination Agreement, the Business Combination, including the PIPE and the Transactions, were advisable and in the best interests of Collective Growth and its stockholders, and approved the form, terms and provisions of, and the transactions contemplated by, including the matters to be submitted to votes of Collective Growth’s stockholders, and authorized Collective Growth to enter into, the Business Combination Agreement and the related transaction documentation.

The Business Combination Agreement and the Ancillary Documents were signed on December 10, 2020. Prior to the market open on December 11, 2020, Collective Growth and Innoviz jointly issued a press release announcing the signing of the Business Combination Agreement, and Collective Growth filed on December 14, 2020 a Current Report on Form 8-K announcing the execution of the Business Combination Agreement and disclosing the material terms of the Business Combination Agreement in detail. The investor presentation, investor call script and press release announcing the signing of the Business Combination Agreement were furnished as exhibits to such Current Report on Form 8-K.

On December 30, 2020, Innoviz entered into an additional Subscription Agreement with an investor providing for the purchase of an additional 3 million Innoviz ordinary shares at a price of $10.00 per share, for additional gross proceeds to Innoviz of $30 million. Including the previous Subscription Agreements, the total gross proceeds to Innoviz from the sale of Innoviz ordinary shares in the PIPE will now be $230 million. On January 5, 2021, Collective Growth filed a Current Report on Form 8-K announcing the foregoing.

The parties have continued and expect to continue regular discussions in connection with, and to facilitate, the closing.

Collective Growth’s Reasons for the Business Combination and Recommendation of the Board of Directors

In evaluating the Business Combination, Collective Growth’s board of directors consulted with Collective Growth’s management and legal and financial advisors. Collective Growth’s board of directors reviewed various industry and financial data in order to determine that the consideration to be paid was reasonable and that the Business Combination was in the best interests of Collective Growth’s stockholders. The financial data reviewed included the historical and projected consolidated financial statements of Innoviz, comparable publicly traded company analyses and an analysis of pro forma capital structure and trading multiples prepared by Collective Growth’s management and advisors.

Collective Growth’s management conducted a due diligence review of Innoviz that included an industry analysis, an analysis of the existing business model of Innoviz and historical and projected financial results. Collective Growth’s management, including its directors and advisors, has many years of experience in both operational management and investment and financial management and analysis and, in the opinion of Collective Growth’s board of directors, was suitably qualified to conduct the due diligence and other investigations and analyses required in connection with the search for a business combination partner. A detailed description of the experience of Collective Growth’s executive officers and directors is included in the section of this proxy statement/prospectus entitled “Collective Growth’s Business—Directors and Executive Officers.”

In reaching its unanimous resolution (i) that the terms and conditions of the Business Combination Agreement, including the proposed Business Combination, are advisable, fair to and in the best interests of Collective Growth and its stockholders and (ii) to recommend that stockholders adopt and approve the Business Combination Agreement and approve the Business Combination contemplated therein, Collective Growth’s board of directors considered a range of factors, including but not limited to, the factors discussed below. In light of the number and wide variety of factors, Collective Growth’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. Collective Growth’s board of directors viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Collective Growth’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data.”

In considering the Business Combination, Collective Growth’s board of directors gave considerable weight to the following factors:

•

Unique Market Position. Innoviz is well-positioned to take advantage of the dramatic adoption of its next generation, cost-effective LiDAR-based perception software and solid-state systems over the next five to ten years with the only current certified automotive-grade higher performance LiDAR system on the market today and is expected to deliver meaningful revenue in the next twelve to twenty-four months compared to its competitors in this emerging industry;

•

Existing Customer and Supplier Relationships. Innoviz has established key strategic relationships with Tier-1 customers and suppliers to validate Innoviz’s position and potential for early, mass commercial adoption of its high quality and safe L3 LiDAR while developing next-generation L2+ with Innoviz’s Tier-1 partners across U.S., Europe and China;

•	Experienced Leadership Team with a Proven Track Record. Innoviz is led by a management team experienced in Innoviz’s industry;

•

Platform for Future Development and Expansion. Its potential public company status following the consummation of the Business Combination, combined with the capital to be provided from the PIPE and possibly from Collective Growth’s trust account, is expected to provide Innoviz with an optimal platform for further developing and expanding its current programs of Level 2+, Level 3 and Level 4 LiDAR systems and software;

•

Attractive Valuation. Collective Growth’s board of directors believes Innoviz’s implied valuation following the Business Combination relative to the current valuations experienced by comparable publicly traded companies in the LiDAR sector is favorable for Collective Growth;

•	Due Diligence. Collective Growth’s due diligence examinations of Innoviz and discussions with Innoviz’s management and financial and legal advisors;

•

Other Alternatives. Collective Growth’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to Collective Growth, that the Business Combination represents the best potential business combination for Collective Growth and the most attractive opportunity for Collective Growth’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential combination targets, and Collective Growth’s board of directors’ belief that such process has not presented a better alternative; and

•

Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s-length negotiations between Collective Growth and Innoviz.

Collective Growth’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Market Adoption. Whether the adoption of autonomous cars will occur and be widespread, and whether such adoption will rely on LiDAR rather than another technology.

•	Systems Update. The need to update Innoviz’s financial systems and operations necessary for a public company.

•	Competition. Competition in Innoviz’s industry is intense, which may cause reductions in the price Innoviz can charge for its products and services, thereby potentially lowering Innoviz’s profits;

•	Loss of Key Personnel. Key personnel in Innoviz’s industry is vital and competition for such personnel is intense. The loss of any key personnel could be detrimental to Innoviz’s operations;

•	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

•	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•	Collective Growth Stockholders Receiving Minority Position. The fact that existing Collective Growth stockholders will hold a minority position in the combined company; and

•	Other Risks. Various other risks associated with Innoviz’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Unaudited Prospective Financial Information of Innoviz

Innoviz does not as a matter of course make public projections as to future sales, earnings or other results. However, Innoviz management prepared and provided to the Innoviz board of directors, Innoviz’s financial advisors, Collective Growth and potential PIPE investors certain internal, unaudited prospective financial information in connection with the evaluation of the Business Combination. Innoviz management prepared such financial information based on their judgment and assumptions regarding the future financial performance of Innoviz. The inclusion of the below information should not be regarded as an indication that Innoviz or any other recipient of this information considered—or now considers—it to be necessarily predictive of actual future results.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Innoviz management, including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data” and “Risk Factors.” Innoviz believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Innoviz had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to the Innoviz business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Innoviz management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of Innoviz management’s knowledge and belief, the expected course of action and the expected future financial performance of Innoviz. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/consent solicitation statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither Innoviz’s independent auditors, nor any other independent accountants, have complied, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/consent solicitation statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, INNOVIZ DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF INNOVIZ, COLLECTIVE GROWTH NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY INNOVIZ SHAREHOLDER, COLLECTIVE GROWTH STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Innoviz may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures.

The following table sets forth certain summarized prospective financial information regarding Innoviz for the years 2020, 2021, 2022, 2023, 2024 and 2025:

	Forecast Year Ended December 31,
(USD in millions)	2020E		2021E	2022E	2023E	2024E	2025E
Revenue		$5	$9	$23	$79	$237	$581
Gross Profit	$	* )	$1	$6	$35	$118	$300
Adjusted EBIT(1)		$(68)	$(89)	$(89)	$(67)	$4	$168
Free Cash Flow(2)		$(69)	$(90)	$(93)	$(82)	$(38)	$75

*)	Represents an amount lower than $1 million.
(1)

Adjusted EBIT is defined as EBIT adjusted for stock-based compensation. We caution investors that amounts presented in accordance with our definition of Adjusted EBIT may not be comparable to similar measures disclosed by other issuers, because not all issuers calculate Adjusted EBIT in the same manner. Adjusted EBIT should not be considered as an alternative to net loss or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

(2)

Free Cash Flow is defined as Adjusted EBITDA less maintenance capital expenditures, interest expense pertaining to long term debt, amortization of deferred transaction costs and premium on long term debt, current taxes paid and mandatory debt principal repayments. Free Cash Flow is a non-GAAP financial measure and should not be considered as an alternative to net loss or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

The Innoviz prospective financial information was prepared using several assumptions, including the following assumptions that Innoviz management believed to be material:

•

projected revenue is based on a variety of operational assumptions, including among others continued development of autonomous vehicle platforms by the auto industry and other market segments, commercialization timing for new products under development, growth in the number of units sold and product mix, the average selling price per system and resulting sales of systems;

•

projected gross profit is driven by a multitude of factors attributed among others to manufacturing efficiencies through volume, cost reductions of components, relaying on business partners (such as Tier-1) for high volume production, new technologies and product design and the growth in higher margin mix of products contribution. Reduction in costs associated with manufacturing overhead, warranty and logistics are taken into consideration as well and are supporting the projected gross profits; and

•

other key assumptions impacting profitability projections including headcount, third party contractors, engineering consulting and prototyping spend, but excluding costs associated with public company operations and compliance.

In making the foregoing assumptions, which imply a revenue compound annual growth rate of 162% between 2020 and 2025, Innoviz management relied on a number of factors, including:

•	its estimates of market maturity over the projected period;

•	its best estimates of the timing for new product releases and overall product development process;

•	the relevant uses of Innoviz products for different applications and market segments;

•	the historical system usage patterns of Innoviz customers;

•	third party forecasts for industry growth

In addition, the foregoing assumptions regarding gross profit and Adjusted EBIT are based on Innoviz management’s plan for continued use of resellers and third-party contract manufacturers.

Satisfaction of 80% Test

It is a requirement under the SPAC Charter that any business acquired by Collective Growth have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions and taxes payable) at the time of the execution of a definitive agreement for an initial business combination. The balance of the funds in the trust account (excluding deferred underwriting commissions and taxes payable) at the time of the execution of the Business Combination Agreement with Innoviz was approximately $150,000,000 and 80% thereof represents approximately $120,000,000. In determining whether the 80% requirement was met, rather than relying on any one factor, Collective Growth’s board of directors concluded that it was appropriate to base such valuation on a number of qualitative factors, such as management strength and depth, competitive positioning, customer relationships and technical skills, as well as quantitative factors, such as the anticipated implied equity value of the combined company being approximately $975,000,000 with no material debt expected to be outstanding, Collective Growth’s assessment that Innoviz’s valuation was attractive compared to its competitive peers, the historical performance of Innoviz and the potential for future growth in revenues and profits of Innoviz. Based on the qualitative and quantitative information used to approve the Business Combination described herein, Collective Growth’s board of directors determined that the foregoing 80% fair market value requirement was met. Collective Growth’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition met the 80% requirement.

Interests of Certain Persons in the Business Combination

In considering the recommendation of Collective Growth’s board of directors to vote in favor of approval of the business combination proposal and the charter proposals stockholders should keep in mind that the Sponsor and Collective Growth’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of Collective Growth’s stockholders generally. In particular:

•

If the Business Combination with Innoviz or another business combination is not consummated by November 5, 2021 (or such later date as may be approved by Collective Growth’s stockholders), Collective Growth will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the sponsor shares held by the Sponsor and Collective Growth’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to the Collective Growth IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $         based upon the closing price of $         per share on Nasdaq on                     , 2021. On the other hand, if the Business Combination is consummated, each outstanding share of Collective Growth Common Stock (other than the shares forfeited pursuant to the Forfeiture Agreement) will be converted into Innoviz ordinary shares at the Exchange Ratio.

•

The Sponsor purchased 1,875,000 private warrants from Collective Growth for $1.00 per private warrant and the Sponsor and certain of Collective Growth’s directors and officers purchased 262,500 private units from Collective Growth for $10.00 per private unit. These purchases took place on a private placement basis simultaneously with the consummation of the Collective Growth IPO. All of the proceeds Collective Growth received from these purchases were placed in the trust account. Such private warrants (including the warrants included in the private units) had an aggregate market value of

$         based upon the closing price of $         per warrant on Nasdaq on                     , 2021 and the Class A Stock underlying the private units had an aggregate market value of $         based upon the closing price of $         per share on Nasdaq on                     , 2021. The private warrants (including the warrants included in the private units) and the Class A Stock underlying the private units will become worthless if Collective Growth does not consummate a business combination by November 5, 2021 (or such later date as may be approved by Collective Growth stockholders in an amendment to). On the other hand, if the Business Combination is consummated, each outstanding whole warrant will become an Innoviz warrant exercisable to purchase one Innoviz ordinary share following consummation of the Business Combination and each outstanding share of Collective Growth Common Stock (other than the shares forfeited pursuant to the Forfeiture Agreement) will be converted into Innoviz ordinary shares at the Exchange Ratio.

•

If Collective Growth is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Collective Growth for services rendered or contracted for or products sold to Collective Growth. If Collective Growth consummates a business combination, on the other hand, Collective Growth will be liable for all such claims.

•

The Sponsor and Collective Growth’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Collective Growth’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Collective Growth fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, Collective Growth may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by November 5, 2021 (or such later date as may be approved by Collective Growth stockholders in an amendment to the SPAC Charter). As of the record date, the Sponsor and Collective Growth’s officers and directors and their affiliates had incurred approximately $         of unpaid reimbursable expenses.

•

The Business Combination Agreement provides for the continued indemnification of Collective Growth’s current directors and officers and the continuation of directors and officers liability insurance covering Collective Growth’s current directors and officers.

•

Collective Growth’s officers and directors (or their affiliates) may make loans from time to time to Collective Growth to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to Collective Growth outside of the trust account.

Anticipated Accounting Treatment

The Transaction is comprised of a series of transactions pursuant to the Business Combination Agreement, as described elsewhere in this proxy statement/prospectus. For accounting purposes, the Transaction effectuated three main steps:

1.	The exchange of shares held by Innoviz shareholders, which is accounted for as a recapitalization in accordance with US GAAP.

2.

The merger of Collective Growth with Merger Sub, which is not within the scope of ASC 805 (“Business Combinations”) since Collective Growth does not meet the definition of a business in accordance with ASC 805. Any difference between the fair value of Innoviz ordinary shares issued and the fair value of Collective Growth’s identifiable net assets should to be recorded as additional paid-in capital. For purposes of the unaudited pro forma condensed combined financial information, it is assumed that the fair value of each individual Innoviz ordinary share issued to Collective Growth stockholders is equal to the fair value of each individual Innoviz shareholder resulting from the $975.0 million equity value assigned to Innoviz in the Business Combination Agreement.

3.

The Subscription Agreements related to the PIPE, which were executed concurrently with and following the Business Combination Agreement, will result in the issuance of Innoviz ordinary shares, leading to an increase in share capital and share premium.

Regulatory Matters

The Business Combination is not subject to any federal or state regulatory requirement or approval, except for the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act and filings with the State of Delaware necessary to effectuate the Business Combination.

Vote Required for Approval

The approval of the business combination proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Collective Growth Common Stock present and entitled to vote at the special meeting. Abstentions will have the same effect as a vote “against” the business combination proposal. Brokers are not entitled to vote on the business combination proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have no effect on the business combination proposal. The Transactions will not be consummated if Collective Growth has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act) either immediately prior to or upon consummation of the Transactions.

The approval of the business combination proposal is a condition to the consummation of the Transactions. If the business combination proposal is not approved, the other proposals (except an adjournment proposal, as described below) will not be presented to the Collective Growth stockholders for a vote.

Resolution

“RESOLVED, as an ordinary resolution, that Collective Growth’s entry into the Business Combination Agreement, dated as of December 10, 2020 (the “Business Combination Agreement”), by and among Collective Growth, Innoviz, Hatzata Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Innoviz (“Merger Sub”), Perception Capital Partners LLC, a Delaware limited liability company (“Perception”) (solely for purposes of Sections 2.2(d), 2.3(a), 2.8, 2.9, 5.2, 5.5, 7.2 and Article VIII) and Antara Capital LP, a Delaware limited partnership and investment manager acting on behalf of certain of its funds and/or designees (“Antara Capital”) (solely for purposes of Sections 5.2, 5.5, 7.2 and Article VIII), a copy of which is attached to this proxy statement/prospectus as Annex A, pursuant to which, among other things, the merger of Merger Sub with and into Collective Growth, with Collective Growth surviving the merger as a wholly owned subsidiary of Innoviz, in accordance with the terms and subject to the conditions of the Business Combination Agreement, be approved, ratified and confirmed in all respects.”

Recommendation of Collective Growth Board of Directors

THE COLLECTIVE GROWTH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COLLECTIVE GROWTH STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

No Appraisal Rights

Under Section 262 of the General Corporation Law of the State of Delaware, the holders of Collective Growth Common Stock will not have appraisal rights in connection with the Business Combination.

Resale of Innoviz Ordinary Shares

The Innoviz ordinary shares to be issued in connection with the Business Combination will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed for purposes of Rule 144 under the Securities Act an “affiliate” of Collective Growth immediately prior to the Effective Time or an “affiliate” of Innoviz following the Business Combination. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Innoviz or Collective Growth (as appropriate) and may include the executive officers, directors and significant shareholders of Innoviz or Collective Growth (as appropriate).

Stock Exchange Listing of Innoviz Ordinary Shares

Innoviz will use commercially reasonable efforts to cause, prior to the Effective Time, the Innoviz ordinary shares and warrants (including Innoviz ordinary shares and warrants issuable pursuant to the Business Combination Agreement) to be approved for listing on Nasdaq under the symbols “INVZ” and “INVZW,” respectively, subject to official notice of issuance. Approval of the listing on Nasdaq of the Innoviz ordinary shares (subject to official notice of issuance) is a condition to each party’s obligation to complete the Business Combination.

Delisting and Deregistration of Collective Growth Common Stock

If the Business Combination is completed, shares of Class A Stock, Collective Growth warrants and Collective Growth’s units will be delisted from Nasdaq and will be deregistered under the Exchange Act.

Combined Company Status as a Foreign Private Issuer under the Exchange Act

Innoviz expects to remain a “foreign private issuer” (under SEC rules). Consequently, upon consummation of the Business Combination, the combined company will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. The combined company will be required to file its annual report on Form 20-F for the year ending December 31, 2020 with the SEC by April 30, 2021. In addition, the combined company will furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by the combined company in Israel or that is distributed or required to be distributed by the combined company to its shareholders.

Based on its foreign private issuer status, the combined company will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act. The combined company will also not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, the combined company officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of the Innoviz ordinary shares.

Given the substantial number of Innoviz ordinary shares that Innoviz will issue in the Business Combination to Collective Growth stockholders who are U.S. residents and the prospective, increased U.S.-oriented profile of the combined company’s officers and directors, assets and business administration, it is possible that the combined company will lose its status as a foreign private issuer after the Business Combination, potentially as soon as January 1, 2022. If that happens the combined company will no longer be exempt from such rules and, among other things, will be required to file quarterly reports on Form 10-Q containing interim financial statements as if it were a company incorporated in the United States, as well as annual reports on Form 10-K. The combined company’s qualification for foreign private issuer status will be tested again as of June 30, 2021, (the final business day of the second fiscal quarter in 2021) to determine whether the combined company will instead be subject to the reporting requirements applicable to U.S. companies registered under the Exchange Act beginning at the start of 2022. If it no longer meets the definition of a “foreign private issuer” as of that test date, the combined company will begin to be required to file a quarterly report on Form 10-Q for the quarter ending March 31, 2022, and will be required to continue to file quarterly reports with the SEC thereafter.

Despite its initial exemption due to its foreign private issuer status, Innoviz, and following the consummation of the Business Combination, the combined company, nevertheless expects to issue interim quarterly financial information publicly and to furnish it to the SEC on Form 6-K.

Combined Company Status as an Emerging Growth Company under U.S. Federal Securities Laws and Related Implications

Each of Collective Growth and Innoviz is, and consequently, following the Business Combination, the combined company will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, the combined company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the combined company’s securities less attractive as a result, there may be a less active trading market for the combined company’s securities and the prices of the combined company’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The combined company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the combined company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the combined company’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

The combined company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the combined company’s initial public offering, (b) in which the combined company’s has total annual gross revenue of at least $1.07 billion, or (c) in which the combined company is deemed to be a large accelerated filer, which means the market value of the combined company’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which the combined company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

PROPOSAL TWO—THE CHARTER PROPOSALS

The charter proposals, if approved, will approve the following material differences between the SPAC Charter and Innoviz Articles to be in effect following the Business Combination:

•	the name of the new public entity will be “Innoviz Technologies Ltd.” as opposed to “Collective Growth Corporation”;

•	the Innoviz Articles provide for one class of ordinary shares as opposed to the two classes of Collective Growth Common Stock provided for in the SPAC Charter;

•	Innoviz’s corporate existence is perpetual as opposed to Collective Growth’s corporate existence terminating if a business combination is not consummated within a specified period of time; and

•	the Innoviz Articles do not include the various provisions applicable only to special purpose acquisition corporations that the SPAC Charter contains.

In the judgment of Collective Growth’s board of directors, the charter proposals are desirable for the following reasons:

•	the name of the new public entity is desirable to reflect the Business Combination and the combined business going forward;

•

the single class of ordinary shares is desirable because all shares of Class B Stock will be exchanged for Innoviz ordinary shares upon the closing of the Business Combination and because it will allow Innoviz to have a streamlined capital structure; and

•

the provisions that relate to the operation of Collective Growth as a blank check company prior to the consummation of its initial business combination would not be applicable after the business combination (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time.

For a comparison of the SPAC Charter and Innoviz Articles, see “Comparison of Rights of Innoviz Shareholders and Collective Growth Stockholders”.

Under the Business Combination Agreement, the approval of the charter proposals is a condition to the adoption of the business combination proposal and vice versa. Accordingly, if the business combination proposal is not approved, the charter proposals will not be presented at the special meeting.

A copy of the Innoviz Articles, as will be in effect assuming approval of all of the charter proposals and upon consummation of the Transactions, is attached to this proxy statement/prospectus as Annex         .

Required Vote

The approval of each of the charter proposals will require the affirmative vote of the holders of a majority of the Collective Growth Common Stock present and entitled to vote at the special meeting. Abstentions will have the same effect as a vote “against” the charter proposals. The charter proposal to approve “Innoviz Technologies Ltd.” as the name of the new public entity is a routine proposal and, accordingly, your broker, bank or nominee may vote your shares with respect to such proposal without receiving voting instructions. Consequently, there should be no broker non-votes with respect to such proposal. Each other charter proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on those proposals without receiving voting instructions, and broker non-votes will have no effect with respect to such proposals.

Recommendation

THE COLLECTIVE GROWTH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT COLLECTIVE GROWTH STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE CHARTER PROPOSALS.

PROPOSAL THREE—THE ADJOURNMENT PROPOSAL

The adjournment proposal, if adopted, will allow Collective Growth’s board of directors to adjourn the special meeting to a later date or dates, if necessary. In no event will Collective Growth solicit proxies to adjourn the special meeting or consummate the Transactions beyond the date by which it may properly do so under the SPAC Charter and Delaware law. The purpose of the adjournment proposal is to provide more time to meet the requirements that are necessary to consummate the Transactions. See the section titled “Proposal One – The Business Combination Proposal —Interests of Certain Persons in the Transactions.”

Consequences If the Adjournment Proposal Is Not Approved

If the adjournment proposal is presented to the meeting and is not approved by the stockholders, Collective Growth’s board of directors may not be able to adjourn the special meeting to a later date or dates. In such event, the Transactions would not be completed.

Required Vote

The approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the shares of Collective Growth Common Stock present and entitled to vote at the special meeting. Abstentions will have the same effect as a vote “against” the adjournment proposal. Brokers are entitled to vote on the adjournment proposal absent voting instructions from the beneficial holder because the proposal is considered “routine”. Consequently, there should be no broker non-votes with respect to the adjournment proposal.

Recommendation

THE COLLECTIVE GROWTH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT COLLECTIVE GROWTH STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE BUSINESS COMBINATION AGREEMENT

For a discussion of the Business Combination structure and merger consideration provisions of the Business Combination Agreement, see the section entitled “Proposal One – The Business Combination Agreement Proposal.” Such discussion and the following summary of other material provisions of the Business Combination Agreement is qualified by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. All Collective Growth stockholders are encouraged to read the Business Combination Agreement in its entirety for a more complete description of the terms and conditions of the Business Combination.

The Business Combination Agreement summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the Business Combination Agreement and not to provide any other factual information regarding Collective Growth, Innoviz or their respective businesses. Accordingly, the representations and warranties and other provisions of the Business Combination Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.

Closing and Effective Time of the Transactions

The closing of the Transactions will take place as promptly as reasonably practicable, but in no event later than the third business day following the satisfaction of the conditions set forth in the Business Combination Agreement (the “Closing Date”) and summarized below under the subsection entitled “—Conditions to Closing of the Transactions,” unless Collective Growth and Innoviz agree in writing to another time or unless the Business Combination Agreement is terminated pursuant to its terms. The Transactions are expected to be consummated promptly after the special meeting of Collective Growth’s stockholders described in this proxy statement/prospectus.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of Collective Growth relating, among other things, to:

•	corporate organization and qualification;

•	the authorization, delivery and enforceability of the Business Combination Agreement and the Ancillary Documents;

•	governmental approvals and no conflicts;

•	brokers’ fees;

•	information supplied;

•	capitalization;

•	SEC filings;

•	Trust Account;

•	indebtedness;

•	transactions with affiliates;

•	litigation and proceedings;

•	compliance with laws;

•	business activities;

•	internal controls;

•	Nasdaq listing;

•	financial statements;

•	internal controls;

•	absence of undisclosed liabilities;

•	taxes;

•	material contracts;

•	absence of certain changes;

•	employee benefits;

•	Sponsor Letter Agreement;

•	Investment Company Act;

•	charter provisions;

•	anti-corruption compliance;

•	Forfeiture Agreement;

•	non-Israeli residency; and

•	independent investigation and absence of outside reliance.

The Business Combination Agreement contains representations and warranties of Innoviz relating, among other things, to:

•	organization and qualification;

•	capitalization;

•	the authorization, delivery and enforceability of the Business Combination Agreement and the Ancillary Documents;

•	financial statements;

•	internal controls;

•	absence of undisclosed liabilities;

•	governmental approvals and no conflicts;

•	permits;

•	material contracts;

•	absence of certain changes;

•	litigation and proceedings;

•	compliance with laws;

•	employee benefits;

•	environmental matters;

•	intellectual property;

•	labor matters;

•	insurance;

•	taxes;

•	brokers’ fees;

•	real and personal property;

•	transactions with affiliates;

•	anti-corruption compliance;

•	customers and suppliers;

•	product warranties and product liabilities;

•	PIPE financing;

•	information supplied; and

•	independent investigation and absence of outside reliance.

Covenants

The parties have each agreed to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by the Business Combination Agreement. Collective Growth and Innoviz have each also agreed to use commercially reasonable efforts to conduct and operate their respective businesses in the ordinary course and in compliance with all applicable laws through the earlier of the closing of the Transactions or the valid termination of the Business Combination Agreement pursuant to its terms.

Collective Growth and Innoviz have agreed that, unless otherwise required or permitted under the Business Combination Agreement, and subject to certain disclosed exceptions, neither Innoviz nor its subsidiaries will take the following actions during the interim period from the date of the Business Combination Agreement through the earlier of the closing of the Transactions or the valid termination of the Business Combination Agreement pursuant to its terms, among others, except as consented to in writing by Collective Growth (such consent, not to be unreasonably withheld, conditioned or delayed):

•

declare, set aside, make or pay a dividend on, or make any other distribution or payment (whether in cash, stock or property) in respect of, any equity securities of Innoviz or its subsidiaries or repurchase, redeem or otherwise acquire, offer to repurchase, redeem or otherwise acquire, any outstanding equity securities of Innoviz or its subsidiaries, other than dividends or distributions, declared, set aside or paid by any of Innoviz’s subsidiaries to Innoviz or any subsidiary that is, directly or indirectly, wholly owned by Innoviz, and other than any dividends or distributions required under the governing documents of any joint venture of any subsidiaries of Innoviz;

•

(A) merge, consolidate, combine or amalgamate Innoviz or any of its subsidiaries with any person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof, other than such acquisitions and purchases that would not require financial statements of the acquired business to be included in this proxy statement/prospectus pursuant to Rule 3-05 of Regulation S-X under the Securities Act;

•	adopt any amendments, supplements, restatements or modifications to Innoviz’s or any of its subsidiaries’ governing documents;

•	form or establish any subsidiary other than in the ordinary course of business;

•

transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a lien, (A) any equity securities of Innoviz or any of its subsidiaries or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating Innoviz or any of its subsidiaries to issue, deliver or sell any equity securities of Innoviz or any of its subsidiaries, other than (X) the issuance of Company Equity Awards pursuant to a Company Equity Plan or the issuance of shares of capital stock of Innoviz upon the exercise, settlement or conversion of any Company Equity Awards outstanding on the date of the Business Combination Agreement in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement, (Y) the issuance by Innoviz of certain Series C-1 Preferred Shares , or (Z) the issuance by Innoviz of certain performance warrants;

•

incur, create or assume any indebtedness in excess of $10,000,000, other than (x) ordinary course trade payables, (y) between Innoviz and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries or (z) in connection with borrowings, extensions of credit and other financial accommodations under Innoviz’s and its subsidiaries’ existing credit facilities, notes and other existing indebtedness and, in each case, any refinancings thereof;

•

make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person, other than (A) intercompany loans or capital contributions between Innoviz and any of its wholly owned subsidiaries, (B) the reimbursement of expenses of employees in the ordinary course of business, (C) advances in the ordinary course of business to employees or officers of Innoviz or its subsidiaries not exceeding $500,000 in the aggregate, (D) prepayments and deposits paid to suppliers of Innoviz or its subsidiaries in the ordinary course of business, (E) trade credit extended to customers of Innoviz or its subsidiaries in the ordinary course of business and (F) advances to wholly owned subsidiaries of Innoviz;

•

except (x) as required under the terms of any Employee Benefit Plan of Innoviz or its subsidiaries or any applicable law, or (y) in the ordinary course of business, (A) amend, modify, adopt, enter into or terminate any material employee benefit plan of Innoviz or its subsidiaries or any material benefit or compensation plan, policy, program or contract that would be an employee benefit plan if in effect as of the date of the Business Combination Agreement, (B) materially increase the compensation or benefits payable to, or pay any material special bonus or special remuneration to, any current or former director, manager, officer, employee, individual independent contractor or other service provider of Innoviz or its subsidiaries, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to, or the vesting or period of exercisability of an equity award held by, or reprice an equity award held by, any current or former director, manager, officer, employee, individual independent contractor or other service provider of Innoviz or its subsidiaries, (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of Innoviz or its subsidiaries, (E) enter into any collective bargaining agreement or arrangement, (F) hire new executive officers, or (G) terminate the employment or engagement of any executive officer other than for cause;

•

make, change or revoke any election concerning taxes (including, for the avoidance of doubt, making any U.S. federal income tax entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) with respect to Innoviz or its subsidiaries not contemplated by the Business Combination Agreement), enter into any tax closing agreement, settle any tax claim or assessment, change its jurisdiction of tax residence, or consent to any extension or waiver of the limitation period applicable to or relating to any tax claim or assessment, in each case, if such action would be reasonably expected to materially increase the present or future tax liability of Collective Growth or Innoviz or its subsidiaries;

•	enter into any settlement, conciliation or similar contract outside of the ordinary course of business the performance of which would involve the payment by Innoviz or its subsidiaries in excess of

$2,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Innoviz or its subsidiaries (or Collective Growth or any of its affiliates after the closing of the Transactions);

•

authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Innoviz or its subsidiaries;

•	change Innoviz’s or its subsidiaries’ methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

•

enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

•

except for entries, modifications, amendments, waivers, terminations or non-renewals in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under, terminate (excluding any expiration in accordance with its terms) or fail to renew, any material contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material contract pursuant to its terms);

•

abandon, dispose of, allow to lapse, transfer, sell, assign, or exclusively license any material intellectual property of Innoviz to any person or entity or otherwise extend, amend, or modify any material intellectual property of Innoviz (other than development in the ordinary course of business);

•	sell, lease, license, encumber or otherwise dispose of any properties or assets except for the sale, lease, license, or disposition in the ordinary course of business;

•	close any facility or discontinue any material line of business or material business operations; or

•	enter into any contract to take, or cause to be taken, any of the foregoing actions.

Collective Growth and Innoviz have agreed that, unless otherwise required or permitted under the Business Combination Agreement, and subject to certain disclosed exceptions, Collective Growth will not take the following actions during the interim period from the date of the Business Combination Agreement through the earlier of the closing of the Transactions or the valid termination of the Business Combination Agreement pursuant to its terms, among others, except as consented to in writing by Innoviz (such consent not to be unreasonably withheld, conditioned or delayed):

•

adopt any amendments, supplements, restatements or modifications to the Existing Warrant Agreement, the investment management trust agreement dated as of April 30, 2020 between Collective Growth and Continental or the governing documents of Collective Growth;

•

declare, set aside, make or pay a dividend on, or make any other distribution or payment (where in cash, stock or property) in respect of, any equity securities of Collective Growth or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding equity securities of Collective Growth;

•

(A) merge, consolidate, combine or amalgamate Collective Growth with any person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

•	split, combine or reclassify any of its capital stock or other equity securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

•

incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently, or otherwise) any indebtedness or other liability, except for the Unpaid SPAC Expenses (as defined in the Business Combination Agreement);

•	make any loans or advances to, or capital contributions to, or guarantees for the benefit of, or any investment in, any other person, other than to, of, or in, Collective Growth;

•	issue any equity securities of Collective Growth or grant any additional options, warrants or stock appreciation rights with respect to equity securities of the foregoing of Collective Growth;

•

enter into, renew, modify or revise any Collective Growth related-party transaction (or any contract or agreement that if entered into prior to the execution and delivery of the Business Combination Agreement would be a Collective Growth related-party transaction) other than with respect to Unpaid SPAC Expenses;

•

engage in any activities or business, other than activities or business (i) in connection with or incident or related to Collective Growth’s incorporation or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, the Business Combination Agreement, any Ancillary Document, the performance of covenants or agreements thereunder or the consummation of the Transactions or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature

•

make, change or revoke any election concerning taxes (including, for the avoidance of doubt, making any U.S. federal income tax entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) with respect to Collective Growth not contemplated by the Business Combination Agreement), enter into any tax closing agreement, settle any tax claim or assessment, change its jurisdiction of tax residence, or consent to any extension or waiver of the limitation period applicable to or relating to any tax claim or assessment, in each case, if such action would reasonably be expected to materially increase the present or future tax liability of Collective Growth or Innoviz or any its subsidiaries;

•

enter into any settlement, conciliation or similar contract that would require any payment from the Trust Account or that would impose any material non-monetary obligations on Collective Growth (or Innoviz or any of its subsidiaries after the closing of the Transactions);

•

authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Collective Growth;

•	change Collective Growth’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

•

enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

•

except for entries, modifications, amendments, waivers, terminations or non-renewals in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under, terminate (excluding any expiration in accordance with its terms) or fail to renew, any material contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material contract pursuant to its terms);

•

enter into or adopt any Collective Growth benefit plan or any benefit or compensation plan, policy, program or arrangement that would be a Collective Growth benefit plan if in effect as of the date of the Business Combination Agreement; or

•	enter into any contract to take, or cause to be taken, any of the foregoing actions.

The Business Combination Agreement also contains additional covenants of the parties, including, among other things:

•

notifying the other party in writing promptly after learning of any shareholder demands or other shareholder proceedings relating to the Business Combination Agreement, any Ancillary Document or any matters relating thereto and reasonably cooperate with one another in connection therewith;

•	keeping certain information confidential in accordance with the existing non-disclosure agreements; and

•	making relevant public announcements.

In addition, Collective Growth and Innoviz agreed that Collective Growth and Innoviz will prepare and mutually agree upon and Innoviz will file with the SEC, this registration statement/proxy statement on Form F-4 relating to the Business Combination.

Conditions to Closing of the Transactions

Conditions to Each Party’s Obligations

•

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or waiver, if permitted by applicable law, by the party for whose benefit such condition exists, of the following conditions:

•	the applicable waiting periods (and any extensions thereof) under the HSR Act relating to the Business Combination having been expired or been terminated;

•	there shall not have been entered, enacted or promulgated any law or order enjoining or prohibiting the consummation of the Transactions;

•

this registration statement/proxy statement becoming effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of this proxy statement/prospectus being issued by the SEC and remaining in effect with respect to this proxy statement/prospectus, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

•

the receipt of the required approval by the preferred shareholders of Innoviz (the “Company Preferred Shareholder Approval”) and the required approval by the ordinary shareholders of Innoviz (the “Company Shareholder Approval”);

•

the approval of the Business Combination by the affirmative vote of the holders of the requisite number of Collective Growth Common Stock being obtained in accordance with Collective Growth’s governing documents and applicable law;

•

after giving effect to the transactions contemplated by the Business Combination Agreement (including the PIPE), Collective Growth having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to or upon consummation of the Business Combination ;

•	no proceeding pending or threatened that is reasonably likely to (i) prevent consummation of any of the Transactions or (ii) cause any of the Transactions to be rescinded following consummation;

•

Innoviz’s initial listing application with Nasdaq in connection with the Transactions having been approved and Innoviz not having received any notice of non-compliance therewith that has not been cured and Innoviz’s shares (including, for the avoidance of doubt, the Innoviz ordinary shares to be issued pursuant to the Business Combination) having been approved for listing on Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders; and

•	each Ancillary Document (other than the Subscription Agreements) having been executed and delivered by the parties thereto and being in full force and effect.

Other Conditions to the Obligations of Collective Growth

The obligations of Collective Growth to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Collective Growth of the following further conditions:

•

certain representations and warranties of Innoviz regarding the organization of Innoviz and its subsidiaries, the capitalization of Innoviz’s subsidiaries, the authority of Innoviz to, among other things, execute and deliver the Business Combination Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated thereby, the absence of certain changes and brokers’ fees being true and correct (without giving effect to any limitation of “materiality” or “Innoviz Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);

•

certain other representations and warranties regarding the capitalization of Innoviz being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of Innoviz being true and correct (without giving effect to any limitation as to “materiality” or “Innoviz Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Innoviz Material Adverse Effect;

•

Innoviz having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement prior to the Closing;

•	since the date of the Business Combination Agreement, no Innoviz Material Adverse Effect has occurred that is continuing;

•

Collective Growth having received a certificate executed by an authorized officer of Innoviz confirming that the conditions set forth in the first five bullet points in this section have been satisfied;

•

Collective Growth having received a certificate executed by the secretary or equivalent officer of each of Innoviz and Merger Sub (together, the “Innoviz Parties”) certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or equivalent body of each of the Innoviz Parties authorizing the execution, delivery, and performance of the Business Combination Agreement and the Transactions, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the Transactions;

•	the Innoviz board of directors consisting of the number of directors, and comprising the individuals, determined pursuant to the Business Combination Agreement; and

•	certain agreements between Innoviz and certain of its shareholders having been terminated.

Other Conditions to the Obligations of the Innoviz Parties

The obligations of the Innoviz Parties to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or waiver, if permitted by applicable law, by the Innoviz Parties of the following further conditions:

•	certain representations and warranties regarding the organization and qualification of Collective Growth, the authority of Collective Growth to, among other things, execute and deliver the Business

Combination Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated thereby, brokers’ fees and the absence of certain changes being true and correct, in all material respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

certain other representations and warranties regarding the capitalization of Collective Growth being true and correct in all respects, (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•

the other representations and warranties of Collective Growth being true and correct (without giving effect to any limitation of “materiality” or “material adverse effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date, except where the failure of such representations and warranties to be true and correct in all respects, taken as a whole, does not cause a material adverse effect;

•	Collective Growth having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement;

•	the Aggregate Transaction Proceeds being equal to or greater than $200,000,000;

•	Innoviz having received resignations of all of the directors and officers of Collective Growth, effective as of or prior to the Closing;

•

Innoviz having received a certificate executed by the secretary or equivalent officer of Collective Growth certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Collective Growth authorizing the execution, delivery, and performance of the Business Combination Agreement and the Transactions, and that all such resolutions are in full force and effect and are all of the resolutions of the board of directors of Collective Growth adopted with the Transactions;

•

Innoviz having received a certificate executed by an authorized officer of Collective Growth confirming that the conditions set forth in the first four bullet points of this section have been satisfied;

•	the Unpaid SPAC Liabilities (as defined in the Business Combination Agreement) and Unpaid SPAC Expenses shall collectively not exceed $9.7 million; and

•

the Forfeiture shall have occurred and each of the other covenants of Sponsor required under the Forfeiture Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

•	by the mutual written consent of Collective Growth and Innoviz;

•

by Collective Growth, subject to certain exceptions, if any of the representations or warranties made by either Innoviz Party are not true and correct or if either Innoviz Party fails to perform any of their respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of Collective Growth as described in the section entitled “—Conditions to Closing of the Transactions” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) May 30, 2021 (the “Termination Date”);

•

by Innoviz, subject to certain exceptions, if any of the representations or warranties made by Collective Growth are not true and correct or if Collective Growth fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of Innoviz, as described in the section entitled “—Conditions to Closing of the Transactions” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) the Termination Date;

•

by either Collective Growth or Innoviz if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to the Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement;

•	by either Collective Growth or Innoviz:

•

if any governmental entity shall have issued an order, promulgated a law or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action shall have become final and nonappealable; provided, however, that (i) the right to terminate the Business Combination Agreement pursuant to such provision shall not be available to Collective Growth if (A) Collective Growth’s failure to fulfill any obligation under the Business Combination Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or (B) Collective Growth is in material breach of its obligations under the Business Combination Agreement on such date and (ii) the right to terminate the Business Combination Agreement pursuant to such provision shall not be available to Innoviz if (A) an Innoviz Party’s failure to fulfill any obligation under the Business Combination Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on before such date or (B) Innoviz is in material breach of its obligations under Business Combination Agreement on such date;

•	if the approval of the Business Combination is not obtained at the Collective Growth special meeting (including any adjournment thereof); or

•

if the approval of the Business Combination is not obtained by either the Innoviz ordinary shareholders or the Innoviz preferred shareholders at the Innoviz shareholder meeting (including any adjournment thereof);

•

by Collective Growth if, prior to obtaining the Company Preferred Shareholder Approval and the Company Shareholder Approval, the Innoviz board of directors shall have made a change in recommendation; and

•

by Innoviz if, prior to obtaining the required approval by the stockholders of Collective Growth (the “Collective Growth Stockholder Approval”), the Collective Growth board of directors shall have made a change in recommendation or shall have failed to include the Collective Growth board of director recommendation in this proxy statement/prospectus.

Fees and Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and the Ancillary Documents, and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that (i) if the Business Combination Agreement is terminated upon the Innoviz board of directors making a change in recommendation, Innoviz shall pay a termination fee in the amount of $14,625,000, (ii) if the Business Combination Agreement is

terminated in accordance with its terms, Innoviz shall pay, or cause to be paid, all unpaid Innoviz expenses and Collective Growth shall pay, or cause to be paid, all unpaid Collective Growth expenses and (iii) if the Closing occurs, then Innoviz shall pay, or cause to be paid, all unpaid Innoviz expenses and all unpaid Collective Growth expenses.

Amendments

The Business Combination Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the parties thereto in the same manner as the Business Combination Agreement and which makes reference to the Business Combination Agreement.

Governing Law

The Business Combination Agreement, and all claims or causes of action based upon, arising out of, or related to the Business Combination Agreement or the Transactions, is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

AGREEMENTS ENTERED INTO IN CONNECTION WITH THE BUSINESS COMBINATION AGREEMENT

Subscription Agreements

Concurrently with and following the execution of the Business Combination Agreement, Innoviz entered into the Subscription Agreements, including the Put Share Subscription Agreement, with the PIPE Investors, pursuant to which the PIPE Investors have agreed to purchase, and Innoviz has agreed to sell the PIPE Investors, an aggregate of 23,000,000 Innoviz ordinary shares, for a purchase price of $10.00 per share and at an aggregate purchase price of $230,000,000, which price per share and aggregate purchase price assume that Innoviz has effected the Stock Split prior to the Effective Time. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement.

Support Agreements

Concurrently with the execution of the Business Combination Agreement, Innoviz and Collective Growth entered into Support Agreements with the Supporting Innoviz Shareholders, that collectively hold Innoviz ordinary shares and Innoviz preferred shares, respectively, representing the majority of the voting power of the Innoviz ordinary shares and 60% of the voting power of the Innoviz preferred shares, including more than 50% of the Series C Preferred Shares and 50% of the Series C-1 Preferred Shares (voting together). Each Support Agreement provides, among other things, that each Supporting Innoviz Shareholder will (i) vote all Innoviz ordinary shares and Innoviz preferred shares beneficially owned by them in favor of the Business Combination and each other proposal related to the Business Combination on the agenda at the meeting of Innoviz shareholders called to approve the Business Combination, (ii) appear at such shareholder meeting for the purpose of establishing a quorum, (iii) vote all such shares against any action that would reasonably be expected to materially impede, interfere with, delay, postpone, or adversely affect the Business Combination or any of the other transactions contemplated by the Business Combination Agreement, and (iv) not to transfer, assign, or sell such shares, except to certain permitted transferees, prior to the consummation of the Business Combination.

Registration Rights Agreement

Concurrently with the execution of the Business Combination Agreement, Innoviz, certain equityholders of Innoviz, certain equityholders of Collective Growth, Perception and Antara Capital entered into the Registration Rights Agreement, pursuant to which Innoviz agreed to file a shelf registration statement with respect to the registrable securities under the Registration Rights Agreement within sixty (60) days of the Effective Time. Up to twice in any 12-month period, certain holders of registrable securities under the Registration Rights Agreement may request to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $75,000,000. Innoviz also agreed to provide customary “piggyback” registration rights. The Registration Rights Agreement also provides that Innoviz will pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities.

Confidentiality and Lockup Agreement

Concurrently with the execution of the Business Combination Agreement, Innoviz, certain equityholders of Innoviz, certain equityholders of Collective Growth, Perception and Antara entered into the Confidentiality and Lockup Agreement. Pursuant to the Confidentiality and Lockup Agreement, such shareholders have agreed that they will not, during the period beginning at the Effective Time and continuing to and including the date that is one hundred eighty (180) days after the date of closing of the Business Combination, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares, or any options or warrants to purchase any shares, or any securities convertible into, exchangeable for or that represent the right to receive shares, or any interest in any of the foregoing, whether now owned or hereinafter acquired, owned directly by such shareholder (including holding as a custodian) or with respect to which such shareholder has beneficial ownership within the rules and regulations of the SEC (in each case, subject to certain exceptions set forth in the Confidentiality and Lockup Agreement).

In connection with the Confidentiality and Lockup Agreement, at the Effective Time, the transfer restrictions set forth in certain letter agreements among Collective Growth and the Sponsor and officers and directors of Collective Growth will terminate.

Assignment, Assumption and Amendment Agreement

Upon the closing of the Business Combination Agreement, Innoviz, Collective Growth and Continental will enter into the Assignment, Assumption and Amendment Agreement. Such agreement will amend the Existing Warrant Agreement to provide for the assignment by Collective Growth of all its rights, title and interest in the outstanding warrants of Collective Growth to Innoviz. Pursuant to the amendment, all Collective Growth warrants under the Existing Warrant Agreement will no longer be exercisable for shares of Class A Stock, but instead will be exercisable for Innoviz ordinary shares.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination, the Sponsor and officers and directors of Collective Growth entered into the Sponsor Letter Agreement in favor of Innoviz and Collective Growth, pursuant to which they agreed to (i) vote all shares of Collective Growth Common Stock beneficially owned by them in favor of the Business Combination and each other proposal related to the Business Combination on the agenda at the meeting of Collective Growth shareholders called to approve the Business Combination, (ii) appear at such shareholder meeting for the purpose of establishing a quorum, (iii) vote all such shares against any action that would reasonably be expected to materially impede, interfere with, delay, postpone, or adversely affect the Business Combination or any of the other transactions contemplated by the Business Combination Agreement, and (iv) not to transfer, assign, or sell such shares, except to certain permitted transferees, prior to the consummation of the Transactions.

Forfeiture Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor and officers and directors of Collective Growth entered into the Forfeiture Agreement in favor of Innoviz and Collective Growth, pursuant to which they agreed to forfeit an aggregate of 1,875,000 shares of Class B Stock and 187,500 Collective Growth warrants for cancellation in exchange for no consideration at the Effective Time.

Put Option Agreement

Concurrently with the execution of the Business Combination Agreement, Innoviz and Antara Capital entered into the Put Option Agreement, pursuant to which Innoviz caused Antara to subscribe for a number of Innoviz ordinary shares in the PIPE with an aggregate equity value equal to $70,000,000 pursuant to the Put Share Subscription Agreement. In consideration for entering into the Put Option Agreement, at the Effective Time, Innoviz agreed to issue to Antara Capital Master 4,310,736 Innoviz warrants and up to 3,559,294 Innoviz ordinary shares, with the number of Innoviz ordinary shares to be issued to Antara Capital Master to be calculated based on the amount of Initial Transaction Proceeds. If Innoviz issues to Perception the Perception Earnout Shares, then Innoviz will also issue to Antara Capital Master the Antara Earnout Shares, with the number of Innoviz ordinary shares to be issued to Antara Capital Master to be calculated based on the amount of Initial Transaction Proceeds.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations of the Business Combination to U.S. Holders (as defined below) of Collective Growth’s common stock and warrants (collectively “Collective Growth securities”). The following discussion also summarizes the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of Collective Growth Common Stock that elect to have their common stock redeemed for cash and the material U.S. federal income tax consequences of the ownership and disposition of Innoviz ordinary shares and Innoviz warrants following the Business Combination. This discussion applies only to the Collective Growth securities, Innoviz ordinary shares and Innoviz warrants, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax effects arising in connection with the closing of the Business Combination, the redemptions of Collective Growth common stock or the ownership and disposal of Innoviz ordinary shares and Innoviz warrants. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. Neither Collective Growth nor Innoviz has sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position to that discussed below regarding the tax consequences discussed below.

This discussion does not address the tax treatment of Innoviz ordinary shares or Innoviz warrants to be issued to holders of outstanding Innoviz preferred shares, Perception, Company Management or Antara in connection with the Business Combination. This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	banks, insurance companies, and certain other financial institutions;

•	regulated investment companies and real estate investment trusts;

•	brokers, dealers or traders in securities;

•	traders in securities that elect to mark to market;

•	tax-exempt organizations or governmental organizations;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•

persons holding Collective Growth securities or Innoviz ordinary shares and/or Innoviz warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to Collective Growth securities or Innoviz ordinary shares and/or Innoviz warrants, as the case may be, being taken into account in an applicable financial statement;

•	persons that actually or constructively own 5% or more (by vote or value) of the outstanding Collective Growth Common Stock or, after the Business Combination, the issued Innoviz ordinary shares;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•	U.S. Holders having a functional currency other than the U.S. dollar;

•

persons who hold or received Collective Growth securities or Innoviz ordinary shares and/or Innoviz warrants, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of Collective Growth securities and Innoviz ordinary shares and/or Innoviz warrants, as the case may be, that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Collective Growth securities, Innoviz ordinary shares and/or Innoviz warrants, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT TO HOLDERS OF COLLECTIVE GROWTH SECURITIES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT OF OWNING INNOVIZ ORDINARY SHARES AND INNOVIZ WARRANTS TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF INNOVIZ ORDINARY SHARES AND INNOVIZ WARRANTS.

U.S. Federal Income Tax Treatment of Innoviz

Tax Residence of Innoviz for U.S. Federal Income Tax Purposes

Although Innoviz is incorporated and tax resident in Israel, the IRS may assert that it should be treated as a U.S. corporation (and therefore a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally considered a U.S. “domestic” corporation (or U.S. tax resident) if it is organized in the United States, and a corporation is generally considered a “foreign” corporation (or non-U.S. tax resident) if it is not a U.S. corporation. Because Innoviz is an entity incorporated and tax resident in Israel, it would generally be classified as a foreign corporation (or non-U.S. tax resident) under these rules. Section 7874 of the Code provides an exception under which a foreign incorporated and foreign tax resident entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

Under Code Section 7874, a corporation created or organized outside the United States (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets of the U.S. corporation by acquiring the outstanding shares of the U.S. corporation), (ii) the shareholders of the acquired U.S. corporation hold, by vote or value, at least 80% (or 60% if the Third Country Rule, as defined herein, applies) of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (the “Section 7874 Percentage”), and (iii) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of tax residency relative to such expanded affiliated group’s worldwide activities (the “Substantial Business Activities Exception”). In order to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets and gross income of the foreign acquiring corporation’s “expanded affiliated group” must be based, located and derived, respectively, in the country in which the foreign acquiring corporation is a tax resident after the acquisition. The Treasury regulations promulgated under Code Section 7874 (the “Section 7874 Regulations”) generally also provide that if (i) there is an acquisition of substantially all of the assets held directly or indirectly by a U.S. corporation after which the shareholders of the acquired U.S. corporation hold, by vote or value, at least 60% of the shares of the foreign acquiring corporation by reason of holding shares in the U.S. acquired corporation, and (ii) in a related acquisition, such foreign acquiring corporation acquires another foreign corporation exceeding a certain threshold value, and the foreign acquiring corporation is not tax resident in the foreign country in which the acquired foreign corporation was tax resident prior to the transactions, then the foreign acquiring corporation will be treated as a domestic corporation for U.S. federal income tax purposes (the “Third Country Rule”). The Section 7874 Regulations further provide for a number of special rules that aggregate multiple acquisitions of U.S. corporations for purposes of Code Section 7874 as part of a plan or conducted over a 36-month period. Moreover, certain acquisitions of U.S. corporations over a 36-month period will impact the Section 7874 Percentage, making it more likely that Code Section 7874 will apply to a foreign acquiring corporation.

Innoviz will indirectly acquire substantially all of the assets of Collective Growth through the Business Combination. Innoviz does not expect the Third Country Rule to be applicable to the Business Combination. As a result, Section 7874 of the Code may apply to cause Innoviz to be treated as a U.S. corporation for U.S. federal income tax purposes following the Business Combination depending on whether the Section 7874 Percentage equals or exceeds 80%, subject to the applicability of the Substantial Business Activities Exception.

Based upon the terms of the Business Combination, the rules for determining share ownership under Code Section 7874 and the Section 7874 Regulations, and certain factual assumptions, Collective Growth and Innoviz currently expect that the Section 7874 Percentage of the Collective Growth stockholders in Innoviz should be less than 80% after the Business Combination. Accordingly, Innoviz is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. The calculation of the Section 7874 Percentage is complex and is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such U.S. Treasury regulations with possible retroactive effect) and is subject to certain factual uncertainties. Whether the Section 7874 Percentage is less than 80% must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Moreover, former Collective Growth securityholders will be deemed to own an amount of Innoviz ordinary shares in respect to certain redemptions by Collective Growth of Collective Growth’s common stock prior to the Business Combination for purposes of determining the ownership percentage of former Collective Growth securityholders for purposes of Section 7874 of the Code. Accordingly, there can be no assurance that the IRS will not challenge the status of Innoviz as a foreign corporation under Code Section 7874 or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Code Section 7874 Innoviz’s status as a foreign corporation for U.S. federal income tax purposes, Innoviz and certain Innoviz shareholders would be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Innoviz and future withholding taxes on certain Innoviz shareholders, depending on the application of any income tax treaty that might apply to reduce such withholding taxes.

However, even if the Section 7874 Percentage was such that Innoviz were still respected as a foreign corporation under Code Section 7874, Innoviz may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following the Business Combination. If Innoviz were to be treated as acquiring substantially all of the assets of a U.S. corporation within a 36-month period after the Business Combination, the Section 7874 Regulations would exclude certain shares of Innoviz attributable to the Business Combination for purposes of determining the Section 7874 Percentage of that subsequent acquisition, making it more likely that Code Section 7874 would apply to such subsequent acquisition.

The remainder of this discussion assumes that Innoviz will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

Utilization of Collective Growth’s Tax Attributes and Certain Other Adverse Tax Consequences to Innoviz and Innoviz’s Shareholders.

Following the acquisition of a U.S. corporation by a foreign corporation, Code Section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the acquiring foreign corporation is respected as a foreign corporation for purposes of Code Section 7874. Specifically, Code Section 7874 can apply in this manner if (i) the foreign corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation, (ii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 60% (by either vote or value) but less than 80% (by vote and value) of the shares of the foreign acquiring corporation by reason of holding shares in the acquired U.S. corporation, (iii) the Third Country Rule does not apply, and (iv) the foreign corporation’s “expanded affiliated group” does not meet the Substantial Business Activities Exception.

Based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations, and certain factual assumptions, Collective Growth and Innoviz currently expect that the Section 7874 Percentage should be less than 60% after the Business Combination. Accordingly, the limitations and other rules described above are not expected to apply to Innoviz or Collective Growth after the Business Combination.

If the Section 7874 Percentage applicable to the Business Combination is at least 60% but less than 80% and the Third Country Rule does not apply (as expected), Innoviz and certain of Innoviz’s shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates and the requirement that any U.S. corporation owned by Innoviz include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation held thereby at a rate of 20%. However, as a blank check company whose assets are primarily comprised of cash and cash equivalents, it is not expected that Collective Growth will have a significant amount of inversion gain as a result of the Business Combination. Moreover, if it is determined that the Section 7874 Percentage is at least 60% and that Innoviz is tax resident in a jurisdiction other than Israel, the Third Country Rule would apply and Innoviz would be treated as a U.S. corporation under Section 7874 of the Code in the same manner as described above under “—Tax Residence of Innoviz for U.S. Federal Income Tax Purposes.”

The above determination, however, is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by future changes in such U.S. Treasury regulations, with possible retroactive effect) and is subject to certain factual uncertainties. Whether the Section 7874 Percentage is less than 60% must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. There can be no assurance that the IRS will not challenge whether Innoviz is subject to the above rules or that such a challenge would not be sustained by a court. If the IRS successfully applied these rules to Innoviz, significant adverse tax consequences would result for Innoviz and for certain Innoviz shareholders, including a higher effective corporate tax rate on Innoviz.

U.S. Holders

U.S. Federal Income Tax Considerations of the Business Combination

Tax Consequences of the Business Combination Under Section 368(a) of the Code

The parties to the Business Combination intend that the Business Combination qualify as a reorganization within the meaning of Section 368(a) of the Code (a “reorganization”). To qualify as a reorganization, a transaction must satisfy certain requirements, including, among others, that the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Business Combination, its corporate parent) continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury regulations Section 1.368-1(d). However, due to the absence of guidance bearing directly on how the above rules apply in the case of an acquisition of a corporation with no active business and only investment-type assets, such as Collective Growth, the qualification of the Business Combination as a reorganization is not free from doubt. Moreover, the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify as a reorganization, and neither Collective Growth nor Innoviz intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the IRS will not challenge the Business Combination’s qualification as a reorganization or that a court will not sustain such a challenge by the IRS.

If, notwithstanding the above, at the Effective Time any requirement for Section 368(a) is not met, a U.S. Holder of Collective Growth securities would recognize gain or loss in an amount equal to the difference, if any, between the fair market value as of the closing date of the Business Combination of Innoviz ordinary shares and/or Innoviz warrants received by such holder in the Business Combination over such U.S. Holder’s tax basis in the Collective Growth securities surrendered by such U.S. Holder in the Business Combination. Any gain or loss so recognized would generally be long-term capital gain or loss if the U.S. Holder had held the Collective Growth securities for more than one year (or short-term capital gain otherwise). Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. However, the deductibility of capital losses is subject to limitations. A U.S. Holder’s holding period in the Innoviz ordinary shares and/or Innoviz warrants received in the Business Combination, if any, would not include the holding period for the Collective Growth securities surrendered in exchange therefor.

Tax Consequences of the Business Combination Under Section 367(a) of the Code

Section 367(a) of the Code and the Treasury regulations promulgated thereunder provide that, where a U.S. person exchanges stock or securities in a U.S. corporation for stock or securities in a non-U.S. corporation in a transaction that would otherwise qualify as a reorganization under Section 368(a) of the Code, the U.S. person is required to recognize any gain (but not loss) realized on such exchange unless certain requirements are satisfied.

In general, for the Business Combination to meet these additional requirements, certain reporting requirements must be satisfied and (i) no more than 50% of both the total voting power and the total value of the stock of the transferee non-U.S. corporation is received, in the aggregate, by the “U.S. transferors” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) in the transaction; (ii) no more than 50% of each of the total voting power and the total value of the stock of the transferee non-U.S. corporation is owned, in the aggregate, immediately after the transaction by “U.S. persons” (as defined in the Treasury regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the transferred U.S. corporation; and (iii) the “active trade or business test” as defined in Treasury regulations Section 1.367(a)-3(c)(3) must be satisfied. Conditions (i), (ii), and (iii) are expected to be met, and, as a result, the Business Combination is expected to satisfy the applicable requirements under Section 367(a) of the Code on account of such conditions. Accordingly, it is intended that the Business Combination not result in gain recognition by a U.S. Holder exchanging Collective Growth common stock for Innoviz ordinary shares so long as either (A) the U.S. Holder is not a “five-percent transferee shareholder” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the transferee non-U.S. corporation (by total voting power or by total value) or (B) the U.S. Holder is a “five-percent transferee shareholder” of the transferee non-U.S. corporation and enters into an agreement with the IRS to recognize gain under certain circumstances. All U.S. Holders that will own 5% or more of either the total voting power or the total value of the outstanding shares of Innoviz after the Business Combination (taking into account, for this purpose, ownership of Innoviz ordinary shares, and any Innoviz ordinary shares not acquired in connection with the Business Combination) may want to enter into a valid “gain recognition agreement” under applicable Treasury regulations and are strongly urged to consult their own tax advisors to determine the particular consequences to them of the Business Combination.

Whether the requirements described above are met will depend on facts existing at the Effective Time, and the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel or ruling from the IRS that the Business Combination will not result in gain being recognized by U.S. Holders of Collective Growth securities under Section 367(a) of the Code (other than any such holder that would own, actually or constructively, 5% or more (by vote or value) of the outstanding Innoviz ordinary shares immediately after the Business Combination). In addition, no assurance can be given that the IRS will not challenge that the relevant requirements under Section 367(a) of the Code and the Treasury regulations promulgated thereunder have been met with respect to the Business Combination, or that a court would not sustain such a challenge.

If the Business Combination does meet the requirements of Section 368(a) of the Code but, at the Effective Time, any requirement for Section 367(a) of the Code not to impose gain on U.S. Holder is not satisfied, then a U.S. Holder of Collective Growth common stock would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value as of the closing date of the Business Combination of the Innoviz ordinary shares received by such holder in the Business Combination over such U.S. Holder’s tax basis in the Collective Growth common stock surrendered by such U.S. Holder in the Business Combination. Any gain so recognized would generally be long-term capital gain if the U.S. Holder had held the Collective Growth common stock for more than one year at the Effective Time (or short-term capital gain otherwise). Long-term capital gain of non-corporate U.S. Holders (including individuals) currently is eligible for preferential U.S. federal income tax rates. A U.S. Holder’s holding period in the Innoviz ordinary shares received in the Business Combination, if any, would not include the holding period for the Collective Growth common stock surrendered in exchange therefor.

U.S. Holders exchanging Collective Growth Securities for Innoviz Ordinary Shares and/or Innoviz Warrants

If the Business Combination qualifies as a reorganization under Section 368(a) of the Code and is not taxable under Section 367(a) of the Code, a U.S. Holder generally should not recognize gain or loss if, pursuant to the Business Combination, the U.S. Holder either (i) exchanges only Collective Growth Common Stock (but not Collective Growth warrants) for Innoviz ordinary shares, (ii) exchanges Collective Growth warrants for Innoviz warrants, or (iii) both exchanges Collective Growth Common Stock for Innoviz ordinary shares and exchanges its Collective Growth warrants for Innoviz warrants.

In such a case, the aggregate tax basis of the Innoviz ordinary shares received by a U.S. Holder in the Business Combination should be equal to the aggregate adjusted tax basis of the Collective Growth Common Stock surrendered in exchange therefor. The tax basis in a Innoviz warrant received by a U.S. Holder in the Business Combination should be equal to the adjusted tax basis of an Innoviz warrant exchanged therefor. The holding period of the Innoviz ordinary shares and/or Innoviz warrants received by a U.S. Holder in the Business Combination should include the period during which the Collective Growth Common Stock and/or warrants exchanged therefor were held by such U.S. Holder.

U.S. Holders Exercising Redemption Rights with Respect to Collective Growth Common Stock

In the event that a U.S. Holder’s shares of Collective Growth Common Stock are redeemed for cash pursuant to the redemption provisions described herein, the treatment of such redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of stock under Section 302 of the Code. Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of Collective Growth Common Stock treated as held by the U.S. Holder relative to all of the shares of Collective Growth Common Stock outstanding both before and after the redemption.

The redemption of Collective Growth Common Stock generally will be treated as a sale of stock (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of the U.S. Holder’s interest in Collective Growth, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only Collective Growth Common Stock actually owned by such U.S. Holder but also Collective Growth Common Stock constructively owned by it. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include Collective Growth Common Stock or Innoviz ordinary shares which could be directly or constructively acquired pursuant to the exercise of Collective Growth warrants or Innoviz warrants.

There will be a complete termination of a U.S. Holder’s interest if either (i) all of the Collective Growth Common Stock actually and constructively owned by the U.S. Holder is redeemed or (ii) all of the Collective Growth Common Stock actually owned by the U.S. Holder is redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares. In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than 80% of the voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption. The redemption of the Collective Growth Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Collective Growth. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Collective Growth will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their tax advisors as to the tax consequences of a redemption.

If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302 of the Code, the U.S. Holder would generally be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Collective Growth Common Stock redeemed. Such gain or loss generally would be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. Holder’s tax basis in such holder’s Collective Growth Common Stock generally will equal the cost of such shares.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s Collective Growth Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Collective Growth Common Stock.

Distributions on Innoviz Ordinary Shares

If Innoviz makes distributions of cash or property on the Innoviz ordinary shares, such distributions will be treated first as a dividend to the extent of Innoviz’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. If Innoviz does not provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Subject to the discussions above under “—Utilization of Collective Growth’s Tax Attributes and Certain Other Adverse Tax Consequences to Innoviz and Innoviz’s Shareholders” and below under “—Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:

•

either (a) the shares are readily tradable on an established securities market in the United States, or (b) Innoviz is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program;

•

Innoviz is neither a PFIC (as discussed below under below under “—Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder for Innoviz’s taxable year in which the dividend is paid or the preceding taxable year;

•	the U.S. Holder satisfies certain holding period requirements; and

•	the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

There can be no assurances that Innoviz will be eligible for benefits of an applicable comprehensive income tax treaty between the United States and Israel. In addition, there also can be no assurance that Innoviz ordinary shares will be considered “readily tradable” on an established securities market in accordance with applicable legal authorities. Furthermore, Innoviz will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See “—Passive Foreign Investment Company Rules.” U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to Innoviz ordinary shares.

Subject to certain exceptions, dividends on Innoviz ordinary shares will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Innoviz with respect to the Innoviz ordinary shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income”.

Sale, Exchange, Redemption or Other Taxable Disposition of Innoviz Ordinary Shares and Innoviz Warrants

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Innoviz ordinary shares or Innoviz warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such shares and/or warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Innoviz ordinary shares or Innoviz warrants generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the Innoviz ordinary shares and/or Innoviz warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized generally will be treated as U.S. source income or loss. Accordingly, in the event any Israeli tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder may not be able to utilize foreign tax credits unless such holder has foreign source income or gain in the same category from other sources. Moreover, there are special rules under the income tax treaty between the United States and Israel (the “Treaty”), which may impact a U.S. Holder’s ability to claim a foreign tax credit. U.S. Holders are urged to consult their tax advisor regarding the ability to claim a foreign tax credit and the application of the Treaty to such U.S. Holder’s particular circumstances.

Exercise or Lapse of an Innoviz Warrant

Except as discussed below with respect to the cashless exercise of a Company Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Innoviz ordinary share on the exercise of a Company Warrant for cash. A U.S. Holder’s tax basis in a Innoviz ordinary shares received upon exercise of the Company Warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the Collective Growth warrant exchanged therefor (assuming the Business Combination is not a taxable transaction under Sections 368(a) or 367(a) of the Code, as discussed above) and the exercise price. The U.S. Holder’s holding period for a Innoviz ordinary share received upon exercise of the Company Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Company Warrant and will not include the period during which the U.S. Holder held the Company Warrant. If a Company Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Company Warrant.

The tax consequences of a cashless exercise of a Company Warrant are not clear under current tax law. A cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. Holder’s basis in the Innoviz ordinary shares received would equal the U.S. Holder’s basis in the Innoviz warrants exercised therefore. If the cashless exercise is not treated as a gain realization event, a U.S. Holder’s holding period in the Innoviz ordinary shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Innoviz warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Innoviz ordinary shares would include the holding period of the Innoviz warrants exercised therefore.

It is also possible that a cashless exercise of a Company Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth above under “—Sale, Exchange, Redemption or Other Taxable Disposition of Innoviz Ordinary Shares and Innoviz Warrants.” In such event, a U.S. Holder could be deemed to have surrendered warrants equal to the number of Innoviz ordinary shares having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between (i) the fair market value of the Innoviz warrants deemed surrendered and (ii) the U.S. Holder’s tax basis in such Innoviz warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Innoviz ordinary shares received would equal the sum of (i) U.S. Holder’s tax basis in the Innoviz warrants deemed exercised and (ii) the exercise price of such Innoviz warrants. A U.S. Holder’s holding period for the Innoviz ordinary shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Innoviz warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Innoviz warrants.

Possible Constructive Distributions

The terms of each Company Warrant provide for an adjustment to the number of Innoviz ordinary shares for which the Company Warrant may be exercised or to the exercise price of the Company Warrant in certain events, as discussed in the section of this registration statement captioned “Description of Innoviz warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a Company Warrant would, however, be treated as receiving a constructive distribution from Innoviz if, for example, the adjustment increases the holder’s proportionate interest in Innoviz’s assets or earnings and profits (for instance, through an increase in the number of Innoviz ordinary shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash or other property such as other securities to the holders of the Innoviz ordinary shares which is taxable to the U.S. Holders of such shares as described under “—Distributions on Innoviz ordinary shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such Company Warrant received a cash distribution from Innoviz equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of the Innoviz ordinary shares could be materially different from that described above, if Innoviz is treated as a “passive foreign investment company” for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•	at least 75% of its gross income for such year is passive income (such as interest income); or

•

at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, Innoviz will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which Innoviz own, directly or indirectly, 25% or more (by value) of the stock.

Based on the current and anticipated composition of the income, assets and operations of Innoviz and its subsidiaries, there is a substantial risk that Innoviz will be a PFIC for U.S. federal income tax purposes for the taxable year that includes the Business Combination or for future taxable years. As discussed further below, Innoviz intends to make available information that will allow U.S. Holders to make a QEF election with respect to their Innoviz ordinary shares.

Whether Innoviz is treated as a PFIC is determined on an annual basis. The determination of whether a non-U.S. corporation is a PFIC is a factual determination that depends on, among other things, the composition of Innoviz’s income and assets, and the market value of its shares and assets, including the composition of income and assets and the market value of shares and assets of its subsidiaries, from time to time, and thus the determination can only be made annually after the close of each taxable year. Under the PFIC rules, if Innoviz were considered a PFIC at any time that a U.S. Holder owns Innoviz ordinary shares, Innoviz would continue to be treated as a PFIC with respect to such investment unless (i) it ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its Innoviz ordinary shares at their fair market value on the last day of the last taxable year in which Innoviz is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the Innoviz ordinary shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless Innoviz subsequently becomes a PFIC.

For each taxable year that Innoviz is treated as a PFIC with respect to a U.S. Holder’s Innoviz ordinary shares, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of its Innoviz ordinary shares (collectively the “excess distribution rules”), unless the U.S. Holder makes a valid QEF or mark-to-market election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the Innoviz ordinary shares will be treated as excess distributions. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Innoviz ordinary shares;

•

the amount allocated to the current taxable year, and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which Innoviz is a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Under the excess distribution rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the Innoviz ordinary shares cannot be treated as capital gains, even though the U.S. Holder holds the Innoviz ordinary shares as capital assets.

Certain of the PFIC rules may impact U.S. Holders with respect equity interests in subsidiaries and other entities which Innoviz may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that Innoviz does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to any of Innoviz’s subsidiaries.

If Innoviz is a PFIC, a U.S. Holder of shares in Innoviz may avoid taxation under the excess distribution rules described above by making a “qualified electing fund” (“QEF”) election. However, a U.S. Holder may make a QEF election with respect to its Innoviz ordinary shares only if Innoviz provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations. Innoviz intends to provide U.S. Holders with the required information on an annual basis to allow U.S. Holders to make a QEF election with respect to the Innoviz ordinary shares. There can be no assurance, however, that Innoviz will timely provide such information for the current year or subsequent years. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election. In addition, U.S. Holders of Innoviz warrants will not be able to make a QEF election with respect to their warrants.

A U.S. Holder that makes a QEF election with respect to its Innoviz ordinary shares would generally be required to include in income for each year that Innoviz is treated as a PFIC the U.S. Holder’s pro rata share of Innoviz’s ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains), without regard to the amount of any distributions made in respect of the Innoviz ordinary shares. Any net deficits or net capital losses of Innoviz for a taxable year would not be passed through and included on the tax return of the U.S. Holder, however. A U.S. Holder’s basis in the Innoviz ordinary shares would be increased by the amount of income inclusions under the qualified electing fund rules. Dividends actually paid on the Innoviz ordinary shares generally would not be subject to U.S. federal income tax to the extent of prior income inclusions and would reduce the U.S. Holder’s basis in the Innoviz ordinary shares by a corresponding amount.

If Innoviz owns any interests in a Lower-Tier PFIC, a U.S. Holder generally must make a separate QEF election for each Lower-Tier PFIC, subject to Innoviz’s providing the relevant tax information for each Lower-Tier PFIC on an annual basis.

If a U.S. Holder does not make a QEF election (or a mark-to-market election, as discussed below) effective from the first taxable year of a U.S. Holder’s holding period for the Innoviz ordinary shares in which Innoviz is a PFIC, then the Innoviz ordinary shares will generally continue to be treated as an interest in a PFIC, and the U.S. Holder generally will remain subject to the excess distribution rules. A U.S. Holder that first makes a QEF election in a later year may avoid the continued application of the excess distribution rules to its Innoviz ordinary shares by making a “deemed sale” election. In that case, the U.S. Holder will be deemed to have sold the Innoviz ordinary shares at their fair market value on the first day of the taxable year in which the QEF election becomes effective, and any gain from such deemed sale would be subject to the excess distribution rules described above. A U.S. Holder that is eligible to make a QEF election with respect to its Innoviz ordinary shares generally may do so by providing the appropriate information to the IRS in the U.S. Holder’s timely filed tax return for the year in which the election becomes effective.

U.S. Holders should consult their tax advisors as to the availability and desirability of a QEF election.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for its Innoviz ordinary shares to elect out of the excess distribution rules discussed above. If a U.S. Holder makes a mark-to-market election with respect to its Innoviz ordinary shares, such U.S. Holder will include in income for each year that Innoviz is treated as a PFIC with respect to such Innoviz ordinary shares an amount equal to the excess, if any, of the fair market value of the Innoviz ordinary shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the Innoviz ordinary shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the Innoviz ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the Innoviz ordinary shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Innoviz ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the Innoviz ordinary shares, as well as to any loss realized on the actual sale or disposition of the Innoviz ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such Innoviz ordinary shares previously included in income. A U.S. Holder’s basis in the Innoviz ordinary shares will be adjusted to reflect any mark-to-market income or loss. If a U.S. Holder makes a mark-to-market election, any distributions Innoviz makes would generally be subject to the rules discussed above under “—Distributions on Innoviz ordinary shares,” except the lower rates applicable to qualified dividend income would not apply. U.S. Holders of Innoviz warrants will not be able to make a mark-to-market election with respect to their Innoviz warrants.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The Innoviz ordinary shares, which are expected to be listed on Nasdaq, are expected to qualify as marketable stock for purposes of the

PFIC rules, but there can be no assurance that Innoviz ordinary shares will be “regularly traded” for purposes of these rules. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder that does not make the applicable QEF elections generally will continue to be subject to the excess distribution rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for Innoviz.

If a U.S. Holder does not make a mark-to-market election (or a QEF election, as discussed above) effective from the first taxable year of a U.S. Holder’s holding period for the Innoviz ordinary shares in which Innoviz is a PFIC, then the U.S. Holder generally will remain subject to the excess distribution rules. A U.S. Holder that first makes a mark-to-market election with respect to the Innoviz ordinary shares in a later year will continue to be subject to the excess distribution rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the excess distribution rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market with respect to its Innoviz ordinary shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective.

U.S. Holders should consult their tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621 on an annual basis. U.S. Holders should consult their tax advisors regarding any reporting requirements that may apply to them if Innoviz is a PFIC.

U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Non-U.S. Holders

The section applies to Non-U.S. Holders of Innoviz ordinary shares and Innoviz warrants. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Innoviz ordinary shares or Innoviz warrants that is not a U.S. Holder, including:

•	a nonresident alien individual, other than certain former citizens and residents of the United States;

•	a foreign corporation; or

•	a foreign estate or trust.

Non-U.S. Holders Exercising Redemption Rights with Respect to Collective Growth Common Stock

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Collective Growth Common Stock generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Collective Growth Common Stock, as described above. under “—U.S. Holders Exercising Redemption Rights with Respect to Collective Growth Common Stock.” Any redeeming Non- U.S. Holder will generally not be subject to U.S. federal income tax on any gain recognized as a result of the redemption or be able to utilize a loss in computing U.S. federal income tax liability unless one of the exceptions described below under “—U.S. Federal Income Tax Consequences of the Ownership and Disposition of Innoviz Ordinary Shares and Innoviz Warrants to Non-U.S. Holders” applies in respect of gain from the disposition of Collective Growth Common Stock. Moreover, redeeming Non-U.S. Holders may be subject to U.S. federal income tax on any gain recognized as a result of the redemption if Collective Growth Common Stock constitutes a U.S. real property interest by reason of Collective Growth’s status as a U.S. real property holding corporation for U.S. federal income tax purposes. Collective Growth believes that it is not and has not been at any time since its formation a U.S. real property holding corporation.

If a Non-U.S. Holder receives cash for Collective Growth Common Stock, and the redemption is treated as a corporate distribution (rather than a sale of stock under Section 302 of the Code), the Non-U.S. Holder will be subject to a 30% withholding tax (unless otherwise reduced by an applicable income tax treaty) on dividends to the extent the distribution is paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of Innoviz Ordinary Shares and Innoviz Warrants to Non-U.S. Holders

Any (i) distributions of cash or property paid to a Non-U.S. Holders in respect of Innoviz ordinary shares or (ii) gain realized upon the sale or other taxable disposition of Innoviz ordinary shares and/or Innoviz warrants generally will not be subject to U.S. federal income taxation unless:

•

the gain or distribution is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•

in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain or distributions described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Company Warrant, or the lapse of a Company Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “—U.S. Holders—Exercise or Lapse of a Company Warrant,” above, although to the extent a cashless exercise or lapse results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of the Innoviz ordinary shares and Innoviz warrants.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of Collective Growth common stock, dividends received by U.S. Holders of Innoviz ordinary shares, and the proceeds received on the disposition of Innoviz ordinary shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to Collective Growth common stock and Innoviz ordinary shares and proceeds from the sale, exchange, redemption or other disposition of Innoviz ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s disposition of Collective Growth Common Stock or warrants or their Innoviz ordinary shares, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Dividends paid with respect to Innoviz ordinary shares and proceeds from the sale of other disposition of Innoviz ordinary shares received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

CERTAIN MATERIAL ISRAELI TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of the Innoviz ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli tax considerations

The following is a brief summary of the material Israeli tax laws applicable to Innoviz, and certain Israeli Government programs that benefit Innoviz. This section also contains a discussion of material Israeli tax consequences concerning the ownership and disposition of Innoviz ordinary shares purchased by investors. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation that has not yet been subject to judicial or administrative interpretation, Innoviz cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.

General corporate tax structure in Israel

Israeli companies are generally subject to corporate tax. In December 2016, the Israeli Parliament approved the Economic Efficiency Law (Legislative Amendments for Applying the Economic Policy for the 2017 and 2018 Budget Years) which reduces the corporate income tax rate from 25% to 24% effective from January 1, 2017, and to 23% effective from January 1, 2018. However, the effective tax rate payable by a company that derives income from an Approved Enterprise, a Preferred Enterprise, a Beneficiary Enterprise or a Technology Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli company are generally subject to corporate tax rate.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.” We believe that we currently qualify as an Industrial Company within the meaning of the Industry Encouragement Law.

The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident-company, of which 90% or more of its income in any tax year, other than income from certain government loans, is derived from an “Industrial Enterprise” owned by it and located in Israel or in the “Area”, in accordance with the definition under section 3A of the Israeli Income Tax Ordinance (New Version) 1961, or the Ordinance. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

Following are the main tax benefits available to Industrial Companies:

•

Amortization of the cost of purchased patent, rights to use a patent, and know-how, which are used for the development or advancement of the Industrial Enterprise, over an eight-year period, commencing on the year in which such rights were first exercised;

•	Under limited conditions, an election to file consolidated tax returns with controlled Israeli Industrial Companies;

•	Expenses related to a public offering are deductible in equal amounts over three years commencing on the year of the offering.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

Tax benefits and grants for research and development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

•	The expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

•	The research and development must be for the promotion of the company; and

•	The research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Ordinance. Expenditures that are unqualified under the conditions above are deductible in equal amounts over three years.

From time to time we may apply to the Israel Innovation Authority for approval to allow a tax deduction for all or most of research and development expenses during the year incurred. There can be no assurance that such application will be accepted. If we will not be able to deduct research and development expenses during the year of the payment, we will be able to deduct research and development expenses during a period of three years commencing in the year of the payment of such expenses.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets).

The Investment Law was significantly amended effective as of April 1, 2005 (the “2005 Amendment”), as of January 1, 2011 (the “2011 Amendment”) and as of January 1, 2017 (the “2017 Amendment”). Pursuant to the 2005 Amendment, tax benefits granted in accordance with the provisions of the Investment Law prior to its revision by the 2005 Amendment remain in force but any benefits granted subsequently are subject to the provisions of the amended Investment Law. Similarly, the 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or elect instead, irrevocably, to forego such benefits and have the benefits of the 2011 Amendment apply. The 2017 Amendment introduces new benefits for Technological Enterprises, alongside the existing tax benefits.

Tax benefits under the 2011 amendment

The 2011 Amendment canceled the availability of the benefits granted to Industrial Companies under the Investment Law prior to 2011 and, instead, introduced new benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011. The definition of a Preferred Company includes a company incorporated in Israel that is not fully owned by a governmental entity, and that has, among other things, Preferred Enterprise status and is controlled and managed from Israel. Pursuant to the 2011 Amendment, a Preferred Company is entitled to a reduced corporate tax rate of 15% with respect to its income derived by its Preferred Enterprise in 2011 and 2012, unless the

Preferred Enterprise is located in a specified development zone, in which case the rate will be 10%. Under the 2011 Amendment, such corporate tax rate was reduced from 15% and 10%, respectively, to 12.5% and 7%, respectively, in 2013, 16% and 9% respectively, in 2014, 2015 and 2016, and 16% and 7.5%, respectively, in 2017 and thereafter. Income derived by a Preferred Company from a “Special Preferred Enterprise” (as such term is defined in the Investment Law) would be entitled, during a benefits period of 10 years, to further reduced tax rates of 8%, or 5% if the Special Preferred Enterprise is located in a certain development zone.

Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to withholding tax at source at the following rates: (i) Israeli resident corporations–0%, (although, if such dividends are subsequently distributed to individuals or a non-Israeli company the below rates detailed in sub sections (ii) and (iii) shall apply) (ii) Israeli resident individuals–20% (iii) non-Israeli residents (individuals and corporations)–20%, subject to a reduced tax rate under the provisions of any applicable double tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate).

The 2011 Amendment also provided transitional provisions to address companies already enjoying existing tax benefits under the Investment Law. These transitional provisions provide, among other things, that unless an irrevocable request is made to apply the provisions of the Investment Law as amended in 2011 with respect to income to be derived as of January 1, 2011, a Beneficiary Enterprise can elect to continue to benefit from the benefits provided to it before the 2011 Amendment came into effect, provided that certain conditions are met.

Innoviz currently does not intend to implement the 2011 Amendment.

New tax benefits under the 2017 amendment that became effective on January 1, 2017

The 2017 Amendment was enacted as part of the Economic Efficiency Law that was published on December 29, 2016, and is effective as of January 1, 2017. The 2017 Amendment provides new tax benefits for two types of “Technology Enterprises,” as described below, and is in addition to the other existing tax beneficial programs under the Investment Law.

The 2017 Amendment provides that a technology company satisfying certain conditions will qualify as a “Preferred Technology Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technology Income”, as defined in the Investment Law. The tax rate is further reduced to 7.5% for a Preferred Technology Enterprise located in development zone “A”. In addition, a Preferred Technology Company will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the National Authority for Technological Innovation.

The 2017 Amendment further provides that a technology company satisfying certain conditions (group consolidated revenues of at least NIS 10 billion) will qualify as a “Special Preferred Technology Enterprise” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technology Income” regardless of the company’s geographic location within Israel. In addition, a Special Preferred Technology Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from the National Authority for Technological Innovation. A Special Preferred Technology Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.

Dividends distributed by a Preferred Technology Enterprise or a Special Preferred Technology Enterprise, paid out of Preferred Technology Income, are generally subject to withholding tax at source at the rate of 20% or such lower rate as may be provided in an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). However, if such dividends are paid to an Israeli company, no tax is required to be withheld. If such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, the withholding tax rate will be 4%.

Innoviz believes that it may be eligible to the tax benefits under the 2017 Amendment. It should be noted that the proportion of income that may be considered Preferred Technology Income and enjoy the tax benefits described above, should be calculated according to the Nexus Formula, which is based on the proportion as that of qualifying expenditures in the IP compared to overall expenditures.

Taxation of our shareholders

Capital gains taxes applicable to non-Israeli resident shareholders.

A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel, will be exempt from Israeli tax if the shares were not held through a permanent establishment that the non-resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended (the “United States Israel Tax Treaty”), the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S. Israel Tax Treaty (a “U.S. Resident”) is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12 month period preceding the disposition, subject to certain conditions; or (v) such U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year.

In some instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale (i.e., resident certificate or other documentation).

Capital gains taxes applicable to Israeli resident shareholders.

An Israeli resident corporation who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel will generally be subject to tax on the real capital gains generated on such sale at the corporate tax rate of 23%. An Israeli resident individual will generally be subject to capital gain tax at the rate of 25%. However, if the individual shareholder is claiming deduction of interest expenditures or he is a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period, such gain will be taxed at the rate of 30%. Individual holders dealing in securities in Israel for whom the income from the sale of securities is considered “business income” as defined in section 2(1) of the Israeli Tax Ordinance are taxed at the marginal tax rates applicable to business income (up to 47% in 2020). Certain Israeli institutions who are exempt from tax under section 9(2) or section 129(C)(a)(1) of the Israeli Tax Ordinance (such as exempt trust fund, pension fund) may be exempt from capital gains tax from the sale of the shares.

Taxation of Israeli shareholders on receipt of dividends.

An Israeli resident individual is generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not) and 15% if the dividend is distributed from income attributed to an Approved Enterprise or a Beneficiary Enterprise and 20% if the dividend is distributed from income attributed to a Preferred Enterprise. If the recipient of the dividend is an Israeli resident corporation such dividend income will be exempt from tax provided the income from which such dividend is distributed was derived or accrued within Israel and was received directly or indirectly from another corporation that is liable to Israeli corporate tax. An exempt trust fund, pension fund or other entity that is exempt from tax under section 9(2) or section 129(C)(a)(1) of the Israeli Tax Ordinance is exempt from tax on dividend.

Taxation of non-Israeli shareholders on receipt of dividends.

Non-Israeli residents (either individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not) and 15% if the dividend is distributed from income attributed to an Approved Enterprise or a Beneficiary Enterprise and 20% if the dividend is distributed from income attributed to a Preferred Enterprise, unless a reduced rate is provided under an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). For example, under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by a Preferred Enterprise or Beneficiary Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an Approved Enterprise, Beneficiary Enterprise or Preferred Enterprise are not entitled to such reduction under the tax treaty but are subject to a withholding tax rate of 15% for a shareholder that is a U.S. corporation, provided that the condition related to our gross income for the previous year (as set forth in the previous sentence) is met. If the dividend is attributable partly to income derived from an Approved Enterprise, Benefited Enterprise or Preferred Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability. Application for the reduced tax rate requires appropriate documentation presented and specific instruction received from the Israeli Tax Authorities to the extent tax is withheld at source at the maximum rates (see above), a qualified tax treaty recipient will have to comply with some administrative procedures with the Israeli Tax Authorities in order to receive back the excess tax withheld.

A foreign resident who had income from a dividend that was accrued from Israeli source, from which the full tax was deducted, will be exempt from filing a tax return in Israel, unless he is liable to additional Surtax (see below) in accordance with section 121B of the Ordinance.

Surtax.

Subject to the provisions of an applicable tax treaty, individuals who are subject to tax in Israel are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, dividends, interest and capital gain) exceeding NIS 651,600 for 2020, which amount is linked to the annual change in the Israeli consumer price index.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

INFORMATION ABOUT THE COMPANIES

Collective Growth Corporation

Collective Growth Corporation was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. Collective Growth was incorporated under the laws of the State of Delaware on December 10, 2019.

On May 5, 2020, Collective Growth closed its initial public offering of 15,000,000 units, with each unit consisting of one share of Class A Stock and one-half of one redeemable warrant, with each whole warrant entitling the holder to purchase one share of Class A Stock at a price of $11.50 commencing 30 days after the consummation of an initial business combination. The units from Collective Growth’s initial public offering were sold at an offering price of $10.00 per unit, generating total gross proceeds of $150,000,000. Simultaneously with the consummation of its initial public offering, Collective Growth consummated the private sale of 262,500 private units at a price of $10.00 per unit and 1,875,000 private warrants at $1.00 per warrant generating gross proceeds of $4,500,000. A total of $150,000,000 was deposited into the trust account and the remaining proceeds, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. Collective Growth’s initial public offering was conducted pursuant to a registration statement on Form S-1 (Registration No. 333-236798) that became effective on April 30, 2020. As of the record date, there was approximately $        held in the Trust Account.

Collective Growth’s units, the Class A Stock and the Collective Growth warrants are listed on the Nasdaq Capital Market under the symbols CGROU, CGRO and CGROW, respectively.

The mailing address of Collective Growth’s principal executive office is 1805 West Avenue, Austin, Texas 78701, and its telephone number is (613) 799-1110. After the consummation of the Business Combination, Collective Growth’s principal executive office will be that of Innoviz.

Innoviz Technologies Ltd.

Innoviz is a leading provider of high-performance, solid-state LiDAR and perception solutions that bring enhanced vision and superior performance to enable safe autonomous driving at a mass scale. We believe that Innoviz provides a complete and comprehensive solution for OEMs and Tier-1 partners that are developing and marketing autonomous driving vehicles to the passenger car and other relevant markets, such as robotaxis, shuttles and trucking. Innoviz’s unique LiDAR and perception solutions, which feature technological breakthroughs across core components, have propelled Innoviz to the first Level 3 LiDAR Automotive series production contract in its industry. In addition, Innoviz’s solutions can enable safe autonomy for other industries, including drones, robotics and mapping.

Innoviz was founded in 2016 by veterans of Unit 81, the elite technology unit of Israel’s Intelligence Corps, one of the most prestigious multidisciplinary technological units in the Israeli Defense Forces. From its founding, Innoviz’s culture drew from Unit 81’s core values of solving sophisticated technological problems through creativity and agile thinking in order to address the needs of autonomous vehicles in a manner that strikes the desired balance between performance and cost. Innoviz created a new type of LiDAR sensor from the chip-level up, including a suite of powerful and sophisticated software applications for high-performance computer vision to allow superior perception. Innoviz’s multidisciplinary team developed an operational MEMS-based (Micro-Electro Mechanical System) LiDAR prototype in less than a year, which then attracted the attention of leading Tier-1 companies such as Magna and Aptiv already in 2017. This was followed by a rigorous further development and qualification stage, culminating in Innoviz achieving a design win with BMW in 2018 to power BMW’s Level 3 autonomous platform. BMW is a leader and a pioneer in deploying new technologies into the automotive industry and it is the first OEM worldwide to incorporate a LiDAR for a Level 3 autonomous driving configuration in mass commercialization program. Innoviz therefore believes that its close cooperation with BMW and its Tier-1 partner Magna uniquely positions Innoviz to make Level 3 autonomous driving a commercial reality.

The mailing address of Innoviz’s principal executive office is 2 Amal Street, Afek Industrial Park, Rosh HaAin, Israel 4809202 and its telephone number is +972-74-700-3692.

Hatzata Merger Sub, Inc.

Hatzata Merger Sub, Inc. (“Merger Sub”) is a newly formed Delaware corporation and a wholly owned subsidiary of Innoviz. Merger Sub was formed solely for the purpose of effecting the proposed Business Combination with Collective Growth and has not carried on any activities other than in connection with the proposed Business Combination. The address and telephone number for Merger Sub’s principal executive offices are the same as those for Innoviz.

COLLECTIVE GROWTH’S BUSINESS

Introduction

Collective Growth was incorporated on December 10, 2019 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Collective Growth’s efforts to identify a prospective target business were not limited to any particular industry or geographic region, although it initially focused its search for target businesses on companies operating in the federally permissible cannabinoid industry. Prior to executing the Business Combination Agreement, Collective Growth’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Initial Public Offering and Simultaneous Private Placement

On May 5, 2020, Collective Growth consummated its initial public offering of 15,000,000 units. The units sold in the initial public offering were sold at an offering price of $10.00 per unit, generating total gross proceeds of $150,000,000. Cantor Fitzgerald & Co. acted as sole book-running manager. The securities in the offering were registered under the Securities Act on a registration statement on Form S-1 (No. 333-236798). The SEC declared the registration statement effective on April 30, 2020.

Simultaneously with the consummation of its initial public offering, Collective Growth consummated the private placement of an aggregate of 262,500 units at a price of $10.00 per private placement unit, and 1,875,000 warrants at a price of $1.00 per private placement warrant, generating total proceed of $4,500,000. The issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

The private placement units and private placement warrants are identical to the units and warrants underlying the units sold in the Collective Growth IPO, except that the private placement warrants are not transferable, assignable or salable until 30 days after the completion of a business combination, subject to certain limited exceptions.

Of the gross proceeds received from the initial public offering, and the sale of private securities, $150,000,000 was placed in Collective Growth’s trust account.

Collective Growth may withdraw from the trust account interest earned on the funds held therein necessary to pay its income taxes, if any. Except as described in the prospectus for Collective Growth’s initial public offering and described in the subsection below entitled “Collective Growth’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and Collective Growth’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the required time period.

The remaining proceeds from Collective Growth’s initial public offering and simultaneous private placement, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

Fair Market Value of Target Business

The target business or businesses that Collective Growth acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the amount of deferred underwriting commissions held in trust and taxes payable) at the time of the execution of a definitive agreement for its initial business combination, although Collective Growth may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. Collective Growth’s board of directors determined that this test was met in connection with the proposed business combination with Innoviz as described in the section entitled “Proposal One—The Business Combination Proposal—Satisfaction of 80% Test” above.

Stockholder Approval of Business Combination

Under the SPAC Charter, Collective Growth must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to have their public shares converted into cash, regardless of whether they vote for or against the proposed business combination or do not vote at all, subject to the limitations described in the prospectus for Collective Growth’s initial public offering. Accordingly, in connection with the Business Combination, the Collective Growth public stockholders may seek to have their public shares converted to cash in accordance with the procedures set forth in this proxy statement/prospectus. See “Special Meeting of Collective Growth Stockholders—Conversion Rights.”

Voting in Connection with the Stockholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the business combination proposal, Collective Growth’s stockholders prior to its initial public offering and its officers and directors have each agreed to vote their Collective Growth shares in favor of such proposed Business Combination.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Collective Growth or its securities, the Collective Growth initial stockholders, its officers and directors, Innoviz shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the shares entitled to vote at the special meeting to approve the business combination proposal vote in its favor and that the conditions to the closing of the Business Combination otherwise will be met, where it appears that such requirements or conditions would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, include arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares for nominal value.

Entering into any such arrangements may have a depressive effect on the shares of Collective Growth Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the business combination proposal and the other proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that the conditions to the closing of the Business Combination are met.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Collective Growth will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Liquidation if No Business Combination

Under the SPAC Charter, if Collective Growth does not complete the Business Combination with Innoviz or another initial business combination by November 5, 2021 (or such later date as may be approved by Collective Growth stockholders in an amendment to the SPAC charter), Collective Growth will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Collective Growth’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Collective Growth’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. At such time, the Collective Growth warrants will expire. Holders of warrants will receive nothing upon a liquidation and the warrants will be worthless.

Each of the initial stockholders of Collective Growth and its officers and directors has agreed to waive its rights to participate in any distribution from Collective Growth’s trust account or other assets with respect to the shares held by them prior to Collective Growth’s initial public offering. There will be no distribution from the trust account with respect to Collective Growth’s warrants, which will expire worthless if Collective Growth is liquidated.

The proceeds deposited in the trust account could, however, become subject to the claims of Collective Growth’s creditors which would be prior to the claims of the Collective Growth public stockholders. Although Collective Growth has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses Collective Growth has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, and although Collective Growth will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. The Sponsor has agreed that it will be liable under certain circumstances to pay debts and obligations to target businesses or vendors or other entities that are owed money by Collective Growth for services rendered or contracted for or products sold to it, but Collective Growth cannot ensure that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so. Additionally there are two exceptions to the Sponsor’s indemnity: the Sponsor will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with Collective Growth waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (2) as to any claims under the indemnity with the underwriters of Collective Growth’s initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, the Sponsor will not be liable to the Collective Growth public stockholders and instead will only have liability to Collective Growth. Furthermore, the Sponsor may not be able to satisfy its indemnification obligations if it is required to as the Sponsor’s only assets are securities of Collective Growth and Collective Growth has not taken any further steps to ensure that the Sponsor will be able to satisfy any indemnification obligations that arise. Accordingly, the actual per-share redemption price could be less than approximately $10.00, plus interest, due to claims of creditors. Additionally, if Collective Growth is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Collective Growth’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Collective Growth’s stockholders. To the extent any bankruptcy claims deplete the trust account, Collective Growth cannot assure you it will be able to return to the Collective Growth public stockholders at least approximately $10.00 per share. Collective Growth’s public stockholders are entitled to receive funds from the trust account only in the event of its failure to complete a business combination within the required time period or if the stockholders properly seek to have Collective Growth redeem their respective shares for cash upon a business combination which is actually completed by Collective Growth. In no other circumstances does a stockholder have any right or interest of any kind to or in the trust account.

If Collective Growth is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor, creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Collective Growth’s stockholders. Because Collective Growth intends to distribute the proceeds held in the trust account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, by paying public stockholders from the trust account prior to addressing the claims of creditors, Collective Growth’s board of directors may be viewed as having breached their fiduciary duties to Collective Growth’s creditors and/or may be viewed as having acted in bad faith, which may subject Collective Growth and Innoviz to claims of punitive damages. Collective Growth cannot assure you that such claims will not be brought against it.

Collective Growth will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account plus the up to $100,000 of interest earned on the funds in the trust account that Collective Growth may use for liquidation and dissolution expenses.

Employees

Collective Growth has four executive officers. These individuals are not obligated to devote any specific number of hours to Collective Growth’s matters and intend to devote only as much time as they deem necessary to its affairs. Collective Growth does not intend to have any full time employees prior to the closing of the Business Combination.

Facilities

Upon the closing of the Business Combination, the principal executive offices of Collective Growth will be those of Innoviz.

Directors and Executive Officers

Collective Growth’s current directors and executive officers are as follows:

Name	Age	Position
Bruce Linton	54	Chairman and Chief Executive Officer
Geoffrey W. Whaling	61	President
Tim Saunders	60	Chief Financial Officer
Wilson Kello	45	Chief Marketing Officer
Andrew Townsend	26	Director
Jonathan Sherman	31	Director
Yevgeny Neginsky	42	Director
Eugene Dozortsev	35	Director

Bruce Linton has served as Collective Growth’s Chairman of the Board and Chief Executive Officer since January 2020. Mr. Linton has extensive experience as a public company executive in the cannabis industry. Mr. Linton is Founder and served as the Chairman and Chief Executive Officer of Canopy Growth Corporation, a leading diversified cannabis, hemp and cannabis device company that was the first cannabis producing company in North America to be listed on a major stock exchange, from December 2012 to July 2019. As Chairman and Chief Executive Officer of Canopy Growth Corporation, Mr. Linton led the company through over 13 rounds of financing, 31 acquisitions and $5 billion of capital raises, including a $4 billion investment by Constellation Brands. He has also been Executive Chairman of Gage Cannabis Co. since September 2019, Co-Chairman of Martello Technologies Group since 2018, Co-Founder of and Investor in Ruckify Inc. since 2015, and Executive

Chairman of Vireo Health International, Inc. from November 2019 to June 2020. Mr. Linton previously held positions that include Chief Executive Officer of Martello Technologies Group (2013 to 2017), Chief Executive Officer and President of Clearford Industries Canada Inc. (2005 to 2008, 2009 to 2013), General Manager at Computerland.ca (2001 to 2005), President and Co-Founder of webHancer Corp (1999 to 2001), part of the establishing team at CrossKeys Systems Corporation (1992 to 1999), and Government Liaison at Newbridge Networks Corp. He was also formerly a director of Sitebrand Inc. In December 2010, while Mr. Linton was a director of Sitebrand, its wholly-owned subsidiary, Sitebrand.com Inc., filed a Notice of Intention to make a proposal to its creditors and obtained protection from its creditors under the provisions of the Bankruptcy and Insolvency Act. In February 2011 Sitebrand.com Inc. made an assignment in bankruptcy under the provisions of the Bankruptcy and Insolvency Act. While Mr. Linton was a director of Sitebrand, Sitebrand was subject to a cease trade order issued by the Ontario Securities Commission on April 4, 2011 and the British Columbia Securities Commission on April 7, 2011 for failure to file required audited annual financial statements and interim financial statements in the prescribed time. The cease trade order was revoked on August 5, 2011. Mr. Linton received a Bachelor’s Degree from Carleton University.

Geoffrey W. Whaling has served as Collective Growth’s President since January 2020. Mr. Whaling has worked with more than 18 states, various stakeholder groups, the White House, Congress and members of their staff to pass federal legislation legalizing hemp as a commodity crop and removing it from the Controlled Substances Act. Since September 2017, Mr. Whaling has served as Chair and President of the National Hemp Association, a hemp advocacy group. He has also served as the President of the Pennsylvania Hemp Industry Council since February 2016. From October 2018 to November 2019, Mr. Whaling was co-Founder and President of HIP Developments LLC, a division of Canopy Growth USA and also served as strategic advisor to Canopy Growth Corporation from 2018 until November 2019. From January 2015 to October 2018, Mr. Whaling served as Founder and Chairman of AgriNEXTusa, a hemp consultancy/advocacy group. From 2005 to 2009, Mr. Whaling was Chairman and Chief Executive Officer of North American Motorsport Events, a motorsport business founded by Mr. Whaling.

Tim Saunders FCPA, FCA, ICD.D has served as Collective Growth’s Chief Financial Officer since January 2020. Mr. Saunders is a finance executive with approximately 35 years of international experience in public companies and private equity-backed start-up companies. Since August 2013, Mr. Saunders has been President of Black Canvas Consulting Inc., a consulting firm. From June 2015 to May 2019, Mr. Saunders served as Executive Vice President and Chief Financial Officer of Canopy Growth Corporation and served as a strategic advisor until November 2019. From November 2006 to August 2013, Mr. Saunders served as Vice President, Finance and Chief Financial Officer of Plasco Energy Group Inc., a pre-revenue private waste conversion and energy generation company. Approximately 18 months after Mr. Saunders’s departure from Plasco Energy Group, the company failed to secure additional financing and filed for Canada’s Companies’ Creditors Arrangement, which is equivalent to a Chapter 11 bankruptcy in the United States. Prior to this, Mr. Saunders held executive finance positions at Mitel Corporation, Telesystem International / Vodafone and Zarlink Semiconductor Inc., among others. He received a Bachelor of Business Administration from Bishop’s University in Quebec. He also earned an executive certificate from Ivey School of Business at Western University. He is a Fellow of the Chartered Professional Accountants Institute of Canada and is a holder of the Institute of Corporate Directors Director designation (ICD.D).

Wilson Kello has served as our Chief Marketing Officer since January 2020. Mr. Kello has approximately 17 years of creative consulting experience, including acting as creative consultant for cannabis companies including Canopy Growth Corporation and others. Since 2008, Mr. Kello has been the Creative Director of International Intimates, Inc., an apparel manufacturer. From 2006 to 2008, Mr. Kello served as Creative Director for Hustler Lingerie. From 2001 to 2005, he founded and served as Director of SAME Clothing, a graphic and apparel design company. Prior to this, he served as Packaging Designer for Ferranti & Schiumo. Mr. Kello received a B.A. (High Honors) from Swarthmore College.

Andrew Townsend has served as a member of Collective Growth’s board of directors since its inception. Mr. Townsend has extensive capital markets experience, having founded and managed multiple partnerships focusing on public and private market transactions. Mr. Townsend built his career around his expertise in special situation investments, including structured financings and distressed transactions. Mr. Townsend is the Founder and Managing Member of Ocelot Capital Management, LLC, a private investment firm founded in May 2018. His role at Ocelot Capital Management includes sourcing, structuring, negotiating, and executing portfolio investments. Mr. Townsend has served on the board of directors of American Natural Energy Corporation since 2019. Prior to founding Ocelot Capital Management, Mr. Townsend managed a private hedge fund for Galapagos Partners from 2015 to 2018. Mr. Townsend is a Chartered Financial Analyst (CFA) Charterholder and a Chartered Alternative Investment Analyst (CAIA) Charterholder. Mr. Townsend is a graduate of the McCombs School of Business at the University of Texas at Austin with a Master of Science in Finance and holds a Bachelor of Arts in Economics.

Jonathan Sherman has served as a member of Collective Growth’s board of directors since January 2020. Mr. Sherman has been a partner in the Business Law Group and Securities Group at Cassels Brock & Blackwell LLP since 2019. Mr. Sherman is also co-chair of the firm’s Cannabis Group. Mr. Sherman’s practice has an emphasis on mergers and acquisitions and corporate finance transactions. He also regularly advises clients on a broad range of corporate, commercial and securities law matters and routinely acts on behalf of a wide variety of cannabis industry participants. Outside of the cannabis industry, Mr. Sherman has advised on transactions in a variety of other industries, including natural resources, real estate, gaming, and other emerging industries such as blockchain and cryptocurrency. Mr. Sherman is a member of the Law Society of Ontario, received a Bachelor of Commerce degree from McGill University and is a graduate of Osgoode Hall Law School.

Yevgeny Neginsky has served as a member of Collective Growth’s board of directors since February 2020. Mr. Neginsky has been the portfolio manager of Springdale Capital LLC, an absolute return focused investment firm, since he founded it in 2009. Prior to founding Springdale Capital, Mr. Neginsky was part of the investment team at Tyndall Management, LLC, a value-oriented investment firm, from 2005 to 2009, where he evaluated investment opportunities across various industries. Previously, Mr. Neginsky worked as an equity analyst at T. Rowe Price (2004) and Horsley Bridge Partners (from 2001 to 2003). Mr. Neginsky received his MBA from The Tuck School of Business at Dartmouth and a Bachelor of Arts, Summa Cum Laude, from Dartmouth College with a High Honors distinction in Economics.

Eugene Dozortsev has served as a member of Collective Growth’s board of directors since February 2020. Mr. Dozortsev has been a managing member of Newtyn Management, LLC, an investment firm, since he co-founded it in July 2011. Previously, he was a Senior Analyst at Tyndall Management from October 2003 to 2011. He received a B.S. in Finance from NYU Stern School of Business.

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against Collective Growth, and Collective Growth has not been subject to any such proceeding in the 10 years preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

Collective Growth has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. Collective Growth has filed with the SEC its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020.

INNOVIZ’S BUSINESS

Company Overview

Innoviz is a leading provider of high-performance, solid-state LiDAR and perception solutions that bring enhanced vision and superior performance to enable safe autonomous driving at a mass scale. We believe that Innoviz provides a complete and comprehensive solution for OEMs and Tier-1 partners that are developing and marketing autonomous driving vehicles to the passenger car and other relevant markets, such as robotaxis, shuttles and trucking. Innoviz’s unique LiDAR and perception solutions, which feature technological breakthroughs across core components, have propelled Innoviz to the first Level 3 LiDAR Automotive series production contract in its industry. In addition, Innoviz’s solutions can enable safe autonomy for other industries, including drones, robotics and mapping.

Innoviz was founded in 2016 by veterans of Unit 81, the elite technology unit of Israel’s Intelligence Corps, one of the most prestigious multidisciplinary technological units in the Israeli Defense Forces. From its founding, Innoviz’s culture drew from Unit 81’s core values of solving sophisticated technological problems through creativity and agile thinking in order to address the needs of autonomous vehicles in a manner that strikes the desired balance between performance and cost. Innoviz created a new type of LiDAR sensor from the chip-level up, including a suite of powerful and sophisticated software applications for high-performance computer vision to allow superior perception. Innoviz’s multidisciplinary team developed an operational MEMS-based (Micro-Electro Mechanical System) LiDAR prototype in less than a year, which then attracted the attention of leading Tier-1 companies such as Magna and Aptiv already in 2017. This was followed by a rigorous further development and qualification stage, culminating in Innoviz achieving a design win with BMW in 2018 to power BMW’s Level 3 autonomous platform. BMW is a leader and a pioneer in deploying new technologies into the automotive industry and it is the first OEM worldwide to incorporate a LiDAR for a Level 3 autonomous driving configuration in a mass commercialization program. Innoviz therefore believes that its close cooperation with BMW and its Tier-1 partner Magna uniquely positions Innoviz to make Level 3 autonomous driving a commercial reality.

The intense sustained cooperation with BMW, both prior to and following the design win, provides Innoviz’s engineers and other R&D personnel with a valuable competitive edge. These engineers and other R&D personnel have been meticulously trained to design, operate and verify Innoviz’s many groundbreaking inventions in accordance and in compliance with the rigorous ISO26262 standard for Automotive Components, as well as the functional safety automotive industry standards. Compliance with these standards has been enforced by regular ongoing audits of Innoviz and its key suppliers by both Magna and BMW. As a result, Innoviz’s products have been constructed from the bottom up with hardware and software technology that meets rigorous automotive safety, quality, environmental, manufacturing and other standards.

Innoviz’s innovation has produced LiDAR solutions that deliver market leading performance and that meet the demanding safety requirements for Level 2+ through Level 5 autonomous vehicles at price points suitable for mass production passenger vehicles. Innoviz’s integrated custom design of advanced hardware and software components, which leverage the multidisciplinary expertise and experience of the Innoviz team, enable it to provide turn-key autonomous solutions to accelerate widespread adoption across automakers at serial production scale.

Innoviz’s robust software suite enables its ~905nm wavelength LiDAR laser-based architecture to be easily leveraged to provide compelling solutions for Level 2+ through Level 5 without the need for any new significant hardware components. This means that Innoviz is positioned to penetrate the current market, which is characterized mainly by Level 2+ production, and to continue to capture and extend its market share through a software-based upgrade of its products to Level 3 and above as the market continues to mature.

The compelling nature of Innoviz’s approach and solution is demonstrated by its agreements with four Tier-1 suppliers, including Aptiv and Magna, both of which invested in Innoviz, and Harman and Hirain, as well its 2018 selection by BMW to supply Innoviz’s automotive grade InnovizOne sensor for integration into new vehicle builds.

In addition to its sensor product, Innoviz is providing its computer vision software platform for integration into the BMW stack. Innoviz positioned itself to be chosen for BMW’s series production program by creating market-leading technology with clear appeal to customers in terms of cost, automotive grade quality and product performance.

Innoviz is currently expanding its third-party manufacturing capacity through contract manufacturers and partnerships with global Tier-1 suppliers to meet an anticipated increase in customer demand for its products, while also further developing a next generation high-performance automotive-grade LiDAR sensor, the InnovizTwo, that is expected to provide a compelling solution for Level 2+ systems, both from a cost and performance perspective. Innoviz believes that its unique technology, together with its ability to meet automotive industry standards and its partnerships with various major Tier-1 suppliers, place Innoviz at the forefront of Tier-2 automotive suppliers.

Market Outlook

The automotive industry is increasingly harnessing sophisticated technologies in its push to develop and introduce autonomous driving vehicles. Significant investment and rapid growth in this industry are being driven by the need to assure human safety and the potential recapture of drivers’ time. Given the stakes involved in commercializing autonomous driving vehicles, the technologies and products needed for autonomous driving require long development and validation cycles and must ensure safety prior to commercial deployment.

Recognizing the different levels of innovation and autonomy and the need to standardize the approaches across the spectrum of possibilities for the sake of safety, the Society of Automotive Engineers (SAE) has developed and defined six levels of automation for autonomous vehicles: Level 0 through Level 5. These levels have been adopted by the U.S. Department of Transportation.

Levels of Autonomous Driving

Level 0: The driver is fully responsible for all driving functions at all times, even when the driver’s feet are off the pedals or if there is no steering. The driver must constantly supervise his or her environment, steer the vehicle and break or accelerate as needed to maintain safety. In Level 0, the driver support features are limited to providing warnings or momentary driving assistance, such as automated emergency braking, blind spot warning and lane departure warning.

Level 1: Includes steering or break/acceleration driver assistance features such as steering or break/acceleration, lane centering or adaptive cruise control.

Level 2: Includes partial automation driver support features that provide steering and brake/acceleration support to the driver, such as lane centering and adaptive cruise control at the same time. The term L2+ or Level 2+ is used for higher capability systems that will allow the driver to remove their hands from the wheel for certain periods of time, but eyes must remain on the road.

Levels 1 and 2 represent the last levels in which the driver is still fully responsible for all driving functions at all times.

Level 3: In this level, the vehicle can still be operated in normal driving mode. However, when the automated driving function is engaged, the human is no longer responsible for the driving function, even when seated in the driver’s seat. The vehicle drives in conditional automation mode, and when the vehicle stops the automated driving, the driver must take back complete control and drive. The vehicle is driving in automated mode only under limited conditions and will not operate unless all the required conditions are met – for example, driving on specific roads, under favorable weather conditions or below a specific driving speed.

Level 4: Assures the vehicle will continue to function without any human driver intervention, even if in a degraded state, and the driver may have the option to control the vehicle. Pedals and/or steering wheel may or may not be installed.

Level 5: Full automation and the vehicle is capable of performing all driving functions under all conditions without human intervention or even occupants.

In addition to these six levels, certain industry participants have also identified a gap between Level 2 and Level 3, which it calls Level 2+. The move from Level 2 to Level 3 is essentially the crossover from driver assist to some level of autonomy. In the jump between these two levels, it is expected that liability will shift from the driver to the system, meaning that responsibility and liability for driving is shifted from the driver to the OEM. This gap can be partially bridged by systems that offer more than Level 2 but less than Level 3, or an enhanced ADAS offering, which has created the industry terminology of “Level 2+”.

Currently, ADAS, which are not considered “autonomous driving” but have important active safety features, have been successfully commercialized. ADAS are not fully autonomous as although the vehicle can control both steering and acceleration/deceleration, a human sits in the driver’s seat and needs to monitor the driving at all times (i.e. have “eyes on the road”). Therefore, the advancement from vehicles with ADAS (Levels 1 through 2+) to Autonomous Driving systems (Levels 3 through 5) requires “environmental detection” capabilities, or the capability to detect the environment in which the vehicle is operating, including speed, weather, HD Maps, a highway or urban setting, density of traffic and every other condition that affects driving decisions, and the ability for the system to make informed decisions independently, without the need for human supervision.

Accordingly, the ADAS+/ Level 2+ segment of the consumer automotive market is expected to grow significantly over the short to medium term. ADAS+/Level 2+ systems are still technically in the driver-assist realm, but incorporate a whole new layer of functionality on top of the traditional ADAS features. For instance, in Level 2+ vehicles, map data may enable lane-centering functions to remain effective even in areas where sensing-only lane centering systems may face difficulties, such as in areas without visible lane marks or low-quality lane markings, ramps with sharp turns, junctions, roundabouts, newly paved roads or urban settings. Level 2+ also supports automatic lane changes by providing information such as lane-marking types and adjusting the drive speed according to road speed/curvature. The following chart represents the projected volumes of Level 2 through Level 5 light vehicles (either privately owned or shared) during the next decade:

Number of Autonomous Passenger Cars by Level of Autonomy (vehicles in millions)

Source: Frost and Sullivan and IHS Markit2

In Level 3 through Level 5 autonomous vehicles, the system is expected to take on the full task of driving task, either in defined-use cases (Level 3 and Level 4) or all use cases (Level 5). Accordingly, the OEM is defined as the legal driver, retains full responsibility and the autonomous vehicle system must comply with highest level of functional safety (ISO26262 ASIL D). This is to guarantee a failure probability low enough such that automakers, consumers and regulators agree that the vehicle can handle driving without any supervision by a human driver in given areas and at given times.

Level 3 through Level 5 systems accordingly require a robust sensing suite, which can be obtained through the use of high performance LiDAR sensors. However, to date, high performance LiDAR sensors have been too expensive for mass market applications. Therefore, until the introduction of cost-effective and high performance LiDAR sensors that enable cost-effective Level 3 through Level 5 system production, growth in this industry segment is likely to remain limited. Innoviz’s products feature solid-state reliability, automotive-grade assurance, low cost and distributed sensing advantages and, Innoviz believes, are well-positioned to achieve widespread deployment in this segment.

Beyond the autonomous driving industry, there exist numerous other applications in which a high-performance automotive-grade LiDAR with wide operating range and high reliability can add significant value. For example, numerous off-highway driving applications could significantly benefit from the safety features available with use of LiDAR solutions. These include the mining and construction industries, ports and airports, and material handling in factories, all of which deploy vehicles and machines in restricted environments, at low speeds, and which require autonomous driving not only for cost saving, but also to prevent costly accidents caused by inattentive distracted drivers. The major applications currently relevant to Innoviz beyond autonomous driving are:

Innoviz LiDAR applications in Shuttles and Robotaxis

The Automated Shuttle business model is reliant on full autonomy. On the one hand, Shuttles drive repetitively over the same, well mapped routes, with the possibility of software orchestration for specific difficulties—a high-traffic intersection, for example. On the other, margins are thin and any human intervention in the form of safety drivers or tele-ops inhibits affordability.

Similarly, the robotaxi business model is also reliant on full autonomy. However, similar to a human driven taxi, robotaxis travel on constantly changing routes with dynamic pick-up and drop-off locations for passengers that order the robotaxi service. This more complex and dynamic driving environment makes the autonomy challenge for robotaxis harder to solve compared to that of Shuttles.

Both in respect to shuttles and robotaxis, autonomy calls for a comprehensive sensor suite that has surround perception in the most trying circumstances, including busy city streets, pedestrians, dogs, bicycles, erratic traffic behavior, construction sites and others. Sensors need to be precise, see all around the vehicle and detect obstacles at all heights. In addition, localization is needed to locate the shuttle or robotaxi precisely to leverage HD Maps.

[2]

The IHS Markit reports, data and information referenced herein (the “IHS Markit Materials”) are the copyrighted property of IHS Markit Ltd. and its subsidiaries (“IHS Markit”) and represent data, research, opinions or viewpoints published by IHS Markit, and are not representations of fact. The IHS Markit Materials speak as of the original publication date thereof and not as of the date of this document. The information and opinions expressed in the IHS Markit Materials are subject to change without notice and IHS Markit has no duty or responsibility to update the IHS Markit Materials. Moreover, while the IHS Markit Materials reproduced herein are from sources considered reliable, the accuracy and completeness thereof are not warranted, nor are the opinions and analyses which are based upon it. IHS Markit is a trademark of IHS Markit Other trademarks appearing in the IHS Markit Materials are the property of IHS Markit or their respective owners.

Spinning LiDARs (“Spinners”) have 360 degree capability, but they need to be roof-mounted to leverage their surround advantage. Placing a 360 degree sensor on the roof causes blind spots in all the areas immediately surrounding the vehicle, calling for a suite of short-range LiDARs close to the ground to eliminate such blind spots. Because the long range mechanical 360 degree sensors are expensive, typically ranging between $10,000 to $100,000 per sensor, and because additional sensors are needed to cover the blind spots, the sensor suite is expensive and a complex and costly integration of multiple LiDAR types is required.

Furthermore, a single long-range Spinner at the center of the vehicle is inherently prone to occlusion. For instance, in the event of a left turn at an intersection where there are two left-turn lanes, and a large truck is at the adjacent lane to the left of the autonomous vehicle, the Spinner on the roof will be occluded until the truck clears the intersection. This situation would be exacerbated if the truck is late to move on green. The autonomous vehicle would be left standing, with a green light, delaying human drivers blocked by traffic at a green light.

The Innoviz solid-state LiDAR is uniquely suited to the shuttle and robotaxi applications. By deploying LiDARs around the perimeter of the vehicle, shuttle designers can avoid both occlusion and blind spots. Just as a human driver would cautiously move forward to peek around the truck, software can creep, allowing a corner mounted LiDAR to see over the intersection and decide to go around the truck when traffic is clear.

The total cost per vehicle is lower when multiple Innoviz LiDARs are deployed around the perimeter of the vehicle compared to multiple spinners and short-range LiDARs.

Innoviz LiDAR applications in Trucks

Fully autonomous trucks may weigh 20-tons or more and have a stopping distance of several hundred meters. Full autonomy in this space is not only dependent on long-range sensors, but also on advanced and validated software that has to be proved to work at highway speed. This is further complicated by traffic diversions, construction on the freeway, accident sites, traffic cones and other common highway occurrences.

Development of fully autonomous trucks is supported by current Innoviz LiDARs. In addition to long-range sensing needed for the forward-facing highway scenario, trucks need LiDARs for side and rear sensing. Innoviz believes that the high resolution and large field of view of its LiDAR sensors, together with their cost, performance and automotive grade quality, make them an excellent fit for this application.

In addition to the application of a fully autonomous truck driving alone, LIDAR sensors can enable a convoy of leader-follower trucks where the lead vehicle has a human driver. The follower vehicles are autonomous and form a peloton formation. For this application, LiDAR sensors are critical in maintaining distance between leader and follower. A large gap will allow other vehicles to cut-in. The 3 cm precision Innoviz LiDARs bring to range sensing allows a tight peloton to drive at highway speed with safety.

Drones and security applications

LiDAR solutions are also highly relevant for collision avoidance, landing assist and surveillance functions in autonomous flying machines, or drones. Innoviz believes that the weight, size, power consumption and cost of Innoviz’s products make them particularly suitable for airborne deployment.

Finally, LiDAR with the ability to classify objects and count and track people can enable a range of surveillance and security related static applications both on city streets and in sensitive areas such as airports or stadiums. With respect to these applications, LiDAR features the ability to provide 3D imaging and to track and survey without identifying the particular individual in the image, which provides LiDAR with clear advantages over cameras.

Addressable Market

Projected Market Size in USD Billions

Source: Company analysis, IHS Markit (December 2020), Frost and Sullivan (August 2020)

The chart above represents the expected market opportunity for high performance LiDARs in 2025 and 2030. While high performance LiDARs are already deployed in the market, the usage is mainly in R&D and test fleets as different companies develop their autonomy stack across use cases. By 2025 the penetration of passenger vehicles, shuttles and robotaxis is expected to meaningfully increase and represent more than $10 billion of total addressable market. By 2030, the addressable market is expected to meaningfully grow with the prevalence of Level 2 through Level 5 vehicles as well as Level 3 and Level 4 trucks. Other use cases, as described above, will represent additional addressable market for Innoviz LiDARs that can amount to a meaningful size across drones, heavy machinery and security and Surveillance.

Innoviz’s Technological Differentiation

Industry approaches and their limitations

The first level of automation that requires sensors beyond radars or cameras is Level 2. Level 2 autonomous vehicles use cameras and radars as the sensors for making actuation decisions for the vehicle (changes in car speed and trajectory). However, in order to meet functional safety targets, the driver is essential, is used as a second observer to the camera and is expected to keep his or her eyes on the road so that he or she can take over in case the car’s driving decision-making system makes an error.

A system which complies with the highest level of functional safety (ISO26262 ASIL D) requires the “smart” redundancy of critical elements. The sensor suite is defined as a critical part of the autonomous driving system, as it is not possible to make correct driving decisions without an accurate understanding of the vehicle’s surroundings. “Smart” redundancy means not just multiplying the same sensors to deal with sensor malfunction, but rather adding different types of sensors to ensure that, in any given situation where conditions are challenging for certain types of sensors, other sensors will perform well and enable correct driving decision-making. Ideally, sensors should complement each other.

Cameras and radars are ubiquitous today. Both have advantages for use in ADAS and autonomous driving applications, and both are relatively mature technologies with price points that are accessible for almost all new cars. Nevertheless, cameras and radars have known disadvantages that make them inadequate for use in Level 3 through Level 5 systems without a LiDAR. In addition, even Level 2 ADAS systems, which are not considered “autonomous driving” but have important active safety features, can greatly benefit from the addition of LiDARs for detecting and classifying objects and making emergency decisions to avoid accidents. This is especially true of Level 2+ systems offering enhanced ADAS that can empower pseudo-autonomy, such as hands-free highway driving where the driver still retains primary responsibility. This trend will likely be driven by lower cost LiDAR systems.

Camera-based ADAS rely heavily on perception software, as the sensor itself provides 2D data that requires perception algorithms in order to translate the data into a 3D perception model of the road. The ability of cameras to detect range is limited since 2D information does not include a measurement of range. Although range can be deduced from a 2D picture using perception algorithms, that process has limited accuracy. Furthermore, camera performance is limited under low-lighting situations and during sudden exposure to extreme light.

Radar, on the other hand, is limited by its low resolution compared to other sensors such as camera or LiDAR. For example, radar may have difficulty differentiating between reflections from a car that is 50 meters away, the road below it, the fence next to it or a parked car along the way. It may also have issues distinguishing objects that are close together, determining object size and shape and detecting lateral motion, such as a person walking laterally in front of a car.

Real life road conditions may present autonomous vehicles with objects, or a combination of objects, that the vehicles’ perception algorithms are not able to classify, as every perception algorithm is only designed to support a limited set of object classes. The value of having a LiDAR as part of the vehicle’s sensing suite in this situation is that the LiDAR provides a physical measurement in a high-resolution 3D representation of the driving scene. The perception software layer can then use this 3D representation to determine the existence of an object in the driving path of the vehicle, without the need to classify the type of object. Therefore, safe driving can be maintained.

Most LiDAR lasers work at either around ~905nm or ~1550nm wavelengths. The choice of wavelength impacts, among other things, the type of laser and optical detector used in the system, which are two of the main components that influence performance, cost and power consumption of the LiDAR. ~1550nm wavelength LiDAR lasers can potentially send stronger light pulses than ~905nm wavelength LiDAR lasers while still maintaining eye-safety limitations and therefore provide longer range measurements than ~905nm lasers, but certain factors prevent them from being as cost or energy efficient as ~905nm wavelength based systems. Specifically, ~1550nm based systems may use fiber-coupled lasers that are significantly more expensive than the diode lasers used with ~905nm wavelength based systems. Furthermore, deploying the higher peak optical power used in ~1550nm systems may consume more electrical power than that used by ~905nm systems. This is a critical physical limitation. Since electrical-to-optical power conversion efficiency is similar at both wavelengths, ~1550nm systems generally require more electrical power than ~905nm systems. The increased power consumption may also lead to a greater burden on the car’s electric power supply (which is an important factor for electric vehicles) and to size and form factor issues, as it takes a larger mechanical design to manage heat dissipation. Larger components are also harder to fit on the outside of the car from a design perspective. In addition, as silicon detectors cannot detect ~1550nm light efficiently, the detectors for a ~1550nm LiDAR often include compounds such as indium gallium arsenide which are more expensive to source and manufacture relative to silicon, which is ubiquitous in ~905nm detectors.

Innoviz’s technology approach

Recognizing the limitations on the use of ~1550nm lasers in the automotive industry, Innoviz, from its inception, has focused on the development of a commercially viable solid state LiDAR solution that utilized an eye-safe ~905nm-based laser designed to outperform more expensive ~1550nm based LiDARs.

In order to minimize the performance limitations resulting from the stricter eye-safety limitations of ~905nm wavelength lasers compared to~1550nm wavelength lasers, Innoviz used a multidisciplinary approach to design the key system components from the ground up, including:

•	the micro-electro-mechanical (“MEMS”) scanner for improved mirror size and better collection of received light);

•	silicon detectors for improved optical – electrical conversion of the received signal; and

•

the signal processing ASIC (the chip that processes the signal coming from the detectors and controls the system functions) in order to both improve the optical link budget of the system, while also getting the best possible detection capabilities for a given optical link budget. Ultimately, Innoviz achieved industry leading point-cloud quality by developing and using custom signal processing algorithms implemented in a proprietary ASIC.

The integration of MEMS scanning in the LiDAR reduces form-factor and improves robustness. The reduced form-factor allows the Innoviz LiDAR to be deployed around the perimeter of the autonomous vehicle, thereby reducing blind spots and improving efficacy of perception in a manner that is consistent with higher levels of autonomy.

The resulting product, InnovizOne, featuring a form factor of 0.5 liters and weight of 0.5 kilograms, is capable of beaming laser signals off obstacles as far as 250 meters away. The signals are then collected in a high sensitivity detector and processed by advanced analog and digital circuits in an ASIC custom-designed by Innoviz. Each reflection represents a point, or reflection of an individual laser beam. A MEMS scanner deflects the laser to scan the field of view (“FOV”). The time-of-flight of each reflection, or point, is measured to yield distance and reflectivity information. The accumulation of all the points in the FOV results in a point-cloud that is transmitted from the LiDAR. Based on the speed of light, the time-of-flight measurement provides an accurate 3D representation of all objects and obstacles in the FOV.

High Performance Proprietary Architecture

Key components and technologies integrated in the tight form-factor of Innoviz solid-state LiDARs include:

MEMS. These are 2D-scanning MEMS mirrors that are used for scanning the FOV. Innoviz’s architecture increases aperture to meet range goals by combining synchronized mirrors in a package. These mirrors are custom designed by Innoviz using standard fabrication processes at commercial microchip fabrication facilities. Automotive standards require that all components as well as the entire sensor go through exhaustive environmental and vibration testing to ensure longevity in the target consumer vehicle. The MEMS devices designed by Innoviz have passed such tests at the individual device, package and LiDAR system level.

Most high performance LiDARs offered in the market today use mechanical scanning systems which typically utilize either a spinning array of lasers or moving macro-mirrors that deflect light coming from a static array of lasers. Mechanical LiDAR mechanisms, which involve parts constantly moving at high speeds, are prone to faults, rendering them unable to achieve the reliability and fail-safe operational standards required for series production.

MEMS are a mature mechanism and based on a reliable technology. They use fast-steering MEMS mirrors that enable high performance compared to mechanical steering, with no significant optical power loss along the optical channel. Several LiDAR solutions use a one-dimensional (1D) MEMS scanning system which are more limited in performance, but Innoviz has developed a proprietary 2D-scanning MEMS that provides a low-cost, wide-FOV, long-range, high-resolution, automotive-grade solution.

Lasers and Detectors. The key to accurate range detection in demanding weather and ambient light conditions is high-performance lasers and ultra-sensitive detectors. Innoviz has worked with suppliers to develop state-of-the-art lasers that leverage ~905 nm wavelengths to meet cost objectives and deliver the performance needed to meet autonomous driving needs.

On the detector front, Innoviz developed and employs highly efficient silicon detectors which deliver superior performance when coupled with a ~905 nm laser.

Maui ASIC. Maui is a 16 nm custom ASIC designed by Innoviz to perform multiple functions. It:

•	controls the firing of laser light pulses that reflect off objects in the scene and return to be collected by the detectors;

•	receives and processes the analog signals from the above-mentioned detectors and creates the point-cloud that is streamed out of the LiDAR; and

•

includes the logic that controls the MEMS mirrors to maintain the correct scanning pattern which is configurable by SW, and maintains synchronization among the individual mirrors which is important for the performance of the LiDAR.

Maui includes technology to filter noise such as ambient light and extract the signal which is vital to LiDAR performance.

Maui also includes hardware and CPU cores that address the functional safety and ISO26262 needs of a system that must comply with the safety goals of autonomous vehicles. This requires fail-safe operation and the ability to self-report failures to hierarchical layers of ECUs, which allows the vehicle to be aware of component failures within a specified time and reduces the possibility of catastrophic failure at the overall system level to an acceptable measure.

Optical System. The photonics group at Innoviz has designed a miniaturized optics system that transmits light, receives the return pulse and delivers it to the detector. The light path includes multiple mirrors, lenses, collimators and a design that minimizes the effect of stray light. The opto-mechanics were designed to remain stable over the entire specified temperature range inside the housing unit (-40 to 105 degrees Celsius).

Point-cloud Algorithms. A combination of fixed digital logic in Maui hardware and firmware running on multiple processing cores process the return signal to create the point-cloud. Sophisticated algorithms are needed to extract the returning signal out of the noise and interference caused by sunlight and other sources of light.

Perception Software. From its inception, Innoviz recognized the importance of delivering high performance perception software and has invested significant resources in developing its standalone perception software suite. Due to that emphasis, Innoviz was selected by BMW and Magna to create the processing algorithms that work on the point-cloud to detect obstacles and blockage, classify objects, perform factory and in-vehicle calibration and meet industry functional safety standards.

Perception Software and Point Cloud Objects

Competitive Strengths

Innoviz believes that the following strengths differentiate it and will enable the company to successfully compete in its target markets to maintain its leadership position.

Cost and energy efficient high performance LiDAR solutions. Tier-1 manufacturers and automakers are extremely sensitive to the cost of any component in the vehicle, and especially to relatively high price individual components such as LiDAR sensors. They demand competitive prices and put significant weight on this parameter when deciding on vendors. Because Innoviz identified these requirements in the development of its original solution architecture, it chose to use ~905nm wavelength lasers, which work with diode lasers. These are much more affordable than the lasers required by ~1550nm wavelength LiDAR lasers that often include compounds such as indium gallium arsenide which is more expensive to source and manufacture than the silicon used in ~905nm wavelength lasers. ~905nm wavelength lasers also use less power than ~1550nm lasers. Autonomous vehicles benefit from this lower power consumption because it increases vehicle driving range (primarily in electric vehicles). In addition, ~1550nm lasers generate more heat than ~905nm lasers, which requires a larger size to allow for more heat dissipation. A larger form factor presents design challenges to automakers as consumer vehicles have limited mounting space with good visibility of the vehicle’s surroundings. Accordingly, Innoviz’s ~905nm wavelength laser-based LiDAR solution offers a compelling price point, lower power consumption and a smaller form factor than other market participants without sacrifice in performance.

Automotive grade development and production. Vehicle components, particularly parts of the autonomous vehicle driving technology system, are required to have a high functional safety grade. Achieving compliance with functional safety standards, such as ISO26262, is a time consuming and labor intensive process that requires significant cooperation with automotive grade industry participants, such as Tier-1 suppliers and automobile manufacturers. Starting in 2017, Innoviz has worked closely with leading Tier-1 suppliers such as Magna and its automaker partner, BMW, to develop a LiDAR solution that meets these rigorous requirements. This process has included continuous and extensive product-safety auditing by BMW and Magna over the past three years. As a result of its close work with these partners, Innoviz has developed rigorous safety and quality expertise. This gives it a significant advantage over competitors that have focused on technology development without having design wins with major automotive customers such as BMW or partnerships with major automotive Tier-1 suppliers early in their development process, as such competitors will be required by consumer auto OEMs and/or Tier-1 suppliers to undergo automotive-grade certifications that can take up to a few years to achieve prior to entering the market.

Multiple Tier-1 partners enabling market penetration. OEMs design their future models and vehicles several years in advance and often then freeze the design in order to produce and deliver the vehicles on time. Therefore, designs for mass-production Level 3 and Level 4 consumer car programs expected in 2023-2025 are being decided in 2020-2022. LiDAR solutions that will be candidates for inclusion in these programs must go through the process of automotive-grade manufacturing and audit by the OEMs and Tier-1 suppliers. Innoviz is the only LiDAR company with multiple (four) Tier-1 partnerships. Innoviz’s leadership position, together with its Tier-1 tested and OEM-certified technology, significantly increases its chances of both winning upcoming OEM Request for Quotes, or RFQs, and being invited to RFQs given that companies without these market credentials and certifications will not be eligible for RFQs.

Comprehensive intellectual property portfolio and multidisciplinary R&D organization. Innoviz’s original architecture focused on developing a full LiDAR autonomous driving solution that utilized a ~905nm wavelength laser. In order to break through the performance limitations resulting from lower optical peak power, Innoviz used a multi-disciplinary approach to design all of the system components from the ground up: the MEMS scanner, silicon detectors and the signal processing ASIC, in order to both improve the optical link budget of the system, while getting the best possible detection capabilities for a given optical link budget. This approach has yielded a broad range of intellectual property that Innoviz believes gives it a significant competitive advantage, as it will make it difficult for other market participants to successfully develop and commercialize cost and energy efficient LiDAR solutions utilizing ~905nm wavelength lasers. Innoviz currently holds a number of key patents, including a LiDAR patent related to its surround view LiDAR design, which Innoviz believes is fundamental. In addition to its ~905nm wavelength laser-based LiDAR architecture, Innoviz also has a powerful standalone software suite that gives it industry-leading perception capabilities. Innoviz believes that the ability of its R&D organization to innovate in many disciplines, across hardware, software, optics and others, provides it with a strong basis for future competition.

Layered Patent Structure Protects Innoviz Unique IP From Chip Level to System

Market leading perception capabilities. Since its founding, Innoviz adopted a holistic approach to the production of a LiDAR system, including the development of a proprietary standalone software suite. The system features uniform high resolution of 0.1°x0.1° across the FOV at all frame rates as opposed to some competing systems, in which resolution is always qualified by operating conditions such as frame rate and a limited FOV. Flexible, software-controlled features such as the Region of Interest (ROI), Pixel Summation (PSM), variable vertical field of view and software selectable frame rate further enhance the performance of the point-cloud. This high-performance time-of-flight point-cloud output is augmented by vision processing algorithms to create a comprehensive LiDAR perception system.

Agile system configuration. Innoviz’s system design allows dynamic configuration of its various system functions, such as laser power, scanning pattern and frame rate. This flexibility allows Innoviz to offer different product configurations based on the same hardware with only software modification. This allows Innoviz to address multiple market needs and niches without needing to develop several hardware configurations, a process that would be costly due to the need for additional design, production, validation and support. The ability of the car computer to optimize Innoviz’s LiDAR to its real time surroundings is another unique advantage made possible by this system design. For example, when driving on a highway, a forward-focused configuration with narrow FOV and an extended range is desired, while in an urban scenario, a uniform, wide FOV is desired and nominal range is acceptable in order to lower power dissipation.

Growth Strategy

Drive increased adoption through lower cost products. Innoviz’s entire approach and solution architecture focuses on using ~905nm wavelength lasers, which allow for significantly more affordable solutions than ~1550nm wavelength laser-based LiDARs. Innoviz intends to continue to focus on refining its architecture and component engineering in order to produce LiDAR solutions that feature even more attractive pricing than its initial product, the InnovizOne. For example, its recently announced InnovizTwo will feature pricing that is significantly lower than InnovizOne. Innoviz believes that high-performance, cost-efficient solutions will drive increased market adoption of its products.

Penetrate lower levels of autonomy (e.g. Level 2+ ADAS) and leverage its software suite to position for seamless upgrade to Level 3 autonomous driving. Innoviz believes that the recently announced InnovizTwo provides a compelling solution for Level 2+ systems, from both a cost and performance perspective. At the same time, Innoviz’s LiDAR solution can be upgraded from Level 2+ to Level 3 through a vehicle software update without changes to the hardware components or the need for new hardware. Therefore, Innoviz believes that its solution is uniquely positioned to provide Level 3 functionality given the ease with which this upgrade can be effected. Accordingly, Innoviz will further refine, develop and integrate its software offering in order to better position itself for capturing market share in the Level 2+ and Level 3 through Level 5 vehicle markets on the basis of software-based transitions from the Level 2+ market.

Expand Tier-1 and OEM partnerships. Innoviz believes that its design win with BMW and partnership with Magna was enabled by its unique automotive grade product design. It also believes that the discipline and adherence to industry leading safety and manufacturing standards required of it as a BMW supplier and Tier-1 partner can be leveraged to penetrate and partner with other OEM customers and Tier-1 suppliers. Innoviz believes that its existing partnerships with multiple leading Tier-1 suppliers including Magna, Aptiv, Harman and Hirain provide evidence to potential partners and customers of the maturity, robustness and automotive grade nature of Innoviz products. Accordingly, Innoviz intends to pursue partnerships with additional OEMs and Tier-1 suppliers in order to grow its customer base.

Continue to invest in a strong software suite. Innoviz’s advanced perception software turns the InnovizOne LiDAR’s raw point cloud data into perception outputs. The outputs can serve as a standalone, functionally safe perception software, or can be integrated into the vehicle’s existing perception stack at different levels to support various sensor fusion architectures. In addition, Innoviz’s software leverages the rich data derived from InnovizOne or InnovizTwo, coupled with proprietary state-of-the-art artificial intelligence-based algorithms, to provide superior scene perception and deliver an automotive-grade ASIL B(D) solution. Innoviz intends to continue to develop and refine its perception software in order to further complement its hardware offerings with advanced AI and machine learning-based classification, detection and tracking features.

Develop additional products to better address other LiDAR markets. Innoviz’s main drivers for revenue growth are its automotive applications for LiDARs in passenger cars, the Level 3 and Level 2+ applications, which are expected to show significant growth in the 2024-30 model years. However, the products developed for the passenger car segment have equal appeal in multi-LiDAR perimeter sensing uses, such as in robo-taxi, shuttle, trucking and delivery robot vehicles. Innoviz believes these applications will show a significant rise in sensor consumption because they require multiple units to complete the surround sensing requirements of the completely automated driving machine. As Level 4 platforms such as robo-taxis, Level 4 shuttles, Level 4 trucks and delivery robots complete development and move to commercial deployment, Innoviz believes its LiDARs are well-positioned to capture market share from less robust technologies. The size, look, feel and ease of integration of InnovizOne, together with its automotive grade robustness for environmental performance and the backing of leading Tier-1s, make the product especially appealing to the Level 4 segment. The ability to deploy multiple units around the perimeter is enabled by the cost structure of the solid-state architecture and will be further supported by InnovizTwo.

Products

Innoviz One	Innoviz Two

*Product size may differ according to specifications

Innoviz’s products provide a good understanding of the location of the vehicle in a broad range of driving environments and allow for confident detection and planning at varying vehicle speeds. Its product portfolio encompasses sensor hardware and perception and decision-making software that improve existing vehicle features and enable new levels of vehicle automation for passenger car and commercial applications.

Innoviz’s product offerings include:

•

InnovizOne—a solid-state LiDAR sensor specifically designed for automakers and robotaxi, shuttle, trucking and delivery companies requiring an automotive-grade, mass-producible solution to achieve autonomy. The automotive-grade sensor is purpose-built to be rugged, affordable, reliable, low-power consuming, lightweight, high-performing and seamlessly integrable into Level 3 through 5 autonomous vehicles to ensure the safety of passengers and pedestrians alike. InnovizOne was classified as a laser class 1 product under European standard IEC 60825-1 Rev 3 Class 1 on September 24, 2019.

•

InnovizTwo—announced in the fourth quarter of 2020, InnovizTwo is a next generation high-performance automotive-grade LiDAR sensor that offers a fully featured solution for all levels of autonomous driving. Featuring a major cost reduction compared to InnovizOne, InnovizTwo will also include improved lasers and detectors that increase range performance at a lower system cost and with less power consumption, which is expected to provide a significant performance improvement over InnovizOne.

•

Perception Application—software application that turns the InnovizOne LiDAR’s raw point cloud data into perception outputs. The outputs can serve as a standalone, functionally safe perception software, or can be integrated into the vehicle’s existing perception stack at different levels to support various sensor fusion architectures. In addition, Innoviz’s software leverages the rich data derived from InnovizOne or InnovizTwo, coupled with proprietary state-of-the-art artificial intelligence-based algorithms, to provide superior scene perception and deliver an automotive-grade ASIL B(D) solution.

Commercial Traction

The early start with BMW’s Level 3 series production program resulted in the Innoviz team becoming deeply engaged in ISO26262 compliance and functional safety adherence. With active participation, including a resident team, in the BMW program at Unterschleißheim in Germany, the Innoviz team delivered InnovizOne LiDARs to the integration teams at Magna and BMW and learned from the extensive validation testing that is needed to conform to applicable standards.

Recognizing the long path to volume ramp in the automotive industry, with additional complexity due to demanding safety standards for autonomous vehicles, such as ISO26262-ASIL-B, Innoviz has taken a broad-based approach to potential LiDAR market opportunities. Instead of treating adjacent markets in an opportunistic manner, Innoviz placed considerable focus on discovering applications and cultivating customers and resellers in these markets. Accordingly, Innoviz focuses its business development activity on the consumer automotive market and on other markets:

Automotive: high focus, with significant management attention, on a few automotive opportunities, where the LiDAR and perception offering are tailored to the OEMs’ needs, with a view to acquiring high volume series production programs, similar to the BMW L3 Program. This approach has Innoviz business and R&D teams working together with Tier-1 partners to respond to OEM RFQs with customized offerings, working with the Tier-1 and OEM engineering and procurement teams with complete transparency to bring innovation, manufacturing knowhow and value to the program.

Innoviz is working closely with leading OEMs in Europe, Japan, China and North America to define and adopt InnovizTwo to Level 2+ and Level 3 programs, and thereby bring significant additional value to the ADAS+ application.

Other Segments: leveraging Innoviz products, such as the InnovizOne and InnovizTwo, to win business in all other segments where volumes are lower at present, but where opportunities of scale are likely in the near term. This approach requires a broad presence in the global marketplace, with Innoviz business teams participating in direct and channel relationships with potential customers in all segments.

The business team at Innoviz is in discussions with a number of Robo-Taxi, Shuttle, Trucking and Delivery Robots customers to incorporate InnovizOne into their upcoming builds. The form factor, field-of-view and range of InnovizOne is well suited to sensing applications on the perimeter of these Level 4 platforms.

In addition, LiDARs applications are also applicable to the industrial space, in manufacturing, logistics, delivery, flight and a myriad of other applications. Innoviz is focused on such applications in all major geographies.

Sales and Marketing

Innoviz currently markets and sells its LiDAR solutions through a direct sales organization and with its marketing partners. Innoviz’s technology and product focus from inception was on the Automotive OEM opportunity for high performance LiDAR solutions in the autonomous driving industry. This focus has also informed and guided its sales and marketing activities, which led to early contact with OEMs and Tier-1 suppliers and to Innoviz’s sales team bridging the gap between its research and development team and these eventual partners. Innoviz’s sales and marketing team continues to focus on expanding its relationships with OEMs and Tier-1 suppliers and seeks to leverage its existing relationships to expand our market to other industries. Innoviz is considered a Tier-2 Automotive supplier because it sells its product to Tier-1 companies that then integrate its product into the overall system supplied to the OEMs. Innoviz’s business model of being a Tier-2 supplier that subcontracts its manufacturing, together with its market leadership, results in an advantageous cost structure that requires minimal sales and marketing expenses with respect to OEMs.

Material Agreements

Magna Joint Development and Master Supply Agreement

In December 2017, Innoviz entered into a Joint Development and Master Supply Agreement, or the JDMSA, with Magna pursuant to which the parties agreed to work together to jointly develop and commercialize various LiDAR-related technologies. This agreement provides the framework for the collaboration between Magna as a leading Tier-1 partner and Innoviz as a leading LiDAR company. The initial term of this agreement is eight years with automatic renewals of 1-year periods thereafter, subject in each case to mutual termination rights in the event of material breach, insolvency or bankruptcy.

BMW SOW

In connection with the JDMSA, in February 2018, we entered into a Statement of Work, or SOW, with Magna Electronics Europe describing the services to be performed and deliverables to be provided to BMW, to equip Innoviz LiDAR products into BMW’s Level 3 vehicle platform. The purpose of the project is primarily to enable highway autonomous driving capabilities on production consumer vehicles.

Pursuant to the BMW SOW, Innoviz is currently collaborating with Magna Electronics Europe and BMW through close collaboration between the respective parties’ engineering teams, in order to produce high quality work on accelerated timelines. This framework allows for an agile environment that is not traditionally associated with the automotive industry.

The parties have mutual termination rights, including in the event of a material breach by the other party. Serial production volumes will ultimately be highly dependent on numerous factors and therefore are binding only upon issuance of a purchase order.

In 2019, the parties signed an amendment to the BMW SOW, under which BMW advanced certain payments due under the BMW SOW in consideration for development activities and delivery of early samples to Magna Electronics Europe by the end of August 2019.

Magna Manufacturing MoU

In October 2020, Innoviz signed an MOU with Magna Electronics for high-volume manufacturing of Innoviz LiDARs at Magna Electronics’ automotive grade facility in Holly, Michigan. The MOU contemplates Magna’s manufacturing of our LiDAR solution for the BMW program.

Research and Development

Innoviz has invested a significant amount of time and expense into R&D of LiDAR-based technologies. Over 20% of Innoviz’s employees are veterans of Unit 81, the elite technology unit of Israel’s Intelligence Corps, one of the most prestigious multidisciplinary technological units in the Israeli Defense Forces. Its R&D team is the largest department in the company and is comprised of 197 employees out of a total of 279 as of December 31, 2020. Innoviz’s ability to maintain a leadership position in its industry depends in part on its ongoing R&D activities. Our R&D team includes engineers and researchers with a diverse range of expertise and diverse levels of experience and academic backgrounds, including holders of B.Sc., M.Sc. and PhD degrees from prestigious academic institutions.

Creating a solid-state, eye-safe and cost efficient ~905nm wavelength LiDAR solution and the accompanying perception software required the efforts of a multi-disciplinary team with expertise spanning optics, lasers, mechanical engineering, micro-electronics, chip design, MEMS design, complex IC packaging, algorithms, neural networks, systems engineering and software architecture and engineering.

Innoviz’s research and development activities are largely conducted at its headquarters in Rosh Haayin, Israel, at its German subsidiary’s offices in the vicinity of Munich, Germany and at its subsidiary’s office in Minsk, Belarus. As of December 31, 2020, Innoviz had approximately 197 employees engaged in R&D activities.

Intellectual Property

Innoviz’s success and competitive advantage depend in part upon its ability to develop and protect its core technology and intellectual property. Innoviz owns a portfolio of intellectual property, including patents and registered trademarks, confidential technical information, and expertise in the development of LiDAR technology and software for autonomous vehicles.

Innoviz has filed patent and trademark applications in order to further secure these rights and strengthen its ability to defend against third parties who may infringe on its rights. It also relies on trade secrets, design and manufacturing know-how, continuing technological innovations, and licensing and exclusivity opportunities to maintain and improve its competitive position. Additionally, Innoviz protects its proprietary rights through agreements with its commercial partners, supply-chain vendors, employees, and consultants, as well as close monitoring of the developments and products in the industry.

As of October 15th, 2020, Innoviz owned 18 allowed and issued patents and has 48 pending or allowed patent applications, including U.S. and foreign. Of the 48 pending applications, 23 are published, and 25 are unpublished. The portfolio includes U.S. and foreign patent applications filed in Europe, China, Japan, and Korea. In addition, Innoviz has three registered U.S. trademarks, five registered foreign trademarks and one pending trademark application. Innoviz’s patents and patent applications cover a broad range of system level and component level aspects of its key technology including, among other things, LiDAR systems, laser, scanner, receiver and perception technology.

Competition

The market for competitive automotive sensing solutions that enable autonomous driving is an emerging one with many potential applications in the development stage. As a result, Innoviz faces competition from a range of companies seeking to have their products incorporated into these developing applications and it may take a period of time for its primary competitors to emerge.

Innoviz’s competitors are also working to advance technology, reliability, and innovation in their development of new and improved solutions. Although Innoviz believes that it has market leading technology, it continues to face competition from existing competitors and new companies emerging in the LiDAR, camera and radar industries. Within the LiDAR segment of the industry, where competition is based significantly on performance and cost and energy efficiency, Innoviz faces competition from companies utilizing a variety of laser wavelengths such as ~905nm and ~1550nm lasers, as well as a variety of steering mechanisms, such as mechanical, Optical Phased Array, MEMS and non-scanning LiDARs (Flash). Innoviz believes that it may take new, smaller companies a substantial period of time to gain the recognition and trust of top-tier automotive OEMs and Tier-1 suppliers, as well as customers and partners in other non-automotive industries.

Many of Innoviz’s competitors offer more limited solutions for niche applications. Some competitors are currently selling solutions that offer lower levels of performance in ADAS and new autonomous driving markets. In the passenger car ADAS market, a number of competitors have already achieved substantial market share using camera and radar-based perception sensing solutions.

Innoviz entered the passenger car market with a higher performance LiDAR product than those used for ADAS today. Innoviz LiDAR product empowers higher performance ADAS at price points that Innoviz believes can displace current solutions. Innoviz’s early engagement with a premium OEM and Tier-1 partners also differentiated Innoviz from other LiDAR makers.

While LiDAR competitors will continue to emerge and recede, Innoviz believes that its high-performance LiDARs, strong intellectual property portfolio, software products, design win with BMW and close working relationships with its Tier-1 partners have established barriers to those who follow. Innoviz expects that its technology and continuing innovation, as well as its longstanding cooperation with leading OEMs and Tier-1 companies, will support its position as a leader in advancing LiDAR technology in the market based on several market differentiators.

Manufacturing

Innoviz’s original architecture focused on developing a full LiDAR autonomous driving solution that utilized a ~905nm wavelength laser. In order to break through the performance limitations resulting from optical peak power limitations, Innoviz used a multi-disciplinary approach to design the key system components from the ground up, such as the MEMS module, silicon detectors and the signal processing ASIC in order to both improve the optical link budget of the system while also getting the best possible detection capabilities for a given optical link budget. Designing critical components in-house rather than using off-the-shelf commodity components provides for protectable and sustainable technology differentiation from LiDAR competitors or alternative technologies. Innoviz believes one of the significant barriers to entry for automotive LiDAR are the processes and know-how to manufacture a compact and intricate sensing product in high volumes.

At the same time Innoviz has focused on operating in accordance with the rigorous manufacturing standards of the automotive industry from its earliest days. Therefore, Innoviz utilized an automotive-level contract manufacturer and vendors to manufacture its products and sub-components from an early stage. Working with such an experienced contract manufacturer and vendors added to Innoviz’s manufacturing knowhow and instilled discipline and quality in its development process.

Currently, the InnovizOne product is manufactured on a mid-volume line at a contract manufacturer in Germany. Innoviz intends to begin manufacturing InnovizOne at high volume at an IATF certified tier-1 facility to meet increasing demand for its LiDAR product.

Although manufacturing of Innoviz’s products and sub-components is outsourced, its operations and quality assurance teams manage the sourcing of specialized equipment required for assembly, calibration and testing of our LiDAR systems. These teams also manage Innoviz’s quality control and assurance operations and work with its suppliers to monitor quality and improve yield.

Regulation

Autonomous vehicles (“AVs”) are subject to emerging regulatory frameworks at the federal and state levels that are in a rapid state of change. In general, at both the federal and state level, the U.S. has provided a positive and relatively permissive legal environment to allow the safe testing and development of autonomous functionality. We do not anticipate any near-term federal standards that would impede the foreseeable deployments of our LiDAR technology. Some states, however, particularly California and New York, still enforce certain operational or registration requirements for certain autonomous functions. We believe such hurdles will be removed as state regulators gain better experience with the technology. U.S. federal regulations, however, remain largely permissive of deployments of higher levels of safe and responsible autonomous functionality.

Foreign markets such as the China and the EU also continue to develop their respective standards to define deployment requirements for higher levels of autonomy. In China, for example, the government has undertaken numerous efforts to promote AV development, including its February 2020 release of the Strategies for Innovation and Development of Autonomous Vehicles by China’s National Development and Reform Commission and ten other agencies. This initiative sets forth an ambitious plan to create a systematic framework for technical innovation, industrial ecology, infrastructure, regulations and standards, product regulation and network security in the AV market by 2025, and from 2035 to 2050, to fully establish an ecosystem for AVs. Much of the emerging regulatory and legislative activity around AVs in the EU has been focused on data privacy and security, given the volume and types of data collected, stored and transmitted by AVs. A key part of Europe’s emerging AV strategy is the creation of a common European mobility data space, to be further developed in the EU’s “Smart and Sustainable Transport Strategy.” Given the intense work in these areas, we expect a workable path forward in the near-term in these markets.

As vehicles equipped with our sensors are deployed on public roads in the United States, we will increasingly be subject to the legal and regulatory authority of various federal agencies, including the National Highway Traffic Safety Administration (“NHTSA”), which is part of the U.S. Department of Transportation (“DOT”). To date, NHTSA’s guidance to industry generally has been broad and voluntary, and NHTSA is actively reviewing unintended regulatory barriers to AV development as it proceeds to promulgate new regulations. It plans to update the Federal Motor Vehicle Safety Standards to accurately reflect new AV technology. Currently, the obligations of motor vehicle equipment manufacturers include regular reporting under the Transportation Recall Enhancement, Accountability and Documentation Act process, as well as strict recall and reporting requirements for any defects related to highway safety or any non-compliance with a Federal Motor Vehicle Safety Standard. Similar such reporting and recall requirements exist in foreign markets.

More generally, the U.S. DOT has established six automation principles that will be applied to its oversight of AV development: (1) prioritizing safety; (2) remaining technology neutral; (3) modernizing regulations; (4) encouraging consistent federal and state regulatory environments; (5) providing guidance, research and best practices to government and industry partners; and (6) protecting consumers’ ability to choose conventional and autonomous vehicles.

Many more formal regulatory actions that apply to AVs have been initiated at the state level. At least 29 states and the District of Columbia have enacted some type of AV legislation and a number of governors have issued executive orders. Many of these efforts focus on safety and the regulation of commercial activity.

Overall, the AV regulatory landscape is still evolving rapidly. As the development of federal, state and foreign legal frameworks around autonomous vehicles continue to develop and change, we may become subject to additional regulatory schemes and requirements.

As a LiDAR technology company, we also are subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act. These requirements are enforced by the U.S. Food and Drug Administration (“FDA”), and include regulations governing the manufacture and distribution of laser-emitting products. Regulations governing these products are intended to protect the public from hazardous or unnecessary exposure to laser radiation. Among other things, manufacturers of laser-emitting products are required to certify in product labeling and reports to the FDA that their products comply with applicable performance standards, to maintain manufacturing, testing, and distribution records for their products, and to report certain product defects to the FDA and/or consumers. Manufacturers may also be required to affix warnings on laser-emitting products, depending on the relative power output of the product. Failure to comply with applicable FDA regulations may result a variety of sanctions or consequences, including product recalls or replacements, warning letters, untitled letters, safety alerts, injunctions, import alerts, administrative product detentions or seizures, or civil penalties. LiDAR technologies also may need to comply with certain state law requirements regarding applications of particular LiDAR and laser technologies.

Similarly, as a global company deploying cutting-edge technology, we are also subject to trade, export controls, customs product classification and sourcing regulations. Our operations also are subject to various federal, state and local laws and regulations governing the occupational health and safety of our employees and wage regulations. We are subject to the requirements of the federal Occupational Safety and Health Act, as amended, and comparable state laws that protect and regulate employee health and safety.

Like all companies operating in similar industries, we are subject to environmental regulation, including water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation and disposal of hazardous materials; and the remediation of environmental contamination. Compliance with these rules may include the need to obtain permits and licenses and to allow inspections of our facilities and products.

Employees

Innoviz has always strived to foster a culture that emphasizes the importance of its team and that values creativity, professionalism, transparency, obligation to dissent and responsibility. Innoviz believes that its hiring decisions reflect this culture.

Through multiple growth phases, Innoviz has drawn talent and leadership from the automotive and consumer electronics industries to achieve its vision. Over 20% of Innoviz’s employees are veterans of Unit 81 and over 25% of Innoviz’s employees were promoted from within.

As of December 15, 2020, Innoviz has approximately 279 employees worldwide. None of its employees are represented by a labor union, and Innoviz considers its employee relations to be in good standing. To date, Innoviz has not experienced any work stoppages.

Facilities

Innoviz’s corporate headquarters are located in Rosh Haayin, Israel, where it leases an office with 72,600 square feet pursuant to lease agreements that are in effect until November 1, 2028, unless earlier terminated by Innoviz either on November 1, 2021 or November 1, 2024. This facility contains engineering, research and development, testing, product, sales and administrative functions. In addition, Innoviz also leases a garage space for performing certain tests located in Petah Tikva, Israel, with 32,300 square feet pursuant to a lease agreement that is in effect until February 28, 2023, unless earlier terminated by Innoviz either on August 31, 2021 or February 28, 2022. Innoviz also leases 3,200 square feet of office space in Santa Clara, California, 796 square feet of office space in a facility in Unterschleißheim, in the vicinity of Munich, Germany, 2,940 square feet of office space and labs in a facility in Great Stone Industrial Park, in the vicinity of Minsk, Belarus and co-working office space in Business Center “Royal Plaza” in Minsk, Belarus.

Legal Proceedings

From time to time, Innoviz may become involved in actions, claims, suits, and other legal proceedings arising in the ordinary course of its business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. Innoviz is not currently a party to any actions, claims, suits or other legal proceedings the outcome of which, if determined adversely to it, would individually or in the aggregate have a material adverse effect on Innoviz’s business, financial condition, and results of operations.

SELECTED HISTORICAL FINANCIAL DATA OF COLLECTIVE GROWTH

Collective Growth is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

The historical financial statements of Collective Growth have been prepared in accordance with U.S. GAAP.

Collective Growth’s consolidated balance sheet data as of September 30, 2020 and consolidated statement of operations data for the nine months ended September 30, 2020 are derived from Collective Growth’s unaudited financial statements included elsewhere in this proxy statement/prospectus. Collective Growth’s consolidated balance sheet data as of December 31, 2019 and consolidated statement of operations data for the period from December 10, 2019 (inception) to December 31, 2019 are derived from Collective Growth’s audited financial statements included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with each of Innoviz’s and Collective Growth’s consolidated financial statements and related notes and “Collective Growth’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Collective Growth. All amounts are in US dollars.

Collective Growth’s Selected Financial Information

Income Statement Data:

	Nine Months Ended September 30, 2020	Period from December 10, 2019 (inception) to December 31, 2019
	(unaudited)
Revenue	$—	$—
Loss from operations	(657,113)	(348)
Interest earned	59,799	—
Unrealized gain on marketable securities in Trust Account	1,709	—
Net loss attributable to common shareholders	(595,964)	(348)
Basic and diluted net loss per share	(0.14)	(0.00)
Weighted average shares outstanding excluding shares subject to possible redemption(1)	4,398,294	3,750,000

(1)	Excludes an aggregate of 14,019,139 shares subject to possible redemption at September 30, 2020.

Balance Sheet Data:

	As of September 30, 2020	As of December 31, 2019
	(unaudited)
Working Capital	$380,242	$(7,848)
Trust Account, restricted	150,061,508	—
Total Assets	150,586,483	32,500
Total Liabilities	144,733	7,848
Value of common stock redeemable for cash	140,191,390	—
Stockholders’ Equity	5,000,001	24,652

COLLECTIVE GROWTH’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of Collective Growth’s financial condition and results of operations should be read in conjunction with Collective Growth’s financial statements and notes to those statements included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data.” Collective Growth’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those described under “Risk Factors” and elsewhere in this proxy statement/prospectus.

Critical Accounting Policies

We have identified the following critical accounting policies. For a more detailed discussion of Collective Growth’s Accounting Policies, please see Note 2 to the financial statements of Collective Growth included elsewhere in this proxy statement/prospectus.

Common Stock Subject to Possible Redemption

Collective Growth accounts for its common stock subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally convertible common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Collective Growth’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Collective Growth Common Stock features certain redemption rights that are considered by Collective Growth to be outside of Collective Growth’s control and subject to the occurrence of uncertain future events.

Net Loss Per Common Share

Collective Growth applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the trust account earnings. Collective Growth’s net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the trust account and not Collective Growth’s income or losses.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the consolidated financial statements of Collective Growth included elsewhere in this proxy statement/prospectus.

Results of Operations

Collective Growth has neither engaged in any operations nor generated any revenues to date. Its only activities from December 10, 2019 (inception) through September 30, 2020 were organizational activities and those necessary to prepare for its initial public offering. Following the initial public offering, Collective Growth sought to identify target companies for a business combination. Collective Growth does not expect to generate any operating revenues until after the completion of the business combination. Collective Growth generates non-operating income in the form of interest income on marketable securities held in the trust account. Collective Growth incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended September 30, 2020, Collective Growth had a net loss of $331,847, which consists of operating costs of $370,797 and a provision for income taxes of $780, offset by interest income on marketable securities held in the trust account of $36,016 and an unrealized gain on marketable securities held in the trust account of $3,714.

For the nine months ended September 30, 2020, Collective Growth had a net loss of $595,964, which consists of operating costs of $657,113 and a provision for income taxes of $359, offset by interest income on marketable securities held in the Trust Account of $59,799 and an unrealized gain on marketable securities held in the trust account of $1,709.

Liquidity and Capital Resources

On May 5, 2020, Collective Growth consummated the initial public offering of 15,000,000 Units at a price of $10.00 per Unit, generating gross proceeds of $150,000,000. Simultaneously with the closing of the initial public offering, Collective Growth consummated the sale of 262,500 units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit and the sale of 1,875,000 warrants (“Private Placement Warrants” and together with the Private Placement Units, the “Private Placement Securities”) at a price of $1.00 per Private Placement Warrant in a private placement, generating gross proceeds of $4,500,000.

Following the initial public offering and the sale of the Private Placement Securities, a total of $150,000,000 was placed in the trust account and Collective Growth had $840,854 of cash held outside of the trust account, after payment of costs related to the initial public offering, and available for working capital purposes. Collective Growth incurred $8,737,297 in transaction costs, including $3,000,000 of underwriting fees, $5,250,000 of deferred underwriting fees and $487,297 of other offering costs.

As of September 30, 2020, Collective Growth had marketable securities held in the Trust Account of $150,061,508 (including approximately $62,000 of interest income) consisting of U.S. Treasury Bills with a maturity of 180 days or less. Interest income on the balance in the trust account may be used by Collective Growth to pay taxes. Through September 30, 2020, Collective Growth did not withdraw any interest earned on the trust account to pay taxes.

For the nine months September 30, 2020, cash used in operating activities was $647,121. Net loss of $595,964 was affected by interest earned on marketable securities held in the trust account of $59,799, an unrealized gain on marketable securities held in the trust account of $1,709 and a deferred tax provision of $359. Changes in operating assets and liabilities provided $9,992 of cash for operating activities.

Collective Growth intends to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less income taxes payable and deferred underwriting commissions) to complete the Business Combination.

As of September 30, 2020, Collective Growth had cash of $390,234. Collective Growth intends to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, Collective Growth’s officers, directors, Initial Stockholders or their affiliates may, but are not obligated to, loan the company funds as may be required. If Collective Growth completes the Business Combination, it would repay such loaned amounts. In the event that the Business Combination does not close, Collective Growth may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $750,000 of such loans may be convertible into units and up to $750,000 of such loans may be convertible into warrants identical to the Private Placement Units and Private Placement Warrants, at a price of $10.00 per unit and $1.00 per warrant at the option of the lender, respectively.

Collective Growth does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business until closing of the business combination. However, if its estimates are less than the actual amount necessary to complete the business combination, it may need to obtain funding to satisfy its working capital needs. There is no assurance that any such funding would be available to Collective Growth on terms acceptable to it, or at all. If Collective Growth is unable to complete the Business Combination because it does not have sufficient funds available to it, it will be forced to cease operations and liquidate the trust account.

Off-Balance Sheet Arrangements

Collective Growth did not have any off-balance sheet arrangements as of September 30, 2020.

Contractual Obligations

Collective Growth does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of certain of Collective Growth’s officers and directors a monthly fee of $10,000 for office space, utilities and secretarial and administrative support, provided to Collective Growth. Collective Growth began incurring these fees on April 30, 2020 and will continue to incur these fees monthly until the earlier of the completion of a Business Combination and its liquidation.

The underwriters are entitled to a deferred fee of 3.5% of the gross proceeds of the initial public offering, or $5,250,000. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the trust account, subject to the terms of the underwriting agreement.

SELECTED HISTORICAL FINANCIAL DATA OF INNOVIZ

The following selected historical consolidated financial information for Innoviz set forth below should be read in conjunction with “Innoviz’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Innoviz’s historical consolidated financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus.

The selected historical consolidated financial information presented below for the years ended December 31, 2019 and 2018, and the selected consolidated balance sheet as of December 31, 2019 and 2018 have been derived from Innoviz’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

The selected consolidated financial data as of September 30, 2020, and for the nine months ended September 30, 2020 and 2019 have been derived from Innoviz’s unaudited condensed consolidated financial statements included in this filing. The unaudited financial data presented have been prepared on a basis consistent with Innoviz’s audited consolidated financial statements. In the opinion of Innoviz management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

	Year Ended December 31,		Nine Months Ended September 30,
(in thousands)	2018	2019	2019	2020
			Unaudited
Revenues	$62	$1,575	$1,005	$3,680
Cost of Revenues	(53)	(1,986)	(956)	(5,097)

Gross Profit / (Loss)	9	(411)	49	(1,417)
Operating Expenses:
Research and Development	$48,319	$59,376	$45,348	$41,894
Sales and Marketing	5,511	6,481	4,982	3,941
General and Administrative	2,440	3,190	2,327	2,508

Total Operating Expenses	56,270	69,047	52,657	48,343

Operating Loss	(56,261)	(69,458)	(52,608)	(49,760)
Financial (Expenses) Income, net	(107)	2,167	1,162	626

Loss before Taxes	(56,368)	(67,291)	(51,446)	(49,134)
Taxes on Income	(32)	(10)	(7)	(29)

Net Loss	$(56,400)	$(67,301)	$(51,453)	$(49,163)

Net Income (Loss) attributable to Common Stockholders:
Basic and Diluted	$(4.14)	$(5.22)	$(3.95)	$(3.77)

Weighted-Average Stocks used in computing Net Income (Loss) per Stock attributable to Common Stockholders
Basic and Diluted(1)	15,039,814	15,524,845	15,421,176	16,420,146

(1)

For accounting purposes, all Innoviz ordinary shares and Innoviz preferred shares, Innoviz options and warrants have been adjusted retroactively for all periods presented in this document to reflect a 1-for-1.138974 reverse stock split that will be consummated upon Innoviz shareholders’ approval.

	Year Ended December 31,		As of September 30,
(in thousands)	2018	2019	2020
Balance Sheet Data:
Cash and cash equivalents	$18,555	$72,792	$57,952
Working capital, net	1,011	97,101	49,037
Adjusted working capital (excluding cash)	(17,544)	24,309	(8,915)
Total assets	30,734	123,864	75,917
Total long-term liabilities	1,619	5,798	5,597
Convertible preferred stock	87,848	249,081	249,081
Total stockholders’ deficit	(80,657)	(145,714)	(192,275)

	Year Ended December 31,		Nine Months Ended September 30,
(in thousands)	2018	2019	2019	2020
Net cash used in operating activities	$(39,379)	$(69,225)	$(55,011)	$(46,598)
Net cash (used in) from investing activities	40,156	(40,570)	(88,371)	31,586
Net cash provided by financing activities	594	163,122	163,188	27
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(612)	900	915	325

Net increase (decrease) in cash and cash equivalents and short-term restricted bank deposits	$759	$54,227	$20,721	$(14,660)

INNOVIZ’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Consolidated Financial Data” and the historical audited annual consolidated financial statements as of and for the years ended December 31, 2019 and 2018 and unaudited interim consolidated financial statements as of September 30, 2020 and the nine-month periods ended September 30, 2020 and 2019, and the related notes included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Company Overview

Innoviz is a leading provider of high-performance, solid-state LiDAR and perception solutions that bring enhanced vision and superior performance to enable safe autonomous driving at a mass scale. Innoviz believes that it provides a complete and comprehensive solution for OEMs and Tier-1 partners that are developing and marketing autonomous driving vehicles to the passenger car and other relevant markets, such as robotaxis, shuttles and trucking. Innoviz’s unique LiDAR and perception solutions feature technological breakthroughs across core components, which propelled Innoviz to the first Level 3 LiDAR Automotive series production contract. In addition, Innoviz’s solutions can enable safe autonomy for other industries, including drones, robotics and mapping.

Innoviz was founded in 2016 by veterans of Unit 81, the elite technology unit of Israel’s Intelligence Corps, one of the most prestigious multidisciplinary technological units in the Israeli Defense Forces. From its founding, Innoviz’s culture drew from Unit 81’s creative and agile core values of solving sophisticated technological problems in order to address the needs of autonomous vehicles in a manner that strikes the desired balance between performance and cost. Innoviz created a new type of LiDAR sensor from the chip-level up, including a suite of powerful and sophisticated software applications for high-performance computer vision to allow superior perception. Innoviz’s multi-disciplinary team developed an operational MEMS-based (Micro-Electro Mechanical System) LiDAR prototype in less than a year, which then attracted the attention of leading Tier-1 companies such as Magna and Aptiv already in 2017. This was followed by a rigorous further development and qualification stage, culminating in Innoviz achieving a design win with BMW in 2018 to power BMW’s Level 3 autonomous platform. BMW is a leader and a pioneer in deploying new technologies into the automotive industry. Therefore, the close cooperation of Innoviz with BMW and its Tier-1 partner Magna, uniquely positions Innoviz to make Level 3 autonomous driving a reality.

Innoviz’s innovation has produced LiDAR solutions delivering market leading performance that meets the demanding safety requirements for Level 2+ through Level 5 autonomous vehicles at price points suitable for mass production passenger vehicles. Innoviz’s integrated custom design of advanced hardware and software components, which leverage the multidisciplinary expertise and experience of the Innoviz team, enable it to provide a turn-key autonomous solutions to accelerate widespread adoption across automakers at serial production scale.

Innoviz’s robust software suite enables its ~905nm wavelength LiDAR laser-based architecture to be easily leveraged to provide compelling solutions for Levels 2+ through Level 5 without need of any new significant hardware components. This means that Innoviz is positioned to penetrate the current market, which is characterized mainly by Level 2+ production, and to continue to capture and extend its market share through a software-based upgrade of its products to Level 3 and above as the market continues to mature.

Going forward, Innoviz is expanding its third-party manufacturing capacity through contract manufacturers and partnerships with global Tier-1 suppliers to meet its customers’ anticipated increased demand for its products, while also further developing its a next generation high-performance automotive-grade LiDAR sensor, the InnovizTwo, that provides a compelling solution for Level 2+ systems, both from a cost and performance perspective. Innoviz expects, that its unique technology, coupled with its ability to meet automotive industry standards, and its partnerships with various major Tier-1 suppliers, is likely to place Innoviz as a leading Tier-2 automotive supplier, working with major players in the automotive market.

Business Combination and Public Company Costs

On December 10, 2020, Innoviz entered into the Business Combination Agreement with Collective Growth, Perception, Antara Capital and Merger Sub. Pursuant to the Business Combination Agreement, Merger Sub, a wholly owned subsidiary of Innoviz, will merge with and into Collective Growth, with Collective Growth surviving the merger. As a result of the Business Combination, and upon consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, Collective Growth will become a wholly owned subsidiary of Innoviz, with the securityholders of Collective Growth becoming securityholders of Innoviz.

Under both the no redemption and maximum redemption scenarios, the merger will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Innoviz has been determined to be the accounting acquirer. The combined entity will be the successor SEC registrant, meaning that Innoviz’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

As a consequence of the Business Combination, the Innoviz ordinary shares will be registered under the Exchange Act and listed on Nasdaq, which will require Innoviz to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Innoviz expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Key Factors Affecting Innoviz’s Operating Results

Innoviz believes that its future performance and success depends to a substantial extent on the following factors, each of which is in turn subject to significant risks and challenges, including those discussed below and in the section of this proxy statement/prospectus entitled “Risk Factors.”

Market Adoption

Innoviz believes that widespread adoption of LiDAR across applications for autonomy is approaching and that it is well-positioned in both automotive and nonautomotive markets to take advantage of this opportunity. Nevertheless, automotive OEMs and their suppliers are just beginning to commercialize autonomous systems that rely on LiDAR technology. Accordingly Innoviz expects the rate of actual adoption and commercialization of LiDAR-based solutions by automotive OEMs and their suppliers to impact its results of operations, including revenue and gross margins for the foreseeable future. Similarly,

Innoviz also intends to target markets such as robotaxis, shuttles and trucking, as well as other industries, including drones, robotics and mapping. Innoviz believes that LiDAR based solutions in these emerging markets are still in the pre-commercial development stage and, as a result, Innoviz’s future success also depends on customers in these industries adopting and bringing these solutions to commercial scale.

With respect to the automotive OEM market, currently, enhanced ADAS, which are not considered “autonomous driving” but have important active safety features, have been successfully commercialized. The move from Level 2 ADAS to Level 3 is essentially the crossover from driver assist to some level of autonomy. In the jump between these two levels, it is expected that liability will shift from the driver to the system, meaning that responsibility and liability for driving is shifted from the driver to the OEM. The gap between these two levels can be partially bridged by systems that offer more than Level 2 but less than Level 3, or an enhanced ADAS offerings, which the industry commonly refer to as “L2+” or Level 2+. ADAS+/Level 2+ systems are still technically in the driver-assist realm, but incorporate a whole new layer of functionality on top of the traditional ADAS features. Given the significance of the jump from Level 2 through Level 3, the ADAS+/ Level 2+ segment of the consumer automotive market is expected to grow significantly over the short to medium term.

Design Wins

Innoviz’s solutions are designed to be as a key enabling technology for OEMs in automotive and other applications. Because its solutions must be integrated into a broader platform by the OEM, it is critical that Innoviz achieve design wins with these customers. The time necessary to achieve design wins varies based on the market and application. The design cycle in the automotive market tends to be substantially longer and more onerous than in other markets. Even within the automotive market, achieving a design win with an automotive OEM takes considerably longer than a design cycle for an aftermarket application. Innoviz considers design wins to be critical to its future success, although the revenue generated by each design win and the time necessary to achieve such a win can vary significantly making it difficult to predict Innoviz’s financial performance.

Innoviz’s design win with BMW in 2017 for its InnovizOne product was the first Level 3 LiDAR Automotive series production contract in the industry. However, given the expected growth in the Level 2+ segment of the market, Innoviz announced InnovizTwo in the fourth quarter of 2020. Designed for the Level 2+ segment of the market, InnovizTwo is a next generation high-performance automotive-grade LiDAR sensor that offers a fully featured solution for all levels of autonomous driving and that also features a major cost reduction compared to InnovizOne.

Innoviz believes that InnovizTwo will drive significant revenue growth in the near to medium term. Innoviz has developed a sales funnel for this product and will seek to achieve design wins for it starting in 2021.

Innoviz also believes that market penetration of InnovizTwo will drive revenues in the Level 3 segment of the market. This is because the architecture of Innoviz products, which feature agile configuration of multiple components, allows Innoviz to offer different product configurations based on the same hardware with only software modification. Accordingly Innoviz can address multiple market needs and niches without the need to develop several hardware configurations. Therefore its LiDAR solution enables upgrade from Level 2+ to Level 3 through a vehicle software update without changes to the hardware components or need of new hardware.

Product Cost and Margins

Innoviz’s results of operations will depend on its ability to leverage the relatively fixed costs involved in production of its solutions and its ability to maintain or improve its gross margins on the basis of its Tier-1 supplier business model. Innoviz’s ability to leverage this model will depend primarily on its revenues and ability to increase sales once a product is commercialized. Specifically, under Innoviz’s commercial relationship with Tier-1 manufacturers such as Magna it can minimize its production costs as it will not bear the cost or responsibility of delivering a full system to automotive manufacturers. By providing a solution comprised primarily of components that it has developed on the basis of its technology, Innoviz thereby eliminates expenses associated with system completion which would not have involved or leveraged its technology. In addition, series level manufacturing of Innoviz’s solution will be conducted by Tier-1 manufacturers, meaning that Innoviz neither has the need to undertake the significant capital expenditures associated with developing series level manufacturing capability nor the expense of operating any such manufacturing capability.

Continued Investment and Innovation

Innoviz’s unique LiDAR and perception solutions feature technological breakthroughs across core components, which propelled Innoviz to the first Level 3 LiDAR Automotive series production contract. Innoviz believes that its financial performance is significantly dependent on its ability to maintain this leading position. This in turn will depend on Innoviz’s future R&D investments and its ability to attract and retain highly qualified and experienced R&D personnel. These are necessary to both continue the work required to bring InnovizOne and InnovizTwo to full commercialization and more generally to identify and respond to rapidly evolving customer requirements, develop and introduce innovative new products and enhance and service existing products. Failure to do this could adversely affect Innoviz’s market position and its revenue, and Innoviz’s R&D investments would not be recovered.

COVID-19 Impact

Innoviz is currently confronting a variety of operational limitations due to the global outbreak of COVID-19 in early 2020. Innoviz’s executive offices and R&D and manufacturing locations have been, and continue to be, impacted due to national and regional government declarations requiring closures, quarantines and travel restrictions. The COVID-19 pandemic is also adversely affecting Innoviz’s customers’ business operations. The extent of the impact of the coronavirus pandemic on Innoviz’s operational and financial performance will depend on various future developments, including the duration and spread of the COVID-19 outbreak and impact on Innoviz’s customers, suppliers, contract manufacturers and employees, all of which is uncertain at this time. Innoviz expects the COVID-19 pandemic to adversely impact its revenue and results of operations, but is unable to predict at this time the size and duration of this adverse impact. At the same time, Innoviz has seen signs of positive effects for its long-term business prospects and partnerships as a result of the COVID-19 pandemic. Innoviz believes that automakers perceive the incorporation of LiDAR solutions in new models as a long term strategic initiative that they depend on for future growth and which are therefore beyond the direct impact of COVID-19.

Components of Results of Operations

Revenue

Innoviz’s revenues derive mainly from sales of LiDAR sensors to customers. Revenue from LiDAR sensors is recognized at a point in time when the control of the goods is transferred to the customer, generally upon delivery.

Innoviz also provides application engineering services to its customers that are not part of a long-term production arrangement. Application engineering services revenue is recognized at a point in time or over time depending, among other considerations, on whether Innoviz has an enforceable right to payment, for performance completed to date. Services to certain customers may require substantive customer acceptance due to performance acceptance criteria that is considered more than a formality. For these services, revenue is recognized upon customer acceptance. Innoviz did not recognize revenue related to application engineering services during the years ended December 31, 2019 and 2018 and during the nine-months ended September 30, 2020 as acceptance criteria were not met.

Cost of Revenue

Cost of revenue includes the manufacturing cost of Innoviz’s LiDAR sensors, which primarily consists of components costs, sub assembly costs and personnel-related costs directly associated with Innoviz’s operation organization, and amounts paid to Innoviz’s third-party contract manufacturers and vendors. Cost of revenue also includes depreciation, cost of component inventory, costs of providing services, an allocated portion of overhead, warranty costs, excess and obsolete inventory and shipping costs. Innoviz expects cost of revenue to increase in absolute dollars in future periods to the extent revenue increases, however it expect its products unit cost to decrease as sales increase thereby leveraging economies of scale achievable due to its business model.

Operating Expenses

Research and Development Expenses

Innoviz’s R&D efforts are focused on enhancing and developing solid-state, eye-safe and cost efficient 905nm wavelength LiDAR solution and the accompanying perception software required the efforts of a multi-disciplinary team with expertise spanning optics, lasers, mechanical engineering, micro-electronics, chip design, MEMS design, complex IC packaging, systems engineering and software architecture and engineering. R&D expenses include

•	Personnel-related expenses, including salaries, benefits, and stock-based compensation expense for personnel in research and engineering functions;

•	Expenses related to materials, software licenses, supplies and third-party services;

•	Prototype expenses; and

•	An allocated portion of facility and IT costs and depreciation.

Innoviz expenses R&D costs as incurred until the point that technological feasibility is reached, which for its software products, is generally shortly before the products are released to production. Innoviz expects that its R&D costs will increase for the foreseeable future as it continues to invest in research and develop activities to achieve its product roadmap.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of personnel-related costs directly associated with Innoviz’s sales and marketing activities. These include the cost of sales commissions, marketing programs, trade shows, consulting services, promotional materials, demonstration equipment, an allocated portion of facility and IT costs and depreciation. Innoviz expect that its sales and marketing expenses will increase in absolute dollars over time as it hires additional sales and marketing personnel, increases its marketing activities and grows its domestic and international operations.

General and Administrative Expenses

General and administrative expenses consist of personnel-related expenses for corporate, executive, finance, and other administrative functions, expenses for outside professional services, including legal, audit and accounting services, as well as expenses for facilities, depreciation, and travel. Personnel related expenses consist of salaries, benefits, and stock-based compensation.

Innoviz expects its general and administrative expenses to increase for the foreseeable future as it scales headcount with the growth of its business, and as a result of the expenses of operating as a public company, including compliance with the rules and regulations of the Securities Exchange Commission, legal, audit, additional insurance expenses, investor relations activities and other administrative and professional services.

Financial Expenses Income, Net

Financial income consists primarily of income earned from cash and cash equivalents deposited in Innoviz’s bank account. These amounts will vary based on cash and cash equivalents, and with market rates. In addition, financial income (expenses), net includes the fluctuation in value due to foreign exchange differences between cash and cash equivalent and monetary assets and liabilities denominated in NIS.

Critical Accounting Policies and Use of Estimates

Innoviz’s management’s discussion and analysis of financial condition and results of operations is based on its consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires Innoviz to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in its consolidated financial statements during the reporting periods. These items are monitored and analyzed by Innoviz for changes in facts and circumstances, and material changes in these estimates could occur in the future. Innoviz bases its estimates on historical experience, known trends and events, and on various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Changes in estimates are reflected in reported results for the period in which they become known. Actual results may differ materially from these estimates under different assumptions or conditions.

While Innoviz’s significant accounting policies are described in more detail in the notes to its consolidated financial statements appearing elsewhere in this proxy statement/prospectus, it believes the following accounting policies used in the preparation of its consolidated financial statements require the most significant judgments and estimates.

Accrued Research and Development Expenses

As part of the process of preparing its consolidated financial statements, Innoviz is required to estimate its accrued research and development expenses. This process involves reviewing purchase orders and open contracts, communicating with Innoviz’s personnel to identify services that have been performed on Innoviz’s behalf and estimating the level of service performed and the associated cost incurred for the services when Innoviz has not yet been invoiced or otherwise notified of the actual cost. The majority of Innoviz’s service providers invoice Innoviz monthly in arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advance payments. Innoviz makes estimates of accrued expenses as of each balance sheet date in its consolidated financial statements based on facts and circumstances known to it at that time. Innoviz periodically confirms the accuracy of its estimates with the service providers and makes adjustments if necessary. The significant estimates in Innoviz’s accrued research and development expenses include costs incurred for services in connection with development activities for which Innoviz has not yet been invoiced.

Although Innoviz does not expect its estimates to be materially different from amounts actually incurred, Innoviz’s understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, there have not been any material adjustments to Innoviz’s prior estimates of accrued research and development expenses.

Stock-Based Compensation

Innoviz measures stock options and other share-based awards granted to its employees, consultants or advisors or its affiliates based on their fair value on the date of the grant and recognize compensation expense of those awards, over the requisite service period, which is generally the vesting period of the respective award. Innoviz applies the straight-line method of expense recognition to all awards with only service-based vesting conditions.

Innoviz estimates the fair value of each stock option grant on the date of grant using the Black-Scholes option-pricing model, which uses as inputs the fair value of the Innoviz ordinary shares and assumptions it makes for the volatility of the Innoviz ordinary shares, the expected term of its stock options, the risk-free interest rate for a period that approximates the expected term of its stock options and its expected dividend yield.

Determination of Fair Value of the Innoviz Ordinary Shares

As a private company with no active public market for the ordinary shares, Innoviz’s management periodically determined the estimated per share fair value of the Innoviz ordinary shares at various dates. In

August 2020, Innoviz engaged a third-party valuation firm to assist in its re-estimation of the value of the Innoviz ordinary shares as of certain prior dates. Innoviz’s determinations of the fair value of the Innoviz ordinary shares were made using methodologies, approaches and assumptions consistent with the Accounting and Valuation Guide: Valuation of Privately-Held-Company Equity Securities Issued as Compensation, issued by the American Institute of Certified Public Accountants (“the Practice Guide”). Once a public trading market for the Innoviz ordinary shares has been established in connection with the completion of this registration, it will no longer be necessary for Innoviz to estimate the fair value of the Innoviz ordinary shares in connection with its accounting for stock options.

Innoviz’s management considered various objective and subjective factors to determine the fair value of the Innoviz ordinary shares, including:

•	the lack of an active public market for the Innoviz ordinary shares and Innoviz preferred shares;

•

the prices at which Innoviz sold the Innoviz preferred shares in arm’s-length transactions and the superior rights, preferences and privileges of the Innoviz preferred shares relative to Innoviz ordinary shares, including the liquidation preferences of the Innoviz preferred shares;

•	Innoviz’s results of operations and financial condition, including cash on hand;

•	the material risks related to Innoviz’s business;

•	Innoviz’s stage of development and business strategy;

•	the composition of, and changes to, Innoviz’s management team and board of directors;

•

the market performance of publicly traded companies in the Auto-Tech, Semiconductor and Communication sectors, as well as recently completed initial public offerings, or IPOs, of companies in the Auto-Tech sectors; and

•	the likelihood of achieving a liquidity event such as an IPO given prevailing market conditions.

Innoviz’s valuations were prepared in accordance with the guidelines in the Practice Guide, which prescribes several valuation approaches for setting the value of an enterprise, such as the cost, income and market approaches, and various methodologies for allocating the value of an enterprise to the Innoviz ordinary shares. Through June 30, 2019, Innoviz utilized the option pricing backsolve method, or OPM, based upon recent financing rounds of Series B Preferred Shares and Series C Preferred Shares, which Innoviz believed was the most appropriate for each of the valuations of the Innoviz ordinary shares. The OPM treats Innoviz’s security classes as call options on total equity value and allocates its equity value across its security classes based on the rights and preferences of the securities within the capital structure under an assumed liquidation event. The OPM method is used when the range of possible future outcomes is difficult to predict and forecasts would be highly speculative. Innoviz believed this method was the most appropriate given the expectation of various potential liquidity outcomes and the difficulty of selecting appropriate enterprise values given our early stage of development. Beginning in December 2019, for options granted after December 31, 2019, Innoviz utilized a hybrid model of two scenarios: (1) the OPM; and (2) secondary transaction in Innoviz ordinary shares. The OPM was based on a Discount Cash Flow method, or DCF. The DCF method relies on the premise that the value of an investment is equal to the present value of the income that it can expect to generate going forward. From an investor’s standpoint, these future income streams represent the dividend paying (i.e. distribution-paying) capacity of the company, or in the case of a leveraged company, monies available for all invested capital (i.e. interest -bearing debt plus owner’s capital).

In September 2020, Innoviz utilized a backsolve hybrid model of two scenarios: (1) the OPM; and (2) IPO scenario. The backsolve was based on the latest Series C-1 Preferred Share financing round. The IPO scenario was supported by the Market approach, specifically the Guideline Company method.

Then, an incremental lack of marketability discount was applied to the value of the Innoviz ordinary shares to arrive at the fair value per ordinary share under each method.

There are significant judgments and estimates inherent in the determination of the fair value of the Innoviz ordinary shares. These judgments and estimates are management’s best estimates and include assumptions regarding our future operating performance, the time to completing an IPO or other liquidity event, the related company valuations associated with such events and the determinations of the appropriate valuation methods. If Innoviz had made different assumptions, its share-based compensation expense, net loss and net loss per ordinary share could have been different.

Revenue Recognition

Innoviz was an early adopter of the requirements of the new revenue recognition standard, known as ASC 606, effective January 1, 2018, which utilizes the modified retrospective method of transition. Revenue is recognized upon transfer of control of promised products and to a small extent services to customers in an amount that reflects the consideration that we expect to receive in exchange for those products and services.

When Innoviz enter into contracts, once the contract is determined to be within the scope of Topic 606, Innoviz assesses the goods or services promised within the contract and determines those that are performance obligations and assesses whether each promised good or service is distinct.

Accounting for contracts recognized over time under ASC 606 involves the use of various techniques to estimate total contract revenue and costs. Due to uncertainties inherent in the estimation process, it is possible that estimates of costs to complete a performance obligation will be revised in the near-term. Innoviz evaluates each performance obligation to determine if it is satisfied at a point in time or over time.

Changes in judgments with respect to these assumptions and estimates could impact the timing or amount of revenue recognition.

Inventory Valuation

Inventories are stated at the lower of cost or estimated net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on the average moving cost. Innoviz charges cost of revenue for write-downs of inventories which are obsolete or in excess of anticipated demand based on a consideration of marketability and product life cycle stage, product development plans, component cost trends, demand forecasts, historical revenue, and assumptions about future demand and market conditions.

Recent Accounting Pronouncements

See Note 1 to Innoviz’s consolidated financial statements included elsewhere in this proxy statement/prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this proxy statement/prospectus.

Results of Operations

The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this prospectus. The following table sets forth our consolidated results of operations data for the periods presented:

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(in thousands)
Revenues	$62	$1,575	$1,005	$3,680
Cost of Revenues	(53)	(1,986)	(956)	(5,097)

Gross Profit / (Loss)	9	(411)	49	(1,417)
Operating Expenses:
Research and Development	$48,319	$59,376	$45,348	$41,894
Sales and Marketing	5,511	6,481	4,982	3,941
General and Administrative	2,440	3,190	2,327	2,508

Total Operating Expenses	56,270	69,047	52,657	48,343

Operating Loss	(56,261)	(69,458)	(52,608)	(49,760)
Financial (Expenses) Income, net	(107)	2,167	1,162	626

Loss before Taxes	(56,368)	(67,291)	(51,446)	(49,134)
Taxes on Income	(32)	(10)	(7)	(29)

Net Loss	$(56,400)	$(67,301)	$(51,453)	$(49,163)

Net Income (Loss) per Stock attributable to Common Stockholders:
Basic and Diluted	$(4.14)	$(5.22)	$(3.95)	$(3.77)

Weighted-Average Shares used in computing Net Income (Loss) per Stock attributable to Common Stockholders
Basic and Diluted	$15,039,814	$15,524,845	$15,421,176	$16,420,146

Comparison of the Nine Months Ended September 30, 2019 and 2020

Revenue

	Nine Months Ended September 30,		Change	Change
	2019	2020	$	%
	(dollars in thousands)
Revenue by Geography:
North America	$268	$251	$(17)	(6%)
Asia Pacific	155	324	169	109%
Europe, Middle East and Africa	582	3,105	2,523	434%

Total	$1,005	$3,680	$2,675	266%

Revenue increased by approximately $2.7 million, or 266%, to approximately $3.7 million for the nine months ended September 30, 2020, from approximately $1.0 million for the nine months ended September 30, 2019. The increase in revenue is due to the further development of Innoviz’s LiDAR product and the continued execution of its business plan, which among other things led to increased commercial activity with an existing customer and potential customers in the first quarter of 2020.

Cost of Revenue and Gross Margin

	Nine Months Ended September 30,		Change $	Change %
	2019	2020
	(dollars in thousands)
Cost of revenue	$956	$5,097	$4,141	433%
Gross margin	5%	(39)%

Cost of revenue increased by approximately $4.1 million, or 433%, to approximately $5.1 million for the nine months ended September 30, 2020, from approximately $1.0 million for the nine months ended September 30, 2019. The increase in cost of revenue was due to an increase in revenue and a one-time charge for an inventory write-off related to the discontinuation of a product.

Gross margin decreased from 5% for the nine months ended September 2019 to a negative 39% for the nine months ended September 30, 2020. The change from positive to negative gross margin was primarily due to the inventory write-off of $1,914. Excluding this charge, the gross margin was 14%. Innoviz anticipates that gross margin will improve due to decreases in per unit manufacturing labor and overhead costs as it moves to mass production, and to better production yields and decreases in the cost of components.

Operating Expenses

	Nine Months Ended September 30,		Change $	Change %
	2019	2020
	(dollars in thousands)
Research and development	$45,348	$41,894	$(3,454)	(8)%
Sales and marketing	4,982	3,941	(1,041)	(21)%
General and administrative	2,327	2,508	181	8%

Total operating expenses	52,657	48,343	(4,314)	(8)%

Research and Development

Research and development expenses decreased by approximately $3.5 million, or 8%, to approximately $41.9 million for the nine months ended September 30, 2020, from approximately $45.3 million for the nine months ended September 30, 2019. The decrease was primarily due to variable outsourced costs which were incurred in 2019 in connection with the successful tape-out of Innoviz’s ASIC and conclusion of a major part of its product design.

Sales and Marketing

Sales and marketing expenses decreased by approximately $1.0 million, or 21%, to approximately $3.9 million for the nine months ended September 30, 2020 from approximately $5.0 million for the nine months ended September 30, 2019. The decrease was primarily attributable to a decrease in personnel related costs and a decrease in marketing actives associated with trade show and travel costs due to the impact of Covid 19.

General and Administrative

General and administrative expenses increased by approximately $0.2 million, or 8%, to approximately $2.5 million for the nine months ended September 30, 2020 from approximately $2.3 million for the nine months ended September 30, 2019. The increase was primarily due to an increase in headcount.

Financial (Expenses) Income, net

	Nine Months Ended September 30,		Change $	Change %
	2019	2020
	(dollars in thousands)
Financial Income	$1,162	$626	$(536)	(46)%

Financial income was approximately $0.6 million in the nine months ended September 30, 2020 compared to approximately $1.2 million in the nine months ended September 30, 2019. The decrease was primarily related to foreign exchange gain resulting from foreign currency exchange mainly in ILS fluctuations in the nine months ended September 30, 2020 and to lower cash balance which yielded lower income from interest.

Comparison of the Years Ended December 31, 2018 and 2019

Revenue

	Year Ended December 31,		Change	Change
	2018	2019	$	%
	(dollars in thousands)
Revenue by Geography:
North America	$—	$288	$288	N/A
Asia Pacific	11	182	171	1,555%
Europe, Middle East and Africa	51	1,105	1,054	2,067%

Total	$62	$1,575	$1,513	2,440%

Revenue increased by approximately $1.5 million, or 2,440%, to approximately $1.6 million for 2019, from approximately $0.1 million for 2018. Innoviz started providing the first version of its products in November 2018, such that 2019 was its first full year of commercial activity beyond research and development and marketing. Accordingly, the increase in revenue during 2019 was primarily due to the increase in product availability.

Cost of Revenue and Gross Margin

	Year Ended December 31,		Change $	Change %
	2018	2019
	(dollars in thousands)
Cost of revenue	$53	$1,986	$1,933	3,647%
Gross margin	15%	(26)%

Cost of revenue increased by approximately $1.9 million, or 3,647%, to approximately $2.0 million for 2019, from approximately $0.1 million for 2018. The increase in cost of revenue was primarily due to an increase in revenue and a one-time charge for an inventory write-off in the amount of approximately $0.7 million.

Gross margin decreased from 15% for 2018 to negative 26% for 2019. The decrease was primarily due to inventory write-off of approximately $0.7 million in 2019.

Operating Expenses

	Year Ended December 31,		Change $	Change %
	2018	2019
	(dollars in thousands)
Research and development	$48,319	$59,376	$11,057	23%
Sales and marketing	5,511	6,481	970	18%
General and administrative	2,440	3,190	750	31%

Total operating expenses	$56,270	$69,047	$12,777	23%

Research and Development

Research and development expenses increased by approximately $11.1 million, or 23%, to approximately $59.4 million for 2019, from approximately $48.3 million for 2018. The increase was primarily attributable to an increase of approximately $10.0 million in personnel related costs related to Innoviz’s increased hiring for its R&D team as well as to an increase in outsourced activity in 2019. The outsourced R&D activity was related to the successful tape-out of Innoviz’s ASIC and conclusion of a major part of its product design during 2019.

Sales and Marketing

Sales and marketing expenses increased by approximately $1.0 million, or 18%, to approximately $6.5 million for 2019 from approximately $5.5 million for 2018. The increase was primarily attributable to an increase of approximately $0.8 million in personnel-related costs and approximately $0.7 million of marketing related expenses.

General and Administrative

General and administrative expenses increased by approximately $0.8 million, or 31%, to approximately $3.2 million for 2019 from approximately $2.4 million for 2018. The increase was primarily attributable to an increase in rent and related expenses.

Financial (Expense) Income, Net

	Year Ended December 31,		Change $	Change %
	2018	2019
	(dollars in thousands)
Financial (Expense) Income, Net	$(107)	$2,167	$2,274	(2,125)%

Financial income was $2.2 million in 2019 compared to $0.1 million financial expenses in 2018. The increase was primarily related to an increase in interest income and foreign exchange gain due to increase in cash balance.

Liquidity and Capital Resources

Sources of Liquidity

Innoviz has historically funded its operations primarily from private placements of its convertible preferred shares. As of September 30, 2020, Innoviz had cash and cash equivalents totaling $58.0 million, which were held for working capital purposes. Cash equivalents are invested in accordance with its investment policy. To date, its principal sources of liquidity have been the $243.0 million of net proceeds received through private placements of its convertible preferred shares. In addition, it has received payments for goods and services.

Cash Flow Summary

The following table summarizes Innoviz’s cash flows for the periods presented:

	Years Ended December 31,		Nine Months Ended September 30,
(in thousands)	2018	2019	2019	2020
Net cash used in operating activities	$(39,379)	$(69,225)	$(55,011)	$(46,598)
Net cash (used in) from investing activities	40,156	(40,570)	(88,371)	31,586
Net cash provided by financing activities	594	163,122	163,188	27
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(612)	900	915	325

Net increase (decrease) in cash and cash equivalents and short-term restricted bank deposits	$759	$54,227	$20,721	$(14,660)

Operating Activities

During the nine months ended September 30, 2020, operating activities used approximately $46.6 million in cash. The primary factors affecting operating cash flows during this period were net loss of approximately $49.2 million, impacted by non-cash charges of approximately $4.4 million consisting of depreciation and amortization of approximately $1.6 million and share-based compensation of approximately $2.4 million offset by an increase in working capital of approximately $1.8 million.

During the nine months ended September 30, 2019, operating activities used approximately $55.0 million in cash. The primary factors affecting operating cash flows during this period were the net loss of $51.5 million, impacted by non-cash charges of approximately $2.9 million consisting of depreciation and amortization of approximately $1.2 million and share-based compensation of approximately $1.7 million offset by an increase in working capital of approximately $6.4 million.

During the year ended December 31, 2019, operating activities used approximately $69.2 million in cash. The primary factors affecting operating cash flows during this period were net loss of approximately $67.3 million, impacted by non-cash charges of approximately $3.8 million consisting of depreciation and amortization of approximately $1.7 million and share-based compensation of approximately $2.2 million offset by an increase of working capital of approximately $5.7 million.

During the year ended December 31, 2018, operating activities used approximately $39.4 million in cash. The primary factors affecting operating cash flows during this period were the net loss of approximately $56.4 million, impacted by non-cash charges of approximately $2.4 million consisting of depreciation and amortization of approximately $0.7 million, share-based compensation of approximately $1.4 million and a capital loss of approximately $0.3 million offset by an increase in working capital of approximately $14.6 million.

Investing Activities

During the nine months ended September 30, 2020, cash provided by investing activities was approximately $31.6 million, which was primarily from withdrawals from short-term deposits of approximately $34.7 million, partially offset by cash used to purchase property, plant, and equipment of approximately $3.1 million.

During the nine months ended September 30, 2019, cash used by investing activities was approximately $88.4 million, which was primarily from investment in short-term deposits of approximately $84.8 million, and by cash used to purchase property, plant, and equipment of approximately $3.6 million.

During the year ended December 31, 2019, cash used by investing activities was approximately $40.6 million, which was primarily from investment in short-term deposits of approximately $34.7 million, and by cash used to purchase to purchase property, plant and equipment of approximately $5.9 million.

During the year ended December 31, 2018, cash provided by investing activities was approximately $40.2 million, which was primarily from withdraw in short-term deposits of approximately $47.0 million, partially offset by cash used to purchase property, plant, and equipment of approximately $6.9 million.

Financing Activities

During the nine months ended September 30, 2020, cash provided by financing activities was approximately $0.03 million, which consisted primarily of payment of loan offset by option exercises.

During the nine months ended September 30, 2019, cash provided by financing activities was approximately $163.2 million, consisting primarily of approximately $161.3 million from the sale of Series C Preferred Shares and approximately $2.0 million in proceeds from a loan.

During the year ended December 31, 2019, cash provided by financing activities was approximately $163.2 million, consisting primarily of approximately $161.3 million from the sale of Series C Preferred Shares and $2.0 million in proceeds from a loan.

During the year ended December 31, 2018, cash provided by financing activities was approximately $0.6 million, consisting primarily of proceeds from a loan and proceeds from option exercises.

Funding Requirements

Innoviz expects its expenses to increase in connection with its ongoing activities, particularly as it continues research and development activities and to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. Furthermore, upon the closing of the Business Combination, it expects to incur additional costs associated with operating as a public company. Accordingly, Innoviz will need to obtain substantial additional funding in connection with its continuing operations. If it is unable to raise capital when needed or on attractive terms, it could be forced to delay, reduce or eliminate its research and development programs or future commercialization efforts.

As of September 30, 2020, Innoviz had cash and cash equivalents of approximately $58.0 million. Innoviz expects that the net proceeds from this Business Combination, together with its existing cash and cash equivalents, together with an approximately $9.0 million private placement raised during the last calendar quarter, will be sufficient to continue to execute Innoviz’s business plan over the next two years.

Innoviz also expects its losses to be significantly higher in future periods as it:

•	expands production capabilities to produce its LiDAR solutions, and accordingly incurs costs associated with outsourcing the production of its LiDAR solutions;

•	expand its design, development, installation and servicing capabilities;

•	increases its investment in research and development;

•	produces an inventory of its LiDAR solutions; and

•	increases its sales and marketing activities and develops its distribution infrastructure.

Because Innoviz will incur the costs and expenses from these efforts before it receives incremental revenues with respect thereto, losses in future periods will be significant. In addition, Innoviz may find that these efforts are more expensive than it currently anticipates or that these efforts may not result in revenues, which would further increase its losses.

In its report on our financial statements for the year ended December 31, 2019, our independent registered public accounting firm included an explanatory paragraph stating that our recurring losses from operations since inception and required additional funding to finance our operations raise substantial doubt about our ability to continue as a going concern.

Contractual Obligations

The following table summarizes our significant contractual obligations as of payment due date by period at December 31, 2019:

	(in thousands)
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Operating lease obligation(1)	$9,276	$1,384	$3,010	$2,006	$2,876

Total	$9,276	$1,384	$3,010	$2,006	$2,876

The following table summarizes our significant contractual obligations as of payment due date by period at September 30, 2020:

	(in thousands)
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Operating lease obligation(1)	$8,166	$274	$3,010	$2,006	$2,876

Total	$8,166	$274	$3,010	$2,006	$2,876

(1)

Mainly represents future minimum lease payments under our non-cancelable operating lease which expires in 2028. The minimum lease payments above do not include any related common area maintenance charges, operating expenses or real estate taxes.

Off-Balance Sheet Arrangements

In December, 2017, Innoviz entered into a Joint Development and Master Supply Agreement with Magna Electronics Inc. (“Magna”), pursuant to which Innoviz and Magna agreed to work together to develop and commercialize LiDAR technologies. A SOW under this agreement was signed in February 2018 with respect to the sale of LiDARs to BMW.

Other than as set forth above, Innoviz has not entered into any off-balance sheet arrangements and does not have any holdings in variable interest entities.

Quantitative and Qualitative Disclosures About Market Risk

Innoviz is exposed to market risk related to changes in interest rates. As of December 31, 2018 and 2019 and September 30, 2020, its cash equivalents consisted of interest-bearing checking accounts. Its primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of Bank of Israel interest rates. Due to the short-term nature and the low-risk profile of Innoviz’s interest-bearing accounts, an immediate 10% change in interest rates would not have a material effect on the fair market value of Innoviz’s cash and cash equivalents and short-term restricted bank deposits or on its financial position or results of operations. Innoviz is not currently exposed to significant market risk related to changes in foreign currency exchange rates; however, it has contracted with and may continue to contract with vendors located in China, Europe and Israel. Innoviz’s operations may be subject to fluctuations in foreign currency exchange rates in the future.

We do not believe that inflation had a material effect on our business, financial condition or results of operations during the years ended December 31, 2018 and 2019 and the nine months ended September 30, 2019 and 2020.

UNAUDITED PROSPECTIVE FINANCIAL INFORMATION OF INNOVIZ TECHNOLOGIES

Innoviz does not as a matter of course make public projections as to future sales, earnings or other results. However, Innoviz management prepared and provided to Innoviz board of directors, Innoviz financial advisors, Collective Growth and potential PIPE investors certain internal, unaudited prospective financial information in connection with the evaluation of the Business Combination. Innoviz management prepared such financial information based on their judgment and assumptions regarding the future financial performance of Innoviz. The inclusion of the below information should not be regarded as an indication that Innoviz or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Innoviz management, including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements; “Market, Ranking and Other Industry Data” and “Risk Factors.” Innoviz believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Innoviz had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to Innoviz business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Innoviz management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Innoviz Technologies. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/consent solicitation statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither Innoviz independent auditors, nor any other independent accountants, have complied, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/consent solicitation statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, INNOVIZ TECHNOLOGIES DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF INNOVIZ, COLLECTIVE GROWTH NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY INNOVIZ TECHNOLOGIES STOCKHOLDER, COLLECTIVE GROWTH

STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Innoviz Technologies may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures.

The following table sets forth certain summarized prospective financial information regarding Innoviz for 2020, 2021, 2022, 2023, 2024 and 2025:

	Forecast Year Ended December 31,
(USD in millions)	2020E		2021E	2022E	2023E	2024E	2025E
Revenue		$5	$9	$23	$79	$237	$581
Gross Profit	$	* )	$1	$6	$35	$118	$300
Adjusted EBIT(1)		$(68)	$(89)	$(89)	$(67)	$4	$168
Free Cash Flow(2)		$(69)	$(90)	$(93)	$(82)	$(38)	$75

*)	Represents an amount lower than $1 million.
(1)

Adjusted EBIT is defined as EBIT adjusted for stock-based compensation. We caution investors that amounts presented in accordance with our definition of Adjusted EBIT may not be comparable to similar measures disclosed by other issuers, because not all issuers calculate Adjusted EBIT in the same manner. Adjusted EBIT should not be considered as an alternative to net loss or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

(2)

Free Cash Flow is defined as Adjusted EBITDA less maintenance capital expenditures, interest expense pertaining to long term debt, amortization of deferred transaction costs and premium on long term debt, current taxes paid and mandatory debt principal repayments. Free Cash Flow is a non-GAAP financial measure and should not be considered as an alternative to net loss or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

The Innoviz prospective financial information was prepared using several assumptions, including the following assumptions that Innoviz management believed to be material:

•

projected revenue is based on a variety of operational assumptions, including among others continued development of autonomous vehicle platforms by the Auto industry and other market segments, commercialization timing for new products under development, growth in the number of units sold and product mix , the average selling price per system and resulting sales of systems;

•

projected gross profit is driven by a multitude of factors attributed among others to manufacturing efficiencies through volume, cost reductions of components, relaying on business partners (such as Tier-1) for high volume production, new technologies and product design and the growth in higher margin mix of products contribution. Reduction in costs associated with manufacturing overhead, warranty and logistics are taken into consideration as well and are supporting the projected gross profits; and

•

other key assumptions impacting profitability projections include headcount, third party contractors, engineering consulting and prototyping spend but exclude costs associated with public company operations and compliance.

In making the foregoing assumptions, which imply a revenue compound annual growth rate of 162% between 2020 and 2025, Innoviz management relied on a number of factors, including:

•	its estimates of market maturity over the projected period;

•	its best estimates of the timing for new product releases and overall product development process;

•	the relevant uses of Innoviz Technologies products for different applications and market segments;

•	the historical system usage patterns of Innoviz Technologies customers, and

•	third party forecasts for industry growth.

In addition, the foregoing assumptions regarding gross profit and Adjusted EBIT are based on Innoviz management’s plan for continued use of resellers and third-party contract manufacturers.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial statements present the combination of the financial information of Collective Growth and Innoviz, adjusted to give effect to the Business Combination and consummation of the Transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

Collective Growth is a blank check company incorporated in Delaware on September 26, 2018. Collective Growth was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. At September 30, 2020, there was approximately $150.1 million held in the Trust Account.

Innoviz was incorporated in the state of Israel on January 18, 2016. Innoviz is a leading provider of high-performance, solid-state LiDAR and perception solutions that bring enhanced vision and superior performance to enable safe autonomous driving at a mass scale. Innoviz is headquartered in Rosh Ha’Ain, Israel.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2020 assumes that the Transactions occurred on September 30, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and for the nine months ended September 30, 2020 present pro forma effect to the Transactions as if they had been completed on January 1, 2019.

The unaudited pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This information should be read together with Collective Growth’s and Innoviz’s audited and unaudited financial statements and related notes, the sections titled “Collective Growth’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Innoviz’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Under both the no redemption and maximum redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below:

•	Assuming No Redemptions: This presentation assumes that no Collective Growth stockholders exercise redemption rights with respect to their public shares.

•

Assuming Maximum Redemptions: This presentation assumes that all Collective Growth stockholders holding approximately 14,019,139 shares of Series A Stock will exercise their redemption rights for the approximately $140.2 million of funds in Collective Growth’s trust account. Innoviz’s obligations under the Business Combination Agreement are subject to having at least $200 million Aggregate Transaction Proceeds (as such term is defined in the Business Combination Agreement). Furthermore, Collective Growth will only proceed with the Business Combination if it will have net tangible assets of at least $5.0 million either immediately prior to or upon consummation of the Business Combination.

Description of the Transactions

On December 10, 2020, Collective Growth entered into the Business Combination Agreement with Innoviz, Perception and Antara. Pursuant to the Business Combination Agreement, Merger Sub will merge with and into Collective Growth, with Collective Growth surviving the merger. As a result of the Merger, and upon consummation of the Merger and the other transactions contemplated by the Business Combination Agreement, Collective Growth will become a wholly-owned subsidiary of the Company, with the securityholders of Collective Growth becoming securityholders of the Company.

The Company will issue to Collective Growth securityholders the following securities at the Effective Time, which in each case assume the Company consummated the Stock Split to cause the value of the outstanding Innoviz ordinary shares immediately prior to the Effective Time to equal $10.00 per share: (i) each share of Class B Stock after taking into account the forfeiture of 1,875,000 shares of Class B Stock pursuant to the Forfeiture Agreement, will be exchanged for one Innoviz ordinary share, (ii) each outstanding share of Class A Stock will be exchanged for one Innoviz ordinary share, and (iii) each outstanding Collective Growth warrant will be assumed by the Company and will become one Innoviz warrant (with the number of Innoviz ordinary shares underlying the Innoviz warrants and the exercise price of such Innoviz warrants subject to adjustment in accordance with the terms of the Business Combination Agreement).

At the Effective Time, each outstanding preferred share of the Company will be converted into one Innoviz ordinary share. Additionally, the Company will issue to Company Management an aggregate of 2,500,000 Innoviz ordinary shares and 3,500,000 Innoviz warrants and will issue to Perception 175,000 Innoviz warrants, which in each case assume the Stock Split has occurred.

PIPE

Concurrently with and following the execution of the Business Combination Agreement, the Company and the PIPE Investors entered into the Subscription Agreements providing for the purchase by the PIPE Investors at the Effective Time of an aggregate of 23,000,000 Innoviz ordinary shares at a price per share of $10.00 for gross proceeds to the Company of $230,000,000. The price per share to be paid by the PIPE Investors pursuant to the Subscription Agreements assumes the consummation of the Stock Split. The closing of the PIPE is conditioned upon the consummation of the transactions contemplated by the Business Combination Agreement.

Put Option Agreement

Concurrently with the execution of the Business Combination Agreement, the Company and Antara, on behalf of the funds it manages and/or its designees, entered into the Put Option Agreement pursuant to which the Company caused Antara to subscribe for a number of Innoviz ordinary shares in the PIPE with an aggregate equity value equal to $70.0 million. Additionally, Antara will receive at the Effective Time an additional 3,784,753 Innoviz warrants and 3,125,000 Innoviz ordinary shares, as follows: (x) 3,125,000 Innoviz ordinary shares if the Initial Transaction Proceeds are equal to or greater than $150,000,000 or (y) a number of Innoviz ordinary shares equal to the difference of (A) 3,125,000 and (B) the product of (i) 0.5556 and (ii) the Perception Earnout Calculation if the Initial Transaction Proceeds are less than $150,000,000.

The number of Innoviz ordinary shares and Innoviz warrants issuable pursuant to the Put Option Agreement assumes the consummation of the Stock Split.

Earnout

Pursuant to the Business Combination Agreement, if the last sale price of the Innoviz ordinary shares on Nasdaq is greater than $12.50 (assuming the consummation Stock Split has occurred) for any ten (10) trading days out of a twenty (20) consecutive trading-day period at any time during the four years after the consummation of the transactions contemplated by the Business Combination Agreement, Perception, Antara and Company Management may be issued additional Innoviz ordinary shares as follows:

(1) to Perception as additional consideration for services provided by Perception to the Company (x) 2,175,000 Innoviz ordinary shares if the Initial Transaction Proceeds are equal to or greater than $150,000,000 or (y) a number of Innoviz ordinary shares equal to the difference of (A) 2,175,000 and (B) the product of (i) 0.3866 and (ii) the Perception Earnout Calculation if the Initial Transaction Proceeds are less than $150,000,000; and

(2) to the Company Management, 1,250,000 Innoviz ordinary shares

Pursuant to the Put Option Agreement, concurrently with the issuance of the Perception Earnout Shares, if any, Antara will be issued (x) 325,000 Innoviz ordinary shares if the Initial Transaction Proceeds are equal to or greater than $150,000,000 or (y) a number of Innoviz ordinary shares equal to the difference of (A) 325,000 and (B) the product of (i) 0.577 and (ii) the Perception Earnout Calculation if the Initial Transaction Proceeds are less than $150,000,000.

The number of Innoviz ordinary shares issuable pursuant to the earnout assumes the consummation of the Stock Split.

Consideration.

The following represents the aggregate merger consideration under the no redemption and maximum redemption scenarios, assuming no Innoviz ordinary shares have been issued pursuant to the earnout and no Innoviz warrants have been exercised:

	Assuming no redemption		Assuming maximum redemption
(in thousands, except share amounts)(a)	Purchase Price	Shares Issued	Purchase Price	Shares Issued
Share Consideration to Collective Growth Corporation	$171,375	17,137,500	$31,184	3,118,361
PIPE	$230,000	23,000,000	$230,000	23,000,000

(a)	The value of ordinary shares is reflected at $10 per share, assuming the consummation of the expected Stock Split.

The following summarizes the unaudited pro forma Innoviz ordinary shares outstanding under the no redemption and maximum redemption scenarios, assuming no Innoviz warrants have been exercised:

Ownership

	Assuming No Redemption		Assuming Maximum Redemption(1)
	Shares	%	Shares	%
Total Innoviz Technologies
Collective Growth	17,137,500	13%	3,118,361	2%
Existing Innoviz Technologies Shareholders	87,547,107	65%	87,547,107	75%
Company Management Shares	2,500,000	2%	2,500,000	2%
Antara	10,125,000	8%	8,041,500	7%
PIPE Shares(2)	16,000,000	12%	16,000,000	14%

Total Company Ordinary Shares Outstanding at Closing (excluding earnout shares)	133,309,607	100%	117,206,968	100%
Company Management Earn Out Shares	1,250,000		1,250,000
Antara Earnout Shares	325,000		325,000
Perception Earnout Shares	2,175,000		2,175,000

Total Company Ordinary Shares Outstanding at Closing (including earn out shares)	137,059,607		120,956,968

(1)	Assuming that no Antara Top-up Amount (as defined in the Business Combination Agreement) was exercised
(2)	Excluding Antara included above

The following unaudited pro forma condensed combined balance sheet as of September 30, 2020, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019, and the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 are based on the historical financial statements of Collective Growth Corporation and Innoviz Technologies. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2020

(in thousands, assuming maximum redemption)

	as of September 30, 2020						as of September 30, 2020
	Collective Growth (Historical)		Innoviz (Historical)	Pro Forma Adjustments			Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$390		$57,952	$239,870	(A	)	$298,212
Restricted Cash	—		8	—			8
Trade Receivable	—		1,899	—			1,899
Prepaid Expenses and other Current Assets	135		1,807	—			1,942
Marketable securities held in Trust Account	150,061		—	(150,061)	(B	)	—
Inventory	—		885	—			885

Total Current Assets	150,586		62,551	89,809			302,946
NON-CURRENT ASSETS:
Property and Equipment, net	—		12,407	—			12,407
Restricted Cash	—		807	—			807
Other assets	—		152	—			152

TOTAL ASSETS	$150,586		$75,917	$89,809			$316,312

LIABILITIES
CURRENT LIABILITIES:
Trade Payables	$—		$3,761	$—			$3,761
Accrued Expenses and Other Current Liabilities	145		4,973	24,760	(D	)	29,878
Deferred underwriting fee payable	5,250		—	—			5,250
Deferred Revenue	—		333	—			333
Employees and Payroll Accruals	—		4,447	—			4,447

Total Current Liabilities	5,395		13,514	24,760			43,669
Long Term Deferred Revenue	—		3,473	—			3,473
Long Term Loan	—		2,124	—			2,124

Total Long Term Liabilities	—		5,597	—			5,597

Convertible preferred stock—	—		249,081	(249,081)	(F	)	—
Common stock subject to possible redemption	140,191		—	(140,191)	(G	)	—
SHAREHOLDERS’ EQUITY (DEFICIT):
Common stock	*	)	—	—			—
Additional Paid-In Capital	5,596		6,780	478,725	(H	)	491,101
Accumulated Deficit	(596)		(199,055)	(24,404)	(K	)	(224,055)

Total Shareholders’ Equity (Deficit)	5,000		(192,275)	454,321			267,046

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$150,586		$75,917	$89,809			$316,312

*)	Represents an amount lower than $1.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2020

(in thousands, assuming no redemptions)

	as of September 30, 2020						as of September 30, 2020
	Collective Growth (Historical)		Innoviz (Historical)	Pro Forma Adjustments			Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$390		$57,952	$380,061	(A	)	$438,403
Restricted Cash	—		8	—			8
Trade Receivable	—		1,899	—			1,899
Prepaid Expenses and other Current Assets	135		1,807	—			1,942
Marketable securities held in Trust Account	150,061		—	(150,061)	(B	)	—
Inventory	—		885	—			885

Total Current Assets	150,586		62,551	230,000			443,137
NON-CURRENT ASSETS:
Property and Equipment, net	—		12,407	—			12,407
Restricted Cash	—		807	—			807
Other assets	—		152	—			152

TOTAL ASSETS	$150,586		$75,917	$230,000			$456,503

LIABILITIES
CURRENT LIABILITIES:
Trade Payables	$—		$3,761	$—			$3,761
Accrued Expenses and Other Current Liabilities	145		4,973	24,760	(D	)	29,878
Deferred underwriting fee payable	5,250		—	—			5,250
Deferred Revenue	—		333	—			333
Employees and Payroll Accruals	—		4,447	—			4,447

Total Current Liabilities	5,395		13,514	24,760			43,669
Long Term Deferred Revenue	—		3,473	—			3,473
Long Term Loan	—		2,124	—			2,124

Total Long Term Liabilities	—		5,597	—			5,597

Convertible preferred stock	—		249,081	(249,081)	(F	)	—
Common stock subject to possible redemption	140,191		—	(140,191)	(G	)	—
SHAREHOLDERS’ EQUITY (DEFICIT):
Common stock	*	)	—	—			—
Additional Paid-In Capital	5,596		6,780	618,916	(H	)	631,292
Accumulated Deficit	(596)		(199,055)	(24,404)	(K	)	(224,055)

Total Shareholders’ Equity (Deficit)	5,000		(192,275)	594,512			407,237

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$150,586		$75,917	$230,000			$456,503

*)	Represents an amount lower than $1.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020

(in thousands, except share and per share data)

	For the nine months ended September 30, 2020
	Innoviz (Historical)	Collective Growth (Historical)	Pro Forma Adjustments			Pro Forma Combined
Revenues	$3,680	$—	$			$3,680
Cost of Revenues	(5,097)	—				(5,097)

Gross Profit / (Loss)	(1,417)					(1,417)
Operating Expenses:
Research and Development	41,894	—				41,894
Sales and Marketing	3,941	—				3,941
General and Administrative	2,508	657				3,165

Total Operating Expenses	48,343	657				49,000

Operating Loss	(49,760)	(657)				(50,417)
Capital loss						—
Financial Income, net	626	62		(62)	AAA	626

Loss before Taxes	(49,134)	(596)		62		(49,791)
Taxes on Income	(29)	—				(29)

Net Loss	$(49,163)	$(596)		$62		$(49,820)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

(in thousands, except share and per share data)

	For the year ended December 31, 2019
	Innoviz (Historical)	Collective Growth (Historical)			Pro Forma Adjustments	Pro Forma Combined
Revenues	$1575		$—		$—	$1,575
Cost of Revenues	(1,986)		—		—	(1,986)

Gross Profit / (Loss)	(411)		—		—	(411)
Operating Expenses:
Research and Development	59,376		—		—	59,376
Sales and Marketing	6,481		—		—	6,481
General and Administrative	3,190		*	)	—	3,190

Total Operating Expenses	69,047		*	)	—	69,047

Operating Loss	(69,458)		—		—	(69,458)
Financial Income, net	2,167					2,167

Loss before Taxes	(67,291)		—		—	(67,291)
Taxes on Income	(10)		—			(10)

Net Loss	$(67,301)	$	*	)	$—	$(67,301)

*)	Represents an amount less than $1.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transaction and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2020 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 are based on the historical financial statements of Innoviz Technologies and Collective Growth Corporation. The transaction accounting adjustments for the transaction consist of those necessary to account for the transaction.

The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Innoviz Technologies and Collective Growth Corporation did not have any historical relationship prior to the Transaction. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020, assumes that the Transactions occurred on September 30, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019, and for the nine months ended September 30, 2020, presents pro forma effect to the Transactions as if they had been completed on January 1, 2019.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 has been prepared using, and should be read in conjunction with, the following:

•

Collective Growth Corporation’s unaudited condensed balance sheet as of September 30, 2020, and the related notes for the nine months ended September 30, 2020, included elsewhere in this proxy statement/prospectus; and

•

Innoviz Technologies unaudited condensed consolidated balance sheet as of September 30, 2020, and the related notes for the nine months ended September 30, 2020 included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 has been prepared using, and should be read in conjunction with, the following:

•

Collective Growth Corporation’s unaudited condensed statement of operations for the nine months ended September 30, 2020 and the related notes included elsewhere in this proxy statement/prospectus; and

•

Innoviz Technologies unaudited condensed consolidated statements of operations for the nine months ended September 30, 2020 and the related notes included elsewhere in this proxy statement/ prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:

•	Collective Growth Corporation’s audited statement of operations for the year ended December 31, 2019 and the related notes included elsewhere in this proxy statement /prospectus; and

•	Innoviz Technologies audited consolidated statements of operations for the year ended December 31, 2019 and the related notes, included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions.

The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that Collective Growth Corporation believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Collective Growth Corporation believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Post-Combination Company. They should be read in conjunction with the historical financial statements and notes thereto of Collective Growth Corporation and Innoviz Technologies.

2 Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the Post-Combination Company. Collective Growth Corporation and Innoviz Technologies have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Post-Combination Company filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Collective Growth Corporation’s shares outstanding, assuming the Transactions occurred on January 1, 2019.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2020 are as follows:

(A)	Represents pro forma adjustments to the cash balance to reflect in case of no redemption the following:

	(in thousands)
Reclassification of Marketable securities held in Trust Account	$150,061	(B	)
Proceeds from PIPE	230,000	(E	)

	$380,061	(A	)

Or the following in case of maximum redemption

	(in thousands)
Reclassification of Marketable securities held in Trust Account	$9,870	(C	)
Proceeds from PIPE	230,000	(E	)

	$239,870	(A	)

(B)	Reflects the reclassification of $150.1 million of marketable securities held in the Trust Account that becomes available following the Business Combination or redeemed in case of maximum redemption.

(C)	Reflects the reclassification of $9.9 million of marketable securities held in the Trust Account that becomes available following the Business Combination in the case of maximum redemption.

(D)	Represents transaction costs of approximately $24.8 million incurred by Legacy Innoviz in consummating the transaction.

(E)	Reflects the proceeds of $230.0 million from the issuance and sale of 23,000,000 shares of Common Stock at $10.00 per share in a private placement pursuant to the Subscription Agreements.

(F)	Reflects the conversion of 67,573,197 Legacy Innoviz convertible preferred stock into 67,573,197 Legacy Innoviz common stock.

(G)

Reflects the reclassification of $140.2 million related to Common Stock subject to possible redemption to permanent equity, in case of no redemption, or the redeemed value in case of maximum redemption.

(H)	Represents pro forma adjustments to additional paid-in capital to reflect in case of no redemption the following:

Payment of transaction fees for Legacy Innoviz	$(24,760)	(D	)
Issuance of Common Stock from PIPE	230,000	(E	)
Conversion of Legacy Innoviz preferred stock to Legacy Innoviz common stock	249,081	(F	)
Reclassification of Common Stock subject to redemption	140,191	(G	)
Management Shares	25,000	(J	)
Reclassification of collective growth expenses	(596)	(I	)

	$618,916	(H	)

Represents pro forma adjustments to additional paid-in capital balance to reflect the following case of maximum redemption:

Payment of transaction fees for Legacy Innoviz	$(24,760)	(D	)
Issuance of Common Stock from PIPE	230,000	(E	)
Conversion of Legacy Innoviz preferred stock to Legacy Innoviz common stock	249,081	(F	)
Management Shares	25,000	(J	)
Reclassification of collective growth expenses	(596)	(I	)

	$478,725	(H	)

(I)	Represents the amount of the formation and operating costs recorded in Collective growth.

(J)	Represent 2,5000,000 shares issued to Innoviz management assuming $10 per share valuation.

(K)	Represents pro forma adjustments to accumulated deficit balance to reflect the following:

Reclassification of collective growth expenses	$(596)	(I	)
Management Shares	25,000	(J	)

	$24,404	(K	)

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

AAA represent $62 thousand of interest earned on money in trust account has been canceled

4. Loss per Share

Net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Transactions, assuming the shares were outstanding since January 1, 2019. As the Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the year ended December 31, 2019 and for the Nine Months ended September 30, 2020:

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2019. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

	Nine Months Ended September 30, 2020		Year ended December 31, 2019
	Assuming no redemption	Assuming maximum redemption	Assuming no redemption	Assuming maximum redemption
Pro forma net loss (in thousands)	$(49,820)	$(49,820)	$(67,301)	$(67,301)
Weighted average shares outstanding—basic and diluted	129,755,843	113,653,204	121,734,802	105,632,163
Net loss per share—basic and diluted(1)	(0.38)	(0.44)	(0.55)	(0.64)
Weighted average shares outstanding—basic and diluted
Collective Growth Public Stockholders	15,262,500	1,243,361	15,262,500	1,243,361
Holders of Collective Growth Sponsor Shares	1,875,000	1,875,000	1,875,000	1,875,000
Antara(3)(4)	3,125,000	1,041,500	3,125,000	1,041,500
Management Shares	2,500,000	2,500,000	2,500,000	2,500,000
PIPE Investors	23,000,000	23,000,000	23,000,000	23,000,000
Legacy Innoviz stockholders(2)	16,420,146	16,420,146	15,524,845	15,524,845
Legacy Innoviz Converted preferred shares(2)	67,573,197	67,573,197	60,447,457	60,447,457

	129,755,843	113,653,204	121,734,802	105,632,163

(1)

The pro forma shares attributable to Legacy Innoviz stockholders is calculated by applying the exchange ratio of 1 to the historical Legacy Innoviz common stock and preferred stock that was outstanding as of merger.

(2)

The pro forma basic and diluted shares of Legacy Innoviz stockholders exclude 8.5 million of unexercised employee stock options, as these are not deemed a participating security and their effect is antidilutive.

(3)	Not including share purchased as part of the PIPE.
(4)	Assuming that non Antara Top-up Amount (as defined in the Business Combination Agreement) was exercised.

DIRECTOR AND EXECUTIVE COMPENSATION

Directors

Under the Companies Law, the compensation of a public company’s directors requires the approval of its compensation committee, the subsequent approval of its board of directors and, unless exempted under regulations promulgated under the Companies Law, the approval of its shareholders at a general meeting. If the compensation of a public company’s directors is inconsistent with its stated compensation policy, then, those provisions that must be included in the compensation policy according to the Companies Law must have been considered by the compensation committee and board of directors, and the shareholder approval will require a special majority under which:

•

at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such matter, present and voting at such meeting, are voted in favor of the compensation package, excluding abstentions; or

•

the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such matter voting against the compensation package does not exceed 2% of the aggregate voting rights in the company.

Executive Officers other than the Chief Executive Officer

The Companies Law requires the approval of the compensation of a public company’s executive officers (other than the chief executive officer) in the following order: (i) the compensation committee, (ii) the company’s board of directors, and (iii) if such compensation arrangement is inconsistent with the company’s stated compensation policy, the company’s shareholders (by a special majority vote as discussed above with respect to the approval of director compensation). However, if the shareholders of the company do not approve a compensation arrangement with an executive officer that is inconsistent with the company’s stated compensation policy, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provide detailed reasons for their decision.

Chief Executive Officer

Under the Companies Law, the compensation of a public company’s chief executive officer is required to be approved by: (i) the company’s compensation committee; (ii) the company’s board of directors, and (iii) the company’s shareholders (by a special majority vote as discussed above with respect to the approval of director compensation). However, if the shareholders of the company do not approve the compensation arrangement with the chief executive officer, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provide detailed reasons for their decision. The approval of each of the compensation committee and the board of directors should be in accordance with the company’s stated compensation policy; however, in special circumstances, they may approve compensation terms of a chief executive officer that are inconsistent with such policy provided that they have considered those provisions that must be included in the compensation policy according to the Companies Law and that shareholder approval was obtained (by a special majority vote as discussed above with respect to the approval of director compensation). In addition, the compensation committee may waive the shareholder approval requirement with regard to the approval of the engagement terms of a candidate for the chief executive officer position if they determine that the compensation arrangement is consistent with the company’s stated compensation policy, that the chief executive officer did not have a prior business relationship with the company or a controlling shareholder of the company and that subjecting the approval of the engagement to a shareholder vote would impede the company’s ability to engage the chief executive officer candidate.

Aggregate Compensation of Office Holders

The aggregate compensation paid by Innoviz and its subsidiaries to its executive officers and directors, including share-based compensation, for the year ended December 31, 2020, was approximately $

million. This amount includes approximately $             million set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, but does not include business travel, relocation, professional and business association dues and expenses reimbursed to office holders, and other benefit costs commonly reimbursed or paid by companies in Israel.

In addition, see “Description of the Transactions—Merger Consideration” for a description on the payments to the Company Management in connection with the consummation of the Business Combination Agreement.

As of December 31, 2020, options to purchase              Innoviz ordinary shares granted to Innoviz’s executive officers and directors were outstanding under its equity incentive plans at a weighted average exercise price of $                .

After the closing of the Business Combination, Innoviz initially intends to pay to each of its non-employee directors an annual cash retainer of $             and a per meeting fee of $            . It also intends to reimburse them for expenses arising from their board membership.

2016 Share Incentive Plan

Innoviz’ 2016 Share Incentive Plan (the “Plan”) was adopted by its board of directors on May 23, 2016. The Plan provides for the grant of options to our employees, directors, office holders, service providers and consultants of Innoviz and its subsidiaries.

Authorized Shares.    As of the date of December 31, 2020, are                Innoviz ordinary shares reserved and available for issuance under the Plan. Ordinary shares subject to options granted under the Plan that expire or become unexercisable without having been exercised in full will become available again for future grant under the 2021 Equity Incentive Plan.

Administration.    Innoviz’s board of directors, or a duly authorized committee of Innoviz’s board of directors, administers the Plan. Under the Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the Plan and any notices of grant or options granted thereunder, designate recipients of option grants, determine and amend the terms of awards, including the exercise price of an option award, the fair market value of a Innoviz ordinary share, the time and vesting schedule applicable to an option grant or the method of payment for an award, accelerate or amend the vesting schedule applicable to an option grant, prescribe the forms of agreement for use under the Plan and take all other actions and make all other determinations necessary for the administration of the Plan. If the administrator is a duly authorized committee of our board of directors, Innoviz’s board of directors will determine the grant of options to be made, if any, to members of such committee.

The administrator also has the authority to amend and rescind rules and regulations relating to the Plan or terminate the Plan at any time before the date of expiration of its ten year term.

Eligibility.    The Plan provides for granting awards under various tax regimes, including, without limitation, in compliance with Section 102 (“Section 102”) of the Israeli Income Tax Ordinance (New Version), 5721-1961 (the “Ordinance”), and Section 3(i) of the Ordinance, and for awards granted to our United States employees or service providers, including those who are deemed to be residents of the United States for tax purposes, Section 422 of the Code and Section 409A of the Code.

Section 102 of the Ordinance allows employees, directors and officers who are not controlling shareholders and are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares or options under certain terms and conditions. Our non-employee service providers and controlling shareholders who are considered Israeli residents may only be granted options under section 3(i) of the Ordinance, which does not provide for similar tax benefits. Section 102 includes two alternatives for tax treatment involving the issuance of options or shares to a trustee for the benefit of the grantees and also includes an additional alternative for the issuance of options or shares directly to the grantee. Section 102(b)(2) of the Ordinance, the most favorable tax treatment for the grantee, permits the issuance to a trustee under the “capital gain track”.

Grant.    All awards granted pursuant to the Plan are evidenced by an award agreement, in a form approved, from time to time, by the administrator, in its sole discretion. The award agreement sets forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures) and the exercise price, if applicable. Certain awards under the 2019 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards.

Each award will expire ten years from the date of the grant thereof, unless such shorter term of expiration is otherwise designated by the administrator.

Awards.    The Plan provides for the grant of options (including incentive stock options and nonqualified stock options), ordinary shares, restricted shares, restricted share units and other share-based awards.

Options granted under the Plan to our employees who are U.S. residents may qualify as “incentive stock options” within the meaning of Section 422 of the Code, or may be non-qualified stock options. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant shareholders).

Exercise.    An award under the Plan may be exercised by providing Innoviz with a written or electronic notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. An award may not be exercised for a fraction of a share. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Plan, the administrator may, in its discretion, among others, accept cash or otherwise provide for net withholding of shares in a cashless exercise mechanism.

Transferability.    Other than by will, the laws of descent and distribution or as otherwise provided under the Plan, neither the options nor any right in connection with such options are assignable or transferable.

Termination of Employment.    In the event of termination of a grantee’s employment or service with Innoviz or any of its affiliates, all vested and exercisable awards held by such grantee as of the date of termination may be exercised within three months after such date of termination, unless otherwise determined by the administrator. After such three month period, all such unexercised awards will terminate and the shares covered by such awards shall again be available for issuance under the Plan.

In the event of termination of a grantee’s employment or service with Innoviz or any of its affiliates due to such grantee’s death or “disability” (as defined in the Plan), all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate, or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within 5 years after such date of termination, unless otherwise provided by the administrator. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the 5 months period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the Plan.

Notwithstanding any of the foregoing, if a grantee’s employment or services with Innoviz or any of its affiliates is terminated for “cause” (as defined in the Plan), unless otherwise determined by the Committee, all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the Plan.

Transactions.    In the event of a share split, reverse share split, share dividend, recapitalization, combination or reclassification of our shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration Innoviz (but not including the conversion of any convertible securities of Innoviz), the administrator in its sole discretion shall make an appropriate adjustment in the number of shares related to each outstanding award and to the number of shares reserved for issuance under the Plan, to the class and kind of shares subject to the Plan, as well as the exercise price per share of each outstanding award, as applicable, the terms and conditions concerning vesting and exercisability and the term and duration of outstanding awards, or any other terms that the administrator adjusts in its discretion, or the type or class of security, asset or right underlying the award (which need not be only that of Innoviz, and may be that of the surviving corporation or any affiliate thereof or such other entity party to any of the above transactions); provided that any fractional shares resulting from such adjustment shall be rounded to the nearest whole share.

In the event of a merger or consolidation of Innoviz, or a sale of all, or substantially all, of Innoviz’s shares or assets or other transaction having a similar effect on Innoviz, or change in the composition of the board of directors, or liquidation or dissolution, or such other transaction or circumstances that the board of directors determines to be a relevant transaction, then without the consent of the grantee, the administrator may, but is not required to, (i) cause any outstanding award to be assumed or substituted by such successor corporation, or (ii) regardless of whether or not the successor corporation assumes or substitutes the award (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, or (b) cancel the award and pay in cash, shares of Innoviz, the acquirer or other corporation which is a party to such transaction or other property as determined by the administrator as fair in the circumstances. Notwithstanding the foregoing, the administrator may upon such event amend, modify or terminate the terms of any award as it shall deem, in good faith, appropriate.

2021 Share Incentive Plan

Innoviz intends to adopt a new share incentive plan, or the 2021 Plan, in connection with this offering, under which it may grant equity-based incentive awards to attract, motivate and retain the talent for which it competes. After the adoption of the 2021 Plan, Innoviz will no longer grant any awards under the 2016 Share Incentive Plan, though previously granted options under the 2016 Share Incentive Plan remain outstanding and governed by the 2016 Share Incentive Plan.

Authorized Shares. The maximum number of Innoviz ordinary shares available for issuance under the 2021 Plan is equal to the sum of (i)                shares (which also includes any shares subject to awards under the 2016 Share Incentive Plan which have expired or become unexercisable without having been exercised), and (ii) an annual increase on the first day of each year beginning in 2022 and ending in and including 2031, equal to the lesser of (A) 5% of the outstanding shares on the last day of the immediately preceding calendar year and (B) such amount as determined by Innoviz’s board of directors if so determined prior to January 1 of a calendar year,; provided, however, no more than            shares may be issued upon the exercise of incentive stock options, or ISOs. If permitted by the Innoviz, shares tendered to pay the exercise price or withholding tax obligations with respect to an award granted under the 2021 Plan or 2016 Share Incentive Plan may again be available for issuance under the 2021 Plan. Innoviz’s board of directors may also reduce the number of ordinary shares reserved and available for issuance under the 2021 Plan in its discretion.

Administration. Innoviz’s board of directors, or a duly authorized committee of Innoviz’s board of directors, will administer the 2021 Plan. Under the 2021 Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the 2021 Plan and any award agreements or awards granted thereunder, designate recipients of awards, determine and amend the terms of awards, including the exercise price of an option award, the fair market value of an ordinary share, the time and vesting schedule applicable to an award or the method of payment for an award, accelerate or amend the vesting schedule applicable to an award, prescribe the forms of agreement for use under the 2021 Plan and take all other actions and make all other determinations necessary for the administration of the 2021 Plan.

The administrator also has the authority to amend and rescind rules and regulations relating to the 2021 Plan or terminate the 2021 Plan at any time before the date of expiration of its ten year term.

Eligibility. The 2021 Plan provides for granting awards under various tax regimes, including, without limitation, in compliance with Section 102 of the Israeli Income Tax Ordinance (New Version), 5721-1961 (the “Ordinance”), and Section 3(i) of the Ordinance and for awards granted to Innoviz’s United States employees or service providers, including those who are deemed to be residents of the United States for tax purposes, Section 422 of the Code and Section 409A of the Code.

Section 102 of the Ordinance allows employees, directors and officers who are not controlling shareholders and are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares or options. Innoviz’s non-employee service providers and controlling shareholders may only be granted options under section 3(i) of the Ordinance, which does not provide for similar tax benefits.

Grant. All awards granted pursuant to the 2021 Plan will be evidenced by an award agreement, in a form approved, from time to time, by the administrator in its sole discretion. The award agreement will set forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures) and the exercise price, if applicable. Certain awards under the 2021 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards.

Each award will expire seven years from the date of the grant thereof, unless such shorter term of expiration is otherwise designated by the administrator.

Awards. The 2021 Plan provides for the grant of stock options (including incentive stock options and nonqualified stock options), ordinary shares, restricted shares, restricted share units and other share-based awards.

Options granted under the 2021 Plan to Innoviz’s employees who are U.S. residents may qualify as “incentive stock options” within the meaning of Section 422 of the Code, or may be non-qualified stock options. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant shareholders).

Exercise. An award under the 2021 Plan may be exercised by providing Innoviz with a written or electronic notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. An award may not be exercised for a fraction of a share. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2021 Plan, the administrator may, in its discretion, accept cash, provide for net withholding of shares in a cashless exercise mechanism or direct a securities broker to sell shares and deliver all or a part of the proceeds to Innoviz or the trustee. Unless otherwise determined by the administrator, all options will be exercised using a cashless exercise mechanism.

Transferability. Other than by will, the laws of descent and distribution or as otherwise provided under the 2021 Plan, neither the options nor any right in connection with such options are assignable or transferable.

Termination of Employment. In the event of termination of a grantee’s employment or service with Innoviz or any of its affiliates, all vested and exercisable awards held by such grantee as of the date of termination may be exercised within three months after such date of termination, unless otherwise determined by the administrator. After such three month period, all such unexercised awards will terminate and the shares covered by such awards shall again be available for issuance under the 2021 Plan.

In the event of termination of a grantee’s employment or service with Innoviz or any of its affiliates due to such grantee’s death, permanent disability or retirement, all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate, or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within twelve months after such date of termination, unless otherwise provided by the administrator. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the twelve month period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the 2021 Plan.

Notwithstanding any of the foregoing, if a grantee’s employment or services with Innoviz or any of its affiliates is terminated for “cause” (as defined in the 2021 Plan), all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the 2021 Plan.

Transactions. In the event of a share split, reverse share split, share dividend, recapitalization, combination or reclassification of Innoviz’s shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration by Innoviz (but not including the conversion of any convertible securities of Innoviz), the administrator in its sole discretion shall make an appropriate adjustment in the number of shares related to each outstanding award and to the number of shares reserved for issuance under the 2021 Plan, to the class and kind of shares subject to the 2021 Plan, as well as the exercise price per share of each outstanding award, as applicable, the terms and conditions concerning vesting and exercisability and the term and duration of outstanding awards, or any other terms that the administrator adjusts in its discretion, or the type or class of security, asset or right underlying the award (which need not be only that of Innoviz, and may be that of the surviving corporation or any affiliate thereof or such other entity party to any of the above transactions); provided that any fractional shares resulting from such adjustment shall be rounded down to the nearest whole share unless otherwise determined by the administrator. In the event of a distribution of a cash dividend to all shareholders, the administrator may determine, without the consent of any holder of an award, that the exercise price of an outstanding and unexercised award shall be reduced by an amount equal to the per share gross dividend amount distributed by Innoviz, subject to applicable law.

In the event of a merger or consolidation of Innoviz, or a sale of all, or substantially all, of the Innoviz’s shares or assets or other transaction having a similar effect on Innoviz, or change in the composition of the board of directors, or liquidation or dissolution, or such other transaction or circumstances that the board of directors determines to be a relevant transaction, then without the consent of the grantee, the administrator may but is not required to (i) cause any outstanding award to be assumed or substituted by such successor corporation, or (ii) regardless of whether or not the successor corporation assumes or substitutes the award (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, or (b) cancel the award and pay in cash, shares of Innoviz, the acquirer or other corporation which is a party to such transaction or other property as determined by the administrator as fair in the circumstances. Notwithstanding the foregoing, the administrator may upon such event amend, modify or terminate the terms of any award as it shall deem, in good faith, appropriate.

MANAGEMENT FOLLOWING THE BUSINESS COMBINATION

The following table provides information about those persons who are expected to serve as directors and executive officers of the combined company following completion of the Business Combination. The address for each of the directors and executive officers is 2 Amal Street, Afek Industrial Park, Rosh HaAin, Israel 4809202.

Name	Age	Position(s) to be Held in Combined Company Following Business Combination
Omer Keilaf	41	Chief Executive Officer, Co-Founder and Director
Eldar Cegla	51	Chief Financial Officer
Oren Rosenzweig	40	Chief Business Officer, Co-Founder and Director
Oren Buskila	36	Chief Research & Development Officer and Co-Founder
James Sheridan	53	Director Nominee

Executive Officers

Omer David Keilaf, Chief Executive Officer and Director

Omer Keilaf is the Co-Founder of Innoviz and has served as its Chief Executive Officer since January 2016. Mr. Keilaf has also served as a member of the board of directors of Innoviz since January 2016. Mr. Keilaf held senior leadership roles at companies including Consumer Physics, Inc., STMicroelectronics N.V. (NYSE: STM) and in an elite technological unit of the Intelligence Corps of the Israel Defense Forces (the “IDF”), where he served as the System and Product Team Manager, R&D manager, and Project Manager and System Architecture Manager, respectively. Mr. Keilaf holds a BSc and MSc in Electrical Engineering and an MBA, all from Tel Aviv University, Israel where he has also served as a lecturer. We believe that Mr. Keilaf is qualified to serve on the Innoviz board of directors based on his intimate knowledge of Innoviz, his experience serving as the Chief Executive Officer of Innoviz since its inception and his position as one of the co-founders of Innoviz.

Eldar Cegla, Chief Financial Officer

Eldar Cegla has served as the Chief Financial Officer of Innoviz since June 2017. Prior to joining Innoviz, between 2014 and 2016, Mr. Cegla served as the VP Finance of ConsumerPhysics, Inc, as the Chief Financial Officer and Chief Operations Officer of Metrolight Ltd. and Mantis-Vision Ltd., from 2010 to 2014 and from 2007 to 2010, respectively. Mr. Cegla was a Co-Founder of Browzwear International Ltd. and served as its Chief Financial Officer from 2000 to 2005. Mr. Cegla holds a BSc in Chemistry from Tel-Aviv University, Israel.

Oren Rosenzweig, Chief Business Officer and Director

Oren Rosenzweig is the Co-Founder of Innoviz and has served as its Chief Business Officer since February 2016. Mr. Rosenzweig has also served as a member of the board of directors of Innoviz since January 2016. Prior to co-founding Innoviz, from 2014 to 2016, Mr. Rosenzweig was a Consultant at The Boston Consulting Group (BCG), where he advised Fortune 100 Tech companies on topics such as Strategy, Pricing and Growth and from 2009 to 2011 he served as a Program Manager at Anobit Technologies Ltd. (acquired by Apple Inc., Nasdaq: AAPL), where he lead the development of mobile memory products. Mr. Rosenzweig spent seven years in the elite technological unit of the Intelligence Corps of the IDF, where he developed cutting-edge communications systems and led several large scale projects. Mr. Rosenzweig holds a BSc in Electrical Engineering from the Technion—Israel Institute of Technology, and an MBA in Finance from the University of Chicago Booth School of Business, Illinois. We believe that Mr. Rosenzweig is qualified to serve on the Innoviz board of directors based on his extensive experience in the auto tech market, his experience serving as the Chief Business Officer of Innoviz and his position as one of the co-founders of Innoviz.

Oren Buskila, Chief R&D Officer

Oren Buskila is the Co-Founder of Innoviz and has served as its Chief R&D Officer since February 2019, prior to which he served as the VP R&D from 2016. Prior to co-founding Innoviz, Mr. Buskila served as a System Engineer and Product Manager at ConsumerPhysics Inc. and was responsible for the company’s HW system design as well as for managing the company’s launch of its first consumer product and leading several development and design projects. Mr. Buskila served seven years in the elite technological unit of the Intelligence Corps of the IDF, where he carried out positions of Project Manager, System Engineer and Hardware Engineer. Mr. Buskila holds a BSc in Physics, a BSc in Electrical Engineering, an MSc in Electro-optical Engineering and an MBA, all from Tel Aviv University, Israel.

James Sheridan, Director Nominee

James Sheridan is expected to be named to the Innoviz board of directors at the completion of the Merger. Mr. Sheridan is a senior operating executive with over 25 years of experience and deep experience in the automotive industry. He has experience as both an operating executive (Chief Procurement Officer) and as a leader of the Purchasing Practice at McKinsey. His prior experiences include roles as CPO at Forterra, Senior Expert at McKinsey, CPO at Champion, and a variety of roles with Ford Motor. Jim earned a B.A. from the College of the Holy Cross and M.B.A from Carnegie Mellon. We believe that Mr. Jim Sheridan is qualified to serve on the Innoviz board of directors based on his past experience as an executive in the auto industry

Director Independence

As an Israeli company, Innoviz is subject to various corporate governance requirements under the Companies Law. However, pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including Nasdaq, may, subject to certain conditions, opt out from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee, compensation committee and nominating committee of the board of directors (other than the gender diversification rule under the Companies Law, which requires the appointment of a director from the other gender if at the time a director is appointed all members of the board of directors are of the same gender). In accordance with these regulations, Innoviz has elected to opt out of those requirements of the Companies Law. These exemptions will continue to be available to Innoviz so long as: (i) it does not have a “controlling shareholder” as used under the Companies Law, (ii) its shares are traded on certain U.S. stock exchanges, including Nasdaq, and (iii) it complies with the director independence requirements and the audit committee, compensation committee and nominating committee composition requirements under U.S. laws (including applicable Nasdaq rules) applicable to U.S. domestic issuers.

The term “controlling shareholder” as used in the Companies Law for purposes related to external directors and for the requirements related to appointment to the audit committee, compensation committee or nominating committee, as described below, means a shareholder with the ability to direct the activities of the company, other than by virtue of being an office holder. A shareholder is presumed to be a controlling shareholder if the shareholder holds 50% or more of the voting rights in a company or has the right to appoint the majority of the directors of the company or its general manager. With respect to certain matters (including various related party transactions), a controlling shareholder is deemed to include a shareholder that holds 25% or more of the voting rights in a public company if no other shareholder holds more than 50% of the voting rights in the company, but excludes a shareholder whose power derives solely from his or her position as a director of the company or from any other position with the company

Accordingly, Innoviz intends to comply with Nasdaq rule 5605(b)(1), which requires that the board of directors be comprised of a majority of independent directors. A majority of the Innoviz board of directors will be composed of directors who are “independent” as defined by the rules of Nasdaq and Innoviz will seek to have all of the nonmanagement directors qualify as “independent” under these standards. The board of directors is expected to establish categorical standards to assist it in making its determination of director independence. We use the definition of “independence” of Nasdaq to make this determination. We are not yet listed on Nasdaq, and although we use its definition of “independence,” its rules are inapplicable to us until such time as we become listed on Nasdaq. Nasdaq Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of Innoviz or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq rules provide that a director cannot be considered independent if:

•	the director is, or at any time during the past three years was, an employee of Innoviz;

•

the director or a family member of the director accepted any compensation from Innoviz in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

•	a family member of the director is, or at any time during the past three years was, an executive officer of Innoviz;

•

the director or a family member of the director is a partner in, controlling shareholder of, or an executive officer of an entity to which Innoviz made, or from which Innoviz received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

•

the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of Innoviz served on the compensation committee of such other entity; or

•

the director or a family member of the director is a current partner of Innoviz’s outside auditor, or at any time during the past three years was a partner or employee of Innoviz’s outside auditor, and who worked on Innoviz’s audit.

Under the following three Nasdaq director independence rules a director is not considered independent: (a) Nasdaq Rule 5605(a)(2)(A), a director is not considered to be independent if he or she also is an executive officer or employee of the corporation, (b) Nasdaq Rule 5605(a)(2)(B), a director is not consider independent if he or she accepted any compensation from Innoviz in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, and (c) Nasdaq Rule 5605(a)(2)(D), a director is not considered to be independent if he or she is a partner in, or a controlling shareholder or an executive officer of, any organization to which Innoviz made, or from which Innoviz received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000. Under such definitions, Innoviz will have                independent directors.

The board of directors will assess on a regular basis, and at least annually, the independence of directors and will make a determination as to which members are independent. References to “Innoviz” above include any subsidiary in a consolidated group with Innoviz. The terms “immediate family member” and “executive officer” above are expected to have the same meanings specified for such terms in the Nasdaq listing standards.

However, as a foreign private issuer, Innoviz is permitted to comply with Israeli corporate governance practices instead of the Nasdaq corporate governance rules, provided that it disclose which requirements it is not following and the equivalent Israeli requirement. Innoviz intends to rely on this “home country practice exemption” solely with respect to the quorum requirement for shareholder meetings. As permitted under the Companies Law, pursuant to the Innoviz Articles to be effective following upon the closing of the Business Combination, the quorum required for an ordinary meeting of shareholders will consist of at least two shareholders present in person, by proxy or by other voting instrument in accordance with the Companies Law, who hold at least 25% of the voting power of its shares (and in an adjourned meeting, with some exceptions, any number of shareholders), instead of 33 1/3% of the issued share capital required under the Nasdaq corporate governance rules. Innoviz otherwise intends to comply with the rules generally applicable to U.S. domestic companies listed on Nasdaq. It may in the future decide to use the foreign private issuer exemption with respect to some or all of the other corporate governance rules.

Chairman of the Board

The Innoviz Articles to be effective upon the closing of this offering provide that the chairman of the board is appointed by the members of the board of directors and serves as chairman of the board throughout his term as a director, unless resolved otherwise by the board of directors. Under the Companies Law, the chief executive officer (or any relative of the chief executive officer) may not serve as the chairman of the board of directors, and the chairman (or any relative of the chairman) may not be vested with authorities of the chief executive officer without shareholder approval consisting of a majority vote of the shares present and voting at a shareholders meeting, provided that either:

•

at least a majority of the shares of non-controlling shareholders or shareholders that do not have a personal interest in the approval voted at the meeting are voted in favor (disregarding abstentions); or

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the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such appointment voting against such appointment does not exceed 2% of the aggregate voting rights in the company.

In addition, a person subordinated, directly or indirectly, to the chief executive officer may not serve as the chairman of the board of directors; the chairman of the board may not be vested with authorities that are granted to those subordinated to the chief executive officer; and the chairman of the board may not serve in any other position in the company or a controlled company, but he may serve as a director or chairman of a subsidiary.

External Directors

Under the Companies Law, companies incorporated under the laws of the State of Israel that are public companies, including companies with shares listed on Nasdaq, are required to appoint at least two external directors who must meet heightened independence requirements. Pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including Nasdaq, may, subject to certain conditions, opt out from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee, compensation committee and nominating committee of the board of directors. In accordance with these regulations, Innoviz has elected to opt out from these Companies Law requirements. Instead, Innoviz must comply with the director independence requirements, the audit committee, the compensation committee and the nominating committee composition requirements under U.S. laws (including applicable Nasdaq rules) applicable to U.S. domestic issuers.

Committees of the Board of Directors

The board of directors will have the following standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee.

Audit Committee

The Audit Committee will be responsible, among its other duties and responsibilities, for overseeing Innoviz’s accounting and financial reporting processes, audits of financial statements, qualifications and independence of the independent registered public accounting firm, the effectiveness of internal control over financial reporting and the performance of the internal audit function and independent registered public accounting firm. The Audit Committee will review and assess the qualitative aspects of Innoviz’s financial reporting, processes to manage business and financial risks, and compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee will be directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. In addition, the Audit Committee will be responsible for the following additional matters pursuant to the Companies Law:

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recommending to the board of directors the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, in accordance with the Companies Law as well as approving the yearly or periodic work plan proposed by the internal auditor;

•	reviewing with our general counsel and/or external counsel, as deemed necessary, legal and regulatory matters that could have a material impact on the financial statements;

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identifying irregularities in our business administration, including by consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to the board of directors;

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reviewing policies and procedures with respect to transactions (other than transactions related to the compensation or terms of services) between the company and officers and directors, or affiliates of officers or directors, or transactions that are not in the ordinary course of the Company’s business and deciding whether to approve such acts and transactions if so required under the Companies Law; and

•	establishing procedures for the handling of employees’ complaints as to the management of our business and the protection to be provided to such employees.

Following the completion of the distribution, the charter of the Audit Committee will be available without charge at https://innoviz.tech.

The members of the Audit Committee are expected to be                and                . The board of directors is expected to designate                and                as “audit committee financial experts” and to determine that each member is “financially literate” under the Nasdaq rules. The board of directors is also expected to determine that each member of the Audit Committee is “independent” as defined under the Nasdaq rules and Exchange Act rules and regulations.

Compensation Committee

The Compensation Committee will be responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of Innoviz and its subsidiaries, establishing the general compensation policies of Innoviz and its subsidiaries and reviewing, approving and overseeing the administration of the employee benefits plans of Innoviz and its subsidiaries. The Compensation Committee will also be responsible for:

•

recommending to the board of directors with respect to the approval of the compensation policy for “office holders” (a term used under the Companies Law, which essentially means directors and executive officers) and, once every three years, regarding any extensions to a compensation policy that has been in effect for a period of more than three years;

•	reviewing the implementation of the compensation policy and periodically recommending to the board of directors with respect to any amendments or updates of the compensation plan;

•	resolving whether or not to approve arrangements with respect to the terms of office and employment of office holders; and

•	exempting, under certain circumstances, from the requirement of approval by the general meeting of shareholders, transactions with the chief executive officer of Innoviz.

The charter of the Compensation Committee will be available without charge at https://innoviz.tech.

The members of the Compensation Committee are expected to be                and                . The board of directors is expected to determine that each member of the Compensation Committee is “independent” as defined under the Nasdaq listing standards. The Compensation Committee has the authority to retain compensation consultants, outside counsel and other advisers.

Compensation Policy under the Companies Law

In general, under the Companies Law, a public company must have a compensation policy approved by the board of directors after receiving and considering the recommendations of the compensation committee. In addition, a compensation policy must be approved at least once every three years, first, by the issuer’s board of directors, upon recommendation of its compensation committee, and second, by a simple majority of the ordinary shares present, in person or by proxy, and voting at a shareholders meeting, provided that either:

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such majority includes at least a majority of the shares held by shareholders who are not controlling shareholders and do not have a personal interest in such compensation policy and who are present and voting (excluding abstentions); or

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the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in the compensation policy and who vote against the policy, does not exceed 2% of the company’s aggregate voting rights.

In the event that the shareholders fail to approve the compensation policy in a duly convened meeting, the board of directors may nevertheless override that decision, provided that the compensation committee and then the board of directors decide, on the basis of detailed reasons and after further review of the compensation policy, that approval of the compensation policy is for the benefit of the company despite the failure of the shareholders to approve the policy.

If a company that adopts a compensation policy in advance of its initial public offering (or in this case, prior to the closing of the Business Compensation) describes the policy in its prospectus for such offering, then that compensation policy shall be deemed validly adopted in accordance with the Companies Law and will remain in effect for term of five years from the date such company becomes a public company.

The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of office holders, including exculpation, insurance, indemnification or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must relate to certain factors, including advancement of the company’s objectives, business plan and long-term strategy, and creation of appropriate incentives for office holders. It must also consider, among other things, the company’s risk management, size and the nature of its operations. The compensation policy must furthermore consider the following additional factors:

•	the education, skills, experience, expertise and accomplishments of the relevant office holder;

•	the office holder’s position, responsibilities and prior compensation agreements with him or her;

•

the ratio between the cost of the terms of employment of an office holder and the cost of the employment of other employees of the company, including employees employed through contractors who provide services to the company, in particular the ratio between such cost, the average and median salary of the employees of the company, as well as the impact of such disparities on the work relationships in the company;

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if the terms of employment include variable components—the possibility of reducing variable components at the discretion of the board of directors and the possibility of setting a limit on the value of non-cash variable equity-based components; and

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if the terms of employment include severance compensation—the term of employment or office of the office holder, the terms of his or her compensation during such period, the company’s performance during the such period, his or her individual contribution to the achievement of the company goals and the maximization of its profits and the circumstances under which he or she is leaving the company.

The compensation policy must also include, among other things:

•	with regard to variable components of compensation:

•	with the exception of office holders who report directly to the chief executive officer, provisions determining the variable components on the basis of long-term performance and on measurable criteria; however, the company may determine that an immaterial part of the variable components of the compensation package of an office holder shall be awarded based on non-measurable criteria, if such amount is not higher than three monthly salaries per annum, while taking into account such office holder’s contribution to the company; and

•	the ratio between variable and fixed components, as well as the limit on the values of variable components at the time of their grant.

•

a condition under which the office holder will return to the company, according to conditions to be set forth in the compensation policy, any amounts paid as part of his or her terms of employment, if such amounts were paid based on information later to be discovered to be wrong, and such information was restated in the company’s financial statements;

•	the minimum holding or vesting period of variable equity-based components to be set in the terms of office or employment, as applicable, while taking into consideration long-term incentives; and

•	a limit on retirement grants.

Innoviz’s compensation policy, which will become effective immediately after the consummation of the Business Combination, is designed to promote retention and motivation of directors and executive officers, incentivize superior individual excellence, align the interests of our directors and executive officers with our long-term performance and provide a risk management tool. To that end, a portion of an executive officer compensation package is targeted to reflect our short and long-term goals, as well as the executive officer’s individual performance. On the other hand, its compensation policy includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm Innoviz in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer and minimum vesting periods for equity-based compensation.

The compensation policy also addresses Innoviz’s executive officers’ individual characteristics (such as their respective positions, education, scope of responsibilities and contribution to the attainment of its goals) as the basis for compensation variation among its executive officers and considers the internal ratios between compensation of its executive officers and directors and other employees. Pursuant to Innoviz’s compensation policy, the compensation that may be granted to an executive officer may include: base salary, annual bonuses and other cash bonuses (such as a signing bonus and special bonuses with respect to any special achievements, such as outstanding personal achievement, outstanding personal effort or outstanding company performance), equity-based compensation, benefits and retirement and termination of service arrangements. All cash bonuses are limited to a maximum amount linked to the executive officer’s base salary. In addition, the total variable compensation components (cash bonuses and equity-based compensation) may not exceed    % of each executive officer’s total compensation package with respect to any given calendar year.

An annual cash bonus may be awarded to executive officers upon the attainment of pre-set periodic objectives and individual targets. The annual cash bonus that may be granted to Innoviz’s executive officers other than its chief executive officer will be based on performance objectives and a discretionary evaluation of the executive officer’s overall performance by the chief executive officer and subject to minimum thresholds. The annual cash bonus that may be granted to executive officers other than Innoviz’s chief executive officer may be based entirely on a discretionary evaluation. Furthermore, Innoviz’s chief executive officer will be entitled to recommend performance objectives, and such performance objectives will be approved by the Compensation Committee (and, if required by law, by Innoviz’s board of directors).

The performance measurable objectives of Innoviz’s chief executive officer will be determined annually by Innoviz’s Compensation Committee and board of directors and will include the weight to be assigned to each achievement in the overall evaluation. A less significant portion of the chief executive officer’s annual cash bonus may be based on a discretionary evaluation of the chief executive officer’s overall performance by the Compensation Committee and the board of directors based on quantitative and qualitative criteria.

The equity-based compensation under the compensation policy for Innoviz’s executive officers is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus. Primary objectives include enhancing the alignment between the executive officers’ interests and Innoviz’s long-term interests and those of its shareholders and strengthening the retention and the motivation of executive officers in the long term. Innoviz’s compensation policy provides for executive officer compensation in the form of share options or other equity-based awards, such as restricted shares and restricted share units, in accordance with its share incentive plan then in place. All equity-based incentives granted to executive officers shall be subject to vesting periods in order to promote long-term retention of the awarded executive officers. Equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role and the personal responsibilities of the executive officer.

In addition, the compensation policy contains compensation recovery provisions which allows Innoviz under certain conditions to recover bonuses paid in excess, enables its chief executive officer to approve immaterial changes in the terms of employment of an executive officer (provided that the changes of the terms of employment are in accordance our compensation policy) and allows Innoviz to exculpate, indemnify and insure its executive officers and directors subject to certain limitations as set forth therein.

The compensation policy also provides for compensation to the members of Innoviz’s board of directors either (i) in accordance with the amounts provided in the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director) of 2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel) of 2000, as such regulations may be amended from time to time, or (ii) in accordance with the amounts determined in the compensation policy.

Innoviz’s compensation policy, which was approved by its board of directors and shareholders on                 , 2021, will become effective upon the closing of the Business Combination and is filed as an exhibit to the registration statement of which this prospectus forms a part.

Nominating Committee

Following the closing of the Business Combination, Innoviz’s Nominating Committee will consist of                and                , and be responsible, among other things, for:

•	overseeing and assisting its board in reviewing and recommending nominees for election as directors;

•	assessing the performance of the members of the board; and

•

establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to our board a set of corporate governance guidelines applicable to Innoviz.

The charter of the Nominating Committee will be available without charge at https://innoviz.tech.

Internal Auditor

Under the Companies Law, the board of directors of a public company must appoint an internal auditor based on the recommendation of the audit committee. The role of the internal auditor is, among other things, to examine whether a company’s actions comply with applicable law and orderly business procedure. Under the Companies Law, the internal auditor cannot be an interested party or an office holder or a relative of an interested party or an office holder, nor may the internal auditor be the company’s independent auditor or its representative. An “interested party” is defined in the Companies Law as: (i) a holder of 5% or more of the issued share capital or voting power in a company, (ii) any person or entity who has the right to designate one or more directors or to designate the chief executive officer of the company, or (iii) any person who serves as a director or as a chief executive officer of the company. As of the date of this prospectus, Innoviz has not yet appointed an internal auditor.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions—Collective Growth

Sponsor Shares

In December 2019, the Sponsor purchased 4,312,500 shares of Class B Stock for an aggregate purchase price of $25,000, or approximately $0.006 per share. The Sponsor subsequently transferred certain of the shares of Class B Stock to members of Collective Growth’s management team and their designees at the same price originally paid for such shares. In May 2020, an aggregate of 562,500 shares of Class B Stock were forfeited as a result of the underwriters not exercising their over-allotment option from the initial public offering, resulting in an aggregate of 3,750,000 shares of Class B Stock outstanding.

Collective Growth Private Placement Warrants

Simultaneously with the consummation of the Collective Growth IPO, Collective Growth consummated the private sale of 262,500 private units at a price of $10.00 per unit and 1,875,000 private warrants at $1.00 per warrant generating gross proceeds of $4.5 million. The private units and private warrants are identical to the units and warrants underlying the units sold in the Collective Growth IPO, except that the private warrants are not transferable, assignable or salable until 30 days after the completion of a business combination, subject to certain limited exceptions.

Agreements with Directors and Officers and their Affiliates

Collective Growth agreed to pay Tim Saunders, its Chief Financial Officer, $10,000 per month for six months, commencing upon consummation of the Collective Growth IPO, and to accrue $12,000 per month for six months from the date of the Collective Growth IPO for his services as Chief Financial Officer. Such amounts are not payable until, and are only payable upon, consummation of the Business Combination.

Commencing on the date of the Collective Growth IPO, Collective Growth has been obligated to pay Ocelot Capital Management LLC, an affiliate of certain of Collective Growth’s officers and directors, a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Business Combination or Collective Growth’s liquidation, these monthly fees will cease being owed.

Collective Growth also entered into indemnification agreements with each of its officers and directors.

Affiliate Loans

Prior to the closing of the Collective Growth IPO , the Sponsor loaned Collective Growth $150,000 to be used for a portion of the expenses of the Collective Growth IPO. Such loans were repaid upon consummation of the Collective Growth IPO.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor and Collective Growth’s officers and directors or their respective affiliates may, but are not obligated to, loan Collective Growth funds as may be required. If Collective Growth completes the Business Combination, Collective Growth would repay such loaned amounts, if any. In the event that the Business Combination does not close, Collective Growth may use a portion of the working capital held outside the trust account to repay such loaned amounts, if any, but no proceeds from the trust account would be used for such repayment. If made, up to $750,000 of such loans may be convertible into private units at a price of $10.00 per unit and $750,000 of such loans may be convertible into private warrants of Collective Growth at a price of $1.00 per warrant at the option of the lender.

Reimbursement of Expenses

Other than as described above, no compensation of any kind was or will be paid by Collective Growth to the Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Collective Growth’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, which totaled $                 as of the date of this proxy statement/prospectus. Collective Growth’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, officers, directors or its or their affiliates.

Registration Rights

The holders of Collective Growth’s shares prior to the Collective Growth IPO, as well as the holders of the private units and private warrants and any units or warrants the Sponsor or its affiliates may be issued in payment of working capital loans made to Collective Growth (and all underlying securities), are entitled to registration rights pursuant to an agreement signed on the effective date of the Collective Growth IPO. The holders of a majority of these securities are entitled to make up to two demands that Collective Growth register such securities. The holders of a majority of the private warrants or warrants issued in payment of working capital loans made to Collective Growth (or underlying securities) can elect to exercise these registration rights at any time after Collective Growth consummates a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to Collective Growth’s consummation of a business combination. Collective Growth or any successor entity will be obligated to bear the expenses incurred in connection with the filing of any such registration statements.

Certain Relationships and Related Person Transactions—Innoviz

Innoviz’s policy is to enter into transactions with related parties on terms that, on the whole, are no more or less favorable than those available from unaffiliated third parties. Based on Innoviz’s experience in the business sectors in which it operate and the terms of our transactions with unaffiliated third parties, Innoviz believes that all of the transactions described below met this policy standard at the time they occurred.

Rights of appointment

Innoviz’s current board of directors consists of five directors. Pursuant to Innoviz’s articles of association in effect prior to the business combination, certain of its shareholders had rights to appoint members of the board of directors.

All rights to appoint directors and observers will terminate upon the closing of this offering.

Agreements with directors and officers

Employment agreements.    Innoviz intends to enter into employment agreements with each of its executive officers in connection with this offering. The agreements will provide for the terms of each individual’s employment or service with Innoviz, as applicable, which have not yet been determined by Innoviz’s board of directors.

Options.    Since its inception, Innoviz has granted options to purchase its ordinary shares to its executive officers. Such ordinary shares issuable under these options are subject to contractual lock-up agreements with Innoviz or the underwriters.

Exculpation, indemnification and insurance.    The Innoviz Articles to be effective upon the closing of this offering permit it to exculpate, indemnify and insure certain of its office holders to the fullest extent permitted by the Companies Law. Innoviz intends to enter into agreements with certain office holders, exculpating them from a breach of their duty of care to Innoviz to the fullest extent permitted by law and undertaking to indemnify them to the fullest extent permitted by law, subject to certain exceptions, including with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance.

Material Agreements

See “Innoviz’s Business—Material Agreements” for a description of certain commercial contractual arrangements with BMW and Magna.

Approval of Related Party Transactions under Israeli Law

Fiduciary Duties of Directors and Executive Officers

The Companies Law codifies the fiduciary duties that office holders owe to a company. An office holder is defined in the Companies Law as a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of such person’s title, a director and any other manager directly subordinate to the general manager. Each person listed in the table under the section titled “Management Following the Business Combination” is an office holder under the Companies Law.

An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of loyalty requires that an office holder act in good faith and in the best interests of the company.

The duty of care includes a duty to use reasonable means to obtain:

•	information on the appropriateness of a given action submitted for his or her approval or performed by virtue of his or her position; and

•	all other important information pertaining to these actions.

The duty of loyalty includes a duty to:

•	refrain from any conflict of interest between the performance of his or her duties in the company and his or her personal affairs;

•	refrain from any activity that is competitive with the business of the company;

•	refrain from exploiting any business opportunity of the company in order to receive a personal gain for himself or herself or others; and

•	disclose to the company any information or documents relating to the company’s affairs which the office holder received as a result of his or her position as an office holder.

Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions

The Companies Law requires that an office holder promptly disclose to the board of directors any personal interest that he or she may have and all related material information known to him or her concerning any existing or proposed transaction with the company. A personal interest includes an interest of any person in an act or transaction of a company, including a personal interest of one’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director or general manager or in which he or she has the right to appoint at least one director or the general manager, but excluding a personal interest stemming solely from one’s ownership of shares in the company.

If it is determined that an office holder has a personal interest in a non-extraordinary transaction, approval by the board of directors is required for the transaction, unless the company’s articles of association provide for a different method of approval. Any transaction that is adverse to the company’s interests may not be approved by the board of directors.

Approval first by the company’s audit committee and subsequently by the board of directors is required for an extraordinary transaction, meaning any transaction that is not in the ordinary course of business, not on market terms or that is likely to have a material impact on the company’s profitability, assets or liabilities.

A director and any other office holder who has a personal interest in a transaction which is considered at a meeting of the board of directors or the audit committee may generally (unless it is with respect to a transaction which is not an extraordinary transaction) not be present at such a meeting or vote on that matter unless a majority of the directors or members of the audit committee, as applicable, have a personal interest in the matter. If a majority of the members of the audit committee or the board of directors has a personal interest in the approval of such a transaction then all of the directors may participate in deliberations of the audit committee or board of directors, as applicable, with respect to such transaction and vote on the approval thereof and, in such case, shareholder approval is also required.

Pursuant to the Companies Law, compensation arrangements such as insurance, indemnification or exculpation arrangements with office holders who are not the chief executive officer or a director require compensation committee approval and subsequent approval by the board of directors. Compensation arrangements need to comply with the compensation policy of the company. In special circumstances, the compensation committee and the board of directors may approve compensation arrangements that do not comply with the compensation policy of the company, subject to the approval of a majority vote of the shares present and voting at a shareholders meeting, provided that either: (a) such majority includes at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such compensation arrangement; or (b) the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in the compensation arrangement and who vote against the arrangement does not exceed two percent of the company’s aggregate voting rights (the “Special Majority Vote for Compensation”). In the event that the Special Majority Vote for Compensation is not obtained, the compensation committee and the board of directors may reconsider the compensation arrangement and approve it, after a detailed review.

Shareholder Duties

Pursuant to the Companies Law, a shareholder has a duty to act in good faith and in a customary manner toward the company and other shareholders and to refrain from abusing his or her power with respect to the company, including, among other things, in voting at a general meeting and at shareholder class meetings with respect to the following matters:

•	an amendment to the company’s articles of association;

•	an increase of the company’s authorized share capital;

•	a merger; or

•	interested party transactions that require shareholder approval.

In addition, a shareholder has a general duty to refrain from discriminating against other shareholders.

Certain shareholders also have a duty of fairness toward the company. These shareholders include any controlling shareholder as such term is used under the Companies Law, any shareholder who knows that it has the power to determine the outcome of a shareholder vote and any shareholder who has the power to appoint or to prevent the appointment of an office holder of the company or exercise any other rights available to it under the company’s articles of association with respect to the company. The Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty of fairness.

DESCRIPTION OF INNOVIZ ORDINARY SHARES

A summary of the material provisions governing the combined company’s share capital immediately following the completion of the Business Combination is described below. This summary is not complete and should be read together with the Innoviz Articles, a copy of which is appended to this proxy statement/prospectus as Annex         .

General

This section summarizes the material rights of the combined company shareholders under Israeli law, and the material provisions of the combined company’s amended articles that will become effective upon the effectiveness of the Business Combination.

Authorized Capitalization

The authorized share capital following the closing of the Business Combination will consist of                 Innoviz ordinary shares, no par value, of which                 shares will be issued and outstanding following the closing of this offering.

All of the outstanding Innoviz ordinary shares are validly issued, fully paid and non-assessable. The Innoviz ordinary shares are not redeemable and do not have any preemptive rights. All Innoviz ordinary shares have equal rights and are fully paid.

Innoviz’s board of directors may determine the issue prices and terms for such shares or other securities, and may further determine any other provision relating to such issue of shares or securities. Innoviz may also issue and redeem redeemable securities on such terms and in such manner as our board of directors shall determine. The board of directors may not make calls or assessments on the Innoviz ordinary shares.

The following descriptions of share capital and provisions of the Innoviz Articles are summaries and are qualified by reference to the Innoviz Articles to be effective upon the closing of the Business Combination. Copies of these documents will be filed with the SEC as exhibits to this registration statement. The description of the Innoviz ordinary shares reflects changes to Innoviz’s capital structure that will occur upon the closing of the Business Combination.

Election of Directors

Under the amended and restated articles of association to be effective upon completion of the Business Combination, the board of directors must consist of not less than    but no more than                directors. Pursuant to the amended and restated articles of association to be effective upon the closing of the Business Combination, each of our directors (other than the Perception director as discussed below) will be appointed by a simple majority vote of holders of our voting shares, participating and voting at an annual general meeting of our shareholders.

In addition, until the date on which Perception together with its permitted transferees beneficially own less than 50% of the total number of Innoviz shares Perception beneficially owns immediately following the consummation of the Business Combination, Perception shall be entitled to appoint, remove and replace one director, subject to the board composition rules under applicable law and the rules of any stock exchange on which the shares of Innoviz are then listed.

In addition, the directors are divided into three classes, one class being elected each year at the annual general meeting of Innoviz shareholders, and serve on the board of directors until the third annual general meeting following such election or re-election or until they are removed by a vote of     % of the total voting

power of the shareholders at a general meeting of Innoviz’s shareholders or upon the occurrence of certain events, in accordance with the Companies Law and the Innoviz Articles. In addition, the amended and restated articles of association allow Innoviz’s board of directors to fill vacancies on the board of directors or to appoint new directors up to the maximum number of directors permitted under the Innoviz Articles. Such directors serve for a term of office equal to the remaining period of the term of office of the directors(s) whose office(s) have been vacated or in the case of new directors, for a term of office according to the class to which such director was assigned upon appointment.

Authorized but Unissued Capital Stock

See “—Authorized Capitalization” above.

Listing, Register Number and Purpose

Upon the consummation of the Business Combination, the Innoviz ordinary shares are expected to be listed and traded on Nasdaq under the trading symbol, “INVZ.”

Innoviz’s registration number at the Israeli Registrar of Companies is (and, following the Business Combination, the combined company’s number is expected to remain) 515382422. The combined company’s purpose under its amended articles of association will include every lawful purpose or activity.

Dividend and Liquidation Rights

Innoviz may declare a dividend to be paid to the holders of the Innoviz ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. The Innoviz Articles will not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by the board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to the company’s most recently reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If a company does not meet such criteria, then it may distribute dividends only with court approval. In each case, Innoviz would only be permitted to distribute a dividend if its board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent it from satisfying its existing and foreseeable obligations as they become due.

In the event of Innoviz’s liquidation, after satisfaction of liabilities to creditors, its assets will be distributed to the holders of the Innoviz ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights which may be authorized in the future.

Shareholder Meetings

Under Israeli law, Innoviz is required to hold an annual general meeting of its shareholders once every calendar year and no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in the amended and restated articles of association as special meetings. The board of directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that the board of directors is required to convene a special meeting upon the written request of (i) any two or more of Innoviz’s directors or one-quarter or more of the members of Innoviz’s board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of Innoviz’s issued and outstanding shares and 1% or more of Innoviz’s outstanding voting power or (b) 5% or more of Innoviz’s outstanding voting power.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may generally be between four and 21 days prior to the date of the meeting, and in certain circumstances, between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders:

•	amendments to the articles of association;

•	appointment or termination of auditors;

•	appointment of external directors (to the extent required);

•	approval of certain related party transactions;

•	increases or reductions of authorized share capital;

•	a merger; and

•

the exercise of the board of director’s powers by a general meeting, if the board of directors is unable to exercise its powers and the exercise of any of its powers is required for proper management of the company.

The Companies Law requires that a notice of any annual general meeting or special meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Companies Law and the Innoviz Articles, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Voting Rights

All Innoviz ordinary shares will have identical voting and other rights in all respects.

Quorum

Pursuant to the amended and restated articles of association, holders of the Innoviz ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. The quorum required for Innoviz’s general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least 25% of the total outstanding voting rights. A meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by our shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described under “—Shareholder Meetings.”

Vote Requirements

The amended and restated articles of association provide that all shareholder resolutions require a simple majority vote, unless otherwise required by the Companies Law or by the amended and restated articles of association. Under the Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if such terms are not extraordinary) require a special majority approval, and approval of certain compensation-related matters require the approval described above under “Management Following the Business Combination—Committees of the Board of Directors—Compensation Committee” and “—Compensation Policy under the Companies Law.” Under the amended and restated articles of association, the alteration of the rights, privileges, preferences or obligations of any class of Innoviz’s shares requires a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting. The Innoviz Articles also provide that the removal of any director from office or the amendment of the provisions relating to Innoviz’s staggered board requires the vote of     % of the total voting power of its shareholders. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of a majority of the holders holding at least 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of the general meetings and the shareholder register, and, with respect to material shareholders, the articles of association, the financial statements, any document Innoviz is required by law to file publicly with the Israeli Companies Registrar or the Israeli Securities Authority and other documents as provided in the Companies Law. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. Innoviz may deny a request to review a document if it determines that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise impair its interests.

Changes in Capital

The Innoviz Articles enable Innoviz to increase or reduce its share capital. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by its shareholders at a general meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both the board of directors and an Israeli court.

Limitations on Liability and Indemnification of Officers and Directors

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate in advance an office holder from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. The Innoviz Articles to be effective following the closing of the Business Combination include such a provision. The company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

•

a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

•

reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

•

reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law and the Israeli Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;

•	a financial liability imposed on the office holder in favor of a third-party;

•	a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding; and

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the audit committee and the board of directors and, with respect to directors, also by shareholders.

The Innoviz Articles permit Innoviz to exculpate, indemnify and insure its office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. The office holders are currently covered by a directors and officers’ liability insurance policy.

Innoviz has entered into agreements with each of its directors and executive officers exculpating them, to the fullest extent permitted by law, from liability to Innoviz for damages caused to it as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on Innoviz’s activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

Effective as of the date of the close of this offering, the maximum indemnification amount set forth in such agreements is limited to an amount equal to the higher of $                and     % of Innoviz shareholder’s equity as reflected in Innoviz’s most recent consolidated financial statements prior to the date on which the indemnity payment is made. The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of Innoviz’s office holders as to which indemnification is being sought, nor is Innoviz aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Exclusive Jurisdiction of Certain Actions

Unless Innoviz consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Transfer Agent, Warrant Agent and Registrar

The transfer agent and registrar for the Innoviz ordinary shares is Continental Stock Transfer & Trust Company. Its address is 1 State Street, 30th Floor, New York, NY 10004, and its telephone number is (212) 509-4000.

Registration Rights

For a discussion of the registration rights that Innoviz will be granting to its existing shareholders, certain of Collective Growth’s existing stockholders, Perception and Antara, which will provide certain rights relating to the future registration and sale of shares of the combined company following the Business Combination, including, among others, (i) the right to cause the combined company to file a shelf registration statement pursuant to which such shares will be registered with the SEC for future resale and (ii) the right, under certain circumstances, to cause the combined company to initiate a resale of such shares in an underwritten public offering, please see “Agreements Entered into in Connection with the Business Combination Agreement—Registration Rights Agreement.”

Anti-Takeover Provisions

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company and who could as a result hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. A shareholder who had its shares so transferred may petition the court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This rule does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if the acquisition (i) occurs in the context of a private placement by the company that received shareholder approval, (ii) was from a shareholder holding 25% or more of the voting rights in the company and resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (iii) was from a holder of more than 45% of the voting rights in the company and resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer is accepted, then shareholders who did not respond to or that had objected the offer may accept the offer within four days of the last day set for the acceptance of the offer.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Companies Law are met, a majority of each party’s shareholders. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote, unless a court rules otherwise, if one of the merging companies (or any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of one of the merging companies) holds shares in the other merging company, the merger will not be deemed approved if a majority of the shares voted at the shareholders meeting by shareholders other than the other party to the merger, or by any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Companies Law, each merging company must inform its secured creditors of the proposed merger plans. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger is filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies is obtained.

Anti-Takeover Measures

The Companies Law allows Innoviz to create and issue shares having rights different from those attached to its ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of the closing of this offering, no preferred shares will be authorized under the amended and restated articles of association. In the future, if Innoviz does authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent Innoviz shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to the Innoviz Articles, which requires the prior approval of the holders of a majority of the voting power attaching to the issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law as described above in “—Voting Rights.” In addition, as disclosed under “—Election of Directors” Innoviz will have a classified board structure upon completion of this offering, which will limit the ability of any investor or potential investor or group of investors or potential investors to gain control of Innoviz’s board of directors.

DESCRIPTION OF INNOVIZ WARRANTS

Public Warrants

Each whole warrant entitles the registered holder to purchase one whole ordinary share of no par value of the combined company, subject to adjustment as discussed below, at any time commencing on the date of the consummation of the transactions contemplated by the Business Combination Agreement. Pursuant to the Existing Warrant Agreement, as amended by the Warrant Agreement Amendment, a warrantholder may exercise its warrants only for a whole number of Innoviz ordinary shares. This means that only a whole warrant may be exercised at any given time by a warrantholder. No fractional warrants will be issued and only whole warrants will trade. The warrants will expire at 5:00 p.m., New York City time on the date that is five years after the date of the consummation of the transactions contemplated by the Business Combination Agreement or earlier upon redemption or liquidation.

The combined company will not be obligated to deliver any Innoviz ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Innoviz ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the combined company satisfying its registration obligations. See “Agreements Entered into in Connection with the Business Combination Agreement—Registration Rights Agreement.” No warrant will be exercisable and the combined company will not be obligated to issue Innoviz ordinary shares upon exercise of a warrant unless Innoviz ordinary shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the combined company be required to net cash settle any warrant.

During any period when the combined company has failed to maintain an effective registration statement, warrant holders may, until such time as there is an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

The combined company may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•

if, and only if, the reported last sale price of the Innoviz ordinary shares of the combined company equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing on the date of the consummation of the transactions contemplated by the Business Combination Agreement and ending three business days before the combined company sends the notice of redemption to the warrantholders.

If and when the warrants become redeemable by the combined company, the combined company may not exercise its redemption right if the issuance of Innoviz ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the combined company is unable to effect such registration or qualification. The combined company will use its best efforts to register or qualify such Innoviz ordinary shares under the blue sky laws of the state of residence in those states in which the warrants were offered by us in this offering.

The combined company established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the combined company issues a notice of redemption of the warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Innoviz ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If the combined company calls the warrants for redemption as described above, its management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the combined company’s management will consider, among other factors, its cash position, the number of warrants that are outstanding and the dilutive effect on its shareholders of issuing the maximum number of Innoviz ordinary shares issuable upon the exercise of the combined company’s warrants. If the combined company’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of Innoviz ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Innoviz ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Innoviz ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the combined company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Innoviz ordinary shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. This may be an attractive option to the combined company if it does not need the cash from the exercise of the warrants. If the combined company calls the warrants for redemption and management does not take advantage of this option, holders of private warrants would still be entitled to exercise their private warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below. See “—Private Warrants.”

A holder of a warrant may notify the combined company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the Innoviz ordinary shares outstanding immediately after giving effect to such exercise.

If the number of outstanding Innoviz ordinary shares is increased by a stock dividend payable in Innoviz ordinary shares, or by a split-up of Innoviz ordinary shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Innoviz ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the number of outstanding Innoviz ordinary shares. A rights offering to holders of Innoviz ordinary shares entitling holders to purchase Innoviz ordinary shares at a price less than the fair market value will be deemed a share dividend of a number of Innoviz ordinary shares equal to the product of (i) the number of Innoviz ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Innoviz ordinary shares) and (ii) one (1) minus the quotient of (x) the price per Innoviz ordinary share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Innoviz ordinary shares, in determining the price payable for Innoviz ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Innoviz ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Innoviz ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the combined company, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Innoviz ordinary shares on account of such Innoviz ordinary shares (or other shares of the combined company’s capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Innoviz ordinary share in respect of such event.

If the number of outstanding Innoviz ordinary shares is decreased by a consolidation, combination, reverse stock split or reclassification of Innoviz ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Innoviz ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Innoviz ordinary shares.

Whenever the number of Innoviz ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Innoviz ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Innoviz ordinary shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Innoviz ordinary shares (other than those described above or that solely affects the par value of such Innoviz ordinary shares), or in the case of any merger or consolidation of the combined company with or into another corporation (other than a consolidation or merger in which the combined company is the continuing corporation and that does not result in any reclassification or reorganization of the combined company’s outstanding Innoviz ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the combines company as an entirety or substantially as an entirety in connection with which it is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Innoviz ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Innoviz ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Innoviz ordinary shares in such a transaction is payable in the form of Class A Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Existing Warrant Agreement, as amended by the Warrant Agreement Amendment, based on the Black-Scholes value (as defined in the Existing Warrant Agreement, as amended by the Warrant Agreement Amendment) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants will be issued in registered form pursuant to the Existing Warrant Agreement, as amended by the Warrant Agreement Amendment, by and between Continental Stock Transfer & Trust Company, as warrant agent, and the combined company. You should review a copy of the Warrant Agreement Amendment, which is filed as an exhibit to this proxy statement/prospectus, and the Existing Warrant Agreement for a complete description of the terms and conditions applicable to the warrants. The Existing Warrant Agreement, as amended, provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the combined company, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of Innoviz ordinary shares and any voting rights until they exercise their warrants and receive Innoviz ordinary shares. After the issuance of Innoviz ordinary shares upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the combined company will, upon exercise, round down to the nearest whole number of Innoviz ordinary shares to be issued to the warrantholder.

Private Warrants

The warrants issued to Perception, Antara Capital Master, and Company Management at the Effective Time will be considered private warrants. The private warrants are identical to the public warrants, except that the private warrants and the Innoviz ordinary shares issuable upon the exercise of the private warrants will not be transferable, assignable or saleable until 30 days after the consummation of the Business Combination, subject to certain limited exceptions.

Additionally, the private warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by Perception, Antara Capital Master, or Company Management, or their permitted transferees. If the private warrants are held by someone other than Perception, Antara Capital Master, or Company Management or their permitted transferees, the private warrants will be redeemable by the combined company and exercisable by such holders on the same basis as the public warrants. If holders of the private warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of Innoviz ordinary shares equal to the quotient obtained by dividing (x) the product of the number of shares of Innoviz ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of the Innoviz ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

COMPARISON OF RIGHTS OF INNOVIZ SHAREHOLDERS

AND COLLECTIVE GROWTH STOCKHOLDERS

The rights of the shareholders of Innoviz and the relative powers of the Innoviz board of directors are governed by the laws of the State of Israel and the Innoviz Articles of Association. As a result of the Transactions, securities held by the Collective Growth securityholders will be canceled and automatically converted into the right to receive Innoviz ordinary shares and/or Innoviz warrants. Each Innoviz ordinary share will be issued in accordance with, and subject to the rights and obligations of, the Innoviz Articles which will be effective upon the consummation of the Transactions, in substantially the form attached hereto as Annex         . Because Innoviz will be, at the Effective Time, a company organized under the laws of the State of Israel, the rights of the stockholders of Collective Growth will be governed by Israeli law and the Innoviz Articles.

Many of the principal attributes of Innoviz ordinary shares and Collective Growth Common Stock will be similar. However, there are differences between the rights of shareholders of Innoviz under Israeli law and the rights of stockholders of Collective Growth, as in effect prior to the consummation of the Transactions under the DGCL. In addition, there are differences between the Innoviz Articles as such will be in effect from and after the consummation of the Transactions and the SPAC Charter and bylaws of Collective Growth.

The following is a summary comparison of the material differences between the rights of Collective Growth securityholders under the SPAC Charter, Collective Growth bylaws and the DGCL, and the rights of Innoviz shareholders under Israeli law and the Innoviz Articles to be effective upon consummation of the Transactions. The discussion in this section does not include a description of rights or obligations under the United States federal securities laws or Nasdaq listing requirements or of Innoviz’s or Collective Growth’s governance or other policies.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Companies Law, the Innoviz Articles, the DGCL and the SPAC Charter and bylaws of Collective Growth as they will be in effect from and after the Effective Time. The SPAC Charter filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You are also urged to carefully read the relevant provisions of the Companies Law and the DGCL for a more complete understanding of the differences between being a shareholder of Innoviz and a stockholder of Collective Growth.

	Innoviz	Collective Growth
Authorized and Outstanding Capital Stock	Upon the closing of the Transactions, Innoviz’s authorized capital shall include only one class of ordinary shares, of no par value. The aggregate share capital of Innoviz is Innoviz ordinary shares.

The authorized capital stock of Collective Growth is 110,000,000 shares of Collective Growth Common Stock, par value $0.0001 per share, of which 100,000,000 shares are designated as Class A Stock and 10,000,000 shares are designated as Class B Stock, and 1,000,000 shares of preferred stock, par value $0.0001 per share. Pursuant to the Collective Growth Charter, prior to the closing of the Transactions, the shares of Class B Stock will automatically convert into shares of Class A Stock on a one-for-one basis..

	Innoviz	Collective Growth
Special Meetings of Shareholders or Stockholders

Pursuant to the Companies Law, the Innoviz board of directors may whenever it thinks fit convene an extraordinary general meeting, and, as provided in the Companies Law, it shall be obliged to do so upon (i) the demand of two directors or one quarter of the serving directors; (ii) the demand of one or more shareholders holding at least five percent of Innoviz’s issued and outstanding share capital and one percent or more of Innoviz voting rights; or (iii) the demand of one or more shareholders holding at least five percent of Innoviz’s voting rights.

Except as otherwise provided by law or the SPAC Charter, special meetings of stockholders may only be called by a majority of the board of directors, or the President or the Chairman, or by the Secretary upon the written request of stockholders owning a majority of the issued and outstanding Collective Growth Common Stock then entitled to vote.
Action by Written Consent	The Companies Law prohibits shareholder action by written consent in public companies such as Innoviz.

No action required or permitted to be taken by the stockholders of Collective Growth at an annual or special meeting may be taken by written consent, except that any action required or permitted to be taken by the holders of the Class B Stock may be effected by written consent.

Quorum	The quorum required for either an annual (regular) or a special general meeting of Innoviz’s shareholders consists of at least two Innoviz shareholders present in person or by proxy holding shares conferring in the aggregate at least 25% of the voting rights of Innoviz. If a Innoviz shareholder meeting that was convened by the Innoviz board of directors and no quorum is present within half an hour from the time appointed for the meeting, the meeting shall be adjourned to the same day one week later at the same time and place, or to such day and at such time and place as indicated in the notice of such meeting, or to such other day, time and place as the chairman of the meeting may determine. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

Except as otherwise provided by the DGCL, or the SPAC Charter, the holders of a majority of the outstanding shares of Collective Growth Common Stock entitled to vote at the meeting shall constitute a quorum, present in person or by proxy, at a meeting of stockholders for the transaction of any business.

If a quorum is not present at any meeting of the stockholders, the holders of a majority of the outstanding shares of Collective Growth Common Stock entitled to vote at such, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. If the meeting is adjourned for more than thirty (30) days, or if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each

	Innoviz	Collective Growth
stockholder entitled to vote at the meeting. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.
Notice of Meetings

Pursuant to the Companies Law and the regulations promulgated thereunder, Innoviz shareholder meetings generally require prior notice of not less than 21 days and, for certain matters specified in the Companies Law, not less than 35 days. Pursuant to Innoviz’s Articles of Association, Innoviz is not required to deliver or serve prior notice of general meetings of Innoviz shareholders or of any adjournments thereof to any Innoviz shareholder, and notice by Innoviz which is published on its website, https://innoviz.tech/, and on the SEC’s EDGAR database or similar publication via the internet shall be deemed to have been duly given on the date of such publication to all Innoviz shareholders.

Except as otherwise provided in the DGCL, notice of meetings shall be given not less than 10 nor more than 60 days before the date of the meeting.
Advance Notice Provisions	Pursuant to the Companies Law and the General Meeting Regulations, the holder(s) of at least one percent of Innoviz’s voting rights may propose any matter appropriate for deliberation at a Innoviz shareholder meeting to be included on the agenda of a Innoviz shareholder meeting, including nomination of candidates for directors, generally by submitting a proposal within seven days of publicizing the convening of a Innoviz shareholder meeting, or, if Innoviz publishes a preliminary notice at least 21 days prior to publicizing the convening of a Innoviz shareholder meeting stating its intention to convene such meeting and the agenda thereof, within 14 days of such preliminary notice. Any such proposal must further comply with the information requirements under applicable law and Innoviz’s Articles of Association.	The Collective Growth Bylaws state that in order for a stockholder of Collective Growth to propose nominations of candidates to be elected as directors or any other proper business to be considered by stockholders at the annual meeting, such stockholder must, among other things, provide notice thereof in writing to the Secretary at the principal executive offices of Collective Growth not less than sixty (60) days nor more than ninety (90) days prior to the meeting (provided that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice, must be delivered no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual

	Innoviz	Collective Growth

meeting was mailed or such public disclosure was made, whichever first occurs.) Such notice must contain, among other things, certain information about the stockholder giving the notice (and any beneficial owner, if any, on whose behalf the nomination or proposal is made) and certain information about any nominee or other proposed business.

Bylaw Amendments	No equivalent provision.

Subject to any additional vote required by the SPAC Charter, the board of directors is expressly authorized to adopt, amend or repeal the Collective Growth Bylaws. Notwithstanding the foregoing, such power shall not divest or limit the power of the stockholders of Collective Growth to adopt, amend or repeal the Collective Growth Bylaws.

Charter Amendments	According to Innoviz’s Articles of Association, all Innoviz shareholder resolutions, including amendments to Innoviz’s Articles of Association, generally require a majority of the voting power represented at the meeting and voting thereon. In addition, the affirmative vote of the holders of at least % of the voting power of the Company’s shareholders shall be required to amend or alter Article 33 (relating to the number of directors); Article 34 and Article 37(e) (relating to the Election and Removal of Directors).

Pursuant to the DGCL, the affirmative vote of the holders of a majority of the voting power of the Collective Growth Common Stock entitled to vote thereon is required to amend, alter, or repeal provisions of the SPAC Charter, subject to any additional vote required therein. In addition, for so long as any shares of Class B Stock shall remain outstanding, the, affirmative vote of the holders of a majority of the shares of Class B Stock outstanding, voting separately as a single class, shall be required to amend, alter or repeal any provision of the SPAC Charter, in a manner that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Stock; and the affirmative vote of the holders of at least 65% of all outstanding shares of Collective Growth Common Stock, shall be required to amend Article Sixth during a Target Business Acquisition Period (as defined therein).

Size of Board, Election of Directors	Innoviz’s Articles of Association provide that the number of directors	The Collective Growth Bylaws provide that the number of directors

Innoviz	Collective Growth

shall be not less than                or more than                , including any external directors, if any are elected. There are currently                directors serving on the Innoviz board of directors.

Under Innoviz’s Articles of Association, the directors of Innoviz (except for any external director that may be elected under the Companies Law, whose term is determined in accordance with the Companies Law as discussed below) and the Perception Director (as defined below) are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that from the annual general meeting of 2021 and after, each year the term of office of only one class of directors will expire.

Under Innoviz’s Articles of Association, Perception has the right to appoint, replace and remove one director to our board of directors so long it beneficially holds, together with any permitted transferee, in the aggregate at least                Innoviz ordinary shares, which is equal to fifty percent (50%) of the total number of Innoviz ordinary shares, Perception beneficially owned as of the date of the adoption of Innoviz’s Articles of Association (the “Perception Director”). The appointment of the Perception Director is subject to the board composition rules under applicable law and the rules of any stock exchange on which the Innoviz ordinary shares are then listed and shall be not less than one (1) or more than nine (9).

Under the SPAC Charter, the directors are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of their successor, or their earlier death, resignation, or removal.

	Innoviz	Collective Growth

shall be reasonably acceptable to the board of directors.

Under the Companies Law, a public company must have at least two external directors who meet certain independence and non-affiliation criteria. In addition, although not required by Israeli law, Innoviz may classify directors as “independent directors” (director bilti taluy) pursuant to the Companies Law if they meet certain conditions provided in the Companies Law. Pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including Nasdaq, may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors. In accordance with these regulations, Innoviz has elected to “opt out” from the Companies Law requirement to appoint external directors.

Removal of Directors

The Innoviz shareholders may, by a vote of least     % of the total voting power of the Company’s shareholders, remove any director (other than the Perception Director) from office, and elect a new director instead.

If Perception is no longer entitled to appoint a director, then the Perception Director shall be removed at the earlier of: (i) a resolution adopted by the board of directors (excluding the Perception Director then on the board of directors), or (ii) at the next annual general meeting of Innoviz’s shareholders.

Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote an election of directors, provided, that for as so long as the Collective Growth’s board is classified, stockholders may effect such removal only for cause.
Board Vacancies and Newly Created Directorships	Innoviz’s Articles of Association provide that in the event that one or more vacancies are created on the Innoviz board of directors, however arising, including a situation in which the number of directors is less than the maximum number permitted, the	Except as otherwise provided in the DGCL, in the interim between annual meetings of stockholders or special meetings of stockholders, vacancies and newly created directorships shall be filled solely by a majority vote of the remaining directors then in office,

	Innoviz	Collective Growth

continuing directors may continue to act in every matter and the board of directors may appoint directors to temporarily fill any such vacancy. If not filled by the board of directors, any vacancy may be filled by a shareholder resolution. Notwithstanding the foregoing, subject to Innoviz’s Articles of Association, a vacancy in the seat on the board of directors held by a Perception Director may only be filled by Perception.

In the event that the vacancy creates a situation where the number of directors is less than                , the continuing directors may only act (i) in an emergency, or (ii) to fill the office of a director which has become vacant, or (iii) in order to call a general meeting of the Innoviz shareholders for the purpose of electing directors to fill any and all vacancies.

Each director appointed as a result of a vacancy shall hold office for the remaining period of time during which the director whose service has ended would have held office, or in case of a vacancy due to the number of directors serving being less than the maximum number, the board of directors shall determine at the time of appointment the class to which the additional director shall be assigned.

even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders, and such director so chosen shall hold office until the next election of the class for which such director was chosen and until his successor shall be elected and qualified.
Corporate Opportunity	No equivalent provision.	The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to Collective Growth or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or

	Innoviz	Collective Growth

officers of Collective Growth unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of Collective Growth and such opportunity is one Collective Growth is legally and contractually permitted to undertake and would otherwise be reasonable for Collective Growth to pursue.

Exclusive Forum	Innoviz’s Articles of Association provide that unless Innoviz consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the for the resolution of any complaint asserting a cause of action arising under the Securities Act.

The SPAC Charter provides, that unless Collective Growth consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on behalf of Collective Growth; any action asserting a breach of fiduciary duty; any action asserting a claim arising pursuant to the DGCL, the SPAC Charter or Collective Growth Bylaws; or any action asserting a claim against Collective Growth that is governed by the internal affairs doctrine, except for, in each of the above actions, any claim as to which the Court of Chancery determines it lacks jurisdiction. This provision will not apply to actions which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery; which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery; which the Court of Chancery does not have subject matter jurisdiction; and claims arising under the Securities Act, the Exchange Act or other claims for which there is concurrent or exclusive federal jurisdiction.

Limitation of Liability	Innoviz’s Articles of Association provide that Innoviz may, subject and pursuant to the provisions of the Companies Law or other additionally applicable law, exempt Innoviz	Directors shall not be liable to Collective Growth for monetary damages for breach of fiduciary duty as a director, except to the extent such

	Innoviz	Collective Growth
	directors and officers from and against all liability for damages due to any breach of such director’s or officer’s duty of care to Innoviz.	exculpation from liability is prohibited by the DGCL.
Indemnification and Advancement	Innoviz’s Articles of Association provide that Innoviz may, subject and pursuant to the provisions of the Companies Law, the Israeli Securities Laws and the Israeli Economic Competition Law, 5748-1988, or any other additionally applicable law, indemnify and insure a director or officer of Innoviz for all liabilities and expenses incurred by him or her arising from or as a result of any act (or omission) carried out by him or her as a director or officer of Innoviz and which is indemnifiable pursuant to applicable law, to the fullest extent permitted by law. The Companies Law provides that undertakings to indemnify a director or officer for such liabilities (but not for such legal expenses) be limited to specified foreseeable events and to reasonable maximum amounts.

Collective Growth shall indemnify, to the fullest extent permitted by the DGCL, any person from all liabilities and expenses incurred by him or her by reason of the fact that he or she is or was a director, officer, employee or agent of Collective Growth, or is or was serving at the request of the Collective Growth as a director, officer, employee or agent of another entity.

Collective Growth shall, in advance, pay the expenses, including attorney fees, incurred by an indemnified person in defending any proceeding, provided that, to the extent required by law, such advancement shall be made only upon the receipt of an undertaking that the indemnified person will repay amounts advanced if it is determined that such person was not entitled to indemnification.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT OF INNOVIZ AND THE COMBINED COMPANY

The following table and accompanying footnotes set forth information known to Innoviz regarding (i) the actual beneficial ownership of the Innoviz ordinary shares and the Innoviz preferred shares, as of                    , 2021 and (ii) expected beneficial ownership of the combined company immediately following consummation of the Business Combination, assuming no public shares of Collective Growth are redeemed, and alternatively that all public shares of Collective Growth are redeemed, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding ordinary shares or Innoviz preferred shares or ordinary shares of the combined company, as applicable;

•	each of Innoviz’s current directors and named executive officers;

•	each person who will become a director or named executive officer of the combined company; and

•	all directors and officers of Innoviz, as a group, and of the combined company, as a group.

The beneficial ownership of Innoviz is based on                Innoviz ordinary shares and                Innoviz preferred shares issued and outstanding as of                    , 2021. In computing the number of ordinary shares and preferred shares beneficially owned by a person and the percentage ownership of such person, Innoviz deemed to be outstanding all Innoviz ordinary shares and Innoviz preferred shares subject to options held by the person that are currently exercisable or exercisable within 60 days of                    , 2021. Innoviz did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

The expected beneficial ownership of the combined company’s ordinary shares, assuming no public shares of Collective Growth are redeemed, has been determined based upon the following: (i) no public stockholder of Collective Growth has exercised its redemption rights to receive cash from Collective Growth’s Trust Account in exchange for its public shares and Collective Growth has not issued any additional shares of Class A Stock; (ii)                ordinary shares have been issued pursuant to the Subscription Agreements; and (iii) there will be an aggregate of                ordinary shares of the combined company issued and outstanding at the closing of the Business Combination.

The expected beneficial ownership of shares of the combined company’s ordinary shares, assuming all public shares of Collective Growth have been redeemed, has been determined based on the following: (i) public stockholders have exercised their redemption rights with respect to approximately                shares of Class A Stock; (ii)                ordinary shares have been issued pursuant to the Subscription Agreements; and (iii) there will be an aggregate of                ordinary shares of the combined company issued and outstanding at the closing of the Business Combination.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

	Before the Business Combination					After the Business Combination
	Ordinary Shares		Preferred Shares			Assuming No Redemption		Assuming Redemption of All Public Shares
Name of Beneficial Owner	Number of Ordinary Shares Beneficially Owned	Percentage of Class	Number of Shares Beneficially Owned	Percentage of Class	All Capital Stock Percentage Outstanding	Number of Share Beneficially Owned	Percentage of Class	Number of Shares Beneficially Owned	Percentage of Class
5% Shareholders:
Directors and Named Executive Officers:
Directors and executive officers as a group ( persons)

SHAREHOLDER PROPOSALS AND NOMINATIONS

If the business combination is completed, Innoviz shareholders will be entitled to attend and participate in Innoviz annual general meetings of shareholders. Innoviz will provide notice of the date on which its annual general meeting will be held in accordance with the Innoviz Articles and the Companies Law.

APPRAISAL RIGHTS

Under Section 262 of the General Corporation Law of the State of Delaware, the holders of Collective Growth Common Stock and Collective Growth warrants will not have appraisal rights in connection with the Business Combination.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with Collective Growth’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Collective Growth Corporation, 1805 West Avenue, Austin, TX 78701. Following the Business Combination, such communications should be sent in care of Innoviz, 2 Amal Street, Afek Industrial Park, Rosh HaAin, Israel 4809202. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all nonmanagement directors.

LEGAL MATTERS

The legality of the Innoviz ordinary shares and warrants offered by this proxy statement/prospectus and certain other Israeli legal matters will be passed upon for Innoviz by Meitar | Law Offices, Ramat Gan, Israel. Certain legal matters relating to U.S. law will be passed upon for Innoviz by Latham & Watkins LLP, Houston, Texas. Certain legal matters will be passed upon for Collective Growth by Graubard Miller, New York, New York.

EXPERTS

The consolidated financial statements of Innoviz and its subsidiaries as of December 31, 2019 and December 31, 2018, and for each of the two years in the period ended December 31, 2019, appearing in this proxy statement/prospectus, have been so included in reliance on the report of Kost Forer Gabbay & Kassierer, a member firm of Ernst & Young Global, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Collective Growth as of December 31, 2019 and for the period from December 10, 2019 (inception) through December 31, 2019 included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Collective Growth to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given upon such firm as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Collective Growth and service providers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of Collective Growth’s proxy statement. Upon written or oral request, Collective Growth will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of such document was delivered and who wishes to receive separate copies of such document. Stockholders receiving multiple copies of such document may likewise request that Collective Growth delivers single copies of such document in the future. Stockholders may notify Collective Growth of their requests by calling or writing Collective Growth at its principal executive offices at 1805 West Avenue, Austin, Texas 78701 or (512) 358-9085.

ENFORCEABILITY OF CIVIL LIABILITY

Innoviz is a company incorporated under the laws of the state of Israel. Accordingly, you may have difficulty serving legal process within the United States upon Innoviz. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Innoviz in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that Israeli courts would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Innoviz may be served with process in the United States with respect to actions against Innoviz arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Innoviz’s securities by serving Innoviz’s U.S. agent irrevocably appointed for that purpose.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Innoviz’s securities is                .

WHERE YOU CAN FIND MORE INFORMATION

Innoviz has filed a registration statement on Form F-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Collective Growth files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Collective Growth at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, Collective Growth’s corporate website at https://collectivegrowthcorp.com. Collective Growth’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Collective Growth Corporation

1805 West Avenue

Austin, Texas 78701

Telephone: (512) 358-9085

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the special meeting, or no later than                    , 2021.

All information contained in this proxy statement/prospectus relating to Innoviz has been supplied by Innoviz, and all such information relating to Collective Growth has been supplied by Collective Growth. Information provided by one another does not constitute any representation, estimate or projection of the other.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

INNOVIZ TECHNOLOGIES LTD.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Innoviz Technologies Ltd., (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, convertible preferred shares and Stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2019 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1e to the financial statements, the Company has suffered recurring losses from operations, has a negative cash-flow from operating activities, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1e. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. As part of our audits we are required to obtain an understanding of internal controls over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

KOST FORER GABBAY & KASIERER

A Member of Ernst & Young Global

We have served as the Company’s auditor since 2016.

January 11, 2021, except as to Note 17, as to which the date is February     , 2021.

Tel-Aviv, Israel

The foregoing report is in the form that will be signed upon the completion of the reverse stock split described in Note 17 to the consolidated financial statements.

/s/ KOST FORER GABBAY & KASIERER

A Member of Ernst & Young Global

Tel-Aviv, Israel

January 11, 2021

INNOVIZ TECHNOLOGIES LTD.

Consolidated Balance Sheets

(In Thousands, except Stock and per Stock Data)

	December 31,		September 30,
	2018	2019	2020
			Unaudited
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$18,555	$72,792	$57,952
Short Term Deposits	—	34,720	—
Short-term Restricted Cash	8	8	8
Account Receivable	59	1,021	1,899
Prepaid Expenses and other Current Assets	3,172	1,918	1,807
Inventory	1,141	1,341	885

Total Current Assets	22,935	111,800	62,551

NON-CURRENT ASSETS:
Restricted Deposits	637	627	807
Property and Equipment, net	7,162	11,339	12,407
Other assets	—	98	152

Total long-term assets	7,799	12,064	13,366

TOTAL ASSETS	$30,734	$123,864	$75,917

LIABILITIES
CURRENT LIABILITIES:
Trade Payables	$9,397	$7,145	$3,761
Accrued Expenses and other short-term payables	9,239	3,674	4,973
Deferred Revenue	95	463	333
Employees and Payroll Accruals	3,193	3,417	4,447

Total Current Liabilities	21,924	14,699	13,514

Long Term Deferred Revenue	1,253	3,473	3,473
Long Term Loan	366	2,325	2,124

Total Long-Term Liabilities	1,619	5,798	5,597

Convertible Preferred Stock
Series A Convertible Preferred Stocks of no-par value; 20,418,207 Shares Authorized, Issued and outstanding as of December 31, 2018 December 31, 2019 and September 30, 2020 (unaudited), respectively.	9,000	9,000	9,000
Series B Convertible Preferred Stocks of no-par value; 15,906,051 Shares Authorized, Issued and outstanding as of December 31, 2018 December 31, 2019 and September 30, 2020 (unaudited), respectively.	66,348	66,348	66,348
Series B-1 Convertible Preferred Stocks of no-par value; 3,032,940 Shares Authorized, Issued and outstanding as of December 31, 2018 December 31, 2019 and September 30, 2020 (unaudited), respectively.	12,500	12,500	12,500
Series C Convertible Redeemable Preferred Stocks of no-par value; 0, 28,973,439 and 28,973,439 Shares authorized as of December 31, 2018 December 31, 2019 and September 30, 2020, respectively; 0 , 28,215,999, and 28,215,999 Shares issued and outstanding as of December 31, 2018 December 31, 2019 and September 30, 2020 (unaudited), respectively.	—	161,233	161,233

Total convertible preferred stock	87,848	249,081	249,081

STOCKHOLDERS’ DEFICIT:

Common stock of no-par value; 136,239,405, 107,265,966 and 107,265,966 Shares authorized as of December 31, 2018 December 31, 2019 and September 30, 2020 (unaudited), respectively; 15,078,779, 15,855,287, and 16,689,138 Shares issued and outstanding as of December 31, 2018 December 31, 2019 and September 30, 2020 (unaudited), respectively.

	* )	* )	* )
Additional Paid-In Capital	1,934	4,178	6,780
Accumulated Deficit	(82,591)	(149,892)	(199,055)

Total Stockholders’ Deficit	(80,657)	(145,714)	(192,275)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$30,734	$123,864	$75,917

*) Represents an amount lower than $1.

See accompanying notes to Consolidated Financial Statements.

INNOVIZ TECHNOLOGIES LTD.

Consolidated Statements of Operations

(In thousands, except Stock and per Stock Data)

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
			Unaudited
Revenues	$62	$1,575	$1,005	$3,680
Cost of Revenues	(53)	(1,986)	(956)	(5,097)

Gross Profit / (Loss)	9	(411)	49	(1,417)
Operating Expenses:
Research and Development	$48,319	$59,376	$45,348	$41,894
Sales and Marketing	5,511	6,481	4,982	3,941
General and Administrative	2,440	3,190	2,327	2,508

Total Operating Expenses	56,270	69,047	52,657	48,343

Operating Loss	(56,261)	(69,458)	(52,608)	(49,760)
Financial (Expenses) Income, net	(107)	2,167	1,162	626

Loss before Taxes	(56,368)	(67,291)	(51,446)	(49,134)
Taxes on Income	(32)	(10)	(7)	(29)

Net Loss	$(56,400)	$(67,301)	$(51,453)	$(49,163)

Net Income (Loss) per Stock attributable to Common Stockholders:
Basic and Diluted	$(4.14)	$(5.22)	$(3.95)	$(3.77)

Weighted-Average Stocks used in computing Net Income (Loss) per Stock attributable to Common Stockholders
Basic and Diluted	15,039,814	15,524,845	15,421,176	16,420,146

See accompanying notes to Consolidated Financial Statements.

INNOVIZ TECHNOLOGIES LTD.

Consolidated Statements of convertible Preferred Stocks and Stockholders’ Deficit

(In Thousands, except Stock and per Stock Data)

	Convertible Preferred Stock
	Preferred Stocks A		Preferred Stocks B		Preferred Stocks B-1		Preferred Stocks C		Total	Common Stock				Additional Paid-in	Accumulated	Total Stockholder’s
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Amount	Number	Amount			Capital	Deficit	Equity (Deficit)
Balance as of January 1, 2018	20,418,207	$9,000	15,906,051	$66,348	3,032,940	$12,500	—	$—	$87,848	15,004,739	$	*	)	$547	$(26,191)	$(25,644)
Exercise of Options	—	—	—	—	—	—	—	—	—	74,040		*	)	10	—	10
Stock Based Compensation	—	—	—	—	—	—	—	—	—	—		—		1,377	—	1,377
Net Loss	—	—	—	—	—	—	—	—	—	—		—		—	(56,400)	(56,400)

Balance as of December 31, 2018	20,418,207	$9,000	15,906,051	$66,348	3,032,940	$12,500	—	$—	$87,848	15,078,779	$	*	)	$1,934	$(82,591)	$(80,657)
Issuance of Preferred Stocks C	—	—	—	—	—	—	28,215,999	161,233	161,233	—		—		—	—	—
Exercise of Options	—	—	—	—	—	—	—	—	—	776,508		*	)	73	—	73
Stock Based Compensation	—	—	—	—	—	—	—	—	—	—		—		2,171	—	2,171
Net Loss	—	—	—	—	—	—	—	—	—	—		—		—	(67,301)	(67,301)

Balance as of December 31, 2019	20,418,207	$9,000	15,906,051	$66,348	3,032,940	$12,500	28,215,999	$161,233	$249,081	15,855,287	$	*	)	$4,178	$(149,892)	$(145,714)

*)	Represents an amount lower than $ 1.

See accompanying notes to Consolidated Financial Statements.

INNOVIZ TECHNOLOGIES LTD.

Consolidated Statements of convertible Preferred Stocks and Stockholders’ Deficit

(In Thousands, except Stock and per Stock Data)

	Convertible Preferred Stock
	Preferred Stocks A		Preferred Stocks B		Preferred Stocks B-1		Preferred Stocks C		Total	Common Stock				Additional Paid-in	Accumulated	Total Stockholder’s
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Amount	Number	Amount			Capital	Deficit	Equity (Deficit)
Balance as of January 1, 2019	20,418,207	$9,000	15,906,051	$66,348	3,032,940	$12,500	—	$—	$87,848	15,078,779	$	*	)	$1,934	$(82,591)	$(80,657)
Issuance of Preferred Stocks C	—	—	—	—	—	—	28,215,999	161,233	161,233	—		—		—	—	—
Exercise of Options	—	—	—	—	—	—	—	—	—	733,176		*	)	57	—	57
Stock Based Compensation	—	—	—	—	—	—	—	—	—	—		—		1,714	—	1,714
Net Loss	—	—	—	—	—	—	—	—	—	—		—		—	(51,453)	(51,453)

Balance as of September 30, 2019 (unaudited)	20,418,207	$9,000	15,906,051	$66,348	3,032,940	$12,500	28,215,999	$161,233	$249,081	15,811,955	$	*	)	$3,705	$(134,044)	$(130,339)
Balance as of January 1, 2020	20,418,207	$9,000	15,906,051	$66,348	3,032,940	$12,500	28,215,999	$161,233	$249,081	15,855,287	$	*	)	$4,178	$(149,892)	$(145,714)
Exercise of Options	—	—	—	—	—	—	—	—	—	833,851				219	—	219
												*	)
Stock Based Compensation	—	—	—	—	—	—	—	—	—	—		—		2,383	—	2,383
Net Loss	—	—	—	—	—	—	—	—	—	—		—		—	(49,163)	(49,163)

Balance as of September 30, 2020 (unaudited)	20,418,207	$9,000	15,906,051	$66,348	3,032,940	$12,500	28,215,999	$161,233	$249,081	16,689,138	$	*	)	$6,780	$(199,055)	$(192,275)

*)	Represents an amount lower than $ 1.

See accompanying notes to Consolidated Financial Statements.

INNOVIZ TECHNOLOGIES LTD.

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
			Unaudited
Cash Flows from Operating Activities:
Net Loss	$(56,400)	$(67,301)	$(51,453)	$(49,163)
Adjustments to reconcile Net Loss to Net Cash used in Operating Activities:
Depreciation	660	1,674	1,171	1,576
Stock Based Compensation	1,377	2,171	1,714	2,383
Capital Loss	325	—	—	490
Unrealized foreign Exchange (gain) Loss	612	(729)	(763)	(327)
Decrease (Increase) in Prepaid Expenses and other Current Assets	(2,557)	1,231	454	108
Increase in Accounts Receivable	(59)	(1,060)	(749)	(932)
(Increase) Decrease in Inventory	(1,141)	(200)	(461)	455
Increase (Decrease) in Trade payables and accrued expenses and other short-term payables	14,838	(7,821)	(7,862)	(2,081)
Increase in other short-term liability	1,618	223	469	1,023
Increase in Deferred Revenue	1,348	2,587	2,469	(130)

Net Cash used in Operating Activities	(39,379)	(69,225)	(55,011)	(46,598)

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(6,853)	(5,850)	(3,596)	(3,134)
Sales of Property and Equipment	7	—	—	—
Withdrawal of (Investment in) Short Term Deposits	47,002	(34,720)	(84,775)	34,720

Net Cash provided by (Used In) Investing Activities	40,156	(40,570)	(88,371)	31,586

Cash Flows from Financing Activities:
Proceeds from Issuance of Redeemable Convertible Preferred C Stock, net	—	161,233	161,262	—
Proceeds from exercise of options	10	73	57	219
Proceeds from Long Term Loan Received	584	2,020	2,020	—
Loan repayment	—	(204)	(151)	(192)

Net Cash provided by Financing Activities	594	163,122	163,188	27

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(612)	900	915	325

Increase in cash and cash equivalents and restricted cash equivalents	759	54,227	20,721	(14,660)
Cash and cash equivalents and short-term restricted cash equivalents at beginning of the period	18,441	19,200	19,200	73,427

Cash and cash equivalents and short-term restricted cash equivalents at end of the period	$19,200	$73,427	$39,921	$58,767

Supplemental non-cash disclosure:
Issuance costs	$—	$—	$29	$—

Non-marketable securities in consideration for Property and Equipment	$—	$98	$39	$54

Supplemental Disclosures of Cash Flow Information:
Cash proceeds from Interest	$493	$1,279	$590	$947

Cash paid for Interest	$29	$94	$73	$67

Cash paid for Income Taxes	$28	$10	$7	$29

See accompanying notes to Consolidated Financial Statements

INNOVIZ TECHNOLOGIES LTD.

Notes to Consolidated Financial Statements

(In Thousands, except Stock and per Stock Data)

Note 1. Description of Business and Summary of Significant Accounting Policies

Description of Business

Innoviz is a leading provider of high-performance, solid-state LiDAR and perception solutions that bring enhanced vision and superior performance to enable safe autonomous driving at a mass scale. We believe that Innoviz provides a complete and comprehensive solution for OEMs and Tier-1 partners that are developing and marketing autonomous driving vehicles to the passenger car and other relevant markets, such as robotaxis, shuttles and trucking. Innoviz’s unique LiDAR and perception solutions, which feature technological breakthroughs across core components, have propelled Innoviz to the first Level 3 LiDAR Automotive series production contract in its industry. In addition, Innoviz’s solutions can enable safe autonomy for other industries, including drones, robotics and mapping.

As of December 31, 2019, the Company had an accumulated deficit of $149,892 thousand. During the year ended December 31, 2019, the Company incurred operating losses of approximately $69,458 thousand, and its negative cash flow from operating activities was approximately $69,225 thousand. As of September 30, 2020, the Company had an accumulated deficit of $199,055 thousands (unaudited). During the nine-months ended September 30, 2020, the Company incurred operating losses of approximately $49,760 thousand (unaudited), and its negative cash flow from operating activities was approximately $46,598 thousand (unaudited). The Company requires additional financing in the near term in order to support its research and development activity and to continue to fund its current operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments to the carrying amounts and classifications of assets and liabilities that would result if the Company was unable to continue as a going concern.

Basis of Presentation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of the Company’s wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Unaudited Interim Consolidated Financial Information

The accompanying interim consolidated balance sheet as of September 30, 2020, the interim consolidated statements of operations, shareholders’ equity, and cash flows for the nine months ended September 30, 2019 and 2020, and the related notes to such interim consolidated financial statements are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with GAAP and are presented in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and do not include all disclosures normally required in annual consolidated financial statements prepared in accordance with GAAP. In management’s opinion, the unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and reflect all adjustments, which include only normal recurring adjustments necessary for the fair presentation of the Company’s financial position as of September 30, 2020 and the Company’s consolidated results of operations and cash flows for the nine months ended September 30, 2019 and 2020. The results for the nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the full year ended December 31, 2020 or any other future interim or annual period.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include inventory reserves, warranty provision, valuation allowance for deferred tax assets, share-based compensation including the fair value of the Company’s ordinary shares, useful lives of property, plant, and equipment. The Company bases these estimates on historical and anticipated results, trends and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates.

The novel coronavirus (“COVID-19”) pandemic has created, and may continue to create, significant uncertainty in macroeconomic conditions, and the extent of its impact on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on the Company’s customers. The Company considered the impact of COVID-19 on the estimates and assumptions and determined that there were no material adverse impacts on the consolidated financial statements for the period ended September 30, 2020. As events continue to evolve and additional information becomes available, the Company’s estimates and assumptions may change materially in future periods.

Concentration of Risk

Most of the Company’s cash and cash equivalents and short-term deposits were deposited with Israeli banks and were comprised mainly of cash deposits and short-term deposits.

The Company’s trade receivable derived from customers located globally. The Company mitigates its credit risks by performing credit evaluations of its customers’ financial conditions and requires customer advance payments in certain circumstances. The Company generally does not require collateral.

One customer accounted for more than 50% of the Company’s trade receivables as of December 31, 2018, December 31, 2019 and September 30, 2020 (refer to note 15).

Fair value of financial instruments:

The estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies. Considerable judgment is required in estimating fair values. Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange. The following methods and assumptions were used by the Company in estimating the fair value of their financial instruments:

The carrying values of cash and cash equivalents, short-term and restricted deposits, trade receivables, prepaid expenses and other current assets, trade payables, employees and payroll accruals and accrued expenses and other current liabilities approximate fair values due to the short-term maturities of these instruments.

The Company applies ASC No. 820, “Fair Value Measurements and Disclosures” (“ASC No. 820”), with respect to fair value measurements of all financial assets and liabilities.

In accordance with ASC No. 820, the Company measures its short-term deposits at fair value. Short-term deposits are classified within Level 1. This is because these assets are valued using quoted market prices.

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. A three-tier fair value hierarchy is established as a basis for considering such assumptions and for inputs used in the valuation methodologies in measuring fair value:

•	Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

•	Level 3—Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Consolidated Financial Statements in U.S. Dollars

A substantial portion of the Company’s financing activities, including equity transactions and cash investments, are incurred in U.S. dollars. The Company’s management believes that the U.S. dollar is the currency of the primary economic environment in which the Company operates. Thus, the functional and reporting currency of the Company is the U.S. dollar.

A subsidiary’s functional currency is the currency of the primary economic environment in which the subsidiary operates; normally, that is the currency of the environment in which a subsidiary primarily generates and expends cash. In making the determination of the appropriate functional currency for a subsidiary, the Company considers cash flow indicators, local market indicators, financing indicators and the subsidiary’s relationship with both the parent company and other subsidiaries. For subsidiaries that are primarily a direct and integral component or extension of the parent entity’s operations, the U.S. dollar is the functional currency.

The Company has determined the functional currency of its foreign subsidiaries is the U.S. Dollar. The foreign operation is considered a direct and integral part or extension of the Company’s operations. The day-to-day operations of the foreign subsidiary are dependent on the economic environment of the U.S. Dollar.

Accordingly, monetary accounts maintained in currencies other than the U.S. dollar are remeasured into U.S. dollars in accordance with Statement of the Accounting Standard Codification (“ACS”) No. 830 “Foreign Currency Matters” (“ASC No. 830”). All transaction gains and losses of the remeasured monetary balance sheet items are reflected in the statements of operations as financial income or expenses as appropriate.

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid short-term deposits with original maturities of three months or less from the purchase date to be cash equivalents. Cash equivalents consist primarily of amounts invested in short term deposits. Restricted cash consists of long-term deposits that serves as collateral for a credit card agreement and lease agreements at one of the Company’s financial institutions.

Accrued Post-Employment Benefit

Under Israeli employment laws, employees of the Company are included under Section 14 of the Severance Compensation Act, 1963 (“Section 14”) for a portion of their salaries. According to Section 14, these employees are entitled to monthly payments made by the Company on their behalf with insurance companies.

Payments in accordance with Section 14 release the Company from any future severance payments with respect to those employees. The obligation to make the monthly deposits is expensed as incurred. In addition, the aforementioned deposits are not recorded as an asset in the consolidated balance sheet, and there is no liability recorded as the Company does not have a future obligation to make any additional payments. Severance costs amounted to approximately $1.1 million and $1.7 million for the year ended December 31, 2018 and 2019, respectively. Severance costs amounted to approximately $1.2 million and $1.4 million for the nine months ended September 30, 2019 and 2020, respectively.

The Company maintains a 401(k) retirement savings plan for its U.S. employees. Each eligible employee may elect to contribute a portion of the employee’s compensation to the plan. As of December 31, 2018, and 2019 and September 2020, the Company has matched 100% of all employee contributions, up to 4% of the employee’s base salary.

Trade Receivables

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Accounts receivable are periodically assed for allowance for doubtful accounts, which is the Company’s best estimate of the amount of credit losses inherent in its existing accounts receivable. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. The allowance of doubtful accounts was not material for the periods presented.

Inventories

Inventories are stated at the lower of cost or estimated net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on the first-in, first-out basis. The Company charges cost of revenue for write-downs of inventories which are obsolete or in excess of anticipated demand based on a consideration of marketability and product life cycle stage, product development plans, component cost trends, demand forecasts, historical revenue, and assumptions about future demand and market conditions.

Property and Equipment, Net

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets, at the following annual rates:

%
Computers and Software	33
Office Furniture and Equipment	Mainly 15
Electronic Equipment	15
Leasehold Improvements	The shorter of the term of the lease or useful life of the assets

Impairment of Long-Lived Assets:

Long-lived assets are reviewed for impairment in accordance with ASC 360, “Property, Plant and Equipment” a (“ASC 360”), whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment exists when the carrying value of the asset exceeds the aggregate undiscounted cash flows expected to be generated by the asset. The impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. During the years ended December 31, 2018 and December 31, 2019 and the nine months ended September 30, 2020, the Company recorded impairment losses in the amount of $0, $0 and $496, respectively.

Leases

Leases are reviewed and classified as either capital or operating leases at their inception. In certain lease agreements, the Company may receive renewals or expansion options, rent holidays, and other incentives. For operating leases, the Company recognizes lease costs on a straight-line basis once control of the leased asset is achieved, without regard to deferred payment terms such as rent holidays that defer the required payments. Additionally, incentives received are treated as a reduction of costs over the term of the agreement. For the periods reported the company did not have any capital leases.

Revenue Recognition

Effective as of January 1, 2018, the Company has followed the provisions of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), which applies to all contracts with customers. Under Topic 606, revenues are recognized when control of the promised goods or services is transferred to the customers, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. To determine the appropriate revenue recognition for arrangements that an entity determines are within the scope of Topic 606, the entity performs the following five steps:

•	identify the contract(s) with a customer;

•	identify the performance obligations in the contract;

•	determine the transaction price;

•	allocate the transaction price to the performance obligations in the contract; and

•	recognize revenue when (or as) the entity satisfies a performance obligation.

At contract inception, once the contract is determined to be within the scope of Topic 606, the Company assesses the goods or services promised within the contract and determines those that are performance obligations and assesses whether each promised good or service is distinct.

The Company evaluates each performance obligation to determine if it is satisfied at a point in time or over time.

Nature of Products and Services

The Company derives its revenues mainly from sales of LiDAR sensors. Revenue from LiDAR sensors is recognized at a point in time when the control of the goods is transferred to the customer, generally upon delivery.

The company also provides application engineering services for its customers that are not part of a long-term production arrangement. Application engineering services revenue are recognized at a point in time or over time depending, among other considerations, on whether the Company has an enforceable right to payment, for performance completed to date. Services to certain customers may require substantive customer acceptance due to performance acceptance criteria that is considered more than a formality. For these services, revenue is recognized upon customer acceptance. The Company did not recognize revenue related to application engineering services during the years ended December 31, 2019 and 2018 and during the nine months ended September 30, 2020 as such acceptance criteria has not been met.

The Company does not have significant financing components. The Company applies the practical expedient and does not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the customer and the transfer of the promised goods or services to the customer will be one year or less.

The Company’s contracts with customer prepayment terms do not include a significant financing component because the primary purpose is not to receive financing from the customers.

Right of Return

The Company’s general terms and conditions for its contracts do not contain a right of return that allows the customer to return products and receive a credit. Therefore, the Company does not estimate returns and generally recognizes revenue at contract price upon product shipment or delivery.

Deferred Revenue

Deferred revenues, which represent a contract liability, include amounts paid by customers not yet recognized as revenues.

On December 7, 2017, the Company entered into an agreement with a tier-1 partner (“Partner”) to provide application engineering services. Revenue related to the agreement are deferred and recognized upon customer acceptance. As of December 31, 2018, December 31, 2019 and September 30, 2020, the Company recorded deferred revenue of $1.3 million, $3.5 million and $3.5 million respectively (refer also to note 16).

Research and Development

Research and development costs include personnel-related expenses associated with the Company’s engineering personnel responsible for the design, development and testing of its products. Such costs related to software development are included in research and development expense until the point that technological feasibility is reached, which for our software products, is generally shortly before the products are released to production. Research and development costs are expensed as incurred.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes”. This standard prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value, and if it is more likely than not that some portion of the entire deferred tax asset will not be realized.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740-10, “Income Taxes”. Accounting guidance addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the consolidated financial statements, under which a Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.

Contingent Liabilities

The Company accounts for its contingent liabilities in accordance with ASC No. 450, “Contingencies”. A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. As of December 31, 2018, and 2019 and September 30, 2020, the Company is not a party to any litigation that could have a material adverse effect on the Company’s business, financial position, results of operations or cash flows.

Patent Costs

Legal and related patent costs are expensed as incurred as their realization is uncertain. Costs related to patent registration are classified as general and administrative expenses in the accompanying consolidated statements of operations.

Stock-Based Compensation

The Company accounts for share-based compensation in accordance with ASC No. 718, “Compensation—Stock Compensation” (“ASC No. 718”). ASC No. 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the award is recognized as an expense over the requisite service period.

The Company measures its share-based payment awards made to employees, directors, and non-employee service providers based on estimated fair values. The fair value of each option award is estimated on the grant date using the Black-Scholes option pricing model which requires several assumptions, of which the most significant are the expected share price volatility and the expected option term. The company recognize forfeitures of equity-based awards as they occur. For graded vesting awards, the Company recognizes compensation expenses based on the straight-line method over the requisite service period.

Loss per share:

The Company computes basic loss per share in accordance with ASC Topic 260, “Earnings per Share” by dividing the net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted loss per share is computed by taking into account the potential dilution that could occur upon the exercise of options granted under stock-based compensation plans using the treasury stock method.

Basic and diluted net loss per share was adjusted to reflect accumulative dividend rights attributed to Innoviz preferred shares.

Other Comprehensive Income (loss)

The Company has no components of comprehensive loss other than net loss. Thus, comprehensive loss is the same as net loss for the period presented.

Product Warranty

With respect to pre-SOP products, the Company provides standard product warranties for a term of up to 12 months to ensure that its products comply with agreed-upon specifications. Standard warranties are considered to be assurance type warranties and are not accounted for as separate performance obligations. Estimated product warranty expenses are accrued in cost of sales at the time the related sale is recognized.

Changes in the Company’s accrued warranty liability, which is included as a component of other accrued expenses was as follows:

	Year Ended December 31,				Nine Months Ended September 30,
					(Unaudited)
	2018			2019	2020
	(in thousands)
Balance as of the Beginning of the Period		$—		$—	$61
Warranty Provision		*	)	118	291
Warranty claims settled		—		(57)	(172)

Balance as of the End of the Period	$	*	)	$61	$180

*)	Represents an amount lower than $ 1.

Recently adopted Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2014-09—Revenue from contracts with customers, to achieve a consistent application of revenue recognition, resulting in a single revenue model to be applied by reporting companies under GAAP. Under the new model, recognition of revenue occurs when a customer obtains control of the promised goods or services in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the standard requires that reporting companies disclose the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The standard is effective for public entities for fiscal years beginning after December 15, 2017 and for nonpublic entities, as amended by ASU 2020-05, fiscal years beginning after December 15, 2019. The standard is required to be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying it being recognized at the date of initial application. The Company adopted Accounting Standards Codification 606, Revenue from Contracts with Customers (ASC 606), effective as of January 1, 2018, using the modified retrospective transition method. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. The adoption did not have a material impact on the consolidated financial statements and there was no cumulative adjustment to the Company’s retained earnings.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force), which provides guidance to decrease the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. For public business entities, it is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. The Company adopted the guidance as of January 1, 2018.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. For public business entities, it is effective for fiscal years beginning after December 15, 2017, and interim periods therein. Early adoption is permitted. The Company adopted the guidance starting January 1, 2018, and the adoption did not have a material impact on the Company’s consolidated financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting, which provides clarity in applying the guidance in Topic 718 around modifications of stock-based payment awards. For public business entities, it is effective for fiscal years beginning after December 15, 2017, and interim periods therein. The Company adopted the guidance as of January 1, 2018 and the adoption did not have a material impact on the Company’s consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07 Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 was issued to simplify several aspects of the accounting for nonemployee share-based payment transactions resulting from expanding the scope of Topic 718, “Compensation – Stock Compensation”, to include share-based payment transactions for acquiring goods and services from nonemployees. The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The Company adopted ASU 2018-07 as of January 1, 2018. The adoption did not have a material impact on the consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

As an “emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflects this election.

In February 2016, the FASB issued ASU 2016-02—Leases, requiring the recognition of lease assets and liabilities on the balance sheet. The standard: (a) clarifies the definition of a lease; (b) requires a dual approach to lease classification similar to current lease classifications; and (c) causes lessees to recognize leases on the balance sheet as a lease liability with a corresponding right-of-use asset for leases with a lease-term of more than 12 months. The standard is effective for public entities for fiscal years beginning after December 15, 2018 and for the Company for fiscal years beginning after December 15, 2020. In June 2020, the FASB issued ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which defers the effective date of ASU 2016-02 for non-public entities to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The guidance will be effective for the Company beginning January 1, 2022, and interim periods in fiscal years beginning January 1, 2023. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13 (Topic 326), Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments, which replaces the existing incurred loss impairment model with an expected credit loss model and requires a financial asset measured at amortized cost to be presented at the net amount expected to be collected. The guidance will be effective for the Company beginning January 1, 2023. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.

Note 2. Revenue

Disaggregation of Revenues

Revenue disaggregated by geography, based on the billing address of the Company’s customers, consists of the following (in thousands):

	Year End December 31,				Nine Months Ended September 30,
	2018		2019		2019		2020
	Revenue	% of Revenue	Revenue	% of Revenue	Revenue	% of Revenue	Revenue	% of Revenue
					(Unaudited)
Revenue by Geography:
North America	$—	—	$288	18%	$268	27%	$251	7%
Asia Pacific	11	18%	182	12%	155	15%	324	9%
Europe, Middle East and Africa	51	82%	1,105	70%	582	58%	3,105	84%

Total	$62	100%	$1,575	100%	$1,005	100%	$3,680	100%

Contract Liabilities

Contract liabilities consist of deferred revenue and customer advanced payments. Deferred revenue includes billings in excess of revenue recognized related to product sales and is recognized as revenue when the Company performs under the contract. The long-term portion of deferred revenue, mostly related to obligations under development agreement with OEMs, is classified as non-current contract liabilities and is included in other long-term liabilities in the Company’s consolidated balance sheets. Customer advanced payments represent required customer payments in advance of product shipments according to customer’s payment term. Customer advance payments are recognized as revenue when control of the performance obligation is transferred to the customer.

Contract liabilities consisted of the following as of December 31, 2018, December 31, 2019 and September 30, 2020 (in thousands):

	December 31,		September 30,
			2020
	2018	2019	(Unaudited)
	(in thousands)
Contract Liabilities, Current
Deferred Revenue, Current	$95	$291	$316
Customer Advance Payment	—	172	17

Total	$95	$463	$333

Contract Liabilities, Long-Term
Deferred Revenue, Long-Term	1,253	3,473	3,473

Total Contract Liabilities	$1,348	$3,936	$3,806

During the year ended December 31, 2019, the Company recognized $67 thousand that was included in deferred revenues balance at December 31, 2018.

Remaining Performance Obligation

The Company’s remaining performance obligations are comprised of product and developing services revenue not yet delivered. As of September 30, 2020, the aggregate amount of the transaction price allocated to remaining performance obligations was $11 million, which the Company expects to recognize as revenue. As of September 30, 2020, the Company expects to recognize $333 thousand (unaudited) of its remaining performance obligations as revenue over the next 12 months, and the remainder in 2022.

Note 3. Balance Sheet Components

Inventories, Net

Inventories, net of reserve, consist of the following (in thousands):

	December 31,		September 30,
			(Unaudited)
	2018	2019	2020
	(in thousands)
Raw Materials	$937	$919	$869
Finished Goods	204	422	16

Inventories, Net	$1,141	$1,341	$885

During the nine months ended September 30, 2020, the Company recorded write-off of inventory in the amount of $1,915 thousand (unaudited) as a result of product end of life.

Prepaid and Other Current Assets

Prepaid and other Current Assets consist of the following (in thousands):

	December 31,		September 30,
			(Unaudited)
	2018	2019	2020
	(in thousands)
Deposits	$28	$546	$500
Prepaid Expenses	342	426	540
Government authorities	2,802	946	767

Total Prepaid & other Current Assets	$3,172	$1,918	$1,807

Property, Plant and Equipment, Net

Property, Plant and Equipment, at cost, consist of the following (in thousands):

	December 31,		September 30,
			2020
	2018	2019	(Unaudited)
	(in thousands)
Computers and software	$1,667	$2,527	$2,803
Office furniture and equipment	381	511	522
Electronic equipment	3,034	6,434	8,481
Leasehold Improvements	2,900	4,324	4,532

Less: accumulated depreciation and amortization	(820)	(2,457)	(3,931)

Property, plant and equipment, net	$7,162	$11,339	$12,407

Depreciation expenses for the years ended December 31, 2019 and 2018 were $1,674 and $660, respectively.

Depreciation expenses for the 9 months ended September 30, 2020 and 2019 were $1,576 (Unaudited) and $1,171 (Unaudited), respectively.

Accrued Expenses and Other Current Liabilities

Accrued Expenses and Other Current Liabilities consisted of the following (in thousands):

	December 31,		September 30,
			2020
	2018	2019	(Unaudited)
	(in thousands)
Accrued Expenses	$9,020	$3,367	$4,540
Current Maturities of Loan	219	246	253
Warranty Provision	—	61	180

Accrued Expenses and other short-term payables	$9,239	$3,674	$4,973

Note 8. Innoviz Ordinary Shares

The Innoviz ordinary shares confer upon the holders the right to vote in annual and special meetings of the Company, and to participate in the distribution of the surplus assets of the Company upon liquidation of the Company, after the distribution of the Innoviz preferred share liquidation preference. No dividends have been declared as of December 31, 2018 and 2019 and September 30, 2020.

On January 18, 2016, the Company was incorporated and issued 15,559,660 Innoviz ordinary shares for no consideration and no par value to certain stockholders.

Composition of Capital Stock:

	December 31, 2018		December 31, 2019		September 30, 2020
	Authorized	Issued and Outstanding	Authorized	Issued and Outstanding	Authorized	Issued and Outstanding
					(Unaudited)
Stocks of no-par value: Common Stock	136,239,405	15,078,779	107,265,966	15,855,287	107,265,966	16,689,138

Note 9. Convertible Preferred Shares

On February 24, 2019, the Company closed its initial Series C Preferred Share financing round. Pursuant to the Series C Preferred Share purchase agreement, the Company issued 17,186,944 Series C Preferred Shares at a price of $5.9842 per share, for total consideration of $102,850 thousand, net of issuance costs in the amount of $4,730 thousand.

Following the initial closing of its Series C financing round, the Company entered into multiple deferred closings until June 1, 2019, pursuant to which the Company issued 11,029,055 Series C Preferred Shares at a price of $5.9842 per share, for a total consideration of $66,000, net of issuance expenses in the amount of $ 2,887.

	September 30, 2020 (unaudited)
Convertible Preferred Stocks	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Aggregate Liquidation Preference
Series A	20,418,207	20,418,207	$9,000	$11,511
Series B	15,906,051	15,906,051	66,348	88,346
Series B-1	3,032,940	3,032,940	12,500	13,493
Series C	28,973,439	28,215,999	161,233	184,232

Total	68,330,637	67,573,197	$249,081	$297,582

	December 31, 2019
Convertible Preferred Stocks	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Aggregate Liquidation Preference
Series A	20,418,207	20,418,207	$9,000	$11,020
Series B	15,906,051	15,906,051	66,348	84,582
Series B-1	3,032,940	3,032,940	12,500	12,918
Series C	28,973,439	28,215,999	161,233	176,732

Total	68,330,637	67,573,197	$249,081	$284,892

	December 31, 2018
Convertible Preferred Stocks	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Aggregate Liquidation Preference
Series A	20,418,207	23,255,810	$9,000	$10,397
Series B	15,906,051	18,116,580	66,348	79,794
Series B-1	3,032,940	3,454,440	12,500	12,186

Total	39,357,198	44,826,830	$87,848	$102,377

The holders of Innoviz preferred shares have various rights, privileges and preferences as follows:

Conversion

Each Series A Preferred Share, Series B Preferred Share, Series B-1 Preferred Share and Series C Preferred Share is convertible, at the option of the holder at any time, into the number of Innoviz ordinary shares as is determined by dividing the original issue price for such series of preferred shares by the conversion price for such series of preferred shares that is in effect at the time of conversion. The initial conversion price for the series of preferred shares is the original issue price for such series of preferred shares. The original issue price was $0.4408, $4.6366, $3.7093 and $5.9842 per share for the Series A Preferred Shares, Series B Preferred Shares, Series B-1 Preferred Shares and Series C Preferred Shares, respectively. The applicable conversion price of each is subject to adjustment upon share splits or combinations, recapitalizations, or upon the issuance of any new securities at a price per share lower than the applicable conversion price of the Series A Preferred Shares, Series B Preferred Shares, Series B-1 Preferred Shares or Series C Preferred Shares, as applicable, in effect immediately prior to such issuance.

Each Series A Preferred Share, Series B Preferred Share, Series B-1 Preferred Share and Series C Preferred Share will automatically be converted into Innoviz ordinary shares, at the then effective conversion price, upon the closing of the sale of Innoviz ordinary shares to the public in a firm commitment underwritten public offering, provided that the price per share in such offering reflects at least 200% of Series C Preferred Shares and that such offering results in at least $100 million of gross proceeds to the Company.

Dividends

The Innoviz preferred shares are entitled to a dividend only when and if declared by the Company’s board of directors. Innoviz preferred shareholders are eligible for distributions in an amount equal to the original issue price of the relevant share class, plus a 6% interest, plus (if applicable), an amount equal to any dividends declared but unpaid thereon. The Company may not declare, pay or set aside any dividends on any other class or series of capital stock unless the outstanding Innoviz preferred shares first receive, or simultaneously receive, a dividend on each outstanding preferred share. No dividends have been declared to date as of September 30, 2020.

The Series C Preferred Shares have a senior dividend preference to the Series B Preferred Shares and Series B-1 Preferred Shares, collectively, which have dividend preference to the Series A Preferred Shares. The Series A Preferred Shares have dividend preference to the Innoviz ordinary shares. Upon payment in full of the preferred preference to the holders of Innoviz preferred shares, the remaining distribution proceeds (if any), shall be distributed pro-rata basis among the ordinary stockholders.

Voting

Each holder of the Series A Preferred Shares, Series B Preferred Shares, Series B-1 Preferred Shares and Series C Preferred Shares is entitled to one vote for each Innoviz ordinary share into which such Series A Preferred Share, Series B Preferred Share, Series B-1 Preferred Share or Series C Preferred Share could be converted.

Liquidation

The Series C Preferred Shares have a senior liquidation preference to the Series B Preferred Shares and Series B-1 Preferred Shares, collectively, which have liquidation preference to the Series A Preferred Shares. The Series A Preferred Shares have liquidity preference to the Innoviz ordinary shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company.

Upon a “Distribution Event” as defined in the Articles of Association of the Company, which includes liquidation (including Deemed Liquidation, events such as change in control, license of substantially all of the company’s intellectual property, etc.), dissolution or winding up of the Company, the assets and proceeds available for distribution, will be distributed among the Shareholders in accordance with the following order of preference and priority:

Series C Preferred Shareholders are eligible for distributions of an amount equal to the original issue price of the Series C Preferred Shares, plus 6% interest per annum, plus (if applicable), an amount equal to any dividends declared but unpaid thereon (the “Preferred C Preference”).

After the preferential payments satisfy in full the Preferred C Preference, Series B and Series B-1 Preferred Shareholders are eligible for any remaining distributions in an amount equal to the original issue price of the Series B or B-1 share class, as applicable, plus 6% interest per annum, plus if applicable, an amount equal to any dividends declared but unpaid thereon (the “Preferred B and B-1 Preference).

After the Preferred C Preference and the Preferred B and B-1 Preference are fully satisfied, the Series A Preferred Shareholders are eligible to receive any remaining distributions in an amount equal to 100% of the original issue price of the Series A share class, plus 6% interest per annum, plus, if applicable, an amount equal to any dividends declared but unpaid thereon.

Upon payment in full of the preferred preference to the holders of Innoviz preferred shares, the remaining distributable proceeds (if any), will be distributed pro-rata basis among the Innoviz ordinary shareholders.

If upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its shareholders are insufficient to pay the holders of a security class, proceeds will distributed pro-rata based on ownership of the share class.

Redemption

The Company’s Article of Association include redemption rights for certain holders of the Series C Preferred Shares in the event that the Company fails to hold a board meeting within a calendar year or does not complete an IPO or liquidation event within the 6-year anniversary of February 2019.

The Company’s Article of Association do not provide redemption rights to the holders of the Series A Preferred Shares, Series B Preferred Shares or Series B-1 Preferred Shares.

Classification

Because a deemed liquidation event is not solely within the control of the Company, the Series A Preferred Shares, Series B Preferred Shares, Series B-1 Preferred Shares and Series C Preferred Shares were classified outside of permanent equity as temporary equity pursuant to ASC 480-10-S99.

As of December 31, 2018, and 2019, and as of September 30, 2020 the Company did not adjust the carrying values of the Innoviz preferred shares to the deemed liquidation values of such shares since a liquidation event was not probable.

Note 10. Share Based Plans:

Company’s stock options:

In 2016, the Company’s board of directors adopted the 2016 Stock Incentive Plan (“the Plan”). According to the Plan, share awards or options to purchase shares may be granted to employees, directors, consultants and other service providers of the Company or any affiliate of the Company.

As of December 31, 2018 and 2019, and September 30, 2020, a total of 8,122,818, 12,513,999, and 12,513,999 Innoviz ordinary shares were authorized for issuance in accordance with the provisions of the Plan, respectively, of which 1,016,952, 3,795,989 and 2,273,376 Innoviz ordinary shares were then available for future awards, respectively. Each option granted under the Plan expires no later than 10 years from the date of grant. The options vest primarily over four years of employment.

The following table set forth the parameters used in computation of the options compensation to employees:

	Year Ended December 31, 2018	Year Ended December 31, 2019	Nine Months Ended September 30, 2019 (Unaudited)	Nine Months Ended September 30, 2020 (Unaudited)
Expected term, in Years	6.25	6.25	6.25	6.25
Expected Volatility	70-75%	65-70%	70%	65%
Risk-Free Interest Rate	2.68-3.13%	1.77-2.65%	1.92-2.65%	0.46-1.74%
Expected Dividend Yield	—	—	—	—

A summary of the combined Stock Option Activity under the Company’s equity plans during the years ended 2017, 2018, 2019 and the nine months ended September 30, 2020 (unaudited) is as follows:

	Outstanding Share Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (thousand)
Option:
Options outstanding as of December 31, 2017	4,648,420	$0.17	9.19
Granted	2,668,840	0.62
Forfeited	(234,875)	0.34
Expired	(9,698)	0.06
Exercised	(74,040)	0.14	9.24	$136

Options outstanding as of December 31, 2018	6,998,647	0.33	8.66	$9,557
Granted	2,309,446	0.73
Forfeited	(688,137)	0.32
Expired	(9,166)	0.57
Exercised	(776,508)	0.09	6.82	$2,381

Options outstanding as of December 31, 2019	7,834,282	0.48	8.26	$18,153
Granted	2,183,333	1.14
Forfeited	(621,184)	0.59
Expired	(39,535)	0.26
Exercised	(833,851)	$0.26	6.50	$1,076

Options outstanding as of September 30, 2020 (unaudited)	8,523,045	$0.59	8.14	$40,063

Exercisable as of December 31, 2019	3,261,001	$0.31	7.57	$8,094

Exercisable as of September 30, 2020 (unaudited)	3,994,966	$1.31	7.22	$18,595

Exercise price:

In determining the exercise prices for share options granted, the board of directors considered the fair value of Innoviz ordinary shares as of each grant date. The fair value of Innoviz ordinary shares underlying the share options was determined by the board of directors at each award grant date based upon a variety of factors, including the results obtained from independent third-party valuations, the Company’s financial position and historical financial performance, the status of technological developments within the Company’s products, the composition and ability of the current management team, an evaluation or benchmark of the Company’s competition, the current business climate in the marketplace, the illiquid nature of Innoviz ordinary shares, arm’s length sales of the Company’s capital stock, the effect of the rights and preferences of the Innoviz preferred shareholders, and the prospects of a liquidity event, among others.

Expected volatility:

As the Company is privately owned, there is not sufficient historical volatility for the expected term of the stock options. Therefore, the Company uses an average historical share price volatility based on an analysis of reported data for a peer group of comparable publicly traded companies which were selected based upon industry similarities.

Expected term (years):

Expected term represents the period that the Company’s option grants are expected to be outstanding. There is not sufficient historical share exercise data to calculate the expected term of the stock options. Therefore, the

Company elected to utilize the simplified method to value option grants. Under this approach, the weighted-average expected life is presumed to be the average of the shortest vesting term and the contractual term of the option.

Risk-free interest rate:

The Company determined the risk-free interest rate by using a weighted-average equivalent to the expected term based on the U.S. Treasury yield curve in effect as of the date of grant.

Expected dividend yield:

The Company does not anticipate paying any dividends in the foreseeable future. Thus, the Company used 0% as its expected dividend yield.

The following table presents Stock-Based Compensation expense included in the company’s consolidated statements of operations (in thousands):

	Year Ended December 31,		Nine Months Ended September 30,
			(Unaudited)
	2018	2019	2019	2020
Research and Development	$1,002	$1,695	$1,298	$1,978
Sales and Marketing	285	374	336	242
General and Administrative	90	102	80	163

Total Stock-Based Compensation Expense	$1,377	$2,171	$1,714	$2,383

The Company recognizes forfeitures as they occur. As of December 31, 2018 and 2019, and September 30, 2020 (unaudited), unrecognized compensation cost related to share options was $5.11 million, $5.66 million and $8.29 million, respectively, which was expected to be recognized over a weighted average period of 3.05 years, 2.79 years and 2.95 years, respectively. The weighted-average grant date fair value of options granted during the years ended December 31, 2018 and 2019, and the nine months ended September 30, 2019 and 2020 was $1.42, $1.58, $1.54 (unaudited), and $2.53 (unaudited), respectively.

Note 11. Net Income (Loss) Per Stock Attributable to Common Shareholders

The following table sets forth the computation of the net loss per share for the period presented (in thousands, except for share data):

	Year Ended December 31,		Nine Months Ended September 30,
			(Unaudited)
	2018	2019	2019	2020
	In thousands except share data
Numerator:
Net loss	$(56,400)	$(67,301)	$(51,453)	$(49,163)
Preferred stock accrued cumulative dividend rights	(5,795)	(13,664)	(9,510)	(12,690)

Total loss attributable to common stockholders.	$(62,195)	$(80,965)	$(60,963)	$(61,853)

Denominator:
Weighted-average number of Common Stocks used to compute net loss per Stock, basic and diluted	15,039,814	15,524,845	15,421,176	16,420,146

The following potentially dilutive ordinary share equivalents have been excluded from the calculation of diluted net loss per share for the period presented due to their anti-dilutive effect:

•

20,418,207 Series A Preferred Shares, 15,906,051 Series B Preferred Shares, 3,032,940 Shares of Series B-1 Preferred Shares and 6,998,647 options outstanding to purchase ordinary shares as of December 31, 2018.

•

20,418,207 Series A Preferred Shares, 15,906,051 Series B Preferred Shares, 3,032,940 Series B Preferred Shares, 28,215,999 Series C Preferred Shares and 7,834,282 options outstanding to purchase ordinary shares as of December 31, 2019.

•

20,418,207 Series A Preferred Shares, 15,906,051 Series B Preferred Shares, 3,032,940 Series B Preferred Shares, 28,215,999 Series C Preferred Shares and 7,622,161 options outstanding to purchase ordinary shares as of September 30, 2019 (unaudited).

•

20,418,207 Series A Preferred Shares, 15,906,051 Series B Preferred Shares, 3,032,940 Series B-1 Preferred Shares, 28,215,999 Series C Preferred Shares and 8,523,045 options outstanding to purchase ordinary shares as of September 30, 2020 (unaudited).

Note 12. Income Taxes

Loss before income taxes:

The following are the domestic and foreign components of the Company’s income (loss) before income taxes (in thousands):

	For the Years Ended December 31,
	2019	2018
Domestic	$(67,316)	$(56,376)
Foreign	15	76

Total	$(67,301)	$(56,300)

Income taxes:

The following are the domestic and foreign components of the Company’s income taxes (in thousands):

	For the Years Ended December 31,
	2019	2018
Current provision for income taxes:
Domestic	$—	$15
Foreign	10	17
Total current provision for income taxes	10	32
Deferred tax (benefit) provision— Domestic	—	—
Deferred tax (benefit) provision—foreign	—	—

Total provision for income taxes	$10	$32

The reconciliation of the tax benefit at the Israeli statutory tax rate to the Company’s income taxes is as follows:

	For the Years Ended December 31,
	2019	2018
Israel tax provision at statutory rate	23.00%	23.00%
Non-deductible stock compensation	(0.63%)	(0.60%)
Effect of other permanent differences	(0.06%)	(0.08%)
Change in valuation allowance	(22.32%)	(21.94%)
Other adjustments	0.00%	0.44%

Effective tax rate	(0.01%)	(0.06%)

Net operating loss carryforward:

As of December 31, 2019, the Company had an indefinite net operating loss carryforward for Israeli tax purposes of approximately $89 million. These net operating loss carryforwards can be carried forward and offset against taxable income.

Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The principal components of the Company’s deferred tax assets are as follows:

	For the Years Ended December 31,
	2019	2018
	(In thousands)
Deferred tax assets:
Net operating loss carry forwards	$20,453	$7,517
R&D Expense	13,835	8,754
Accrued expenses	198	120
Stock compensation	23	6
Other	11	9

Total deferred tax assets	$34,520	$16,405

Valuation allowance	(34,509)	(16,386)

Deferred tax liabilities:
Fixed Assets	(11)	(19)

Total deferred tax liabilities	$(11)	$(19)

Net deferred tax assets	—	—

Based on the available evidence, management believes that it is more likely than not that certain of its deferred tax assets relating to net operating loss carryforwards and other temporary differences in Israel will not be realized and accordingly, a valuation allowance has been provided.

As of December 31, 2019, and 2018, the Company has not provided a deferred tax liability in respect of cumulative undistributed earnings relating to the Company’s foreign subsidiaries, as the Company intends to keep these earnings permanently invested.

Tax assessments:

As of December 31, 2019, the Company had open tax years for the periods between 2016 and 2019 in Israel, between 2018 and 2019 in the U.S. and Germany, and for 2019 in Belarus.

Basis of taxation:

Israel:

In December 2016, the Israeli Parliament approved the Economic Efficiency Law (Legislative Amendments for Applying the Economic Policy for the 2017 and 2018 Budget Years) which reduces the corporate income tax rate from 25% to 24% effective from January 1, 2017, and to 23% effective from January 1, 2018.

United States:

On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act (the “U.S. Tax Reform”); a comprehensive tax legislation that includes significant changes to the taxation of business entities. These changes, most of which are effective for tax years beginning after December 31, 2017, include several key tax provisions that might impact the Company, including, among others: (i) a permanent reduction to the statutory federal corporate income tax rate from 35% (top rate) to 21% (flat rate) effective for tax years beginning after December 31, 2017; (ii) a new tax deduction in the amount of 37.5% of “foreign derived intangible income” that effectively reduces the federal corporate tax on certain qualified foreign derived sales/licenses/leases and service income in excess of a base amount to 13.125% (as compared to the regular corporate income tax rate of 21%); (iii) stricter limitations on the tax deductibility of business interest expense; (iv) a participation exemption for certain repatriations of earnings to the United States (along with certain rules designed to prevent erosion of the U.S. income tax base); (v) a one-time deemed repatriation tax on accumulated offshore earnings held in cash and illiquid assets, with the latter taxed at a lower rate; and (vi) an expansion of the U.S. controlled foreign corporation (“CFC”) anti-deferral starting with the CFC’s first tax year beginning in 2018 intended to tax in the U.S. “global intangible low-taxed income” (“GILTI”).

Uncertain Tax Positions

The Company has reviewed the tax positions taken, or to be taken, in our tax returns for all tax years currently open to examination by a taxing authority. As of December 31, 2018, and 2019, the Company has not recorded any uncertain tax position liability.

Note 13. Commitments and Contingencies

Operating Lease Commitments

The Company rents its facility under an operating lease agreement, which will expire on November 30th, 2028. The agreement has two exit points on November 2021 and November 2024. The minimum rental payments under operating leases as of December 31, 2019, are as follows:

Rental of Premises
(In Thousands)
2020	$1,384
2021	1,031
2022	994
2023	985
2024-2028	4,882

Total	$9,276

The minimum rental payments under Operating Leases as of September 30, 2020, are as follows:

Rental of Premises
(In Thousands)
(unaudited)
2020	$274
2021	1,031
2022	994
2023	985
2024-2028	4,882

Total	$8,166

Total rent expenses for the years ended December 31, 2019 and 2018 were approximately $777 thousand and $580 thousand, respectively.

Total rent expenses for the nine months ended September 30, 2020 and 2019 were approximately $788 thousand (unaudited) and $570 thousand (unaudited), respectively.

As part of the lease agreement the building owner agreed to fund the rent improvements that were done on the premises up to a total amount of NIS 9.7 Million (approximately $2,700 thousand). The repayment will be part of the rent payment in an amount of NIS 98,500 approximately $28.2 thousand per month. Such amount represents a yearly interest rate of 3.58%.

Legal Proceedings

The Company is not currently a party, as plaintiff or defendant, to any legal proceedings that, individually or in the aggregate, are expected by the Company to have a material effect on its financial statements. The Company reviews the status of each matter and assesses its potential financial exposure. If the potential loss from any claim or legal proceeding is considered probable and the amount can be reasonably estimated, the Company accrues a liability for the estimated loss. These accruals are reviewed at least yearly and adjusted to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a matter.

Note 15. Geographic and Customer Concentration Information

The total revenues are attributed to geographic areas based on the location where the customers accept delivery of the products and services.

The following tables presents total revenues and property and equipment, net for the years ended December 31, 2019 and 2018 and nine months ended September 30 2019 and 2020, by geographic area:

	Year Ended December 31,		Nine Months Ended September 30,
			(Unaudited)
	2018	2019	2019	2020
	(In thousands)
Countries over 10% of Revenue:
Germany	$51	$983	$475	$2,717
Japan	11	—		427
U.S.	—	288	268	—
China	—	167	133	—

	Year Ended December 31,		Nine Months Ended September 30,
			(Unaudited)
	2018	2019	2020
	(In thousands)
Property and equipment, net:
Israel	$7,006	$11,216	$12,278
U.S.	156	114	82
Germany	—	5	12
Belarus	—	4	35

	7,162	11,339	12,407

Number of Customers accounted for over 10% of Revenue:

As of December 31, 2018, the company had two customers that accounted for 18% and 82%, respectively, of revenues. As of December 31, 2019, the company had one customer that accounted for 64% of revenues. For the nine months ended September 30, 2020, the company had two customers that accounted for 57% and 17%, respectively, of revenues (unaudited). For the nine months ended September 30, 2019, the company had one customer that accounted for 50% of revenues (unaudited).

Note 16. Related Parties

During the years ended December 31, 2018, and 2019, the Company earned $51, and $1,002, respectively, in revenue from the sale of services and goods to a shareholder.

During the nine months ended September 30 2019 and 2020 (unaudited), the Company earned $503, and $2,266, respectively, in revenue from the sale of services and goods to a shareholder.

As of December 31, 2018, December 31, 2019 and September 30, 2020, the Company recorded receivables of $35, $1,043 and $1,882, respectively from the same shareholder mentioned above in connection with the revenues earned, included as Trade Receivable on the accompanying consolidated balance sheets. The receivables were collected in the ordinary course of business.

As of December 31, 2018, December 31, 2019 and September 30, 2020, the Company recorded deferred revenue of $1.3 million, $3.5 million and $3.5 million, respectively, from the same shareholder mentioned above in connection with the revenues earned, included as Long Term Deferred Revenue on the accompanying consolidated balance sheets.

Note 17. Subsequent Events

On October 1, 2020, the Company entered into Share Purchase Agreement with a Lead Investor and additional Investors (as defined therein), for the issuance of the Company’s Series C-1 Preferred Shares, to the Investors, for total consideration of $9.028 million. In addition, Series C-1 Preferred Shares were also issued to Magna International Inc. (“Magna”) without cash consideration. In addition, a performance-based warrant was issued to Magna, pursuant to which Magna will receive Series C-1 Preferred Shares in the event that the de-SPAC transaction described below does not close by June 30, 2021 and the Company remains private.

On December 10, 2020, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Collective Growth Corporation, a Delaware Corporation (“Collective Growth”) and Hatzata Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”). Pursuant to the Business Combination Agreement, Merger Sub will merge with and into Collective Growth, with Collective Growth surviving the merger (the “Business Combination”). As a result of the Business Combination, and upon consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement (the “Transactions”), Collective Growth will become a wholly owned subsidiary of the Company, with the stockholders of Collective Growth becoming securityholders of the Company.

Pursuant to the Business Combination Agreement, at the Effective Time, (a) each share of Class A Stock outstanding immediately prior to the Effective Time will be exchanged for 1.13897422 Innoviz ordinary shares; (b) each share of Class B Stock outstanding immediately prior to the Effective Time, after giving effect to the forfeiture of 1,875,000 shares of Class B Stock pursuant to the Forfeiture Agreement, will be exchanged for 1.13897422 Innoviz ordinary shares; (c) each Collective Growth warrant outstanding immediately prior to the Effective Time, after giving effect to the forfeiture of 187,500 Collective Growth warrants pursuant to the Forfeiture Agreement, will be assumed by Innoviz and will become an Innoviz warrant, with the number of Innoviz ordinary shares underlying the Innoviz warrants and the exercise price of such Innoviz warrants subject to adjustment in accordance with the Business Combination Agreement, (d) Innoviz will issue to Perception 3,448,526 Innoviz warrants, (e) each outstanding Innoviz preferred share will be converted into one Innoviz ordinary share and (f) Innoviz will issue to Company Management 2,847,436 Innoviz ordinary shares and 3,986,410 Innoviz warrants, in each case less any applicable withholding taxes.

In addition, pursuant to the Business Combination Agreement, if the trading price of the Innoviz ordinary shares on the Nasdaq is greater than $10.97 for any period of ten (10) trading days out of a twenty (20) consecutive trading-days at any time after the closing of the Transactions until the fourth anniversary of the date of the closing of the Transactions,: (i) Innoviz will issue to Perception the Perception Earnout Shares as additional consideration for services provided by Perception to Innoviz, with the number of Innoviz ordinary shares to be issued to Perception to be calculated based on the amount of Initial Transaction Proceeds (as defined herein), and (ii) Innoviz will issue to Company Management 1,423,718 Innoviz ordinary shares, in each case less any applicable withholding taxes.

Concurrently with the execution of the Business Combination Agreement, Innoviz and Antara Capital entered into a put option Agreement (“Put Option Agreement”), pursuant to which Innoviz caused certain funds and/or designees of Antara Capital (“Antara”) to subscribe for a number of Innoviz ordinary shares in the PIPE with an aggregate equity value equal to $70,000,000 pursuant to a Put Share Subscription Agreement. In consideration for entering into the Put Option Agreement, Innoviz agreed to issue to Antara Capital Master Fund LP (“Antara Capital Master”) 4,310,736 Innoviz warrants and up to 3,559,294 Innoviz ordinary shares, with the number of Innoviz ordinary shares to be issued to Antara Capital Master to be calculated based on the amount of Initial Transaction Proceeds. If Innoviz issues to Perception the Perception Earnout Shares, then Innoviz will also issue to Antara Capital Master up to an additional 370,167 Innoviz ordinary shares, with the number of Innoviz ordinary shares to be issued to Antara to be calculated based on the amount of Initial Transaction Proceeds.

Prior to the Effective Time, Innoviz intends to effect a reverse stock split to cause the value of the outstanding Innoviz ordinary shares immediately prior to the Effective Time to equal $10.00 per share (the

“Stock Split”). Upon consummation of the Stock Split, the consideration to be issued to securityholders of Collective Growth, Company Management, Antara, and Perception shall be adjusted appropriately to reflect the effect of the Stock Split.

Concurrently with the execution of the Business Combination Agreement, Innoviz and the PIPE Investors entered into the Subscription Agreements, including the Put Share Subscription Agreement, providing for the purchase by the PIPE Investors at the Effective Time of an aggregate of 23,000,000 Innoviz ordinary shares at a price per share of $10.00 (assuming the Stock Split has been effected), for gross proceeds to Innoviz of $230,000,000. The closing of the PIPE is conditioned upon the consummation of the Transactions and other transactions contemplated by the Business Combination Agreement.

Upon closing of the Business Combination, the new public company will adopt amended and restated articles of association to align such organizational documents with standard organizational documents for a publicly-held company and will become a publicly-traded company.

On October 12, 2020, the Company signed an MOU with a tier-1 partner, to manufacture and sell an Optical Module to an OEM customer based on the company’s design. The company will supply to the tier-1 partner with the following, to allow the manufacture of the Optical Module: (1) critical components, and (2) certain equipment.

On February                    , 2021, the Innoviz board of directors approved a 1-for-1.138974 reverse stock split. As a result, all common stock, convertible preferred stocks, options for common stock, exercise price and net loss per share amounts were adjusted retroactively for all periods presented in these financial statements.

COLLECTIVE GROWTH CORPORATION

CONDENSED BALANCE SHEETS

	September 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current assets
Cash	$390,234	$—
Prepaid expenses	134,741	—

Total Current Assets	524,975	—
Deferred offering costs	—	32,500
Marketable securities held in Trust Account	150,061,508	—

Total Assets	$150,586,483	$32,500

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$144,733	$—
Promissory note – related party	—	7,848

Total Current liabilities	144,733	7,848
Deferred tax liability	359	—
Deferred underwriting fee payable	5,250,000	—

Total Liabilities	5,395,092	7,848

Commitments (Note 6)
Common stock subject to possible redemption, 14,019,139 shares at redemption value at September 30, 2020	140,191,390	—

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 1,243,361 shares issued and outstanding (excluding 14,019,139 shares subject to possible redemption) at September 30, 2020	124	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 3,750,000 and 4,312,500 shares issued and outstanding as of September 30, 2020 and December 31, 2019 (1)	375	431
Additional paid-in capital	5,595,814	24,569
Accumulated deficit	(596,312)	(348)

Total Stockholders’ Equity	5,000,001	24,652

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$150,586,483	$32,500

(1)

December 31, 2019 share amount included an aggregate of up to 562,500 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part (see Note 7).

The accompanying notes are an integral part of the unaudited condensed financial statements.

COLLECTIVE GROWTH CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2020
Formation and operating costs	$370,797	$657,113

Loss from operations	(370,797)	(657,113)

Other income:
Interest earned on marketable securities held in Trust Account	36,016	59,799
Unrealized gain on marketable securities held in Trust Account	3,714	1,709

Other income, net	39,730	61,508

Loss before provision for income taxes	(331,067)	(595,605)
Provision for income taxes	(780)	(359)

Net loss	$(331,847)	$(595,964)

Weighted average shares outstanding, basic and diluted (1)	4,960,177	4,398,294

Basic and diluted net loss per common share (2)	$(0.07)	$(0.14)

(1)	Excludes an aggregate of 14,019,139 shares subject to possible redemption at September 30, 2020.
(2)

Net loss per ordinary share – basic and diluted excludes income attributable to shares of common stock subject to possible redemption of $20,468 and $0 for the three and nine months ended September 30, 2020, respectively (see Note 2).

The accompanying notes are an integral part of the unaudited condensed financial statements.

COLLECTIVE GROWTH CORPORATION

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020

(Unaudited)

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance – January 1, 2020 (1)	—	$—	4,312,500	$431	$24,569	$(348)	$24,652
Net loss	—	—	—	—	—	(908)	(908)

Balance – March 31, 2020	—	—	4,312,500	431	24,569	(1,256)	23,744
Sale of 15,000,000 Units, net of underwriting discount and offering expenses	15,000,000	1,500	—	—	141,261,203	—	141,262,703
Sale of 262,500 Private Placement Units	262,500	26	—	—	2,624,974	—	2,625,000
Sale of 1,875,000 Private Placement Warrants	—	—	—	—	1,875,000	—	1,875,000
Forfeiture of Founder Shares	—	—	(562,500)	(56)	56	—	—
Common stock subject to possible redemption	(14,052,323)	(1,405)	—	—	(140,521,825)	—	(140,523,230)
Net loss	—	—	—	—	—	(263,209)	(263,209)

Balance – June 30, 2020	1,210,177	121	3,750,000	375	5,263,977	(264,465)	5,000,008
Common stock subject to possible redemption	33,184	3	—	—	331,837	—	331,840
Net loss	—	—	—	—	—	(331,847)	(331,847)

Balance – September 30, 2020	1,243,361	$124	3,750,000	$375	$5,595,814	$(596,312)	$5,000,001

(1)	Included an aggregate of up to 562,500 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part (see Note 7).

The accompanying notes are an integral part of the unaudited condensed financial statements.

COLLECTIVE GROWTH CORPORATION

CONDENSED STATEMENT OF CASH FLOWS

NINE MONTHS ENDED SEPTEMBER 30, 2020

(Unaudited)

Cash Flows from Operating Activities:
Net loss	$(595,964)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(59,799)
Unrealized gain on marketable securities held in Trust Account	(1,709)
Deferred tax provision	359
Changes in operating assets and liabilities:
Prepaid expenses	(134,741)
Accounts payable and accrued expenses	144,733

Net cash used in operating activities	(647,121)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(150,000,000)

Net cash used in investing activities	(150,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	147,000,000
Proceeds from sale of Private Placement Units	2,625,000
Proceeds from sale of Private Placement Warrants	1,875,000
Proceeds from promissory note - related party	104,058
Repayment of promissory note – related party	(111,906)
Payment of offering costs	(454,797)

Net cash provided by financing activities	151,037,355

Net Change in Cash	390,234
Cash – Beginning	—

Cash – Ending	$390,234

Non-Cash Investing and Financing Activities:
Initial classification of common stock subject to redemption	$140,786,390

Change in value of common stock subject to possible redemption	$(595,000)

Deferred underwriting fee payable	$5,250,000

The accompanying notes are an integral part of the unaudited condensed financial statements.

COLLECTIVE GROWTH CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Collective Growth Corporation (the “Company”) was incorporated in Delaware on December 10, 2019. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”). The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company initially intends to focus its search for target businesses on companies operating in the Federally permissible cannabinoid industry which are compliant with all applicable laws and regulations within the jurisdictions in which they are located or operate. In particular, the Company will not invest in or consummate a business combination with a target business that it determines has been operating, or whose business plan is to operate, in violation of U.S. federal laws, including the U.S. Controlled Substances Act.

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2020, the Company had not commenced any operations. All activity for the period from December 10, 2019 (inception) through September 30, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on April 30, 2020. On May 5, 2020, the Company consummated the Initial Public Offering of 15,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), generating gross proceeds of $150,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 262,500 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit and the sale of 1,875,000 warrants (the “Private Placement Warrants” and, together with the Private Placement Units, the “Private Placement Securities”) at a price of $1.00 per Private Placement Warrant in a private placement to Shipwright SPAC I, LLC (the “Sponsor”), certain other stockholders of the Company and the representative of the underwriters, generating gross proceeds of $4,500,000, which is described in Note 4.

Transaction costs amounted to $8,737,297, consisting of $3,000,000 of underwriting fees, $5,250,000 of deferred underwriting fees and $487,297 of other offering costs. In addition, as of September 30, 2020, cash of $390,234 was held outside of the Trust Account (as defined below) and is available for working capital purposes.

Following the closing of the Initial Public Offering on May 5, 2020, an amount of $150,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Securities was placed in a trust account (the “Trust Account”). The proceeds held in the Trust Account are invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Securities, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

COLLECTIVE GROWTH CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon consummation of the Business Combination and, solely if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor and the Company’s stockholders prior to the Initial Public Offering (“Initial Stockholders”) have agreed to vote the Founder Shares (as defined in Note 5), Private Placement Shares (as defined in Note 4) and any Public Shares purchased after the Initial Public Offering (a) in favor of approving a Business Combination and (b) not to redeem any shares in connection with a stockholder vote to approve a Business Combination or amendment to the Amended and Restated Certificate of Incorporation prior thereto or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the Initial transaction or do not vote at all and whether or not they are a holder of record on the record date to be established by the Company to determine who can vote on the Business Combination.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Initial Stockholders have agreed (a) to waive their redemption rights with respect to the Founder Shares, Private Placement Shares and Public Shares held by them in connection with the completion of a Business Combination, (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect a public stockholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or amendment to the Amended and Restated Certificate of Incorporation prior thereto or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the time period required by its Amended and Restated Certificate of Incorporation, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment and (c) waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period (defined below).

The Company will have until November 5, 2021 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period (and the Company’s stockholders do not approve an extension of such date), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

COLLECTIVE GROWTH CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

Risks and Uncertainties

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic which continues to spread throughout the United States and the World. As of the date the financial statements were available to be issued, there was considerable uncertainty around the expected duration of this pandemic. We have concluded that while it is reasonably possible that COVID-19 could have a negative effect on identifying a target company for a Business Combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on May 1, 2020, as well as the Company’s Current Report on Form 8-K, as filed with the SEC on May 11, 2020. The interim results for the three and nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the period ending December 31, 2020 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

COLLECTIVE GROWTH CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2020 and December 31, 2019.

Marketable Securities Held in Trust Account

At September 30, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The effective tax rate differs from the statutory tax rate of 21% for the three and nine months ended September 30, 2020 due to the valuation allowance recorded on the Company’s net operating losses.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company’s financial position or statement of operations.

Net Loss per Common Share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at September 30, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 9,506,250 shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants into shares of common stock is contingent upon the occurrence of future events. As a result, diluted net loss per common share is the same as basic net loss per common share for the period presented.

COLLECTIVE GROWTH CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

Reconciliation of Net Loss per Common Share

The Company’s net loss is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

	Three Months Ended September 30,	Nine Months Ended September 30,
	2020	2020
Net loss	$(331,847)	$(595,964)
Less: Income attributable to shares subject to possible redemption	(20,468)	—

Adjusted net loss	$(352,315)	$(595,964)

Weighted average shares outstanding, basic and diluted	4,960,177	4,398,294

Basic and diluted net loss per common share	$(0.07)	$(0.14)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 3. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 15,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one warrant (“Public Warrant”).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor, certain of the Initial Stockholders and the representative of the underwriters purchased an aggregate of 262,500 Private Placement Units at a price of $10.00 per Private Placement Unit, and 1,875,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $4,500,000. The Sponsor and certain of the Initial Stockholders purchased an aggregate of 187,500 Private Placement Units and the representative of the underwriters purchased 75,000 Private Placement Units. The Sponsor and certain of the Initial Stockholders purchased an aggregate of 1,875,000 Private Placement Warrants.

COLLECTIVE GROWTH CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

Each Private Placement Unit consists of one share of Class A common stock (“Private Placement Share”) and one-half of one warrant (“Private Placement Warrant”). Each whole Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per full share, subject to adjustment (see Note 7). The proceeds from the Private Placement Securities were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period (and the Company’s stockholders do not approve an extension of such date), the proceeds from the sale of the Private Placement Securities will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On December 31, 2019, the Sponsor purchased 4,312,500 shares (the “Founder Shares”) of the Company’s common stock for an aggregate price of $25,000. The Sponsor subsequently transferred certain of the Founder Shares to the other Initial Stockholders. The Founder Shares include an aggregate of up to 562,500 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment is not exercised in full or in part, so that the number of Founder Shares will collectively represent approximately 20% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the Private Placement Shares). On June 19, 2020, the underwriters’ over-allotment option expired unexercised, and, as a result 562,500 Founder Shares were forfeited resulting in an aggregate of 3,750,000 Founder Shares outstanding.

On January 10, 2020, the Company filed an amendment to its Certificate of Incorporation to, among other things, create two classes of common stock, Class A and Class B, and to convert the outstanding Founder Shares into shares of Class B common stock.

The Initial Stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On December 31, 2019, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $150,000, of which $104,901 and $7,848 was outstanding as of March 31, 2020 and December 31, 2019, respectively. The Promissory Note was non-interest bearing and payable on the earlier of (i) September 30, 2020, (ii) the consummation of the Initial Public Offering or (iii) the date on which the Company determined not to proceed with the Initial Public Offering. The outstanding balance under the Promissory Note of $111,906 was repaid at the closing of the Initial Public Offering on May 5, 2020.

Executive Compensation

The Company has agreed to pay an affiliate of Tim Saunders, the Company’s Chief Financial Officer, $10,000 per month for up to 6 months commencing on April 30, 2020 and accrue $12,000 per month for up to six months from April 30, 2020 and payable until, and only upon, the consummation of an initial Business Combination, for Mr. Saunders’ services as Chief Financial Officer. For the three and nine months ended September 30, 2020, the Company incurred $66,000 and $110,000, respectively, of such fees, of which $60,000 is included in accounts payable and accrued expenses in the accompanying condensed balance sheets.

Administrative Support Agreement

The Company entered into an agreement, commencing on April 30, 2020 through the earlier of the Company’s consummation of a Business Combination and the liquidation of the Trust Account, to pay an affiliate of certain of the Company’s officers and directors a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the three and nine months ended September 30, 2020, the Company incurred and paid $30,000 and $50,000 of such fees, respectively.

COLLECTIVE GROWTH CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds on a non-interest basis as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $750,000 of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit, and up to $750,000 of such Working Capital Loans may be converted into warrants of the post Business Combination entity at a price of $1.00 per warrant. The units and warrants would be identical to the Private Placement Units and Private Placement Warrants, respectively. In the event that a Business Combination does not close, the Working Capital Loans would be forgiven except that the Company may use a portion of proceeds held outside the Trust Account, if any, to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on April 30, 2020, the holders of the Founder Shares, Private Placement Securities and units or warrants that may be issued upon conversion of Working Capital Loans (and underlying securities) are entitled to registration rights, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, the representative of the underwriters may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years after the effective date of the Initial Public Offering and may not exercise its demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of 3.5% of the gross proceeds of the Initial Offering, or $5,250,000. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — On January 10, 2020, the Company amended its Certificate of Incorporation such that the Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of

$0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At September 30, 2020 and December 31, 2019, there were 1,243,361 and no shares of Class A common stock issued or outstanding, excluding 14,019,139 and no shares of Class A common stock subject to possible redemption, respectively.

Class B Common Stock — On January 10, 2020, the Company amended its Certificate of Incorporation such that the Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At September 30, 2020 and December 31, 2019, there were 3,750,000 and 4,312,500 shares of Class B common stock issued and outstanding, respectively. On June 19, 2020, the underwriters’ over-allotment option expired unexercised, and, as a result 562,500 Founder Shares were forfeited resulting in an aggregate of 3,750,000 Founder Shares outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law.

COLLECTIVE GROWTH CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement securities and units and warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

Warrants — The Company will not issue fractional warrants. The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption;

•

if, and only if, the reported last sale price of the shares of Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

COLLECTIVE GROWTH CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price (the “Newly Issued Price”) of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Price and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the shares of common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2020
Assets:
Marketable securities held in Trust Account	1	$150,061,508

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

On October 28, 2020, the Sponsor committed to provide the Company loans in the aggregate amount of $170,000 in order to finance transaction costs in connection with a Business Combination. These loans will be non-interest bearing, unsecured and will be repaid upon the consummation of a Business Combination.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and the Board of Directors of Collective Growth Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Collective Growth Corporation (the “Company”) as of December 31, 2019 and the related statements of operations, changes in stockholder’s equity and cash flows for the period from December 10, 2019 (inception) through December 31, 2019 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and the results of its operations and its cash flows for the period from December 10, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a financing and the Company’s cash and working capital as of December 31, 2019 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Notes 1 and 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY

January 27, 2020

COLLECTIVE GROWTH CORPORATION

BALANCE SHEET

DECEMBER 31, 2019

ASSETS
Deferred offering costs	$32,500

Total Assets	$32,500

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Promissory note – Related party	$7,848

Total Current Liabilities	7,848

Commitments

Stockholder’s Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 4,312,500 shares issued and outstanding(1)	431
Additional paid-in capital	24,569
Accumulated deficit	(348)

Total Stockholders’ Equity	24,652

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$32,500

(1)	Includes up to 562,500 shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of these financial statements.

COLLECTIVE GROWTH CORPORATION

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM DECEMBER 10, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

Formation and operating costs	$348

Net Loss	$(348)

Weighted average shares outstanding, basic and diluted(1)	3,750,000

Basic and diluted net loss per common share	$(0.00)

(1)	Excludes an aggregate of up to 562,500 shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of these financial statements.

COLLECTIVE GROWTH CORPORATION

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

FOR THE PERIOD FROM DECEMBER 10, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

	Class B Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholder’s Equity

	Shares	Amount
Balance – December 10, 2019 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	4,312,500	431	24,569	—	25,000
Net loss	—	—	—	(348)	(348)

Balance – December 31, 2019	4,312,500	$431	$24,569	$(348)	$24,652

(1)	Includes 562,500 shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of these financial statements.

COLLECTIVE GROWTH CORPORATION

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM DECEMBER 10, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

Cash Flows from Operating Activities:
Net loss	$(348)

Net cash used in operating activities	(348)

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	7,848
Payment of offering costs	(7,500)

Net cash provided by operating activities	348

Net Change in Cash	—
Cash – Beginning	—

Cash – Ending	$—

Non-cash investing and financing activities:
Deferred offering costs paid directly by Sponsor from proceeds from issuance of Class B common stock	$25,000

The accompanying notes are an integral part of these financial statements.

COLLECTIVE GROWTH CORPORATION

NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Collective Growth Corporation (the “Company”) was incorporated in Delaware on December 10, 2019. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2019, the Company had not commenced any operations. All activity for the period from December 10, 2019 (inception) through December 31, 2019 relates to the Company’s formation and the proposed initial public offering (“Proposed Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Proposed Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a Proposed Public Offering of 15,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units being offered, the “Public Shares”) at $10.00 per Unit (or 17,250,000 Units if the underwriter’s over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 262,500 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit and the sale of 1,875,000 warrants (the “Private Placement Warrants” and, together with the Private Placement Units, the “Private Placement Securities”) at a price of $1.00 per Private Placement Warrant in a private placement to Shipwright SPAC I, LLC (the “Sponsor”) and the representative of the underwriters that will close simultaneously with the Proposed Public Offering.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of the Private Placement Securities, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including the proceeds from the sale of the Private Placement Securities, will be held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at redemption value and classified as temporary equity upon the completion of the Proposed Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon consummation of the Business Combination and, solely if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5), Private Placement Shares (as defined in Note 4) and any Public Shares purchased during or after the Proposed Public Offering (a) in favor of approving a Business Combination and (b) not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all and whether or not they are a holder of record on the record date to be established by the Company to determine who can vote on the proposed Business Combination.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares, Private Placement Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect a public stockholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the time period required by its Amended and Restated Certificate of Incorporation, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment and (c) waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period (defined below).

The Company will have until 18 months from the closing of the Proposed Public Offering to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business

Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The purchasers of the Private Placement Securities will agree to waive their liquidation rights with respect to the Private Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the purchasers acquire Public Shares in or after the Proposed Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters are expected to agree to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Proposed Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

At December 31, 2019, the Company had no cash and a working capital deficit of $7,848. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. Management plans to address this uncertainty through a Proposed Public Offering as discussed in Note 3. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019.

Deferred Offering Costs

Deferred offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to stockholders’ equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was deemed to be immaterial for the period from December 10, 2019 (inception) through December 31, 2019.

Net Loss Per Common Share

Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture by the Sponsor. Weighted average shares were reduced for the effect of an aggregate of 562,500 shares of common stock that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (see Note 7). At December 31, 2019, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Public Offering

Pursuant to the Proposed Public Offering, the Company intends to offer for sale 15,000,000 Units (or 17,250,000 Units if the over-allotment option is exercised in full) at a price of $10.00 per Unit. Each Unit will consist of one share of Class A common stock, and one-half of one warrant (“Public Warrant”).

Note 4 — Private Placement

The Company intends to sell to the Sponsor and the representative of the underwriters an aggregate of 262,500 Private Placement Units at a price of $10.00 per Private Placement Unit, and 1,875,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $4,500,000, in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. It is expected that the Sponsor will purchase 187,500 Private Placement Units and representative of the underwriters will purchase 75,000 Private Placement Units. It is also expected that the Sponsor will purchase 1,875,000 Private Placement Warrants

Each Private Placement Unit will consist of one share of Class A common stock (“Private Placement Share”) and one-half of one warrant (“Private Placement Warrant”). Each whole Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per full share, subject to adjustment (see Note 7). The proceeds from the Private Placement Securities will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Securities will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

Note 5 — Related Party Transactions

Founder Shares

On December 31, 2019, the Sponsor purchased 4,312,500 shares (the “Founder Shares”) of the Company’s common stock for an aggregate price of $25,000. The Founder Shares include an aggregate of up to 562,500 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment is not exercised in full or in part, so that the number of Founder Shares will collectively represent approximately 20% of the Company’s issued and outstanding shares after the Proposed Public Offering (assuming the Sponsor does not purchase any Public Shares in the Proposed Public Offering and excluding the Private Placement Shares).

On January 10, 2020, the Company filed an amendment to its Certificate of Incorporation to, among other things, create two classes of common stock, Class A and Class B, and to convert the outstanding Founder Shares into shares of Class B common stock.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (1) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On December 31, 2019, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $150,000, of which $7,848 was outstanding under the Promissory Note as of December 31, 2019. The Promissory Note is non-interest bearing and payable on the earlier of (i) September 30, 2020, (ii) the consummation of the Proposed Public Offering or (iii) the date on which the Company determines not to proceed with the Proposed Public Offering.

Executive Compensation

The Company intends to pay Tim Saunders, its Chief Financial Officer, $10,000 per month for up to 6 months commencing upon consummation of the Proposed Public Offering and $12,000 per month for up to 6 months accrued from the date of Proposed Public Offering and payable until, and only upon, consummation of an initial Business Combination, for his services as Chief Financial Officer.

Administrative Support Agreement

The Company intends to enter into an agreement, commencing on the effective date of the Proposed Public Offering through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of certain of the Company’s officers and directors a total of $10,000 per month for office space, utilities and secretarial and administrative support.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds on a non-interest basis as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $750,000 of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit, and up to $750,000 of such Working Capital Loans may be converted into warrants of the post Business Combination entity at a price of $1.00 per warrant. The units and warrants would be identical to the Private Placement Units and Private Placement Warrants, respectively. In the event that a Business Combination does not close, the Working Capital Loans would be forgiven except that the Company may use a portion of proceeds held outside the Trust Account, if any, to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Note 6 — Commitments

Registration Rights

The holders of the Founder Shares, Private Placement Securities and units or warrants that may be issued upon conversion of Working Capital Loans (and underlying securities) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Proposed Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, the representative of the underwriters may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years after the effective date of the Proposed Public Offering and may not exercise its demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company will grant the underwriters a 45-day option from the date of Proposed Public Offering to purchase up to 2,250,000 additional Units to cover over-allotments, if any, at the Proposed Public Offering price less the underwriting discounts and commissions.

The underwriters will be entitled to a cash underwriting discount of 2.0% of the gross proceeds of the Proposed Public Offering, or $3,000,000, excluding any amounts raised pursuant to the overallotment option. In addition, the representative of the underwriters will be entitled to a deferred fee of (i) 3.5% of the gross proceeds of the initial 15,000,000 Units sold in the Proposed Offering, or $5,250,000, and (ii) 5.5% of the gross proceeds from the Units sold pursuant to the over-allotment option, or $1,237,500. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Note 7 — Stockholder’s Equity

Preferred Stock — The Company is authorized to issue 1,000,000 of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2019, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — On January 10, 2020, the Company amended its Certificate of Incorporation such that the Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of

$0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2019, there were no shares of Class A common stock issued or outstanding.

Class B Common Stock — On January 10, 2020, the Company amended its Certificate of Incorporation such that the Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2019, there were 4,312,500 shares of Class B common stock issued and outstanding, of which an aggregate of up to 562,500 shares are subject to forfeiture to the extent that the underwriter’s over-allotment option is not exercised in full or in part, so that the Sponsor will own 20% of the Company’s issued and outstanding common stock after the Proposed Public Offering (assuming the Sponsor does not purchase any Public Shares in the Proposed Public Offering and excluding the Private Placement Shares).

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Proposed Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the

Proposed Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement securities and units and warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

Warrants — The Company will not issue fractional warrants. The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination or (b) 12 months from the closing of the Proposed Public Offering. The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption;

•

if, and only if, the reported last sale price of the shares of Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business

Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price (the “Newly Issued Price”) of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Price and the Newly Issued Price.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Public Offering, except that the Private Placement Warrants and the shares of common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to January 27, 2020, the date that the financial statements were available to be issued. Other than as described in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

COLLECTIVE GROWTH CORPORATION

HATZATA MERGER SUB, INC.

INNOVIZ TECHNOLOGIES LTD.

PERCEPTION CAPITAL PARTNERS LLC

(solely for purposes of Sections 2.2(d), 2.3(a), 2.8, 2.9, 5.2, 5.5, 7.2 and Article VIII)

AND

ANTARA CAPITAL LP

(solely for purposes of Sections 5.2, 5.5, 7.2 and Article VIII)

DATED AS OF DECEMBER 10, 2020

i

ii

EXHIBITS

Exhibit A	Form of Subscription Agreement
Exhibit B	Form of Forfeiture Agreement
Exhibit C	Form of Sponsor Letter Agreement
Exhibit D	Form of Transaction Support Agreements
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Lockup Agreement
Exhibit G	Form of Company Warrant Agreement
Exhibit H	Form of Company A&R Articles of Association

iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of December 10, 2020, is entered into by and among Collective Growth Corporation, a Delaware corporation (“SPAC”), Hatzata Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Innoviz Technologies Ltd., a company organized under the laws of the State of Israel (the “Company”), solely for purposes of Sections 2.2(d), 2.3, 2.8, 2.9, 5.2, 5.5, 7.2 and Article VIII (collectively with the definitions in Section 1.1 of any terms used but not defined in such Sections, the “Perception Provisions”), Perception Capital Partners LLC, a Delaware limited liability company (“Perception”), and solely for purposes of Sections 5.2, 5.5, 7.2 and Article VIII (collectively with the definitions in Section 1.1 of any terms used but not defined in such Sections, the “Antara Provisions”), Antara Capital LP (“Antara”). SPAC, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct Subsidiary of the Company that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents (the “Transactions”);

WHEREAS, subject to the terms and conditions hereof, on the Closing Date, (a) Merger Sub will merge with and into SPAC (the “Merger”), with SPAC surviving the Merger as a wholly owned Subsidiary of the Company, (b) each SPAC Share will be automatically converted as of the Effective Time into the right to receive the Per Share Consideration, (c) each of the 1,875,000 Sponsor Shares (which number excludes the Sponsor Shares to be forfeited pursuant to the Forfeiture Agreement) will be automatically converted as of the Effective Time into the right to receive the Per Share Consideration, (d) Perception will be issued 3,448,526 Perception Company Warrants, (e) certain members of Company Management will receive 2,847,436 Management Shares and 3,986,410 Management Warrants, (f) all of the Company Preferred Shares will be converted into Company Ordinary Shares, and (g) each of the 1,687,500 SPAC Warrants (which number excludes the SPAC Warrants to be forfeited pursuant to the Forfeiture Agreement) will automatically become a Company Warrant and all rights with respect to SPAC Shares underlying the SPAC Warrants will be automatically converted into rights with respect to Company Ordinary Shares and thereupon assumed by the Company;

WHEREAS, the SPAC Board has (a) approved this Agreement, the Ancillary Documents to which SPAC is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, approval of this Agreement and the Transactions (including the Merger) by the holders of SPAC Shares entitled to vote thereon;

WHEREAS, the board of directors of Merger Sub has approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the Company, acting in its capacity as the sole shareholder of Merger Sub, has approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, the approval of the Company Preferred Shareholder Proposals and the Company Shareholder Proposals, by the holders of Company Shares entitled to vote thereon at the Company Shareholder Meeting;

WHEREAS, concurrently with the execution of this Agreement, the Company and each of the parties (the “Subscribers”) subscribing for Company Ordinary Shares have entered into certain subscription agreements, dated as of the date hereof (as amended or modified from time to time, collectively, the “Subscription Agreements”), in substantially the form attached hereto as Exhibit A, pursuant to which, among other things, each Subscriber has agreed to subscribe for and purchase on the Closing Date immediately following the Closing, and the Company has agreed to issue and sell to each such Subscriber on the Closing Date immediately following the Closing, the number of Company Ordinary Shares set forth in the applicable Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under all Subscription Agreements, collectively, the “PIPE Financing Amount”, and the equity financing under all Subscription Agreements, collectively, hereinafter referred to as, the “PIPE Financing”), on the terms and subject to the conditions set forth in the applicable Subscription Agreement;

WHEREAS, as of the date of this Agreement, the initial stockholders of SPAC (collectively, the “Sponsor”) own an aggregate of 3,750,000 Sponsor Shares and 1,875,000 SPAC Warrants;

WHEREAS, concurrently with the execution of this Agreement, Sponsor and SPAC are entering into the forfeiture agreement in substantially the form attached hereto as Exhibit B (the “Forfeiture Agreement”), pursuant to which, among other things, immediately prior to the Effective Time, Sponsor will forfeit to SPAC for cancellation in exchange for no consideration 1,875,000 Sponsor Shares and 187,500 SPAC Warrants (the “Forfeiture”);

WHEREAS, subject to the terms and conditions of Section 2.3, certain members of the Company Management may receive up to an additional 1,423,718 Company Ordinary Shares;

WHEREAS, subject to the terms and conditions of Section 2.3, Perception may receive up to 2,477,269 Company Ordinary Shares;

WHEREAS, subject to the terms and conditions of the Put Option Agreement, Antara, on behalf of the funds it manages and/or its designees, will receive 4,310,736 Company Warrants on the Closing Date and may receive up to 3,929,461 Company Ordinary Shares;

WHEREAS, concurrently with the execution of this Agreement, Sponsor, SPAC and the Company are entering into the sponsor letter agreement in substantially the form attached hereto as Exhibit C (the “Sponsor Letter Agreement”), pursuant to which, among other things, Sponsor has agreed to vote in favor of this Agreement and the transactions contemplated hereby (including the Merger) on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, concurrently with the execution of this Agreement, certain Company Shareholders (collectively, the “Supporting Company Shareholders”) are entering into a transaction support agreement, substantially in the form attached hereto as Exhibit D (collectively, the “Transaction Support Agreements”), pursuant to which, among other things, each such Supporting Company Shareholder will agree to vote in favor of the approval of the Company Preferred Shareholder Proposals and the Company Shareholder Proposals, as applicable, at the Company Shareholder Meeting;

WHEREAS, pursuant to the Governing Documents of SPAC, SPAC is required to provide an opportunity for its public shareholders to have their outstanding SPAC Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in the Governing Documents of SPAC and the Trust Agreement (the “Offer”);

WHEREAS, concurrently with the execution of this Agreement, in connection with the Merger, the Company, certain Company Shareholders, the Sponsor and certain SPAC Stockholders who will receive Company Ordinary Shares pursuant to Article II of this Agreement will enter into that certain Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the form set forth on Exhibit E to be effective upon the Closing;

WHEREAS, concurrently with the execution of this Agreement, in connection with the Merger, the Company, certain Company Shareholders, Sponsor and certain SPAC Stockholders who will receive Company Ordinary Shares pursuant to Article II of this Agreement have entered into those certain Lockup Agreements (collectively, the “Lockup Agreement”) substantially in the form set forth on Exhibit F, each to be effective upon the Closing;

WHEREAS, at the Closing, in connection with the Merger, the Company and Continental will enter into that certain Amendment to the Company Warrant Agreement (the “Company Warrant Agreement”), substantially in the form set forth on Exhibit G to be effective upon the Closing;

WHEREAS, the Company shall, subject to obtaining the Company Preferred Shareholder Approval, the Company Shareholder Approval, and the SPAC Stockholder Approval, adopt the amended and restated articles of association of the Company (the “Company A&R Articles of Association”) substantially in the form attached hereto as Exhibit H, effective immediately following the Effective Time; and

WHEREAS, immediately prior to the Effective Time, the Company shall, subject to obtaining the Company Preferred Shareholder Approval, the Company Shareholder Approval, and the SPAC Stockholder Approval, adopt the Company Incentive Equity Plan.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, Perception, with respect to the Perception Provisions, and Antara, with respect to the Antara Provisions, each intending to be legally bound, hereby agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Transaction Proceeds” means an amount equal to (a) the aggregate cash proceeds available for release to SPAC from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the SPAC Stockholder Redemptions but before release of any other funds) plus (b) the PIPE Financing Amount plus (c) the Antara Top-Up Amount, if any.

“Aggregate Transaction Share Consideration” means an aggregate number of Company Ordinary Shares equal to (a) Equity Value divided by (b) the Company Share Value.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Ancillary Documents” means the Sponsor Letter Agreement, the Subscription Agreements, the Forfeiture Agreement, the Transaction Support Agreements, the Registration Rights Agreement, the Lockup Agreement, the Company Warrant Agreement, and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Antara” means Antara Capital LP, a Delaware limited partnership.

“Antara Top-up Amount” means the aggregate purchase price of the additional Company Ordinary Shares subscribed for by Antara, at a price per Company Ordinary Share equal to the Put Share Price (as defined in the Put Option Agreement), following the SPAC Stockholders Meeting, if any, to replace the cash released from the Trust Account in satisfaction of SPAC Stockholder Redemptions, if any.

“Anti-Corruption Laws” means, collectively, the Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010, the Israeli Penal Law (Bribery Transactions), 1977; the Israeli Prohibition on Money Laundering Law (Bribery Transactions), 2000, OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UN Convention against Corruption, United States Currency, Foreign Transactions Reporting Act of 1970, as amended, and any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Business Combination Proposal” has the meaning set forth in Section 5.8.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Tel-Aviv, Israel are open for the general transaction of business.

“Certificate of Merger” has the meaning set forth in Section 2.1(b).

“Change of Control Consideration” means the amount per Company Share to be received by Company Shareholders in connection with a Change of Control Transaction, with any non-cash consideration valued as determined by the value ascribed to such consideration by the parties to such transaction.

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or Equity Securities of another Person, (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clause (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise), or (c) under which any Persons(s) makes any equity or similar investment in another Person.

“Closing” has the meaning set forth in Section 2.5.

“Closing Company Audited Financial Statements” has the meaning set forth in Section 5.16.

“Closing Date” has the meaning set forth in Section 2.5.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company A&R Articles of Association” has the meaning set forth in the recitals to this Agreement.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases control of the Company or any of its controlled Affiliates or (ii) all or a material portion of assets or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents nor the Transactions shall constitute a Company Acquisition Proposal.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Board Recommendation” has the meaning set forth in Section 5.13(c).

“Company Change in Recommendation” means a change to, withdrawal of, withholding of, qualification of or modification of, or public proposal to change, withdraw, withhold, qualify or modify, the Company Board Recommendation, in each case by the Company Board or a committee thereof.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to SPAC by the Company on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each Company Option and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company under any Company Equity Plan or otherwise that is outstanding.

“Company Equity Plan” means the (a) Company’s Share Option Plan and (b) each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, any Group Company or Merger Sub in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company or Merger Sub, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company or Merger Sub pursuant to this Agreement or any Ancillary Document, including all fees for registering the Company Securities on the Registration Statement, all fees for the application for listing the Company Securities on Nasdaq, and fifty percent (50%) of the fees due in connection with the HSR Act filing (it being understood that the remainder of such fees will be paid by Perception and Antara and not by SPAC). Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any SPAC Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a) and Section 3.2(c) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8 (Absence of Changes), and Section 3.17 (Brokers).

“Company Incentive Equity Plan” has the meaning set forth in Section 5.17.

“Company Investor Agreements” has the meaning set forth in Section 3.19.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that is licensed to any Group Company.

“Company Management” means the employees of the Company listed in the first column in the chart on Schedule 2.2(e) of the Company Disclosure Schedules.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Group Companies, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States or Israel, or changes therein, or the global economy generally, (ii) acts of war, sabotage, or terrorism (including cyberterrorism) in the United States, Israel, or other territories in which a material portion of the business of the Group Companies is located, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or Israel, including changes in interest rates in the United States or Israel and changes in exchange rates for the currencies of such countries, (iv) changes in any applicable Laws or GAAP or any official interpretation thereof, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third-parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if otherwise contemplated by, and not otherwise excluded from, this definition), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof) or acts of God or other natural disasters or comparable events in the United States or Israel, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (vii)-(viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company Parties).

“Company Option” means, as of any determination time, each option to purchase Company Ordinary Shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise.

“Company Ordinary Shares” means ordinary shares of no par value of the Company.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned by the Group Companies, including the Company Registered Intellectual Property.

“Company Parties” means, together, the Company and Merger Sub.

“Company Preferred A Shares” means the series A convertible preferred shares of the Company, no par value.

“Company Preferred B Shares” means the series B convertible preferred shares of the Company, no par value.

“Company Preferred B-1 Shares” means the series B-1 convertible preferred shares of the Company, no par value.

“Company Preferred C Shares” means the series C convertible preferred shares of the Company, no par value.

“Company Preferred C-1 Shares” means the series C-1 convertible preferred shares of the Company, no par value.

“Company Preferred Shareholder Approval” means the affirmative vote of the Preferred Majority, voting as a single class, at the Company Shareholder Meeting, including the affirmative vote of the Preferred C Majority, approving the Company Preferred Shareholder Proposals.

“Company Preferred Shareholder Proposals” means (i) the adoption and approval of the proposal to convert the Company Preferred Shares into Company Ordinary Shares, (ii) the proposal to increase the size of the Company Board, (iii) the adoption and approval of a proposal to terminate each Company Investor Agreement requiring consent of the Company Preferred Shareholders, (iv) the adoption of the Company A&R Articles of Association, (v) the waiver of preemptive rights set forth in the Company’s Charter Documents, and (vi) the adoption and approval of each other proposal reasonably agreed to by the Company and SPAC as necessary or appropriate in connection with the consummation of the Transactions that would require the approval of all or certain holders of Company Preferred Shares.

“Company Preferred Shares” means, collectively, the Company Preferred A Shares, the Company Preferred B Shares, the Company Preferred B-1 Shares, the Company Preferred C Shares and the Company Preferred C-1 Shares.

“Company Product” means each product of the Group Companies that is sold or distributed to customers or end-users on a commercial basis.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned by any Group Company.

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Share Value” means $8.779827.

“Company Shareholder Meeting” has the meaning set forth in Section 5.13(b).

“Company Shareholder Proposals” means (i) the proposal to increase the size of the Company Board, (ii) the adoption and approval of a proposal to terminate each Company Investor Agreement requiring consent of the Company Shareholders, (iii) the adoption and approval of each other proposal reasonably agreed to by the Company and SPAC as necessary or appropriate in connection with the consummation of the Transactions that would require the approval of all or certain holders of Company Shares, and (iv) the adoption of the Company A&R Articles of Association.

“Company Shareholder Approval” means the affirmative vote of the holders of Company Shares holding more than fifty percent (50%) of the then issued and outstanding Company Shares, on an as-converted basis, at the Company Shareholder Meeting, approving the Company Shareholder Proposals.

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.

“Company Shares” means, collectively, the Company Preferred Shares and the Company Ordinary Shares.

“Company Warrant Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Warrants” means warrants to purchase Company Ordinary Shares on the terms set forth in the Company Warrant Agreement.

“Confidentiality Agreement” means, that certain Non-Disclosure Agreement, dated as of October 1, 2020, by and between the Company and SPAC.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, Order, consent, clearance or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Contract” or “Contracts” means any written agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2, coronavirus or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, mask wearing, temperature taking, personal declaration, “purple badge standard”, shut down, closure, sequester or any other Law, decree, judgment, injunction or other Order, directive, guidelines or recommendations by any Governmental Entity or industry group in connection with or in response to COVID-19 pandemic, including, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Creator” has the meaning set forth in Section 3.13(d).

“DGCL” means the Delaware General Corporation Law.

“D&O Persons” has the meaning set forth in Section 5.15(a).

“Earnout Period” has the meaning set forth in Section 2.3(a).

“Earnout Shares” has the meaning set forth in Section 2.3(b).

“Effective Time” has the meaning set forth in Section 2.1(b).

“Employee Benefit Plan” means (i) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), (ii) a stock bonus, stock purchase, stock option, restricted stock, or similar equity-based plan, program, agreement or arrangement, (iii) any loan to an employee or service provider or (iv) any other written or oral employment, consulting, independent contractor, pension, severance, relocation, repatriation, expatriation, deferred-compensation, retirement, health or welfare, social and fringe benefits, savings (including advanced study fund), retention, change-in-control compensation, bonus, profit sharing, commission, premium or other incentive, deferred compensation, and each other benefit or compensatory plan, program, custom, agreement, arrangement (including collective bargaining agreements and extension orders that are not generally applicable to all employees in Israel, or any other Contract with any labor union, labor organization or other representative of employees or any Contracts with any professional employer organization), policy or Contract that any Group Company maintains, enters into, sponsors or contributes to, or under or with respect to which any Group Company has any Liability for the benefit of any current or former employee, independent contractor, officer or director, other than any plan sponsored or maintained by a Governmental Entity.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety (to the extent relating to exposure to Hazardous Substances), and includes but is not limited to (i) applicable United States federal statutes such as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act (to the extent relating to exposure to Hazardous Substances), Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, Toxic Substances Control Act, (ii) Israeli statutes known as the Hazardous Substances Law, 1993, the Clean Air Act, 2008, the Water Act, 1959, the Packaging Law, 2011, the Environmental Treatment of Electrical and Electronic Equipment and Batteries Law, 2012, the Abatement of Nuisances Law, 1961, the Licensing of Business Law, 1968, and (iii) any similar Law in any jurisdiction in which a Group Company conducts business.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means the amount equal to (a) $171,375,000 minus (b) the amounts payable to the SPAC Stockholders pursuant to the SPAC Stockholder Redemptions that result from the Offer.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.6(a).

“Exchange Fund” has the meaning set forth in Section 2.6(b).

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors or other individual service providers located outside of the United States.

“Forfeiture” has the meaning set forth in the recitals to this Agreement.

“Forfeiture Agreement” has the meaning set forth in the recitals to this Agreement.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of an Israeli limited company are its incorporation certificate and articles of association.

“Governmental Entity” means any United States, Israeli, or other foreign or supranational (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private), or (d) the Israel Innovation Authority (previously the Office of the Chief Scientist at the Israeli Ministry of Economy) or any other body operating under the Israeli Ministry of the Economy or the Israeli Ministry of Finance.

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries (other than Merger Sub).

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, natural gas, synthetic gas, and any mixtures thereof, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon, in each case, to the extent regulated by any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Information Privacy and Security Laws” means all applicable Laws concerning the privacy, data protection, transfer or security of Personal Confidential Information, including, to the extent applicable, the Fair Credit Reporting Act, Section 5 of the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, other local, state, federal, and foreign data security laws, data breach notification laws, and consumer protection laws.

“Initial Transaction Proceeds” means an amount equal to the aggregate cash proceeds available for release to SPAC from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the SPAC Stockholder Redemptions but before release of any other funds).

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) Internet domain names, (d) copyrights and works of authorship, database and design rights, and mask work rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (e) trade secrets, and other intellectual property rights in know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (f) intellectual property rights in or to Software or other technology, and (g) all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“Intervening Event” means an event, fact, development, circumstance or occurrence (but specifically excluding any Company Acquisition Proposal, any changes in capital markets or any declines or improvements in financial markets, or any COVID-19 Measures in effect as of the date hereof) that materially affects the business, assets, operations or prospects of the Group Companies, taken as a whole; and that was not known and was not reasonably foreseeable to the Company or the Company Board as of the date hereof (or the consequences of which were not known or reasonably foreseeable to the Company or the Company Board as of the date hereof), and that becomes known to the Company or the Company Board after the date of this Agreement.

“Intervening Event Notice” has the meaning set forth in Section 5.06(c).

“Intervening Event Notice Period” has the meaning set forth in Section 5.06(c).

“Investment Company Act” means the Investment Company Act of 1940.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of February 24, 2019, by and among the Company, the founders party thereto and the investors party thereto.

“IPO” has the meaning set forth in Section 8.18.

“Israeli Income Tax Ordinance” means the Israeli Income Tax Ordinance [New Version], 1961.

“IT Assets” means any and all computers, Software, hardware, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology assets owned or under the control of any Group Company and used in the conduct of the business of any Group Company.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation, or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter. Unless explicitly stated herein, “Law” does not include COVID-19 Measures.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Management Earnout Shares” means 1,250,000 Company Ordinary Shares.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“Non-Party Affiliate” has the meaning set forth in Section 8.13.

“Off-the-Shelf Software” means any shrink-wrap or click-wrap Software or any other Software that is made generally and widely available to the public and is licensed to any of the Group Companies on a non-exclusive basis with one-time or annual license fees of less than $100,000.

“Offer” has the meaning set forth in the recitals to this Agreement.

“Order” means any writ, order (including extension orders), judgment, injunction, decision, determination, award, ruling, verdict or decree entered, issued or rendered by any Governmental Entity.

“ordinary course of business,” “ordinary course,” “ordinary course of business consistent with past practice,” and similar phrases when referring to a Group Company means actions taken by a Group Company that are consistent with the past usual day-to-day customs and practices of such Group Company in the ordinary course of operations of the business (excluding COVID-19 Measures).

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Share Consideration” means (a) the Aggregate Transaction Share Consideration, divided by (b) the sum of (i) the number of issued and outstanding SPAC Shares immediately prior to the Effective Time, after taking into account SPAC Stockholder Redemptions and (ii) the number of issued and outstanding Sponsor Shares immediately prior to the Effective Time following the Forfeiture.

“Perception” means Perception Capital Partners LLC, a Delaware limited liability company.

“Perception Company Warrants” means 3,448,526 Company Warrants.

“Perception Earnout Calculation” means the difference of (i) 4,271,153 and (ii) the product of (x) 4,271,153 and (y) the quotient of the sum of the Initial Transaction Proceeds and the Antara Top-up Amount divided by 150,000,000.

“Perception Earnout Shares” has the meaning set forth in Section 2.3(a).

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in Intellectual Property Rights in the ordinary course of business and (g) de minimis Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, union, or other similar entity, whether or not a legal entity or Governmental Entity.

“Personal Confidential Information” means (a) information relating to an identified or identifiable natural person, the use, aggregation, holding or management of which is restricted under any applicable Law, including, but not limited to, a natural person’s name, address, telephone number, email address, financial account number, government-issued identifier, and any other data used to identify, contact or precisely locate a person that is governed, regulated, or protected by one or more Information Privacy and Security Laws; (b) any static Internet Protocol address or other persistent identifier, in each case that links to a natural person; and (c) “information” as defined by the Israeli Privacy Protection Law and whether or not such “information” constitutes “sensitive information” as defined thereunder.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.

“Preferred C Majority” means the holders of Company Preferred C Shares and Company Preferred C-1 Shares holding more than fifty percent (50%) of the then issued and outstanding Company Preferred C Shares and Company Preferred C-1 Shares, collectively.

“Preferred Majority” means the holders of at least sixty percent (60%) of the issued and outstanding Company Preferred Shares, voting together as a single class, on an as converted to Company Ordinary Shares basis.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity (other than office actions and similar proceedings in connection with the prosecution of applications for registration or issuance of Intellectual Property Rights).

“Proxy Statement” has the meaning set forth in Section 5.7.

“Public Shareholders” has the meaning set forth in Section 8.18.

“Public Software” means any Software application that contains, includes, or incorporates, any Software that is distributed as free Software, open source Software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Put Option Agreement” means that certain Put Option Agreement between Antara, on behalf of the funds it manages and/or its designees, and the Company, dated as of December 10, 2020, pursuant to which the Company caused Antara to subscribe for a number of Company Ordinary Shares in the PIPE Financing in consideration for up to 3,929,461 Company Ordinary Shares and 4,310,736 Company Warrants.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, and Internet domain name registrations.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement / Proxy Statement” has the meaning set forth in Section 5.7.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, 15 C.F.R. Parts 730-774), and the Export Controls Act of 2018, 22 U.S.C. 2751 et seq., the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974, the Israeli Control of Products and Services Order (Export of Warfare Equipment and Defense Information), 1991, the Israeli Defense Export Control Order (Combat Equipment), 2008, the Israeli Defense Export Control Law, 2007, and Israeli Ministry of Economy List of Source Items and Dual Use Items, and all other export control laws administered by the Israeli Ministry of Defense, including the Israeli Trading With the Enemy Ordinance, 1939, (b) economic or financial sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, Her Majesty’s Treasury of the United Kingdom, or the State of Israel, or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the SPAC Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“SPAC Acquisition Proposal” means (a) any transaction or series of related transactions under which SPAC or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases, or is acquired by or otherwise purchased by, any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise) or (b) any equity, debt or similar investment in SPAC or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents nor the Transactions shall constitute a SPAC Acquisition Proposal.

“SPAC Benefit Plans” has the meaning set forth in Section 4.19.

“SPAC Board” has the meaning set forth in the recitals to this Agreement.

“SPAC Board Recommendation” has the meaning set forth in Section 5.8.

“SPAC Change in Recommendation” has the meaning set forth in Section 5.8.

“SPAC Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by SPAC on the date of this Agreement.

“SPAC Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, SPAC in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of SPAC and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to SPAC pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, SPAC Expenses shall not include any Company Expenses.

“SPAC Financial Statements” means all of the financial statements of SPAC included in the SPAC SEC Reports.

“SPAC Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers), Section 4.6 (Capitalization of SPAC) and Section 4.18 (Absence of Changes).

“SPAC Liabilities” means, as of any determination time, the aggregate amount of Liabilities of SPAC that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, SPAC Liabilities shall not include any SPAC Expenses.

“SPAC Non-Party Affiliates” means, collectively, each SPAC Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any SPAC Related Party (other than, for the avoidance of doubt, SPAC).

“SPAC Prospectus” has the meaning set forth in Section 8.18.

“SPAC Related Party” has the meaning set forth in Section 4.10.

“SPAC Related Party Transactions” has the meaning set forth in Section 4.10.

“SPAC SEC Reports” has the meaning set forth in Section 4.7.

“SPAC Share” means a share of Class A common stock of SPAC, par value $0.0001 per share.

“SPAC Stockholder Approval” means approval of the Transaction Proposals by the affirmative vote of the holders of the requisite number of SPAC Shares and Sponsor Shares entitled to vote thereon, whether in person or by proxy at the SPAC Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of SPAC and applicable Law.

“SPAC Stockholder Redemption” means the right of the holders of SPAC Shares to redeem all or a portion of their SPAC Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of SPAC and the Trust Agreement.

“SPAC Stockholders” means, collectively, holders of SPAC Shares, Sponsor and holders of SPAC Warrants.

“SPAC Stockholders Meeting” has the meaning set forth in Section 5.8.

“SPAC Unit” means a unit of SPAC, par value $0.0001 per unit, consisting of (a) one (1) SPAC Share and (b) one half of one (0.5) SPAC Warrant.

“SPAC Warrants” means a warrant entitling the holder to purchase one SPAC Share per warrant at a price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement (including, for the avoidance of doubt, each such warrant held by Sponsor).

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Sponsor Share” means a share of Class B common stock of SPAC, par value $0.0001 per share.

“Subscribers” has the meaning set forth in the recitals to this Agreement.

“Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled

(without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Shareholders” has the meaning set forth in the recitals to this Agreement.

“Surviving Company” has the meaning set forth in Section 2.1(a).

“Target” has the meaning set forth in Section 2.3(a).

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, national health insurance, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, indexation, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes required to be filed with any Governmental Entity, including any schedule or attachment thereto and including any amendments thereof.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Trading Day” means, prior to the Closing Date, any day on which the SPAC Units, SPAC Shares and SPAC Warrants are actually traded on Nasdaq and, following the Closing Date, any day on which the Company Ordinary Shares are actually traded on Nasdaq.

“Transactions” has the meaning set forth in the recitals to this Agreement.

“Transaction Litigation” has the meaning set forth in Section 5.2(d).

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Transaction Support Agreement Deadline” has the meaning set forth in Section 5.13(a).

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.8(a).

“Trustee” has the meaning set forth in Section 4.8(a).

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid SPAC Expenses” means the SPAC Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid SPAC Liabilities” means the SPAC Liabilities as of immediately prior to the Closing.

“Warrant Agreement” means the Warrant Agreement, dated as of April 30, 2020, by and between SPAC and Continental.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

ARTICLE II.

MERGER

Section 2.1 The Merger; Company Preferred Shares.

(a) On the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, on the Closing Date, Merger Sub shall merge with and into SPAC (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and SPAC shall continue as the surviving company of the Merger (the “Surviving Company”).

(b) At the Closing, the Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between Merger Sub and SPAC (the “Certificate of Merger”), such Merger to be consummated immediately upon filing of the Certificate of Merger or at such later time as may be agreed by SPAC and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

(c) At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property of every description, rights, business, undertakings, goodwill, benefits, immunities and privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and SPAC shall become the property, rights, business, undertakings, goodwill, benefits, immunities and privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and SPAC set forth in this Agreement to be performed after the Effective Time.

(d) If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Merger Sub and SPAC, the officers and directors of the Merger Sub and SPAC are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

(e) At the Effective Time, the Governing Documents of the Surviving Company shall be amended and restated to be in the form of the Governing Documents of Merger Sub in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Law.

(f) At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(g) Each Company Preferred Share issued and outstanding at the end of the date immediately prior to the Closing Date shall be converted into and become one Company Ordinary Share effective as of the end of such date immediately prior to the Closing Date. Each certificate previously evidencing Company Preferred Shares shall be exchanged for a certificate (if requested) representing the same number of Company Ordinary Shares upon the surrender of such certificate. Each certificate formerly representing Company Preferred Shares shall thereafter represent only the right to receive the same number of Company Ordinary Shares upon the surrender of such certificate.

Section 2.2 Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of the securities of SPAC, holders of the securities of the Company or holders of the securities of Merger Sub:

(a) Each SPAC Unit issued and outstanding immediately prior to the Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one (1) SPAC Share and one-half of one (0.5) SPAC Warrant, which underlying securities shall be converted in accordance with the applicable terms of this Section 2.2.

(b) Each SPAC Share issued and outstanding immediately prior to the Effective Time shall be converted automatically into the Per Share Consideration, following which all SPAC Shares shall automatically be canceled and shall cease to exist by virtue of the Merger. The holders of SPAC Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or under applicable Law.

(c) 1,875,000 of the Sponsor Shares issued and outstanding immediately prior to the Effective Time shall be automatically converted into the Per Share Consideration, following which all Sponsor Shares shall automatically be canceled and shall cease to exist by virtue of the Merger. Sponsor shall cease to have any rights with respect to such shares, except as provided herein or under applicable Law.

(d) The Company shall issue to Perception at the Effective Time the Perception Company Warrants as additional consideration for services provided by Perception to the Company.

(e) The Company shall issue 2,847,436 Company Ordinary Shares (“Management Shares”) and 3,986,410 Company Warrants (“Management Warrants”) to Company Management. The Management Shares will bear the restrictive legends and stop transfer instructions as set forth in the Lockup Agreement.

(f) All rights with respect to SPAC Shares underlying SPAC Warrants shall be converted into rights with respect to Company Ordinary Shares and thereupon assumed by the Company. Accordingly, from and after the Effective Time: (i) each SPAC Warrant assumed by the Company may be exercised solely for Company Ordinary Shares; (ii) the number of Company Ordinary Shares subject to each SPAC Warrant assumed by the Company shall be determined by multiplying (x) the number of SPAC Shares that were subject to such SPAC

Warrant, as in effect immediately prior to the Effective Time, by (y) the Per Share Consideration, and rounding the resulting number up to the nearest whole number of Company Ordinary Shares; (iii) the per share exercise price for the Company Ordinary Shares issuable upon exercise of each SPAC Warrant assumed by the Company shall be determined by dividing (x) the exercise price per SPAC Share subject to such SPAC Warrant, as in effect immediately prior to the Effective Time, by (y) the Per Share Consideration, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any SPAC Warrant assumed by the Company shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such SPAC Warrant shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a SPAC Warrant, such SPAC Warrant assumed by the Company in accordance with this Section 2.2(f) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Company Ordinary Shares subsequent to the Effective Time; and (B) the Company Board or a committee thereof shall succeed the authority and responsibility, if any, of the SPAC Board or any committee thereof with respect to each SPAC Warrant assumed by the Company.

(g) Each issued and outstanding share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Company, which shall constitute the only outstanding share of capital stock of the Surviving Company.

Section 2.3 Earnout.

(a) If the trading price of the Company Ordinary Shares on Nasdaq is greater than 125% of the Company Share Value (such share price, the “Target”) for any period of 10 Trading Days out of 20 consecutive Trading Days at any time after the Closing until the fourth anniversary of the Closing Date (such period, the “Earnout Period”), the Company shall promptly (but in any event within five (5) Business Days thereafter) issue:

(1) to Perception as additional consideration for services provided by Perception to the Company (x) 2,477,269 Company Ordinary Shares if the Initial Transaction Proceeds are equal to or greater than $150,000,000 or (y) a number of Company Ordinary Shares equal to the difference of (A) 2,477,269 and (B) the product of (i) 0.3866 and (ii) the Perception Earnout Calculation if the Initial Transaction Proceeds are less than $150,000,000 (such shares issuable to Perception pursuant to this Section 2.3(a), the “Perception Earnout Shares”); and

(2) to Company Management the Management Earnout Shares.

The Perception Earnout Shares and Management Earnout Shares are collectively referred to as “Earnout Shares.” The Company Ordinary Shares that may be issued pursuant to this Section 2.3(a) shall be fully paid and free and clear of all Liens other than applicable securities Laws restrictions. The Earnout Shares will bear the restrictive legends and stop transfer instructions as set forth in the Lockup Agreement to the extent the restrictions in the Lockup Agreement are still in effect at the time Earnout Shares are issued.

(b) In the event a Company Change of Control Transaction occurs during the Earnout Period prior to the payment of any Earnout Shares pursuant to Section 2.3(a) and the Change of Control Consideration paid or payable to the holders of Company Ordinary Shares in connection with such Change of Control Transaction is equal to or greater than the Target, the Company shall promptly (but in any event within five (5) Business Days thereafter) issue (1) to Perception the Perception Earnout Shares as additional consideration for services provided by Perception to the Company and (2) to Company Management the Management Earnout Shares. The Company Ordinary Shares that may be issued pursuant to this Section 2.3(b) shall be fully paid and free and clear of all Liens other than applicable securities Laws restrictions. For the avoidance of doubt, if the Change of Control Consideration paid or payable to the holders of Company Shares in connection with the first Company Change of Control to occur during the Earnout Period is less than the Target, then no Earnout Shares shall be issuable pursuant to this Section 2.3(b).

(c) In the event that a definitive agreement with respect to a Change of Control Transaction is executed by the Company prior to and remains pending at the end of the Earnout Period, for purposes of Section 2.3(b), the Earnout Period shall be deemed extended until the earlier of the consummation of such Company Change of Control Transaction or the termination of such Company Change of Control Transaction.

Section 2.4 No Fractional Company Ordinary Shares. No certificates for Company Ordinary Shares representing fractional Company Ordinary Shares or book entry credit of the same will be issued upon the conversion of SPAC Shares or Sponsor Shares, or the issuance of Perception Company Ordinary Shares or Management Shares, or the issuance of Earnout Shares (if issuable pursuant to Section 2.3) in accordance with Section 2.2 and Section 2.3, and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any Company Ordinary Shares. Notwithstanding any other provision of this Agreement, in lieu of receiving any fraction of a Company Ordinary Share, all fractions of Company Ordinary Shares that otherwise would be issued hereunder shall be aggregated and the resulting fraction of a Company Ordinary Share will be rounded up to a whole Company Ordinary Share.

Section 2.5 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as SPAC and the Company may agree in writing.

Section 2.6 Deliverables.

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, SPAC and the Company shall appoint Continental (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of (i) exchanging each SPAC Share and Sponsor Share on the stock transfer books of SPAC immediately prior to the Effective Time for the Per Share Consideration issuable in respect of such SPAC Shares or Sponsor Shares, as applicable, pursuant to Section 2.2(b) and Section 2.2(c) (after giving effect to any required Tax withholding as provided under Section 2.7) and on the terms and subject to the other conditions set forth in this Agreement and (ii) exchanging each SPAC Warrant on the stock transfer books of SPAC immediately prior to the Effective Time for the Company Warrants issuable in respect of such SPAC Warrants pursuant to Section 2.2(f) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then SPAC and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), SPAC and the Company shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent.

(b) At the Effective Time, the Company shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of SPAC Shares, Sponsor Shares and SPAC Warrants, and for exchange in accordance with this Section 2.6 through the Exchange Agent, (i) evidence of Company Ordinary Shares in book-entry form representing the Aggregate Transaction Share Consideration issuable pursuant to Section 2.2(b) and Section 2.2(c) in exchange for the SPAC Shares and Sponsor Shares outstanding immediately prior to the Effective Time and (ii) evidence of Company Warrants in book-entry form representing the Company Warrants issuable pursuant to Section 2.2(f) in exchange for the SPAC Warrants, in each case after giving effect to any required Tax withholding as provided under Section 2.7. All (i) shares in book-entry form representing the Aggregate Transaction Share Consideration issuable pursuant to Section 2.2(b) and Section 2.2(c) deposited with the Exchange Agent and (ii) warrants in book-entry form representing the Company Warrants issuable pursuant to Section 2.2(f) deposited with the Exchange Agent shall be collectively referred to in this Agreement as the “Exchange Fund”.

(c) Each SPAC Stockholder whose SPAC Shares have been converted into the right to receive the Per Share Consideration pursuant to Section 2.2(b) shall be entitled to receive the Per Share Consideration to which he, she or it is entitled on the date provided in Section 2.6(f).

(d) Sponsor whose Sponsor Shares have been converted into the right to receive Per Share Consideration pursuant to Section 2.2(c) shall be entitled to receive the Per Share Consideration to which it is entitled on the date provided in Section 2.6(f).

(e) Each SPAC Stockholder and Sponsor whose SPAC Warrants have been converted into the right to receive Company Warrants pursuant to Section 2.2(f) shall be entitled to receive Company Warrants to which he, she or it is entitled on the date provided in Section 2.6(f).

(f) The Company and SPAC shall take all necessary actions to cause the Per Share Consideration and the Company Warrants to be issued in book-entry form within three (3) Business Days after the Effective Time.

(g) If the Per Share Consideration is to be issued to a Person other than the SPAC Stockholder or Sponsor in whose name the transferred SPAC Share or Sponsor Share in book-entry form is registered, it shall be a condition to the issuance of the Per Share Consideration that (i) such SPAC Share or Sponsor Share, as applicable, in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such SPAC Share or Sponsor Share, as applicable, in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(h) If the Company Warrants to be issued to a Person other than the SPAC Stockholder in whose name the transferred SPAC Warrant in book-entry form is registered, it shall be a condition to the issuance of the Company Warrants that (i) such SPAC Warrant in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such SPAC Warrant in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(i) No interest will be paid or accrued on the Aggregate Transaction Share Consideration or the Company Warrants to be issued pursuant to this Article II (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.6, each SPAC Share and Sponsor Share shall solely represent the right to receive the Per Share Consideration to which such Company Share or Sponsor Share, as applicable, is entitled to receive pursuant to Section 2.2(b) or Section 2.2(c), as applicable, and each SPAC Warrant shall solely represent the right to receive the Company Warrants to which such SPAC Warrant is entitled to receive pursuant to Section 2.2(f).

(j) At the Effective Time, the stock transfer books of SPAC shall be closed and there shall be no transfers of SPAC Shares, Sponsor Shares or SPAC Warrants that were outstanding immediately prior to the Effective Time.

(k) Any portion of the Exchange Fund that remains unclaimed by the SPAC Stockholders twelve (12) months following the Closing Date shall be delivered to the Company or as otherwise instructed by the Company, and any SPAC Stockholder who has not exchanged his, her or its SPAC Shares, Sponsor Shares or SPAC Warrants, as applicable, for the Per Share Consideration or the Company Warrants, as applicable, in accordance with this Section 2.6 prior to that time shall thereafter look only to the Company for the issuance of the Per Share Consideration or the Company Warrants, as applicable, without any interest thereon. None of the Company, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any Aggregate Transaction Share Consideration or Company Warrants remaining unclaimed by the SPAC Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.7 Withholding. Each of SPAC, the Company, Merger Sub, the Exchange Agent and each of their respective Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law, including, for the avoidance of doubt, any compensatory withholding, if any, required in respect of the issuance of Company Ordinary Shares and Company Warrants to Perception and Company Management. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.8 Lockup Agreement and Registration Rights Agreement. The Sponsor, certain initial stockholders of SPAC, Perception, Company Management who will receive Management Shares hereunder, and each Company Shareholder holding greater than five percent (5%) of the outstanding Company Ordinary Shares as of the Closing have each entered into the Lockup Agreement with the Company, pursuant to which such Persons have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Company Ordinary Shares or Company Warrants held by them for a period of 180 days after the Closing Date. The Company has entered into the Registration Rights Agreement with certain Company Shareholders, the Sponsor and certain SPAC Stockholders who will receive Company Ordinary Shares pursuant to Article II of this Agreement, pursuant to which, among other things, the Company will agree to register for resale under the Securities Act (i) the Company Ordinary Shares and Company Warrants issued or issuable pursuant to this Agreement (including the Company Ordinary Shares underlying the Company Warrants, any and all earned Earnout Shares, and the Company Ordinary Shares issued pursuant to the Subscription Agreements) and (ii) certain Company Ordinary Shares held by Company Shareholders which were subject to registration rights pursuant to the Company Governing Documents, Investor Rights Agreement, or other registration rights agreement in existence prior to the date hereof.

Section 2.9 Adjustments.

The Per Share Consideration, the number of Perception Company Warrants to be issued to Perception pursuant to Section 2.2(d), the number of Management Shares and Management Warrants to be issued to Company Management pursuant to Section 2.2(e), the number of Perception Earnout Shares that may be issued to Perception pursuant to Section 2.3, the number of Management Earnout Shares that may be issued to Company Management pursuant to Section 2.3, and other dependent items shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, including a reverse stock split prior to the Effective Time in order to cause the Company Share Value to equal $10.00, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Company Ordinary Shares or Company Preferred Shares outstanding after the date hereof and prior to the Effective Time, so as to provide the holders of SPAC Shares, Sponsor Shares and Sponsor Warrants and the recipients of the Per Share Consideration, the Perception Company Ordinary Shares, the Perception Company Warrants, the Management Shares and the Management Warrants with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Per Share Consideration, the number of Perception Company Warrants to be issued to Perception pursuant to Section 2.2(d), the number of Management Shares and Management Warrants to be issued to Company Management pursuant to Section 2.2(e), the number of Perception Earnout Shares that may be issued to Perception pursuant to Section 2.3, the number of Management Earnout Shares that may be issued to Company

Management pursuant to Section 2.3 and other dependent items; provided, that the Parties agree that the conversion of each Company Preferred Share into one Company Ordinary Share pursuant to Section 2.1(g) shall not require, or result in, any adjustments pursuant to this Section  2.9.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES RELATING

TO THE GROUP COMPANIES AND MERGER SUB

Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, the Company, and Merger Sub hereby represent and warrant to SPAC as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company and Merger Sub is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company and Merger Sub. Each Group Company and Merger Sub has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted.

(b) True and complete copies of the Governing Documents of each Group Company and the Company Investor Agreements have been made available to SPAC, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Investor Agreements are in full force and effect, and the Company is not in breach or violation in any material respect of any provision set forth in its Governing Documents or the Company Investor Agreements.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary. Each jurisdiction in which a Group Company is so qualified or licensed is listed in Section 3.1(c) of the Company Disclosure Schedules. True and complete copies of the certificate of foreign qualification, or the equivalent thereof, in each such jurisdiction for each such Group Company have been made available to SPAC.

(d) The Company has no direct or indirect Subsidiaries other than those listed in Section 3.1(d) of the Company Disclosure Schedules. Except as set forth in Section 3.1(d) of the Company Disclosure Schedules, the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens other than Permitted Liens, either directly or indirectly through one or more other Subsidiaries. Except with respect to the Subsidiaries, the Company does not own, directly or indirectly, any equity or voting interest in any Person and, except with respect to the Subsidiaries or as provided by this Agreement, the Company does not have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any Contract under which it may become obligated to make any future investment in or capital contribution to any other entity.

(e) From its incorporation on November 25, 2020, Merger Sub has not conducted any business activities other than as contemplated by this Agreement. Merger Sub has no assets or liabilities.

Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding and the holders of such Equity Securities. All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Shares are fully paid and non-assessable. The issuance of Company Shares upon the exercise or conversion, as applicable, of Equity Securities that are derivative securities, will, upon exercise or conversion in accordance with the terms of such Equity Securities against payment therefor, be duly authorized, validly issued, fully paid, and non-assessable. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company, the Investor Rights Agreement or any other Contract to which the Company is party or bound, (2) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of the Company or the Investor Rights Agreement) and were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws. Except for the Company Equity Awards set forth on Section 3.2(a) of the Company Disclosure Schedules, the Company has no outstanding options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.

(b) The Equity Securities of the Company are free and clear of all Liens (other than transfer restrictions under applicable Securities Law, the Investor Rights Agreement or Permitted Liens). Except for the Governing Documents of the Company and the Investor Rights Agreement, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities. Except for the Governing Documents of the Company and the Investor Rights Agreement, the Company has not granted any preemptive rights, board nomination, or board observer rights. There is no rights plan or anti-takeover plan to which the Company is a party or by which the Company is bound.

(c) Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and the holders of such Equity Securities. Except as set forth in Section 3.2(c) of the Company Disclosure Schedules, none of the Group Companies owns or controls and has never owned or controlled, directly or indirectly, any Equity Interests in any, or has or has had any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any, Person. There are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. Except for their respective Governing Documents, the Investor Rights Agreement, and each and every Side Letter and Management Rights Letter with shareholders, copies of which have been provided to SPAC, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

Section 3.3 Authority.

(a) Each of the Company Parties has the requisite corporate, limited liability or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Preferred Shareholder Approval, and the Company Shareholder

Approval, the execution and delivery of this Agreement, the Ancillary Documents to which any Company Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate, limited liability company (or other similar) action on the part of the applicable Company Party. The Company Preferred Shareholder Approval and Company Shareholder Approval are the only approvals of holders of Company Equity Securities necessary to approve the Transactions. The affirmative vote of the Supporting Company Shareholders will be sufficient to obtain the Company Preferred Shareholder Approval and Company Shareholder Approval. This Agreement and each Ancillary Document to which either Company Party is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the applicable Company Party, and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the applicable Company Party (assuming that this Agreement and the Ancillary Documents to which either Company Party is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the applicable Company Party in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(b) At a meeting duly called and held, the Company Board has unanimously: (i) determined that this Agreement and the Transactions are advisable and in the best interests of the Company and the Company Shareholders, (ii) approved the Transactions, and (iii) resolved to recommend to the Company Shareholders each of the matters set forth in the Company Shareholder Proposals and Company Preferred Shareholder Proposals.

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to SPAC a true and complete copy of (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2018 and December 31, 2019 and the related audited statements of operations, changes in shareholders’ equity and cash flows of the Group Companies for each of the periods then ended and (ii) the unaudited consolidated balance sheets of the Group Companies as of September 30, 2019 and September 30, 2020 (the “Latest Balance Sheet”) and the related unaudited statements of operations, changes in shareholders’ equity and cash flows of the Group Companies for the nine-month period then ended (clauses (i) and (ii), collectively, the “Financial Statements”), each of which are attached as Section 3.4(a) of the Company Disclosure Schedules. Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes).

(b) Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law (whether civil or criminal) and none of which are material to the Group Companies, taken as a whole), (iii) for Liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, and (iv) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions, none of the Group Companies nor Merger Sub has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

(c) The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(d) Except as set forth in Section 3.4(d) of the Company Disclosure Schedules, no Group Company has received any written complaint, or, to the knowledge of the Company, any allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

(e) No Group Company has received any stimulus or other funds under the CARES Act.

(f) The Group Companies have not entered into any material off-balance sheet transactions.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No Consent, Permit, approval or authorization of, or designation, declaration or filing with or notification to, any Governmental Entity is required on the part of either Company Party with respect to the applicable Company Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the applicable Company Party is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings, notifications, Consents or Permits under any applicable United States or foreign competition, antitrust, merger control or foreign investment Laws, as set forth in Section 3.5(a) of the Company Disclosure Schedules, including the pre-merger notification requirements of the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) any other documents or information required pursuant to applicable requirements, if any, of the Federal Securities Laws, (iii) compliance with and filings or notifications required to be filed with state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, (iv) filing of the Certificate of Merger, (v) the Company Shareholder Approval and Company Preferred Shareholder Approval, (vi) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, or (vii) as otherwise set forth in Section 3.5(a) of the Company Disclosure Schedules.

(b) Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.5(a), neither the execution, delivery or performance by either Company Party of this Agreement nor the Ancillary Documents to which the applicable Company Party is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of any Company Party’s or Group Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company or Merger Sub is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or Merger Sub or any of their respective properties or assets are bound (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company or Merger Sub, except, in the case of any clauses (ii) through (iv) above, as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, or (v) result in the triggering, acceleration, or increase of payment to any Person or accelerated vesting of any Company Option.

Section 3.6 Permits. Each of the Group Companies has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (the “Material Permits”), except where the failure to hold the same would not result in a Company Material Adverse Effect. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit (or proposed revocation, cancellation or termination thereof) has been received by any of the Group Companies.

Section 3.7 Material Contracts; No Defaults.

(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of all Contracts (whether written or oral): (i) for the sale of Company Products or for the purchase of products or services of at least $5,000,000 per year or $5,000,000 in the aggregate, (ii) that purports to limit either the type of business in which a Group Company may engage, the geographic area in which they may engage in business or the ability to sell or purchase from any Person, (iii) containing any indemnification, warranty, support, maintenance, or service that represents a material obligation of a Group Company other than in the ordinary course of business, (iv) under which a Group Company has permitted any material asset to become subject to a Lien (including Permitted Liens) other than in the ordinary course of business, (v) that evidences indebtedness, whether incurred, assumed, guaranteed, or secured by any asset of a Group Company having an outstanding principal amount in excess of $5,000,000, (vi) involving the acquisition or disposition, directly or indirectly, by merger or otherwise, of assets with an aggregate value in excess of $5,000,000, or the shares or Equity Interests of any other Person, or (viii) that are a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) to the Group Companies as a whole (each Contract required to be set forth on Section 3.7(a) or Section 3.13(d) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) or Section 3.13(d) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”).

(b) Each Contract of a type required to be listed in Section 3.7(a) of the Company Disclosure Schedules, whether or not so listed, was entered into at arm’s length. Except for any Material Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date, and except as would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Contract is in full force and effect and represents the legal, valid and binding obligation of the applicable Group Company and, to the knowledge of the Company, the counterparty thereto, and is enforceable by such Group Company to the extent a party thereto in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law), (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or default under, any Material Contract and no event has occurred which, with notice or lapse of time or both, would become a breach or default under any Material Contract, and (iii) the applicable Group Company has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

(c) Except as set forth in Section 3.7(c) of the Company Disclosure Schedules, all Material Contracts are being performed without any party thereto relying on any force majeure provisions to excuse non-performance or performance delays arising out of the COVID-19 pandemic or COVID-19 Measures.

(d) None of the Group Companies has ever been suspended or disbarred from bidding on Contracts or subcontracts for or with any Governmental Entity (“Government Contracts”) and no suspension or debarment actions have been commenced or, to the knowledge of the Company, threatened against any of the Group Companies or any of such Group Company’s directors, officers or employees. None of the Group Companies has received any notice that they are being audited or investigated by any Governmental Entity with respect to any Government Contracts. Each of the Group Companies has conducted their operations in compliance with the requirements of all applicable Laws and regulations pertaining to all Government Contracts and bids for

Government Contracts. The Group Companies do not have in effect, nor are they required to have in effect, and have never had or been required to have in effect, any security clearances in connection with the operation of their business.

Section 3.8 Absence of Changes. During the period beginning on December 31, 2019, and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) except for commercially reasonable actions and omissions taken as a result of COVID-19 and COVID-19 Measures as previously disclosed in writing to SPAC, or as expressly contemplated by this Agreement, any Ancillary Document or in connection with the Transactions, (i) the Company has conducted its business in the ordinary course of business in all material respects and (ii) no Group Company has taken any action that would require the consent of SPAC if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b).

Section 3.9 Litigation. As of the date of this Agreement, there is (and since January 1, 2018 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company or Merger Sub that, if adversely decided or resolved, has had or would reasonably be expected to have a Company Material Adverse Effect. None of the Group Companies, nor Merger Sub nor any of their respective properties or assets is subject to any Order which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of a Group Company or Merger Sub, any acquisition of property by a Group Company or Merger Sub, or the conduct of business by a Group Company as is currently conducted. As of the date of this Agreement, there are no Proceedings by a Group Company or Merger Sub pending against any other Person. No allegations of sexual harassment have been made against any officer, manager, director, executive employee, or managing member of the Company or any Subsidiary which could reasonably be expected to have a Company Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon a Group Company which could have a material effect on the ability of the Company to enter into, perform its obligations under this Agreement and consummate the Transactions.

Section 3.10 Compliance with Applicable Law. Each Group Company and Merger Sub conducts, and since January 1, 2018 and has conducted, its business in accordance with all Laws and Orders applicable to such Group Company or Merger Sub and is not in violation of any such Law or Order, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. No written communication from a Governmental Entity that alleges that a Group Company or Merger Sub is not in compliance with any Law or Order has been received by any Group Company or Merger Sub and the Company has no knowledge of any such written communication being received by any other Person, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

Section 3.11 Employee Plans.

(a) Except as set forth on Section 3.11(a) of the Company Disclosure Schedules, all employees of the Group Companies and service providers have signed employment agreements or service agreements that contain confidentiality and inventions assignment covenants in the form delivered or made available to SPAC and the Company has no knowledge of any breach of a confidentiality, non-competition and non-solicitation, inventions assignment covenants by any current or former employee of the Group Companies.

(b) Section 3.11(b) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction). With respect to each material Employee Benefit Plan, the Group Companies have provided SPAC with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered.

(c) No Group Company has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of

Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Group Company has any material Liabilities to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to Law or the terms of any severance arrangements or for which the recipient pays the full cost of coverage. No Group Company has any material Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(d) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service. None of the Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(e) As of the date of this Agreement, there are no pending or, to the Company’s knowledge, threatened claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Group Companies have timely contributed all material required payments towards pension arrangement (including severance) according to the applicable Laws and the Employee Benefit Plans. The Employee Benefit Plans have been administered and operated in all material respects in compliance with their terms and all applicable Laws.

(f) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not materially (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any Indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, or (iv) create or otherwise result in Liability with respect to any Company Employee Plan.

(g) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise Tax under Section 4999 of the Code.

(h) The Group Companies have no material obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 or 409A of the Code.

(i) Each Foreign Benefit Plan that is required to be registered or intended to be Tax exempt has been registered (and, where applicable, accepted for registration) and is Tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities. All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored a Governmental Entity (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.

(j) Except as set forth in Section 3.11(j) of the Company Disclosure Schedules, the Group Companies have not made, and there are no facts that would give rise to, any material changes to the Employee Benefit Plans resulting from disruptions caused by the COVID-19 pandemic or COVID-19 Matters, nor are any such changes currently contemplated.

Section 3.12 Environmental Matters.

(a) None of the Group Companies have received any written notice from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any material respect of, or a failure to comply in all material respects with, any Environmental Laws.

(b) There is no material Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws.

(c) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances, other than in compliance in all material respects with Environmental Laws.

(d) The Group Companies have made available to SPAC copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of all currently issued, registered or pending Company Registered Intellectual Property as of the date of this Agreement. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item, (D) the issuance, registration or application number, as applicable, for such item.

(b) As of the date of this Agreement, all necessary fees and filings with respect to any issuances or registrations of Company Registered Intellectual Property required to be listed on Section 3.13(a) of the Company Disclosure Schedules have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such issuances or registrations of Company Registered Intellectual Property (taking into account any applicable grace periods). As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any Company Registered Intellectual Property required to be listed on Section 3.13(a) of the Company Disclosure Schedules has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application and where such decision would not have a Company Material Adverse Effect.

(c) The Group Companies solely and exclusively own all right, title and interest in and to all Company Owned Intellectual Property free and clear of all Liens (other than Permitted Liens), in each case, except as would not have a Company Material Adverse Effect.

(d) Section 3.13(d) of the Company Disclosure Schedules sets forth a list of all current Contracts for Company Licensed Intellectual Property that, as of the date of this Agreement, are material to the business of the Group Companies, taken as a whole, other than, for the avoidance of doubt, (A) licenses to Off-the-Shelf Software, (B) licenses to Public Software and (C) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of any Group Company pursuant to Contracts with employees, individual consultants or individual contractors that do not materially differ from the Group Companies’ form therefor that has been made available to SPAC. The applicable Group Company has valid rights (subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other

Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law) under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company, except as would not have a Company Material Adverse Effect.

(e) Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property since December 31, 2018 (each such person, a “Creator”) have (i) agreed to maintain and protect the trade secrets and confidential information of the applicable Group Company and (ii) assigned or have agreed to a present assignment to such Group Company of all such Intellectual Property Rights authored, invented, created, improved, modified or developed by such person on behalf of a Group Company in the course of such Creator’s employment or other engagement with such Group Company. Each Group Company’s employees have expressly waived any and all rights to royalties or other consideration or non-assignable rights in respect of all such Intellectual Property Rights, including an express and irrevocable waiver of the right to receive compensation in connection with “Service Inventions” and an express and irrevocable waiver or agreement not to assert any “moral rights”, in each case, to the extent such rights can be waived under applicable Law. There are no current or, to the Company’s knowledge, threatened, disputes with any Creator regarding the scope of any assignment of Intellectual Property rights to a Group Company by any Creator, or performance under such assignment agreement, including with respect to any payments to be made or received by a Group Company thereunder.

(f) Each Group Company has taken commercially reasonable steps to safeguard and maintain the secrecy of any material trade secrets, know-how and other confidential information owned by each Group Company. Without limiting the foregoing, to the Company’s knowledge, no Group Company has disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was in connection with such Person’s employment with a Group Company or under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any material trade secrets, know-how or confidential information of or in the possession each Group Company.

(g) None of the Company Owned Intellectual Property is subject to any outstanding Order that restricts in any material manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or adversely affects the validity, or enforceability of any such Company Owned Intellectual Property in any material respect.

(h) No (i) government funding or governmental grants or other incentives from any Governmental Entity or (ii) facilities of a university, college, other educational institution or research center was used in the development of the Company Intellectual Property. Except as set forth in Section 3.13(h) of the Company Disclosure Schedules, to the knowledge of the Company, no employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property Rights, has performed services for or otherwise was under restrictions resulting from his/her relations with any government, university, college or other educational institution or research center during a period of time during which any Company Intellectual Property Rights were created or during such time that such employee, consultant or independent contractor was also performing services for or for the benefit of the Company, nor has any such person created or developed any Company Intellectual Property Rights with any governmental grant.

(i) To the Company’s knowledge, neither the conduct of the business of the Group Companies nor nor the manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product by the Group Companies, nor the use, practice, or other exploitation of the Company Owned Intellectual Property and Company Licensed Intellectual Property by

the Group Companies, infringes, constitutes or results from an unauthorized use or misappropriation of, or otherwise violates any Intellectual Property Rights of any other Person in any material respect.

(j) There is no material Proceeding pending, or to the Company’s knowledge, threatened (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, or (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property.

(k) To the Company’s knowledge, no Person is infringing, misappropriating, diluting or violating any Company Owned Intellectual Property in any material respect. Except as set forth in Section 3.13(k) of the Company Disclosure Schedules, since December 31, 2018, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

(l) No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the material source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code, and to the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would reasonably be expected to, result in the delivery, license or disclosure of any material source code that constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(m) No Group Company has accessed, used, modified, linked to, or created derivative works from any Public Software in a manner which would subject any material proprietary Software included in the Company Owned Intellectual Property that constitutes a Company Product and that is distributed outside of the Group Companies to any obligations set forth in the license for such Public Software, that (i) requires any material Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any material Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any material Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any material Company Owned Intellectual Property, other than compliance with notice and attribution requirements.

(n) Each Group Company has developed, implemented, and maintained a commercially reasonable written data protection and data privacy compliance and information security program (“Data Processing Program”) that contains appropriate administrative, technical, and physical safeguards designed to protect the data collected, generated, or received in connection with the marketing, delivery or use of any Company Product, and any third party data howsoever obtained or collected by or for the Group Companies, including Personal Confidential Information and other customer data processed in connection with the purchase, sale, or use of any Company Product. Since December 31, 2018, each Group Company has complied in all material respects with (i) all applicable Laws relating to data privacy, data protection, security breach notification and the collection, storage and use of Personal Confidential Information and user information gathered in the course of their operations, (ii) the applicable Data Processing Programs, including all rules, policies and procedures on data privacy, protection, collection, storage and use established by the Group Companies from time to time, and (iii) all restrictions and requirements with respect to such Group Company’s use, storage and collection of data and Personal Confidential Information contained in any written agreement to which such Group Company is bound.

(o) To the Company’s knowledge, since December 31, 2018, there has not been a material data security breach or material unauthorized access, use, loss, disclosure, or publication of any Personal Confidential Information owned, or in the possession or control of a Group Company, including any unauthorized access, use, disclosure, or publication of Personal Confidential Information that would constitute a breach for which notification to individuals and/or Governmental Entities is required under any applicable Information Privacy and Security Laws to which the Group Company is subject. Since December 31. 2019, the collection, maintenance, transmission, transfer, use, disclosure, storage, disposal, and security of Personal Confidential Information by the Group Companies has complied in all material respects with (i) applicable Information Privacy and Security Laws, (ii) Contracts that govern Personal Confidential Information, and (iii) the Data Processing Program and other applicable privacy policies of the Group Companies. No material Proceeding is pending or, to the Company’s knowledge threatened in writing against a Group Company relating to the processing or security of Personal Confidential Information. The consummation of the transactions contemplated by this Agreement will not breach or violate in any material respect any such Laws, agreements, or any Data Processing Program.

(p) The IT Assets operate and perform in a manner that permits the Group Companies and Merger Sub to conduct their businesses as currently conducted in all material respects. Each Group Company has taken commercially reasonable actions to protect the confidentiality, integrity, operation and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized, use, access, interruption, malfunction, modification, or corruption. To the Company’s knowledge, since December 31, 2018, there has been no material malfunction of any IT Assets, or any unauthorized use, access, interruption, modification, or corruption of any material information or transactions stored or contained therein or transmitted thereby.

Section 3.14 Labor Matters.

(a) None of the Group Companies (A) has any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, or (B) has any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice). No officer of a Group Company is under notice of termination and there are no proposals for such termination or to materially change any terms of employment of any such officer. The Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies or Merger Sub. The Group Companies are in compliance in all material respects with all Laws respecting hiring, employment, termination of employment, employment practices, terms and conditions of employment, employment discrimination, harassment, retaliation, reasonable accommodation, wages and hours, and employee health and safety. There are no pending, or to the Company’s knowledge, threatened in writing, material Proceedings against a Group Company by any employee in connection with such employee’s employment or termination of employment by such Group Company.

(b) No Group Company is or has been a party to or bound by any collective bargaining agreements or other agreements with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group nor is there any duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group. No extension order applies to any Group Company other than the general extension orders that apply to all employers in Israel. Except as set forth in Section 3.14(b) of the Company Disclosure Schedules, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, there have been no labor organizing activities with respect to any employees of any Group Company.

(c) The Group Companies have not experienced any material employment-related Liability with respect to or arising out of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. Except as set forth on Section 3.14(c), there have been no furloughs, layoffs, or salary reductions affecting any employee of any Group Company as a result of or in response to COVID-19. The Group Companies are in material compliance with COVID-19 Measures with respect to their employees, service providers and workplaces.

(d) To the Company’s knowledge, no officer of any Group Company presently intends to terminate his or her employment with such Group Company, whether as a result of the Transactions or otherwise.

Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty, umbrella, crime and fiduciary, employment practices, directors and officers, cyber, and other forms of insurance owned or held by any Group Company as of the date of this Agreement. Such list includes for each such policy, the type of policy, form of coverage, the policy number and the name of the insurer, premium or retention, effective date, and expiration date. All such policies are legal, valid, binding, enforceable in accordance with their terms, in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to SPAC. No written notice of cancellation, non-renewal, disallowance, or reduction in coverage or claim or termination of any such policy has been received by any Group Company. To the knowledge of the Company, as of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof. To the knowledge of the Company, the Group Companies are not required by Law or Material Contract to obtain any insurance not already obtained.

Section 3.16 Tax Matters.

(a) Each Group Company has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return. The Financial Statements accrue, in accordance with GAAP, all material liabilities for Taxes with respect to all periods through the date thereof.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) No Group Company is currently the subject of a Tax audit or examination with respect to Taxes. No Group Company has been informed of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to Taxes.

(d) No Group Company is party to any agreement to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4.

(g) There are no Liens for Taxes on any assets of the Group Companies other than Permitted Liens.

(h) During the two (2)-year period ending on the date of this Agreement, no Group Company was a “distributing corporation” or a “controlled corporation” in a transaction to be governed by Section 355 of the Code.

(i) No Group Company (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(j) No claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes).

(l) Each Group Company is Tax resident only in its jurisdiction of formation.

(m) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) No Group Company organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a).

(o) The Company does not have knowledge of any fact or any reason that (when taken together with the Company’s understanding of other relevant facts) would reasonably be expected to cause the Company to be treated, following the completion of the Transactions, as a Tax resident of a country other than Israel.

(p) All payments by, to or among the Group Companies comply with all applicable transfer pricing requirements imposed by any Governmental Entity and the Company complies, and has always been compliant, with the requirements of Section 85A of the Israeli Income Tax Ordinance and the regulations promulgated thereunder and Section 482 of the Code and the Treasury Regulations thereunder, where applicable.

(q) Each Group Company is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Governmental Entity, and the consummation of the transactions contemplated by this Agreement will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(r) No Group Company applied for any tax benefits under the Israeli Law for the Encouragement of Capital Investments, 1959.

(s) The Group Companies do not and no Group Company has ever participated or engaged in any transaction listed in Section 131(g) of the Israeli Income Tax Ordinance and the Israeli Income Tax Regulations (Reportable Tax Planning), 2006, promulgated thereunder. The Group Companies do not and have never taken a tax position that is subject to reporting under Section 131E of the Israeli Income Tax Ordinance. No Group Company has ever obtained a legal or tax opinion that is subject to reporting under Section 131D of the Israeli Income Tax Ordinance. The Group Companies do not and no Group Company has ever performed and was not part of any action or transaction that is classified as a “reportable opinion” under Section 67C of the Israeli Value Added Tax Law, 1975 (the “Israeli VAT Law”) or a “reportable position” under Section 67D of the Israeli VAT Law.

(t) The Company is duly registered for the purposes of Israeli value added tax and has complied in all respects with all requirements concerning VAT. The Company (i) has not made any exempt transactions (as defined in the Israeli VAT Law) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies and other transactions and imports made by it or them, (ii) has collected and remitted in a timely manner to the Israel Tax Authority (the “ITA”) all output VAT which it is required to collect and remit under any applicable Law and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law. Except for the Company, no Group Company has ever been, and no Group Company currently is, required to effect Israeli VAT registration.

(u) Each of the Company Equity Plans that is intended to qualify as a capital gains route plan under Section 102 of the Israeli Income Tax Ordinance has received a favorable determination or approval letter from, or is otherwise approved by or deemed approved by passage of time without objection by, the ITA. All awards granted under the Company Equity Plans that were intended to qualify with the capital gains route under Section 102 of the Israeli Income Tax Ordinance have been granted in compliance with the applicable requirements of Section 102 and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the appointment of an authorized trustee, and the due deposit of such securities with such trustee pursuant to the terms of Section 102 of the Israeli Income Tax Ordinance, the guidance published by the ITA on July 24, 2012, and the clarification dated November 6, 2012.

(v) The Company is not and has never been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 1963.

(w) Neither the Company nor any holder of Company Equity Securities is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2.

Section 3.17 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies or any of their Affiliates has any obligation.

Section 3.18 Real and Personal Property.

(a) Owned Real Property. No Group Company owns any real property.

(b) Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to SPAC. Except as set forth in Section 3.18(b) of the Company Disclosure Schedules, each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any third-party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases. There are no options or other contracts under which any Group Company has a right or obligation to acquire or lease any interest in real property. All Real Property Leases are shown or reflected on the Latest Balance Sheet to the extent required by GAAP, other than those entered into or acquired on or after the Latest Balance Sheet Date.

(c) All material personal property and other material property and assets of the Group Companies owned, used or held for use in connection with the business of the Group Companies (the “Personal Property”), are shown or reflected on the Latest Balance Sheet, to the extent required by GAAP applied on a consistent basis in accordance with past practice, other than those entered into or acquired on or after the date of the Latest Balance Sheet in the ordinary course of business. The Group Companies have good and marketable title to the Personal Property owned by them, and all such Personal Property is in each case held free and clear of all Liens, except for Permitted Liens.

Section 3.19 Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts (a) between any Group Company, on the one hand, and any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (a), a “Company Related Party”), and (b) the Investor Rights Agreement, each and every Side Letter and Management Rights Letter with shareholders, each shareholders’ agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract of any Group Company, including any Contract granting any shareholder of the Company investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights (collectively, the “Company Investor Agreements”), in each case other than (i) Contracts with respect to a Company Related Party’s employment or other engagement with (including benefit plans and other ordinary course of business compensation from) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts with respect to a Company Shareholder’s or a holder of Company Equity Awards’ status as a holder of Equity Securities of the Company and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Company Related Party Transactions”. All material transactions since the incorporation of the Company between the Company and interested parties that require approvals pursuant to Sections 268 to 284 of the Israeli Companies Law, 1999, or pursuant to the Governing Documents of the Company have been duly approved.

Section 3.20 Compliance with International Trade & Anti-Corruption Laws.

(a) Since January 1, 2016, and except where the failure to be, or to have been, in compliance with such Laws has not been or would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity 50-percent or more owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii).

(b) No Group Company, or to the knowledge of Company, any of the Group Company’s directors, officers or personnel in their capacity as such, is in violation of, or since January 1, 2016, has been, in violation of, has been threatened to be charged with or given notice of any violation of or, to the knowledge of Company is under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, applicable Sanctions and Export Control Laws.

(c) No Group Company is, or is required to be, registered with the Israeli Ministry of Defense as a security exporter. The business of the Group Companies and Merger Sub does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization, marketing or export is restricted under Israeli Law, and the business of the Group Companies does not require any Group Company to obtain a license from the Israeli Ministry of Economy and/or the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974 or other legislation regulating the development, commercialization, marketing or export of technology. There is no Order outstanding against any Group Company that is or would reasonably be expected to be, material to the Group Companies or that in any manner seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement.

(d) Neither the Group Companies, their directors or officers, nor, to the Company’s knowledge, any of their employees, agents, or any other Persons acting for or on behalf of any of the Group Companies has, directly or knowingly indirectly (i) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, offered, promised, authorized or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any Anti-Corruption Laws.

(e) The Group Companies have implemented and maintained policies and procedures reasonably designed to promote compliance with, and prevent violation of, Anti-Corruption Laws, Sanctions and Export Control Laws.

(f) The Group Companies have not received and has not applied for any grant or other support or benefits (including, without limitation, Tax benefits) from any United States, Israeli or foreign Governmental Entity.

Section 3.21 Customers and Suppliers.

(a) A list of the top ten (10) customers (by revenue) of the Group Companies, as a whole, (i) for the year ended December 31, 2019 and (ii) as of September 30, 2020 (collectively, the “Material Customers”) and the aggregate amount of consideration paid to the Group Companies by each Material Customer during such periods has been provided to SPAC. Except as set forth in Section 3.21(a) of the Company Disclosure Schedules, no such Material Customer has expressed to any Group Company in writing, and the Company has no knowledge of, any Material Customer’s intention to cancel or otherwise terminate, or materially reduce or adversely modify, its relationship with a Group Company or of a material breach of the terms of any Contract with such Material Customer. No Material Customer has asserted or threatened to assert a force majeure event or anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic.

(b) A list of the top ten (10) vendors to and/or suppliers of (by spend) of the Group Companies (i) for the year ended December 31, 2019 and (ii) as of September 30, 2020 (collectively, the “Material Suppliers”) and the amount of consideration paid to each Material Supplier by the Group Companies during such periods has been provided to SPAC. Except as set forth in Section 3.21(b) of the Company Disclosure Schedules, no Material Supplier is the sole source of the goods or services supplied by such Material Supplier.

Section 3.22 Product Warranties; Product Liability.

(a) No Group Company, nor, to the Company’s knowledge, any licensee, partner, collaborator or joint venture of a Group Company has developed, manufactured, commercialized, produced, formulated, propagated, modified, customized, processed, distributed or sold any Company Product that did not comply with any express or implied warranty regarding such Company Product or that contained any unintended Hazardous Substance or that was otherwise adulterated, contaminated, mislabeled, defective, off-specification or improperly packaged or transported.

(b) To the extent any warranties are implied or imposed by any Law, no Company Product sold, distributed, delivered or licensed by the Group Companies, or any their licensees, partners, collaborators or joint venturers is subject to any guaranty or warranty from or on behalf of the Group Companies. No claim has been made, or to the knowledge of the Company, threatened against the Group Companies by a customer or any other Person alleging that (i) such Company Product (A) did not comply with any express or implied warranty regarding such Company Product, (B) contained an unintended Hazardous Substance, or (C) was otherwise contaminated, adulterated, mislabeled, defective or improperly packaged or transported, or (ii) the Group Company, or any licensee, partner, collaborator, joint venturer, supplier, warehouse, distributor or seller of any Company Product breached any duty to warn, test, inspect or instruct of the risks, limitations, precautions or dangers related to the use, application, or transport of any such Company Product.

(c) Except as set forth in Section 3.22(c) of the Company Disclosure Schedules, there have been no recalls, market withdrawals or replacements (voluntary or involuntary) with respect to any Company Product or any similar actions, investigations, notices or threatened recalls by any Governmental Entity with respect to any Company Product and, to the knowledge of the Company, no facts or circumstances exist that are reasonably likely to (i) result in the recall, market withdrawal or replacement of any Company Product sold or intended to be sold, or (ii) cause, as a result of any regulatory action by any Governmental Entity, a termination or suspension of the marketing, distribution or sale of any Company Product.

(d) Except as set forth in Section 3.22(d) of the Company Disclosure Schedules, no Person has claimed that any Group Company has committed any act, or failed to commit any act, which would result in, and there has been no occurrence which would reasonably give rise to, or form the basis of, whether or not covered by insurance, any (i) product liability, (ii) liability for injuries or damage to individuals or property (including without limitation any crops, animals or livestock) or (iii) liability for economic damages or losses.

Section 3.23 PIPE Financing. The Company has entered into Subscription Agreements with Subscribers for the sale of Company Ordinary Shares upon Closing for aggregate gross proceeds of not less than $200,000,000. Each Subscriber has completed an accredited investor questionnaire customary for financings of the type and size of the PIPE Financing, and the Company has received representations and warranties from each Subscriber that such Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act.

Section 3.24 Information Supplied. None of the information relating to the Group Companies supplied or to be supplied by or on behalf of the Group Companies or Merger Sub expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the SPAC Stockholders or at the time of the SPAC Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.25 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, SPAC and (ii) it has been furnished with or given access to such documents and information about SPAC and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the Transactions.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article IV and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of SPAC, any SPAC Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article IV and in the Ancillary Documents to which it is or will be a party, none of SPAC, any SPAC Non-Party Affiliate nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

Section 3.26 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, MERGER SUB, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY AND MERGER SUB EACH EXPRESSLY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES OR MERGER SUB THAT HAVE BEEN MADE AVAILABLE TO SPAC OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES OR MERGER SUB BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC OR ANY SPAC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY OR MERGER SUB ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, MERGER SUB ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC OR ANY SPAC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES RELATING TO SPAC

Subject to Section 8.8, except as set forth in the SPAC Disclosure Schedules, or except as set forth in any SPAC SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), SPAC hereby represents and warrants to the Company as follows:

Section 4.1 Organization and Qualification. SPAC is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware. The copies of the Governing Documents of SPAC previously delivered by SPAC to the Company are true, correct and complete and are in effect as of the date of this Agreement. SPAC is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its Governing Documents.

Section 4.2 Authority.

(a) SPAC has the requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the SPAC Stockholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which SPAC is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of SPAC. This Agreement has been and each Ancillary Document to which SPAC is or will be a party will be, upon execution and delivery thereof, duly and validly executed and delivered by SPAC and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of SPAC (assuming this Agreement has been and the Ancillary Documents to which SPAC is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against SPAC in accordance with their terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(b) At a meeting duly called and held, the SPAC Board has unanimously: (i) determined that this Agreement and the Transactions are fair and in the best interests of the SPAC Stockholders, (ii) determined that the fair market value of the Company is equal to at least eighty percent (80%) of the amount held in the Trust Account (less any deferred underwriting commissions and Taxes payable on interest earned) as of the date hereof, (iii) approved the Transactions as a business combination and (iv) resolved to recommend to the shareholders of SPAC approval of each of the matters requiring SPAC Stockholder Approval.

Section 4.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No Consent, Permit, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of SPAC with respect to SPAC’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC, (B) any other documents or information required pursuant to applicable requirements, if any, of the Federal Securities Laws, and (C) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the Transactions, (iii) compliance with and filings or notifications required to be filed with state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the Ancillary Documents, or the Transactions, (iv) filing of the Certificate of Merger or (v) the SPAC Stockholder Approval.

(b) Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.3(a), neither the execution, delivery or performance by SPAC of this Agreement nor the Ancillary

Documents to which SPAC is or will be a party nor the consummation by SPAC of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of SPAC, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which SPAC is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which SPAC or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of SPAC.

Section 4.4 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the SPAC Disclosure Schedules (which fees shall be the sole responsibility of SPAC, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SPAC for which SPAC or any of its Affiliates, including Sponsor, has any obligation.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of SPAC expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the SPAC Stockholders or at the time of the SPAC Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Capitalization of SPAC.

(a) Section 4.6(a) of the SPAC Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of the number and class or series (as applicable) of the issued and outstanding SPAC Shares, Sponsor Shares and SPAC Warrants. All outstanding Equity Securities of SPAC have been duly authorized and validly issued. All SPAC Shares and Sponsor Shares are fully paid and non-assessable. The issuance of SPAC Shares upon the exercise or conversion, as applicable, of Equity Securities that are derivative securities, will, upon exercise or conversion in accordance with the terms of such Equity Securities against payment therefor, be duly authorized, validly issued, fully paid, and non-assessable. Except as set forth in Section 4.6(a) of the SPAC Disclosure Schedules, such Equity Securities (i) were not issued in violation of the Governing Documents of SPAC or any applicable Law and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of SPAC) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the SPAC Shares, Sponsor Shares, SPAC Warrants, and SPAC Convertible Notes set forth in Section 4.6(a) of the SPAC Disclosure Schedules (subject to any SPAC Stockholder Redemptions), any SPAC Units which have not been split into their component securities, immediately prior to Closing, there shall be no other outstanding Equity Securities of SPAC.

(b) Except as disclosed in the SPAC SEC Reports, in Section 4.6(b) of the SPAC Disclosure Schedules, or as expressly contemplated by this Agreement, the Ancillary Documents or the Transactions or as otherwise mutually agreed to by the Company and SPAC, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require SPAC, and, except as expressly contemplated by this Agreement, the Ancillary Documents or the Transactions or as otherwise mutually agreed in writing by the Company and SPAC, there is no obligation of SPAC, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of SPAC.

Except as disclosed in the SPAC SEC Reports or SPAC’s Governing Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or Equity Securities of SPAC. Except as disclosed in the SPAC SEC Reports or in Section 4.6(b) of the SPAC Disclosure Schedules, there are no outstanding bonds, debentures, notes or other Indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC Stockholders may vote. Except as disclosed in the SPAC SEC Reports or in Section 4.6(b) of the SPAC Disclosure Schedules, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Shares or any other Equity Securities of SPAC. SPAC does not own any Equity Securities in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any Equity Securities, or any securities or obligations exercisable or exchangeable for or convertible into any Equity Securities, of such Person.

Section 4.7 SEC Filings. SPAC has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its IPO (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “SPAC SEC Reports”). Each of the SPAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the SPAC SEC Reports. As of their respective dates of filing, the SPAC SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Reports.

Section 4.8 Trust Account.

(a) As of the date of this Agreement, SPAC has an amount in cash in the Trust Account equal to at least $150,000,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated as of April 30, 2020 (the “Trust Agreement”), between SPAC and Continental, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect or, to SPAC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the SPAC Stockholders who shall have elected to redeem their SPAC Shares pursuant to the Governing Documents of SPAC or (iii) if SPAC fails to complete a business combination within the allotted time period set forth in the Governing Documents of SPAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC (in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SPAC) and then the SPAC Stockholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of SPAC and the Trust Agreement. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no claims or Proceedings pending with respect to the Trust Account. Since April 30, 2020, SPAC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust

Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the SPAC Stockholders who have elected to redeem their SPAC Shares pursuant to the Governing Documents of SPAC, each in accordance with the terms of and as set forth in the Trust Agreement, SPAC shall have no further obligation under either the Trust Agreement or the Governing Documents of SPAC to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

(b) Assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date (after disbursements in respect of deferred underwriting commissions, Taxes, and to the SPAC Stockholders who shall have elected to redeem their SPAC Shares pursuant to the Governing Documents of SPAC).

Section 4.9 Indebtedness. Except as set forth in Section 4.9 of the SPAC Disclosure Schedules, as of the date hereof, SPAC does not have, or have any Contract requiring it to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 4.10 Transactions with Affiliates. Section 4.10 of the SPAC Disclosure Schedules sets forth all Contracts between (a) SPAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either SPAC or Sponsor, on the other hand (each Person identified in this clause (b), an “SPAC Related Party”). Except as set forth in Section 4.10 of the SPAC Disclosure Schedules, no SPAC Related Party (A) owns any interest in any material asset used in the business of SPAC, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of SPAC or (C) owes any material amount to, or is owed material any amount by, SPAC. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section  4.10 are referred to herein as “SPAC Related Party Transactions”.

Section 4.11 Litigation. As of the date of this Agreement, there is (and since its incorporation, there has been) no Proceeding pending or, to SPAC’s knowledge, threatened against or involving or otherwise affecting SPAC or its assets, including any condemnation or similar proceedings. Neither SPAC nor any of its properties or assets is subject to any Order. As of the date of this Agreement, there are no Proceedings by SPAC pending against any other Person. There is no unsatisfied judgment or any open injunction binding upon SPAC which could have a material effect on the ability of SPAC to enter into, perform its obligations under this Agreement and consummate the Transactions.

Section 4.12 Compliance with Applicable Law. SPAC is and since its incorporation, has been in compliance with all applicable Laws, except as would not have a material adverse effect. SPAC has not received any written notice from any Governmental Entity of a violation of any applicable Law by SPAC at any time since its formation, which violation would reasonably be expected to have a material effect on the ability of SPAC to enter into, perform its obligations under this Agreement and consummate the Transactions.

Section 4.13 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in SPAC’s Governing Documents, there is no Contract binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it (including, in each case, following the Closing).

(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a business combination.

(c) Except for this Agreement and the agreements expressly contemplated hereby or as set forth in Section 4.13(c) of the SPAC Disclosure Schedules, SPAC is and at no time has been, party to any Contract with any other Person that would require payments by SPAC in excess of $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby and Contracts set forth Section 4.13(c) of the SPAC Disclosure Schedules).

(d) There is no liability, debt or obligation against SPAC, except for liabilities and obligations (i) reflected or reserved for on SPAC’s consolidated balance sheet as of June 30, 2020 or disclosed in the notes thereto, (ii) that have arisen since the date of SPAC’s consolidated balance sheet as of June 30, 2020 in the ordinary course of the operation of business of SPAC or that are set forth in Section 4.13(d) of the SPAC Disclosure Schedules or (iii) incurred in connection with or contemplated by this Agreement and/or the Transactions or (iv) that would not reasonably be expected to be, individually or in the aggregate, material to SPAC.

Section 4.14 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its IPO, (i) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP and (ii) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and principal financial officer by others within SPAC. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s financial statements included in SPAC’s periodic reports required under the Exchange Act.

(b) SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.

(c) Since its IPO, SPAC has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “CGROU”. The issued and outstanding SPAC Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “CGRO”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “CGROW”. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the

SPAC Units, SPAC Shares or SPAC Warrants or prohibit or terminate the listing of the SPAC Units, SPAC Shares or SPAC Warrants on Nasdaq. Neither SPAC nor any of its Affiliates has taken any action that is designed to terminate the registration of the SPAC Units, SPAC Shares or SPAC Warrants under the Exchange Act except as contemplated by this Agreement. SPAC has not received any notice from Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Units, SPAC Shares or SPAC Warrants from Nasdaq or the SEC.

(d) The SPAC SEC Reports contain true and complete copies of the applicable SPAC Financial Statements. The SPAC Financial Statements (i) fairly present in all material respects the financial position of SPAC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited SPAC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) SPAC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s assets. SPAC maintains and, for all periods covered by the SPAC Financial Statements, has maintained books and records of SPAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects.

(f) Since its incorporation, SPAC has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of SPAC to SPAC’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of SPAC to SPAC’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

(g) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. None of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 4.15 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.15 of the SPAC Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Transactions (it being understood and agreed that the expected third-parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.15 of the SPAC Disclosure Schedules), (c) that are incurred in connection with or incident or related to SPAC’s incorporation or continuing corporate existence, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.10(e) or incurred in accordance with Section 5.10(e) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the SPAC Financial Statements included in the SPAC SEC Reports, SPAC has no Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

Section 4.16 Tax Matters.

(a) SPAC has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and SPAC has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) SPAC has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) SPAC is not currently the subject of a Tax audit or examination with respect to Taxes. SPAC has not been informed of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to Taxes.

(d) SPAC is not party to any agreements to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to Taxes.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to SPAC which agreement or ruling would be effective after the Closing Date.

(f) SPAC is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4.

(g) There are no Liens for Taxes on any assets of SPAC other than Permitted Liens.

(h) During the two (2)-year period ending on the date of this Agreement, SPAC was not a “distributing corporation” or a “controlled corporation” in a transaction governed by Section 355 of the Code.

(i) SPAC (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has no any Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(j) No claims have ever been made by any Tax Authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k) SPAC is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes).

(l) SPAC is Tax resident only in its jurisdiction of incorporation.

(m) SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) SPAC is not and has not been during the last five (5) years a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(o) SPAC (i) is not a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Section 269B or Section 7874(b) of the Code or (ii) was not created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a).

(p) SPAC does not have knowledge of any facts or any reason that (when taken together with SPAC’s understanding of the relevant facts) would reasonably be expected to cause the Company to be treated, following the completion of the Transactions, as a Tax resident of a country other than Israeli.

Section 4.17 Material Contracts; No Defaults.

(a) The SPAC has filed as an exhibit to the SPAC SEC Reports all Contracts, including every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, SPAC is a party or by which any of its respective assets are bound.

(b) Each Contract of a type required to be filed as an exhibit to the SPAC SEC Reports, whether or not filed, was entered into at arm’s length. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type required to be filed as an exhibit to the SPAC SEC Reports, whether or not filed, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of SPAC, and, to the knowledge of the SPAC, the other parties thereto, and are enforceable by SPAC to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law), (ii) the SPAC and, to the knowledge of the SPAC, the counterparties thereto, are not in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) SPAC has not received any written or oral claim or notice of material breach of or material default under any such Contract, (iv) no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by SPAC or any other party thereto (in each case, with or without notice or lapse of time or both) and (v) SPAC has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 4.18 Absence of Changes. Since the date of SPAC’s incorporation, (a) no change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of SPAC or the ability of SPAC to enter into, perform its obligations under this Agreement or consummate the Transactions and (b) except for commercially reasonable actions and omissions taken as a result of COVID-19 and COVID-19 Measures, or as expressly contemplated by this Agreement, any Ancillary Document or in connection with the Transactions, (i) SPAC has conducted its business in the ordinary course in all material respects and (ii) SPAC has not taken any action that would require the consent of the Company if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.10.

Section 4.19 Employee Benefit Plans. SPAC does not maintain, contribute to or have any obligation or liability, nor could reasonably be expected to have any obligation or liability, under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material, written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which SPAC has no remaining obligations or liabilities (collectively, the “SPAC Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director, officer or employee of SPAC or (ii) result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of SPAC to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

Section 4.20 Sponsor Letter Agreement. SPAC has delivered to the Company a true, correct and complete copy of the Sponsor Letter Agreement. The Sponsor Letter Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by SPAC. The Sponsor Letter Agreement is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Letter Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC under any material term or condition of the Sponsor Letter Agreement.

Section 4.21 Investment Company Act. SPAC is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.22 Charter Provisions. As of the date of this Agreement, there is no shareholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which SPAC is subject, party or otherwise bound.

Section 4.23 Compliance with International Trade & Anti-Corruption Laws.

(a) Since SPAC’s incorporation, neither SPAC nor, to SPAC’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine); (iii) an entity 50-percent or more owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii).

(b) Since SPAC’s incorporation, neither SPAC, its directors or officers, nor, to SPAC’s knowledge, any of its employees, agents or any other Persons acting for or on behalf of any of SPAC has, directly or knowingly indirectly (i) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, offered, promised, authorized or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any Anti-Corruption Laws. SPAC has implemented and maintained policies and procedures reasonably designed to promote compliance with, and prevent violation of, Anti-Corruption Laws.

Section 4.24 Forfeiture Agreement. SPAC has delivered to the Company a true, correct and complete copy of the Forfeiture Agreement. No withdrawal, termination, amendment or modification of the Forfeiture

Agreement is contemplated by SPAC and, to the knowledge of SPAC, the Forfeiture Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any material respect. The Forfeiture Agreement is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the other parties thereto. To the knowledge of SPAC, neither the execution nor delivery by the other parties thereto of, nor the performance of any of the obligations of the parties thereto under, the Forfeiture Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law (other than as required under applicable securities laws and as otherwise contemplated herein or in the other Ancillary Documents). No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC under any material term or condition of the Forfeiture Agreement.

Section 4.25 Investigation; No Other Representations.

(a) SPAC, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the Transactions.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, SPAC has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article III and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and SPAC, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article III and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Transactions.

Section 4.26 Residency. SPAC is a non-Israeli resident company that has no activities in Israel, and its activity is controlled and managed outside of Israel. Each of SPAC’s directors, officers, managers and general managers are non-Israeli residents and conduct SPAC’s activity outside of Israel.

Section 4.27 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY PARTIES OR ANY OF ITS OR THEIR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV AND THE ANCILLARY DOCUMENTS, NEITHER SPAC, NOR ANY SPAC NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND SPAC EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPAC THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY PARTIES OR ANY OF ITS OR THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF SPAC BY OR ON BEHALF OF THE MANAGEMENT OF SPAC OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, MERGER SUB, OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY

DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION, ANY SPAC SEC REPORTS, OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF SPAC ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SPAC, ANY SPAC NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE V.

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by SPAC (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), use its commercially reasonable efforts to (i) conduct and operate the business of the Group Companies in the ordinary course of business and in compliance with all applicable Laws, (ii) maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, (iii) keep available the services of the present officers and key employees of the Company and (iv) preserve existing relations and goodwill of the Group Companies with customers, suppliers, distributors and creditors of the Group Companies.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law (including COVID-19 Measures), as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by SPAC (such consent, not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment (whether in cash, stock or property) in respect of, any Equity Securities of any Group Company or Merger Sub or repurchase, redeem or otherwise acquire, offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of any Group Company or Merger Sub, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company, and other than any dividends or distributions required under the Governing Documents of any joint venture of any Subsidiaries of the Company;

(ii) (A) merge, consolidate, combine or amalgamate any Group Company or Merger Sub with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof, other than such acquisitions and purchases set forth in Section 5.1(b)(ii) of the Company Disclosure Schedules that would not require financial statements of the acquired business to be included in the Registration Statement / Proxy Statement pursuant to Rule 3-05 of Regulation S-X under the Securities Act;

(iii) adopt any amendments, supplements, restatements or modifications to any Group Company’s or Merger Sub’s Governing Documents;

(iv) form or establish any Subsidiary other than in the ordinary course of business;

(v) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or Merger Sub or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company or Merger Sub to issue, deliver or sell any Equity Securities of any Group Company, other than (X) the issuance of Company Equity Awards pursuant to a Company Equity Plan or the issuance of shares of capital stock of the Company upon the exercise, settlement or conversion of any Company Equity Awards outstanding on the date of this Agreement in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement, (Y) the issuance of Company Preferred C-1 Shares pursuant to the Series C-1 Preferred Share Purchase Agreement, dated October 1, 2020, as the Company may amend solely to provide for the issuance of an additional $15 million aggregate value of Series C-1 Preferred Shares and to amend the purchase price for the Company Preferred C-1 Shares in accordance with the Equity Value, or (Z) the issuance of performance warrants, with the terms and amounts and to the Persons as set forth on Section 5.1(b)(v) of the Company Disclosure Schedule;

(vi) incur, create or assume any Indebtedness in excess of $10,000,000, other than (x) ordinary course trade payables, (y) between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (z) in connection with borrowings, extensions of credit and other financial accommodations under the Company’s and Subsidiaries’ existing credit facilities, notes and other existing Indebtedness and, in each case, any refinancings thereof;

(vii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries, (B) the reimbursement of expenses of employees in the ordinary course of business, (C) advances in the ordinary course of business to employees or officers of any Group Company not exceeding $500,000 in the aggregate, (D) prepayments and deposits paid to suppliers of any Group Company in the ordinary course of business, (E) trade credit extended to customers of the Group Companies in the ordinary course of business and (F) advances to wholly owned Subsidiaries of the Company;

(viii) except (x) as required under the terms of any Employee Benefit Plan of any Group Company that is set forth on the Section 3.11(a) of the Company Disclosure Schedules or any applicable Law, or (y) in the ordinary course of business (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (y) be deemed or construed as permitting any Group Company to take any action that is not permitted by any other provision of this Section 5.1(b)), (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) materially increase the compensation or benefits payable to, or pay any material special bonus or special remuneration to, any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to, or the vesting or period of exercisability of any Equity Award held by, or reprice any Equity Award held by, any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (E) enter into any collective bargaining agreement or arrangement, (F) hire new executive officers, or (G) terminate the employment or engagement of any executive officer other than for cause;

(ix) make, change or revoke any election concerning Taxes (including, for the avoidance of doubt, making any U.S. federal income Tax entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) with respect to the Company or any Company Subsidiary not contemplated by this Agreement), enter into any Tax closing agreement, settle any Tax claim or assessment, change its jurisdiction of Tax residence, or consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment, in each case, if such action would be reasonably expected to materially increase the present or future Tax liability of SPAC or any of the Group Companies;

(x) enter into any settlement, conciliation or similar Contract outside of the ordinary course of business the performance of which would involve the payment by the Group Companies in excess of $2,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or SPAC or any of its Affiliates after the Closing);

(xi) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xii) change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xiv) except for entries, modifications, amendments, waivers, terminations or non-renewals in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under, terminate (excluding any expiration in accordance with its terms) or fail to renew, any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms);

(xv) abandon, dispose of, allow to lapse, transfer, sell, assign, or exclusively license any material Company Intellectual Property to any Person or otherwise extend, amend, or modify any material Company Intellectual Property (other than development in the ordinary course of business);

(xvi) sell, lease, license, encumber or otherwise dispose of any properties or assets except for the sale, lease, license, or disposition in the ordinary course of business;

(xvii) close any facility or discontinue any material line of business or material business operations; or

(xviii) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

(c) Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give SPAC, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing.

(d) Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, nothing set forth in this Agreement shall prohibit the Company from entering into additional subscription agreements for the sale and issuance of Company Ordinary Shares between the date of this Agreement and the Closing in connection with the PIPE Financing.

Section 5.2 Efforts to Consummate; Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this

Agreement (including (x) the satisfaction, but not waiver, of the closing conditions set forth in Article VI and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement and (y) using commercially reasonable efforts to consummate the PIPE Financing simultaneously with the Closing on the terms and subject to the conditions set forth in the Subscription Agreements). Without limiting the generality of the foregoing, each of the Parties shall use commercially reasonable efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the Transactions. The Company, on the one hand, and Perception and Antara, on the other hand, shall each pay fifty percent (50%) of any filing fees under the HSR Act and any other applicable competition, antitrust, merger control or foreign investment Laws; provided, however, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (i) make any appropriate filings pursuant to the HSR Act (and, where required, with any other Governmental Entity) with respect to the transactions contemplated by this Agreement promptly following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. SPAC shall promptly inform the Company of any communication between SPAC, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform SPAC of any communication between any Company Party, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the Transactions. Without limiting the foregoing, (1) the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (2) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the prior written consent of SPAC and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (A) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (B) terminate, amend or assign existing relationships and contractual rights or obligations, (C) amend, assign or terminate existing licenses or other agreements, or (D) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with SPAC’s and the Company’s prior written consent.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company Parties, on the other hand, shall give counsel for the Company Parties (in the case of SPAC) or SPAC (in the case of any Company Party), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the Transactions. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any Company Party, SPAC, or, in the case of SPAC, any Company Party in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any Company Party, SPAC, or, in the case of SPAC, the Company, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article V that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, SPAC or any of its Representatives (in their capacity as a Representative of SPAC) or, in the case of the Company and Merger Sub, any Group Company or Merger Sub or any of their respective Representatives (in their capacity as a

Representative of any Group Company or Merger Sub). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, the Company shall, subject to and without limiting the covenants and agreements, and the rights of SPAC, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall the Company, any other Group Company, Merger Sub or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of SPAC (not to be unreasonably withheld, conditioned or delayed, provided that it shall be deemed to be reasonable for SPAC to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of SPAC and its Representative(s) that are the subject of such Transaction Litigation, (B) provides for (x) the payment of cash any portion of which is payable by SPAC or its Representative(s) thereof or would otherwise constitute a SPAC Liability or (y) any non-monetary, injunctive, equitable or similar relief against SPAC or (C) contains an admission of wrongdoing or Liability by SPAC or any of its Representatives). Without limiting the generality of the foregoing, in no event shall SPAC or any of its Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent.

Section 5.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein or therein shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to SPAC and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Group Companies, including financial information used in the preparation of the Financial Statements (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to SPAC or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any privacy Law, (B) result in the disclosure of any trade secrets of third-parties in breach of any Contract with such third-party, (C) violate any legally binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company or Merger Sub, on the one hand, and SPAC, any SPAC Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, SPAC shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of SPAC (in a manner so as to not interfere with the normal business operations of SPAC). Notwithstanding the foregoing, SPAC shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any Evaluation Material or any other information (i) if and to the extent doing so would (A) violate any Law to which SPAC is subject, (B) result in the disclosure of any trade secrets of third-parties in breach of any Contract with such third-party, (C) violate any legally binding obligation of SPAC with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to SPAC under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), SPAC shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if SPAC, on the one hand, and any Group Company, any Company Non-Party Affiliate, Merger Sub or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that SPAC shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and SPAC or, after the Closing, the Company; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use commercially reasonable efforts to consult with the Company, if the disclosing party is SPAC, or SPAC, if the disclosing party is any Company Party, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use commercially reasonable efforts to consult with the Company and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) subject to the terms of Section 5.2, to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the Transactions.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and SPAC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and SPAC shall consider such comments in good faith. The Company, on the one hand, and SPAC, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), the Company shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, Perception and Antara, on a joint and several basis, on the one hand, and the Company, on the other hand, shall each pay fifty percent (50%) of all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes (which, for the avoidance of doubt, shall not include any Taxes imposed on or determined with reference to income, profits, gross receipts, or direct or indirect capital gains) incurred in connection with the Merger and the other transactions contemplated hereby. The Company shall, at its own expense, file (or cause to be filed) all necessary Tax Returns with respect to all such Taxes and shall timely pay (or cause to be timely paid) to the applicable Governmental Authority such Taxes (subject to prompt reimbursement from Perception and/or Antara). The Parties agree to reasonably cooperate to (i) sign and deliver such resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Taxes and (ii) prepare and file (or cause to be prepared and filed) all Tax Returns in respect of any such Taxes.

(b) At or prior to the Closing, SPAC shall have delivered to the Company a certificate and notice pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h)(2) certifying that the Company has not been a “United Stated real property holding corporation” within the meaning of Code Section 897(c)(2) during the five (5)-year period ending on the Closing Date and notifying the U.S. Internal Revenue Service of the same, in a form reasonably acceptable to the Company.

Section 5.6 Exclusive Dealing.

(a) The Company shall immediately cease and cause to be terminated all existing discussions and negotiations with any parties with respect to any proposal that constitutes or may be reasonably expected to constitute or lead to a Company Acquisition Proposal. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company Parties shall not, and shall cause the other Group Companies not to, and shall not authorize or permit their respective Representatives to, and shall use their reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or may reasonably be expected to lead to, a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company or Merger Sub (or any Affiliate or successor of any Group Company or Merger Sub); (v) waive or otherwise forbear in the enforcement of any rights or other benefits under confidential information agreements relating to a Company Acquisition Proposal, including without limitation any “standstill” or similar provisions thereunder, or (vi) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify SPAC promptly upon receipt of any Company Acquisition Proposal by any Group Company or Merger Sub, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep SPAC reasonably informed on a current basis of any modifications to such offer or information.

(b) Notwithstanding anything to the contrary in Section 5.6(a) or Section 5.13, this Agreement shall not prevent the Company or the Company Board from:

(i) making any legally required disclosure to shareholders with regard to the transactions contemplated by this Agreement or a Company Acquisition Proposal; provided, that this clause (i) shall not be deemed to permit the Company or the Company Board to effect a Company Change in Recommendation except in accordance with Section 5.6(c);

(ii) prior to obtaining the Company Preferred Shareholder Approval and the Company Shareholder Approval, making a Company Change in Recommendation (only to the extent permitted by Section 5.6(c)); or

(iii) resolving, authorizing, committing or agreeing to take any of the foregoing actions, only to the extent such actions would be permitted by the foregoing clauses (i) through (ii).

(c) Notwithstanding anything in this Section 5.6 or Section 5.13 to the contrary, if, at any time prior to obtaining the Company Preferred Shareholder Approval and the Company Shareholder Approval, the Company Board determines in good faith, in response to an Intervening Event, after consultation with its outside legal counsel, that the failure to make a Company Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Company or the Company Board may, prior to obtaining the Company Preferred Shareholder Approval and the Company Shareholder Approval, make a Company Change in Recommendation; provided, that the Company will not be entitled to make, or agree or resolve to make, a Company Change in Recommendation unless (i) the Company delivers to SPAC a written notice (an “Intervening Event Notice”) advising SPAC that the Company Board proposes to take such action and containing the material facts underlying the Company Board’s determination that an Intervening Event has occurred, and (ii) at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which the Company delivered the Intervening Event Notice (such period from the time the Intervening Event Notice is provided until 5:00 p.m. New York City time on the fifth (5th) Business Day immediately following the day on which the Company delivered the Intervening Event Notice (it being understood that any material development with respect to an Intervening Event shall require a new notice with an additional four (4) Business Day (instead of five (5) Business Day) period from the date of such notice), the “Intervening Event Notice Period”), the Company Board, after considering in good faith any proposed adjustments to the terms and conditions of this Agreement proposed by SPAC so as to obviate the need for a Company Change in Recommendation, reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Company Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law. During the Intervening Event Notice Period, (x) the Company shall not make a Company Change in Recommendation, and (y) the Company shall, and shall use its reasonable best efforts to cause its Representatives to, engage in good faith negotiations with SPAC and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Company Change in Recommendation. For the avoidance of doubt, in no event shall the Company be permitted to accept a Company Acquisition Proposal, or take any action prohibited by Section 5.6(c) in connection therewith, or make a Company Change in Recommendation in connection with a Company Acquisition Proposal.

(d) If the Company makes a Company Change in Recommendation in accordance with Section 5.6(c), the Company shall terminate this Agreement in accordance with Article VII and concurrently therewith pay a termination fee to SPAC in an amount equal to $14.625 million (“Termination Fee”) in immediately available funds as liquidated damages and not as a penalty.

(e) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a SPAC Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a SPAC Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of SPAC (or any Affiliate or successor of SPAC, other than the PIPE Financing); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. SPAC agrees to

(A) notify the Company promptly upon receipt of any SPAC Acquisition Proposal by SPAC, and to describe the material terms and conditions of any such SPAC Acquisition Proposal in reasonable detail (including the identity of any Person making such SPAC Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information. The transfer of the SPAC Evaluation Material pursuant to Section 5.19 shall not violate the terms of this Section  5.6(e).

Section 5.7 Preparation of Registration Statement / Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, SPAC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable): (i) a proxy statement (the “Proxy Statement”) to be filed with the SEC by SPAC relating to the Transaction Proposals to be submitted to the holders of SPAC Shares and Sponsor Shares at the SPAC Stockholders Meeting, all in accordance with and as, and if, required by SPAC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq and (ii) a registration statement on Form F-4 to be filed with the SEC by Company pursuant to which Company Ordinary Shares and Company Warrants issuable in the Merger will be registered with the SEC and that will include the Proxy Statement (such document, the “Registration Statement / Proxy Statement”), all in accordance with and as required by SPAC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq.

(b) Each of SPAC and the Company shall use its commercially reasonable efforts to (i) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (ii) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (iv) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. SPAC, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for including in any other statement, filing, notice or application made by or on behalf of the Company or SPAC to the SEC or Nasdaq in connection with the Transactions.

(c) If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any Company Party, SPAC, or, in the case of SPAC, the Company, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of SPAC, the Company, or, in the case of the Company, SPAC (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) the Company shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the SPAC Stockholders and the Company Shareholders.

(d) The Company shall as promptly as reasonably practicable advise SPAC of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Company Ordinary Shares or Company Warrants for offering or sale in any jurisdiction, and the Company and SPAC shall each use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use commercially reasonable efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e) The Company and/or its designees shall pay all fees in connection with the registration of Company Securities and the filing of the Registration Statement / Proxy Statement.

Section 5.8 SPAC Stockholder Approval. SPAC shall use its commercially reasonable efforts to, as promptly as practicable, (i) establish the record date for, duly call, give notice of, convene and hold the SPAC Stockholders Meeting in accordance with the Governing Documents of SPAC and the DGCL, (ii) after the Registration Statement / Prospectus is declared effective under the Securities Act, cause the proxy statement contained therein to be disseminated to the SPAC Stockholders and (iii) after the Registration Statement / Proxy Statement is declared effective under the Securities Act, solicit proxies from the SPAC Stockholders to vote in accordance with the SPAC Board Recommendation, and, if applicable, any approvals related thereto, and providing the SPAC Stockholders with the Offer. SPAC shall, through unanimous approval of its board of directors, recommend to its shareholders (the “SPAC Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger and the issuance of the Per Share Consideration hereunder) (the “Business Combination Proposal”); (ii) the approval of the issuance of the Ordinary Shares issuable in the PIPE Financing, (iii) the election to the board of directors of the Company of the individuals identified on Schedule 5.15; (iv) certain material differences between SPAC’s Governing Documents and the Company A&R Articles of Association, (v) the adoption of an incentive equity plan of the Company; (vi) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (vii) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions; and (viii) the adoption and approval of a proposal for the adjournment of the SPAC Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (viii) together, the “Transaction Proposals”); provided, that SPAC may adjourn the SPAC Stockholders Meeting (A) to solicit additional proxies for the purpose of obtaining the SPAC Stockholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that SPAC has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the SPAC Stockholders prior to the SPAC Stockholders Meeting or (D) if the holders of SPAC Shares have elected to redeem a number of SPAC Shares as of such time that would reasonably be expected to result in the condition set forth in Section 6.3(c) not being satisfied; provided that, without the consent of the Company, in no event shall SPAC adjourn the SPAC Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond four (4) Business Days prior to the Termination Date. The SPAC Board Recommendation shall be included in the Registration Statement / Proxy Statement. Except as otherwise required by applicable Law, SPAC covenants that none of the SPAC Board or SPAC nor any committee of the SPAC Board shall change, withdraw, withhold or modify, or propose publicly or by formal action of the SPAC Board, any committee of the SPAC Board or SPAC to change, withdraw, withhold or modify the SPAC Board Recommendation or any other recommendation by the SPAC Board or SPAC of the proposals set forth in the Registration Statement / Proxy Statement (a “SPAC Change in Recommendation”).

Section 5.9 Merger Sub Shareholder Approval. As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, the Company, as the sole shareholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 5.10 Conduct of Business of SPAC. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.10 of the SPAC Disclosure Schedules, or as consented in writing by the Company (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned, or delayed), use its commercially reasonable efforts to comply with and continue performing under SPAC’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which SPAC may be a party. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC shall not, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.10 of the SPAC Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of SPAC;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment (whether in cash, stock or property) in respect of, any Equity Securities of SPAC, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of SPAC;

(c) (i) merge, consolidate, combine or amalgamate SPAC with any Person or (ii) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(d) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(e) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently, or otherwise) any Indebtedness or other Liability, except for the Unpaid SPAC Expenses;

(f) make any loans or advances to, or capital contributions to, or guarantees for the benefit of, or any investment in, any other Person, other than to, of, or in, SPAC;

(g) issue any Equity Securities of SPAC or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of SPAC;

(h) enter into, renew, modify or revise any SPAC Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a SPAC Related Party Transaction), other than with respect to Unpaid SPAC Expenses;

(i) engage in any activities or business, other than activities or business (i) in connection with or incident or related to SPAC’s incorporation or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

(j) make, change or revoke any election concerning Taxes (including, for the avoidance of doubt, making any U.S. federal income Tax entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) with respect to SPAC not contemplated by this Agreement), enter into any Tax closing agreement, settle any Tax claim or assessment, change its jurisdiction of Tax residence, or consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment, in each case, if such action would reasonably be expected to materially increase the present or future Tax liability of SPAC or any of the Group Companies;

(k) enter into any settlement, conciliation or similar Contract that would require any payment from the Trust Account or that would impose any material non-monetary obligations on SPAC or any of its Affiliates (or the Company or any of its Subsidiaries after the Closing);

(l) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving SPAC;

(m) change SPAC’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(n) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(o) except for entries, modifications, amendments, waivers, terminations or non-renewals in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under, terminate (excluding any expiration in accordance with its terms) or fail to renew, any Material Contract of the type described in Section 4.17 (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms);

(p) enter into or adopt any SPAC Benefit Plan or any benefit or compensation plan, policy, program or arrangement that would be a SPAC Benefit Plan if in effect as of the date of this Agreement; or

(q) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.10.

Notwithstanding anything in this Section 5.10 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of SPAC and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, SPAC from using the funds held by SPAC outside the Trust Account to pay any SPAC Expenses or SPAC Liabilities or from otherwise distributing or paying over any funds held by SPAC outside the Trust Account to Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.11 Nasdaq Listing. The Company shall use commercially reasonable efforts to cause: (a) the Company’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved: (b) the Company to satisfy all applicable initial listing requirements of Nasdaq; and (c) the Company Ordinary Shares and Company Warrants issuable in accordance with this Agreement, including the Merger, to be approved for listing on Nasdaq (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time. The Company shall pay all fees of Nasdaq in connection with the application to list and the listing of Company Securities on Nasdaq.

Section 5.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI and provision of notice thereof to the Trustee, (a) at the Closing, SPAC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of SPAC pursuant to the SPAC Stockholder Redemption, (B) pay the amounts due to the underwriters of the IPO for their deferred underwriting commissions as set forth in the Trust Agreement, (C) pay the amounts due to the Sponsor, directors, officers, and other initial stockholders of SPAC as repayment of the Unpaid SPAC Liabilities, (D) pay the amounts due to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its operations and efforts to effect the Transactions, and (E) immediately thereafter, pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.13 Transaction Support Agreements; Company Preferred Approval and Company Shareholder Approval; Subscription Agreements.

(a) As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement (the “Transaction Support Agreement Deadline”), the Company shall deliver, or cause to be delivered, to SPAC the Transaction Support Agreements duly executed by each Supporting Company Shareholder.

(b) As promptly as reasonably practicable (and in any event by the Transaction Support Agreement Deadline), SPAC shall deliver, or cause to be delivered, to the Company the Sponsor Letter Agreement duly executed by Sponsor.

(c) The Company shall use its commercially reasonable efforts to, as promptly as practicable, and in any event within 50 days of the date of this Agreement, establish the record date for, duly call and give notice of, a general meeting of the Company Shareholders (the “Company Shareholders Meeting”), and, as promptly as practicable thereafter, convene and hold the Company Shareholders Meeting, in each case in accordance with the Governing Documents of the Company and the laws of the state of Israel, at which the Company Preferred Shareholders shall vote on the Company Preferred Shareholder Proposals and the Company Shareholders shall vote on the Company Shareholder Proposals. Unless a Company Change of Recommendation as permitted by Section 5.6(c) has occurred, Company, through the Company Board, shall recommend to the holders of Company Shares the approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger) (such recommendation, the “Company Board Recommendation”). The Company may adjourn the Company Shareholders Meeting, if necessary, to permit further solicitation of approvals because there are not sufficient votes to approve and adopt the Company Preferred Shareholder Proposals or the Company Shareholder Proposals or because of the absence of a quorum.

(d) The Company may not modify or waive any provisions of a Subscription Agreement without the prior written consent of SPAC; provided that any modification or waiver that is solely ministerial in nature or otherwise immaterial and does not affect any economic or any other material term of a Subscription Agreement shall not require the prior written consent of SPAC.

(e) The Company may not amend, modify or waive any provisions of a Transaction Support Agreement without the prior written consent of SPAC, and SPAC may not amend, modify or waive any provisions of the Sponsor Letter Agreement without the prior written consent of the Company.

Section 5.14 Indemnification; Directors’ and Officers’ Insurance.

(a) All rights to indemnification or exculpation now existing in favor of the directors and officers of SPAC, as provided in the SPAC Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the Transactions and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and the Company will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, the Company shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the SPAC Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the SPAC Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of SPAC (the “D&O Persons”) entitled to be so indemnified, their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such D&O Person was a director or officer of SPAC immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) The Company shall not have any obligation under this Section 5.14 to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) For a period of six (6) years after the Effective Time, the Surviving Company shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of SPAC as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (i.e., “tail coverage”). Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under SPAC’s directors’ and officers’ liability insurance policies as of the date of this Agreement and shall be obtained from an insurance carrier with the same or better credit rating as the current insurance carrier(s) of SPAC and the Company with respect to directors’ and officers’ liability insurance; provided that the Surviving Company shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the most recent annual premium paid by SPAC prior to the date of this Agreement and, in such event, the Surviving Company shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by SPAC prior to the date of this Agreement.

(d) If the Surviving Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Surviving Company shall assume all of the obligations set forth in this Section 5.14.

(e) The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Surviving Company.

Section 5.15 Post-Closing Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Company immediately following the Effective Time.

Section 5.16 PCAOB Financials.

(a) As promptly as reasonably practicable, the Company shall deliver to SPAC (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2018 and December 31, 2019 and the related audited statements of operations, changes in shareholders’ equity and cash flows of the Group Companies for each of the periods then ended, audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors (the “Closing Company Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet and the related statements of operations, changes in shareholders’ equity and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by the Company and/or SPAC with the SEC in connection with the Transactions. All such financial statements, together with any unaudited consolidated balance sheet and the related statements of operations, changes in shareholders’ equity and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by the Company and/or SPAC with the SEC in connection with the Transactions, (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as of the date thereof and for the period indicated therein, except as otherwise specifically noted therein, and (C) will, in the case of the Closing Company Audited Financial Statements, have been audited in accordance with the standards of the PCAOB.

(b) The auditor engaged to audit the Closing Company Audited Financial Statements and to review the unaudited financial statements is an independent registered public accounting firm with respect to the Company within the meaning of the Exchange Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board.

Section 5.17 Certain Financial Information. The Company shall use commercially reasonable efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, SPAC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by the Company with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.18 Company Incentive Equity Plan. Prior to the effectiveness of the Registration Statement / Proxy Statement, the Company shall approve and adopt an equity incentive plan, the proposed form and terms of which shall be reasonably acceptable to SPAC (the “Company Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one (1) day prior to the Closing Date, reserving a number of Company Ordinary Shares for grant thereunder (exclusive of the number of Company Ordinary Shares subject to outstanding Company Equity Awards as of such date of approval) equal to 7% of the total number of Company Ordinary Shares that would be issued and outstanding on a fully diluted basis following the Effective Time. The Company shall file with the SEC a registration statement on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) relating to Company Ordinary Shares issuable pursuant to the Company Incentive Equity Plan. Such registration statement shall be filed as soon as reasonably practicable after registration of shares on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) first becomes available to the Company, and the Company shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any awards issued under the Company Incentive Equity Plan remain outstanding.

Section 5.19 SPAC Transfer of Certain Intellectual Property.

(a) The Company Parties acknowledge that SPAC is in possession of certain confidential and proprietary information of third parties received in connection with the SPAC’s evaluation of alternative business combinations, including but not limited to, information concerning the business, financial condition, operations, assets and liabilities, trade secrets, know-how, technology, customers, business plans, intellectual property, promotional and marketing efforts, the existence and progress of financings, mergers, sales of assets, take-overs or tender offers of third parties, including SPAC’s and its Representatives’ internal notes and analysis concerning such information (collectively, “Evaluation Material”), and that the Evaluation Material is or may be subject to confidentiality or non-disclosure agreement. The Company Parties acknowledge they have no right or expectancy in or to the Evaluation Material. Immediately prior to the Closing, SPAC shall transfer all Evaluation Material to an entity of SPAC’s choosing for aggregate consideration of $1.00.

(b) The Company Parties shall have no right or expectancy in or to the name “Collective Growth Corporation” or any derivation thereof, the trading symbols “CGRO,” “CGROU,” or “CGROW,” SPAC’s internet domain name, or the Intellectual Property Rights therein (collectively, the “SPAC Identifiers”). Immediately prior to the Closing, SPAC shall transfer the SPAC Identifiers to an entity of SPAC’s choosing for aggregate consideration of $1.00.

Section 5.20 Company Warrant Agreement. Immediately prior to the Effective Time, (a) the Company, SPAC, and Continental shall enter into an assignment and assumption agreement pursuant to which SPAC will assign to the Company all of its rights, interests, and obligations in and under the Warrant Agreement and (b) the Company and Continental shall enter into the Company Warrant Agreement which, among other things, (i) reflects the changes to convert the SPAC Warrants into Company Warrants as set forth in Section 2.2(f) and (ii) provides that the Perception Company Warrants, Management Warrants, and Company Warrants issued upon exchange of the SPAC Warrants held by the Sponsor and certain other initial stockholders of SPAC are not redeemable and are exercisable for cash or on a cashless basis, at the holder’s option, so long as they are held by the initial holders or their permitted transferees.

Section 5.21 Termination of Company Investor Agreements.

Prior to the Closing, the Company shall terminate each Company Investor Agreement (excluding the Transaction Support Agreements) without any liability being imposed on the part of SPAC, any Group Company, or Merger Sub.

Section 5.22 No SPAC Securities Transactions.

Without the prior written consent of SPAC, none of the individuals set forth on Section 5.23 of the Company Disclosure Schedules shall engage in any transactions involving the securities of SPAC prior to the time of the making of the Signing Press Release.

Section 5.23 Section 16 of the Exchange Act. Prior to the Effective Time, the Company Board or an appropriate committee thereof shall take all such steps as may be required to adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Company Ordinary Shares pursuant to this Agreement by any officer or director of SPAC or the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) of the Exchange Act) of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder will be an exempt transaction under such rules and regulations.

Section 5.24 Consulting Agreement. At the Closing, the Company shall enter into a consulting agreement with Wilson Kello with respect to transition and public company consulting services to be provided to the Company by Mr. Kello during a six-month period following the Closing for an aggregate of $150,000.

ARTICLE VI.

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, if permitted by applicable Law, in writing by the Party for whose benefit such condition exists of the following conditions:

(a) the applicable waiting periods (and any extensions thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(b) there shall not have been entered, enacted or promulgated any Law or Order enjoining or prohibiting the consummation of the transactions contemplated by this Agreement;

(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement / Proxy Statement shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) the Company Preferred Shareholder Approval and the Company Shareholder Approval shall have been obtained;

(e) the SPAC Stockholder Approval shall have been obtained;

(f) after giving effect to the transactions contemplated hereby, SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Offer;

(g) no Proceeding shall be pending or threatened which is reasonably likely to (i) prevent consummation of any of the Transactions or (ii) cause any of the Transactions to be rescinded following consummation;

(h) the Company’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved and the Company shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the Company Shares (including, for the avoidance of doubt, the Company Ordinary Shares to be issued pursuant to the Merger) shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders; and

(i) each Ancillary Document (other than the Subscription Agreements) shall have been executed and delivered by the parties thereto and shall be in full force and effect.

Section 6.2 Other Conditions to the Obligations of SPAC. The obligations of SPAC to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, if permitted by applicable Law, in writing by SPAC of the following further conditions:

(a) (i) the Company Fundamental Representations (other than Section 3.2(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of the Company Parties set forth in Article III (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to SPAC a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to SPAC;

(e) SPAC shall have received a certificate of the secretary or equivalent officer of each of the Company Parties certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or equivalent body of each of the Company Parties authorizing the execution, delivery, and performance of this Agreement and the Transactions, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the Transactions;

(f) the Company Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 5.15; and

(g) the Company Investor Agreements shall have been terminated.

Section 6.3 Other Conditions to the Obligations of the Company Parties. The obligations of the Company Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, if permitted by applicable Law, in writing by the Company (on behalf of itself and Merger Sub) of the following further conditions:

(a) (i) the SPAC Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of SPAC set forth in Article IV (other than the SPAC Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole does not cause a material adverse effect;

(b) SPAC shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by SPAC under this Agreement at or prior to the Closing;

(c) the Aggregate Transaction Proceeds shall be equal to or greater than $200,000,000;

(d) at or prior to the Closing, SPAC shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of SPAC, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company;

(e) the Company shall have received a certificate of the secretary or equivalent officer of SPAC certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of SPAC authorizing the execution, delivery, and performance of this Agreement and the Transactions, and that all such resolutions are in full force and effect and are all of the resolutions of the board of directors of SPAC adopted in connection with the Transactions;

(f) at or prior to the Closing, the directors and officers of SPAC shall have resigned or otherwise removed, effective as of or prior to the Closing;

(g) the Unpaid SPAC Liabilities and Unpaid SPAC Expenses shall collectively not exceed $9,700,000; and

(h) the Forfeiture shall have occurred and each of the other covenants of Sponsor required under the Forfeiture Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

Section 6.4 Frustration of Closing Conditions. The Company Parties may not rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was proximately caused by either of the Company Party’s failure to use commercially reasonable efforts to cause the Closing to occur, as required by Section 5.2. SPAC may not rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was proximately caused by SPAC’s failure to use commercially reasonable efforts to cause the Closing to occur, as required by Section 5.2.

ARTICLE VII.

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of SPAC and the Company;

(b) by SPAC, if any of the representations or warranties set forth in Article III shall not be true and correct or if either Company Party has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by SPAC, and (ii) the Termination Date; provided, however, that SPAC is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article IV shall not be true and correct or if SPAC has failed to perform any covenant or agreement on the part of SPAC set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to SPAC by the Company and (ii) the Termination Date; provided, however, neither Company Party is then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d) by either SPAC or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to May 30, 2021 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to SPAC if SPAC’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if either Company Party’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either SPAC or the Company, if any Governmental Entity shall have issued an Order, promulgated a Law or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

provided, that (i) the right to terminate this Agreement under this Section 7.1(e) shall not be available to SPAC if (A) SPAC’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or (B) SPAC is in material breach of its obligations under this Agreement on such date and (ii) the right to terminate this Agreement under this Section 7.1(e) shall not be available to the Company if (A) a Company Party’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on before such date or (B) the Company is in material breach of its obligations under this Agreement on such date;

(f) by either SPAC or the Company if the SPAC Stockholders Meeting has been held (including any adjournment thereof), has concluded, SPAC Stockholders have duly voted and the SPAC Stockholder Approval was not obtained;

(g) by either SPAC or the Company if the Company Shareholder Meeting has been held (including any adjournment thereof), has concluded, Company Shareholders have duly voted and the Company Shareholder Approval or the Company Preferred Shareholder Approval was not obtained;

(h) by SPAC if, prior to obtaining the Company Preferred Shareholder Approval and the Company Shareholder Approval, the Company Board shall have made a Company Change in Recommendation in accordance with Section 5.6(c); or

(i) by the Company if, prior to obtaining the SPAC Stockholder Approval, the SPAC Board shall have made a SPAC Change in Recommendation or (ii) shall have failed to include the SPAC Board Recommendation in the Registration Statement / Proxy Statement distributed to SPAC Stockholders.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties, Perception, Antara and their respective Non-Party Affiliates) with the exception of (a) the confidentiality obligation set forth in Section 5.3(a), payment of the Termination Fee as set forth in Section 5.6(d) if this Agreement is terminated following a Company Change in Recommendation, this Section 7.2, and Article I and Article VIII (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or fraud or (ii) any Person’s Liability under any Subscription Agreement, the Confidentiality Agreement, any Transaction Support Agreement or the Sponsor Letter Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 Non-Survival. Other than those representations, warranties and covenants set forth in Section 3.25, Section 3.26, Section 4.25 and Section 4.27, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 8.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any

SPAC Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) and the Confidentiality Agreement, and any other documents, instruments and certificates explicitly referred to herein, constitute the entire agreement among the Parties, Perception and Antara with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties, Perception and Antara or any of their respective Subsidiaries with respect to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, with respect to the subject matter contemplated by this Agreement exist between the Parties, Perception and Antara except as expressly set forth or referenced in this Agreement, the Subscription Agreement between Antara and the Company, and the Confidentiality Agreement. No Party, Perception or Antara shall assign, delegate, or otherwise transfer this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, Perception and Antara and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 8.2 shall be null and void, ab initio.

Section 8.3 Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The Perception Provisions may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties and Perception in the same manner as this Agreement and which makes reference to this Agreement. The Antara Provisions may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties and Antara in the same manner as this Agreement and which makes reference to this Agreement. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties, Perception or Antara, effected in a manner which does not comply with this Section 8.3 shall be null and void, ab initio.

Section 8.4 Notices. All notices, requests, claims, demands and other communications among the Parties, Perception and Antara shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to SPAC, to:

Collective Growth Corporation

1805 West Avenue

Austin, TX 78701

Attention: Bruce Linton, Chief Executive Officer

Email: bruce@brucelinton.com

with copies (which shall not constitute notice) to:

Graubard Miller

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: David Alan Miller; Jeffrey M. Gallant

E-mail: dmiller@graubard.com; jgallant@graubard.com

Cassels Brock & Blackwell LLP

40 King St W, Suite 2100

Toronto, ON M5H 3C2, Canada

Attention:    Jonathan Sherman

E-mail:        jsherman@cassels.com

Goldfarb Seligman & Co.

Ampa Tower, 98 Yigal Alon Street

Tel Aviv 6789141, Israel

Attention: Adam M. Klein

E-mail: adam.klein@goldfarb.com

(b)	If to the Company, to:

Innoviz Technologies Ltd.

2 Amal St.

Rosh HaAin

4809202

Israel

Attention:    Eldar Cegla, Chief Financial Officer

Email:          eldarc@innoviz-tech.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention:    Ryan Maierson

E-mail:        ryan.maierson@lw.com

Latham & Watkins LLP

99 Bishopsgate

London EC2M 3XF

United Kingdom

Attention:    Joshua Kiernan

E-mail:        joshua.kiernan@lw.com

(c)	If to Perception, to:

Perception Capital Partners LLC

c/o Northern Pacific Group

315 East Lake Street, Suite 301

Wayzata, MN 55391

Attention: Scott Honour

E-mail: shonour@northernpacificgroup.com

with copies (which shall not constitute notice) to:

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Attention: Steven C. Kennedy

Email: steven.kennedy@Faegredrinker.com

(d)	If to Antara, to:

Antara Capital LP

500 Fifth Avenue, Suite 2320

New York, NY 10110

Attention: Lance Kravitz

Email: Operations@antaracapital.com

or to such other address as the Party to whom notice is given or Perception or Antara, as applicable, may have previously furnished to the others in writing in the manner set forth above.

Section 8.5 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated upon the Company Board’s making of a Company Change in Recommendation, the Company shall pay the Termination Fee, (b) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and SPAC shall pay, or cause to be paid, all Unpaid SPAC Expenses and (c) if the Closing occurs, then the Company shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid SPAC Expenses.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, Perception or Antara, nor their respective counsels, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party, Perception or Antara. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to SPAC, any documents or other materials posted to the electronic data room located www.intralinks.com under the project name “Innoviz Technologies” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the SPAC Disclosure Schedules corresponding to any Section or subsection of Article III (in the case of the Company Disclosure Schedules) or Article IV (in the case of the SPAC Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article III (in the case of the Company Disclosure Schedules) or Article IV (in the case of the SPAC Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article III or Article IV may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, Perception and Antara and their respective successors and permitted assigns and, except as provided in Section 5.14 and the two subsequent sentences of this Section 8.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Sponsor shall be an express third-party beneficiary of Section 8.2, Section 8.3, Section 8.14 and this Section 8.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.13 and this Section 8.9 (to the extent related to the foregoing).

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party or Perception or Antara, as applicable. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by electronic means, including docusign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12 Knowledge of Company; Knowledge of SPAC. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry. For all purposes of this Agreement, the phrase “to SPAC’s knowledge” and “to the knowledge of SPAC” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the SPAC Disclosure Schedules, assuming reasonable due inquiry. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the SPAC Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any SPAC Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the SPAC Non-Party Affiliates, in the case of SPAC, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, Perception and Antara and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, SPAC or any Non-Party Affiliate concerning any Group Company, SPAC, this Agreement or the transactions contemplated hereby.

Section 8.14 Extension; Waiver. The Company prior to the Closing and the Company and Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of SPAC set forth herein, (b) waive any inaccuracies in the representations and warranties of SPAC set forth herein or (c) waive compliance by SPAC with any of the agreements or conditions set forth herein. SPAC may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party, Perception or Antara to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, Perception or Antara. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15 Waiver of Jury Trial. THE PARTIES, PERCEPTION AND ANTARA EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES, PERCEPTION AND ANTARA IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES, PERCEPTION AND ANTARA EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES, PERCEPTION AND ANTARA MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY, PERCEPTION AND ANTARA CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Section 8.16 Submission to Jurisdiction. Each of the Parties, Perception and Antara irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court sitting in the Borough of Manhattan, State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties, Perception and Antara in respect of this Agreement or any Ancillary Document or any of the Transactions, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party, Perception and Antara hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the Transactions, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party, Perception and Antara agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, Perception and Antara, and the exercise by a Party, Perception or Antara of any one remedy will not preclude the exercise of any other remedy. The Parties, Perception and Antara agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties, Perception or Antara do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties, Perception and Antara acknowledge and agree that (i) the Parties, Perception and Antara shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages and without posting a bond, prior to the valid termination of this Agreement in accordance with Section 7.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party, Perception and Antara agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties, Perception or Antara have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties, Perception and Antara acknowledge and agree that any Party, Perception or Antara seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.17 shall not be required to provide any bond or other security in connection with any such injunction.

Section 8.18 Trust Account Waiver. Reference is made to the final prospectus of SPAC, filed with the SEC (File No. 333-236798) on May 1, 2020 (the “SPAC Prospectus”). The Company acknowledges and agrees and understands that SPAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment shares acquired by SPAC’s underwriters, the “Public Shareholders”), and SPAC may disburse monies from the Trust Account only in the express circumstances described in the SPAC Prospectus. For and in consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company Parties each hereby agree on behalf of itself and its Representatives and controlled Affiliates that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company Parties nor any of its or their Representatives or controlled Affiliates does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and, the Company Party or any of its Representatives or controlled Affiliates, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). Each Company Party, on its own behalf and on behalf of its Representatives and controlled Affiliates, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives or controlled Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with SPAC or its Affiliates).

Section 8.19 Conflicts; Privilege.

(a) The parties hereto acknowledge and agree, on their own behalf and on behalf of their respective directors, members, shareholders, stockholders, partners, officers, employees and Affiliates, as applicable, that:

(i) Graubard Miller, Cassels Brock & Blackwell LLP, and Goldfarb Seligman & Co. (the “Pre-Closing SPAC Law Firms”) have acted as counsel to SPAC and the holders of SPAC Common Stock (individually and collectively, the “SPAC Group”), in connection with the negotiation, preparation, execution and delivery of this Agreement and the applicable Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. The Company Parties agree, and shall cause the Group Companies to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of SPAC by the Pre-Closing SPAC Law Firms, or any successors thereto, shall not preclude the Pre-Closing SPAC Law Firms from serving as counsel to the SPAC Group or any director, member, shareholder, stockholder, partner, officer or employee of the SPAC Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby. The Company Parties shall not, and each shall cause the Group Companies not to, seek to or have the Pre-Closing SPAC Law Firms disqualified from any such representation based upon the prior representation of SPAC by the Pre-Closing SPAC Law Firms. The parties hereto hereby consent thereto and waive any potential conflict of interest arising from such prior representation, and each of such parties shall cause any of their respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith.

(ii) Latham & Watkins LLP and Meitar | Law Offices (“Pre-Closing Company Law Firms”) has acted as counsel to the Company Parties and the Group Companies (individually and collectively, the “Company Group”), in connection with the negotiation, preparation, execution and delivery of this Agreement and the applicable Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

SPAC agrees that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company Group by the Pre-Closing Company Law Firms shall not preclude the Pre-Closing Company Law Firms from serving as counsel to the Company Group or any director, member, shareholder, partner, officer or employee of the Company Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby. SPAC shall not seek or have the Pre-Closing Company Law Firms disqualified from any such representation based upon the prior representation of the Company Group by the Pre-Closing Company Law Firms. Each of the parties hereto hereby consents thereto and waives any potential conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any potential conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith.

(iii) The covenants, consents and waivers contained in this Section 8.19 shall not be deemed exclusive of any other rights to which the Pre-Closing SPAC Law Firms or the Pre-Closing Company Law Firms are entitled whether pursuant to law, contract or otherwise.

(b) All communications between the SPAC Group, on the one hand, and Pre-Closing SPAC Law Firms, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “SPAC Privileged Communications”) and all communications between the Company Group, on the one hand, and Pre-Closing Company Law Firms, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Company Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the SPAC Group and the Company Group, as applicable, and shall not pass to or be claimed by Company, Merger Sub, or any Group Company (in the case of SPAC Privilege Communication) or the SPAC (in the case of Company Privileged Communication). Accordingly, Company, Merger Sub, and the Group Companies shall not have access to any SPAC Privileged Communications or to the files of the Pre-Closing SPAC Law Firms and SPAC shall not have access to the Company Privileged Communications or to the files of the Pre-Closing Company Law Firms relating to the engagement of the Pre-Closing SPAC Law Firms by the SPAC Group and the Pre-Closing Company Law Firms by the Company Group, as applicable, from and after Closing.

(c) Without limiting the generality of the foregoing, from and after the Closing, (i) (A) the SPAC Group (and not the Company, Merger Sub, or any Group Company) shall be the sole holders of the attorney-client privilege with respect to the engagement of the Pre-Closing SPAC Law Firms, and none of Company, Merger Sub, or any Group Company shall be a holder thereof and (B) the Company Group (and not SPAC) shall be the sole holders of the attorney-client privilege with respect to the engagement of the Pre-Closing Company Law Firms, and SPAC shall not be a holder thereof, (ii) (A) to the extent that files of the Pre-Closing SPAC Law Firms in respect of their engagement by the SPAC Group constitute property of the client, only the SPAC Group (and not the Company, Merger Sub, nor any Group Company) shall hold such property rights and (B) to the extent that files of Pre-Closing Company Law Firms in respect of its engagement by the Company Group constitute property of the client, only the Company Group (and not SPAC) shall hold such property rights and (iii) (A) the Pre-Closing SPAC Law Firms shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company, Merger Sub, or any Group Company by reason of any attorney-client relationship between the Pre-Closing SPAC Law Firms and SPAC or otherwise and (B) the Pre-Closing Company Law Firms shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to SPAC by reason of any attorney-client relationship between the Pre-Closing Company Law Firms and the Group Companies or otherwise.

(d) Notwithstanding the foregoing, in the event that a dispute arises between SPAC or its Affiliates, on the one hand, and a third party other than any of the Company Group, on the other hand, SPAC and its Affiliates may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither SPAC nor any of its Affiliates may waive such privilege without the prior written consent of Company, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that SPAC or any of its Affiliates is legally required by order of a Governmental Entity or otherwise legally required to access or obtain a copy of all or a portion of the Company Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of SPAC’s counsel, then SPAC shall immediately (and, in any event, within five (5) Business Days) notify the Company in writing so that the Company can seek a protective order.

(e) This Section 8.19 is intended for the benefit of, and shall be enforceable by, the SPAC Group and the Company Group. This Section 8.19 shall be irrevocable, and no term of this Section 8.19 may be amended, waived or modified, without the prior written consent of the Pre-Closing SPAC Law Firms or Pre-Closing Company Law Firms, as applicable.

*     *    *    *    *    *

IN WITNESS WHEREOF, each of the Parties, Perception and Antara has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

COLLECTIVE GROWTH CORPORATION

By:	/s/ Bruce Linton
Name:	Bruce Linton
Title:	Chief Executive Officer

HATZATA MERGER SUB, INC.

By:	/s/ Omer Keilaf
Name:	Omer Keilaf
Title:	President

INNOVIZ TECHNOLOGIES LTD.

By:	/s/ Eldar Cegla
Name:	Eldar Cegla
Title:	Chief Financial Officer

PERCEPTION CAPITAL PARTNERS LLC

By:	/s/ James J. Sheridan III
Name:	James J. Sheridan III
Title:	Chief Financial Officer

ANTARA CAPITAL LP

By:	/s/ Himanshu Gulati
Name:	Himanshu Gulati
Title:	Managing Partner

EXHIBIT A

Form of Subscription Agreement

[see attached]

EXHIBIT B

Form of Forfeiture Agreement

[see attached]

EXHIBIT C

Form of Sponsor Letter Agreement

[see attached]

EXHIBIT D

Form of Transaction Support Agreement

[see attached]

EXHIBIT E

Form of Registration Rights Agreement

[see attached]

EXHIBIT F

Form of Lockup Agreement

[see attached]

EXHIBIT G

Form of Company Warrant Agreement

[see attached]

EXHIBIT H

Form of Company A&R Articles of Association

[see attached]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of directors and officers

The Israeli Companies Law, 5759-1999 (the “Companies Law”) provides that a company may not exempt or indemnify a director or an executive officer (each an “Officer”) for, or enter into an insurance contract that would provide coverage for, any liability incurred as a result of any of the following: (i) a breach by the Officer of his or her duty of loyalty unless, with respect to insurance coverage or indemnification, due to a breach of his or her duty of loyalty to the company committed in good faith and with reasonable grounds to believe that such act would not prejudice the interests of the company; (ii) a breach by the Officer of his or her duty of care to the company committed intentionally or recklessly; (iii) any act or omission done with the intent of unlawfully realizing personal gain; or (iv) a fine, monetary sanction, forfeit or penalty imposed upon an Officer. In addition, the Companies Law provides that Officers can only be exempted in advance with respect to liability for damages caused as a result of a breach of their duty of care to the company (but not for such breaches committed intentionally or recklessly, as noted above, or in connection with a distribution (as defined in the Companies Law)).

Innoviz’s Articles of Association include provisions under which officers are or may be insured, exempted or indemnified against liability, which they may incur in their capacities as such, to the maximum extent permitted by law.

Item 21.	Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description

2.1†	Business Combination Agreement, dated as of December 10, 2020, by and among Innoviz, Collective Growth, Merger Sub, Perception (solely for the purposes of the sections identified therein) and Antara Capital (solely for the purposes of the sections identified therein) (included as Annex A to the proxy statement/prospectus).

3.1	Articles of Association of Innoviz.

3.2*	Form of Amended and Restated Articles of Association of Innoviz.

3.3	Amended and Restated Certificate of Incorporation of Collective Growth.

4.1	Specimen Unit Certificate of Collective Growth.

4.2	Specimen Class A Common Stock Certificate of Collective Growth.

4.3	Specimen Warrant Certificate of Collective Growth.

4.4	Warrant Agreement, dated as of April 30, 2020, between Continental Stock Transfer & Trust Company and Collective Growth.

4.5*	Specimen Ordinary Share Certificate of Innoviz.

4.6*	Specimen Warrant Certificate of Innoviz.

4.7	Form of Assignment, Assumption and Amendment Agreement, by and among Innoviz, Collective Growth and Continental Stock Transfer & Trust Company.

4.8	Registration Rights Agreement, dated as of December 10, 2020, by and among Innoviz, certain equityholders of Innoviz, certain equityholders of Collective Growth, Perception and Antara Capital.

Exhibit Number	Description

5.1*	Opinion of Meitar | Law Offices as to the validity of the Innoviz ordinary shares and Innoviz warrants to be issued.

10.1	Investment Management Trust Agreement, dated as of April 30, 2020, by and between Continental Stock & Trust Company and Collective Growth.

10.2	Administrative Services Agreement, dated as of April 30, 2020, by and between Collective Growth and Ocelot Capital Management LLC.

10.3	Services Agreement, dated as of April 30, 2020, by and between Collective Growth and Tim Saunders.

10.4	Form of Support Agreement, dated as of December 10, 2020, by and among Innoviz, Collective Growth and certain equityholders of Innoviz.

10.5	Sponsor Letter Agreement, dated as of December 10, 2020, made by certain officers, directors and initial stockholders of Collective Growth in favor of Innoviz and Collective Growth.

10.6	Forfeiture Agreement, dated as of December 10, 2020, by and between Collective Growth and certain officers, directors, and initial stockholders of Collective Growth.

10.7	Put Option Agreement, dated as of December 10, 2020, by and between Innoviz and Antara Capital.

10.8	Confidentiality and Lockup Agreement, dated as of December 10, 2020, by and among Innoviz, certain equityholders of Innoviz, certain equityholders of Collective Growth, Perception and Antara Capital.

10.9	Form of Subscription Agreement, by and between Subscriber and Innoviz.

10.10†††	2016 Share Incentive Plan of Innoviz.

10.11*†††	Form of 2021 Innoviz Equity Incentive Plan.

10.12*†††	Form of 2021 Innoviz Employee Share Purchase Plan.

10.13*	Form of Director and Officer Indemnification Agreement.

10.14*†††	Compensation Policy for Directors and Officers.

10.15††	Joint Development and Supply Agreement, dated as of December 4, 2017, by and between Magna Electronics Inc. and Innoviz Technologies Ltd.

10.16††	Statement of Work, dated February 2, 2018, by and between Magna Electronics Europe GmbH & Co. OHG and Innoviz Technologies Ltd.

10.17††	Amendment No. 1 to Statement of Work, dated May 10, 2019, by and between Magna Electronics Europe GmbH & Co. OHG and Innoviz Technologies Ltd.

10.18††	Memorandum of Understanding, dated October 12, 2020, by and between Magna Electronics Technology, Inc. and Innoviz Technologies Ltd.

10.19††	Addendum to Memorandum of Understanding, dated December 8, 2020, by and between Magna Electronics Technology, Inc. and Innoviz Technologies Ltd.

21.1	List of subsidiaries of Innoviz.

23.1	Consent of Ernst & Young, LLP independent registered accounting firm for Innoviz.

23.2	Consent of Marcum LLP, independent registered accounting firm for Collective Growth.

Exhibit Number	Description

23.3*	Consent of Meitar | Law Offices (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to the initial filing of the Registration Statement).

99.1*	Form of Proxy for Special Meeting (included as Annex to the proxy statement/prospectus).

99.2	Consent of James Sheridan (Director Nominee)

*	To be filed by amendment.

†	Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

††	Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit.

†††	Indicates a management contract or compensatory plan.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

•	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

•

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

•

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

•

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (1)(d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel on the 11th day of January, 2021.

INNOVIZ TECHNOLOGIES LTD.

By:/s/ Eldar Cegla
Name: Eldar Cegla
Title: Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Omer David Keilaf and Eldar Cegla, each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form F-4, or other appropriate form, and all amendments thereto, including post-effective amendments, of Innoviz Technologies Ltd., and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Omer David Keilaf Omer David Keilaf	Chief Executive Officer and Director (Principal Executive Officer)	January 11, 2021

/s/ Eldar Cegla Eldar Cegla	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 11, 2021

/s/ Oren Rosenzweig Oren Rosenzweig	Director	January 11, 2021

/s/ Emanuel Timor Emanuel Timor	Director	January 11, 2021

/s/ Mordechai Rosen Mordechai Rosen	Director	January 11, 2021

/s/ Wang Yigang Wang Yigang	Director	January 11, 2021

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Innoviz Technologies Ltd. has signed this registration statement on January 11, 2021.

By:	/s/ Colleen De Vries
Name: Colleen De Vries
Title: SVP on behalf of Cogency Global Inc.